As filed with the Securities and Exchange Commission on May 14, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

POLYMER GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	57-1003983
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
9335 Harris Corners Parkway, Suite 300 Charlotte, North Carolina 28269	(704) 697-5100
(Address of principal executive offices)	(Registrant’s telephone number, including area code)

SEE TABLE OF ADDITIONAL REGISTRANTS

April Miller Boise

Senior Vice President, General Counsel,

Head of Global Mergers & Acquisitions

and Secretary

Polymer Group, Inc.

9335 Harris Corners Parkway, Suite 300

Charlotte, North Carolina 28269

(704) 697-5100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Igor Fert

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
6.875% Senior Notes due 2019	$210,000,000	100%	$210,000,000	$24,402.00
Guarantees of 6.875% Senior Notes due 2019 (2)	N/A	N/A	N/A	N/A(3)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	See inside facing page for table of registrant guarantors.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrant Guarantors

Exact Name of Registrant Guarantor as Specified in its Charter (or Other Organizational Document)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Industrial Classification Code Number	Address, including Zip Code and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices
Chicopee, Inc.	Delaware	57-1013629	2221	9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 (704) 697-5100

Dominion Textile (USA), L.L.C.	Delaware	13-2865428	2200	9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 (704) 697-5100

Fabrene, L.L.C.	Delaware	51-0319685	2221	9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 (704) 697-5100

PGI Europe, Inc.	Delaware	56-2154891	2221	9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 (704) 697-5100

PGI Polymer, Inc.	Delaware	57-0962088	2221	9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 (704) 697-5100

Fiberweb Holdings, Inc.	Delaware	46-4805598	2221	9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 (704) 697-5100

Fiberweb USA Holdings, Inc.	Delaware	20-5842445	2221	9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 (704) 697-5100

Fiberweb Industrial Textiles Corporation	Delaware	20-5292500	2221	9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 (704) 697-5100

Fiberweb, Inc.	South Carolina	57-0833773	2221	9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 (704) 697-5100

Old Hickory Steamworks, LLC	Delaware	27-1393212	2221	9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 (704) 697-5100

Fiberweb Washougal, Inc.	Delaware	62-1421310	2221	9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 (704) 697-5100

The information in this prospectus is not complete and may be changed. We may not issue the exchange notes in the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where such offer or sale is not permitted.

Subject to Completion, dated May 14, 2015.

Polymer Group, Inc.

Offer to Exchange

$210,000,000 aggregate principal amount of 6.875% Senior Notes due 2019 (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all outstanding $210,000,000 aggregate principal amount of 6.875% Senior Notes due 2019 that were issued on June 11, 2014 (the “outstanding notes” and together with the exchange notes, the “notes”).

The exchange notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by our domestic restricted subsidiaries that guarantee the outstanding notes or certain of our other indebtedness as described herein.

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered outstanding notes for freely tradeable exchange notes that have been registered under the Securities Act.

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2015 which is the 21st business day after the date of this prospectus.

•	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

Results of the Exchange Offer:

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in such outstanding notes and in the indenture governing the notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

You should carefully consider the “Risk Factors” beginning on page 18 of this prospectus before participating in the exchange offer.

Each broker dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market making activities or other trading activities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2015.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

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MARKET, RANKING AND OTHER INDUSTRY DATA

The data included in this prospectus regarding the markets and the industry in which we operate, including the size of certain markets and our position and the position of our competitors within these markets, is based on reports of government agencies, independent industry sources (including a report prepared for us by Smithers Information Ltd., an independent third-party market research firm) and our own estimates relying on our management’s knowledge and experience in the markets in which we operate. Our management’s knowledge and experience, in turn, are based on information obtained from our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. We believe these reports, sources and estimates to be accurate as of their respective dates. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties.

Although we believe market, ranking and other industry data included in this prospectus is generally reliable, we cannot guarantee the accuracy and completeness of the information and have not independently verified it. We have not independently verified any of the data from other third party sources, nor have we ascertained the underlying assumptions relied upon therein. As a result, you should be aware that market, ranking and other industry data included in this prospectus, and our estimates and beliefs based on that data, may not be reliable. Neither we nor the underwriters can guarantee the accuracy or completeness of any such information contained in this prospectus. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

TRADEMARKS, SERVICE MARKS AND TRADENAMES

This prospectus contains some of our trademarks, trade names and service marks, including the following: APEX, Chicopee, Chix, Chux, Durawipe, Fiberweb, KAMI, Masslinn, PGI, Polymer Group, Inc., Providência, REEMAY, Spinlace, S-Tex, TYPAR and Worxwell. Each one of these trademarks, trade names or service marks is either (i) our registered trademark, (ii) a trademark for which we have a pending application, (iii) a trade name or service mark for which we claim common law rights or (iv) a registered trademark or application for registration which we have been licensed by a third party to use.

Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners.

BASIS OF PRESENTATION

As used in this prospectus, unless otherwise noted or the context otherwise requires:

•	references to the “Issuer” are to Polymer Group, Inc., exclusive of its subsidiaries;

•	references to “we,” “us,” “our,” “PGI,” and “the Company” are to Polymer Group, Inc. and its subsidiaries;

•	references to “Parent” are to Scorpio Acquisition Corporation, the direct parent of the Issuer, exclusive of its subsidiaries;

•	references to “Holdings” are to PGI Specialty Materials, Inc., the indirect parent of the Issuer, exclusive of its subsidiaries;

•	references to “Blackstone” and the “Sponsor” are to certain investment funds affiliated with Blackstone Capital Partners V L.P.;

•	references to the “Investor Group” are, collectively, to Blackstone and the management investors (as defined below);

•	references to the “management investors” are to certain members of our management team and employees who have made investments in the Issuer;

•	references to “Providência” are to Companhia Providência Indústria e Comércio, a Brazilian corporation ( sociedade anônima );

•	references to “Acquisition Co.” are to our wholly-owned subsidiary, PGI Polímeros do Brasil S.A., a Brazilian corporation ( sociedade anônima );

•	references to the “Providência Acquisition” are to the acquisition of approximately 71.25% of the outstanding capital stock of Providência by Acquisition Co.;

•	references to “Providência Refinancing” are to the borrowings under the Incremental Amendment (as defined below), the Senior Unsecured Notes (as defined below) and the use of proceeds therefrom;

•

references to the “Mandatory Tender Offer” are to the mandatory tender offer registration request filed by Acquisition Co., our wholly-owned subsidiary, with the Securities Commission of Brazil (Comissăo de Valores Mobiliários or “CVM”) in order to launch as required by Brazilian law, after the CVM’s approval, a tender offer to acquire the remaining approximately 28.75% of the outstanding capital stock of Providência that is currently held by minority shareholders;

•	references to “Fiberweb” are to Fiberweb Limited (formerly known as Fiberweb plc);

•

references to the “Fiberweb Acquisition” are to the completion of the acquisition of the entire issued ordinary share capital of Fiberweb, the borrowings under the Bridge Facilities and the use of proceeds therefrom;

•	references to “Terram Geosynthetics” are to Terram Geosynthetics Private Limited, a joint venture we acquired as part of the Fiberweb Acquisition in which we maintain a 65% interest;

•

references to the “ABL Facility” are to the Credit Agreement, dated as of January 28, 2011, among Parent, the Company, as lead borrower, the lenders from time to time party thereto, Citibank, N.A., as administrative agent and collateral agent, Morgan Stanley Senior Funding, Inc., as syndication agent, Barclays Bank PLC and RBC Capital Markets, as co-documentation agents, and Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc., Barclays Capital Inc. and RBC Capital Markets LLC, as joint lead arrangers and joint book runners, as further amended or supplemented from time to time;

•

references to the “Secured Bridge Facility” are to the $268.0 million secured bridge credit facility, dated as of September 17, 2013, among the Company, Parent, the lenders from time to time party thereto, Citicorp North America, Inc., as administrative agent, Barclays Bank PLC, as syndication agent and Citigroup Global Markets Inc. and Barclays Bank PLC, as joint lead arrangers and joint bookrunners, as further amended or supplemented from time to time;

•

references to the “Unsecured Bridge Facility” are to the $50.0 million unsecured bridge credit facility, dated as of November 26, 2013, among the Company, Parent, the lenders from time to time party thereto, Citicorp North America, Inc., as administrative agent, Barclays Bank PLC, as syndication agent and Citigroup Global Markets Inc. and Barclays Bank PLC, as joint lead arrangers and joint bookrunners, as further amended or supplemented from time to time;

•	references to the “Bridge Facilities” are to the Secured Bridge Facility and the Unsecured Bridge Facility, collectively;

•

references to the “Term Loans” are to the $295.0 million of term loans outstanding pursuant to the Senior Secured Credit Agreement (the “Term Loan Facility”), dated as of December 19, 2013, among the Company, Parent, the lenders from time to time party thereto, Citicorp North America, Inc., as administrative agent, Barclays Bank PLC, as syndication agent, RBC Capital Markets and HSBC Bank USA, N.A., as co-documentation agents, Citigroup Global Markets Inc. and Barclays Bank PLC, as joint lead arrangers and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and HSBC Securities (USA) Inc., as joint bookrunners, as further amended or supplemented from time to time;

•

references to “Additional Term Loans” are to the $415.0 million of incremental term loans outstanding pursuant to an incremental term loan amendment, dated as of June 10, 2014 (the “Incremental Amendment”), to our existing Term Loan Facility;

•

references to “2015 Additional Term Loans” are to the $283.0 million of incremental term loans outstanding pursuant to the second incremental term loan amendment, dated as of April 17, 2015 (the “Second Incremental Amendment”);

•

references to “Equity Contribution” are to an equity investment by the Sponsor of approximately $30.7 million in the Issuer, the proceeds of which were contributed as a capital contribution to Parent, which in turn contributed such proceeds to the Company as a capital contribution;

•	references to “pro forma” give pro forma effect to the Providência Acquisition and the Providência Refinancing for the period indicated;

•

references to the “Senior Unsecured Notes” or the “outstanding notes” are to the $210.0 million aggregate principal amount of 6.875% senior unsecured notes due 2019 issued by the Company on June 11, 2014;

•	references to the “Senior Secured Notes” are to the $560.0 million aggregate principal amount of 7.75% notes due 2019 issued by the Company on January 13, 2011;

•	reference to “spunmelt” are to spunmelt technology, which uses thermoplastic polymers that are melt-spun to manufacture continuous-filament products;

•

references to “Smithers Pira” are to Smithers Information Ltd., a market research firm. All information included herein that is attributed to Smithers Pira is based on Smithers Pira Consultancy Report: Global Nonwovens Market Study, dated October 30, 2014;

•

references to “nonwovens industry” are to industry size, as measured by either volume (in metric tons) or value (in U.S. dollars), based on information by Smithers Pira. The nonwovens industry, as defined by Smithers Pira, encompasses nonwovens used for various products that serve the hygiene, healthcare filtration, dryer sheets, industrial and wipes applications. The industry also includes geocomposites products, which are an adjacent technology used in industrial applications that can utilize nonwovens;

•	references to “markets” or “regions” generally refers to the four geographic regions in which we operate: North America, South America, Europe (including our India operations), and Asia; and

•

references to “applications” generally are to the various customer end-use applications which our products serve. While our products serve a diverse range of applications, for convenience, we group these applications into three primary categories: Personal Care, Infection Prevention and High Performance Solutions. Personal Care includes hygiene applications (such as baby diapers, adult incontinence products, and feminine hygiene products), personal care wipes, and fabric-softening dryer sheets. Infection Prevention includes healthcare applications (such as surgical gowns and drapes, face masks and wound care products), filtration products (including blood filters, pool and spa filters, and Hepa filtration), and disinfectant wipes (including patient care wipes and hard surface disinfectant wipes). High Performance Solutions includes building, construction and geosynthetics (including house wrap, road underlayment and industrial cable wrap), along with air filtration, home and bedding and industrial wiping applications, among others.

On January 28, 2011, pursuant to an Agreement and Plan of Merger, dated as of October 4, 2010, we were acquired by affiliates of Blackstone, along with certain members of our management (the “Merger”). Periods prior to January 28, 2011 reflect the financial position, results of operations, and changes in financial position of the Company prior to the Merger (the “Predecessor”). The fiscal year ended December 31, 2011 reflects the financial position, results of operations, and changes in financial position of the Company after the Merger (the “Successor”).

Under the guidance provided by SEC Staff Accounting Bulletin Topic 5J, “New Basis of Accounting Required in Certain Circumstances,” push-down accounting is required when such transactions result in an entity becoming substantially wholly-owned. Under push-down accounting, certain transactions incurred by the acquirer, which would otherwise be accounted for in the accounts of the parent, are “pushed down” and recorded on the financial statements of the subsidiary. Therefore, the basis in shares of common stock of the Company has been pushed down from Holdings to the Company.

In addition, the Merger was recorded using the acquisition method of accounting in accordance with the accounting guidance for business combinations and non-controlling interest. The guidance prescribes that the purchase price be allocated to assets acquired and liabilities assumed based on the estimated fair market value of such assets and liabilities at the date of acquisition. As a result, periods prior to the Merger are not comparable to subsequent periods due to the difference in the basis of presentation of purchase accounting as compared to historical cost.

The audited financial statements of Providência as of and for the years ended December 31, 2013 and 2012 and the unaudited condensed interim financial statements as of and for the three months ended March 31, 2014 included in this prospectus have been prepared in Brazilian reals and in accordance with applicable IFRS as issued by the IASB. IFRS differs in certain significant respects from GAAP. See “Unaudited Pro Forma Condensed Combined Financial Information” for a discussion of significant differences between IFRS and GAAP as they relate to Providência.

The Company’s fiscal year is based on a 52 week period ending on the Saturday closest to each December 31. The one month ended January 28, 2011 for the Predecessor contains four weeks. The fiscal year ended December 31, 2011 for the Successor contains 48 weeks. The fiscal years ended December 29, 2012 and December 28, 2013 for the Successor contain operating results for 52 weeks. References herein to “2011,” “2012,” and “2013” generally refer to fiscal 2011, fiscal 2012 and fiscal 2013, respectively, unless the context indicates otherwise. In fiscal year 2014, the Company changed its year-end date to December 31. The Company’s 2014 fiscal year commenced on December 29, 2013 and concluded on December 31, 2014.

v

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our financial statements. Before participating in the exchange offer, you should read the discussion under “Basis of Presentation” above for the definition of certain terms used in this prospectus and a description of certain transactions and other matters described in this prospectus.

Company Overview

We are a leading global innovator and manufacturer of specialty materials for use in a broad range of products that make the world safer, cleaner and healthier. We design and manufacture versatile high performance materials that can be engineered to possess specific value-added characteristics, including absorbency, tensile strength, softness and barrier properties. We serve customers focused on personal care, infection prevention, and high performance solutions, where our products are critical components used in a broad array of consumer and commercial products. For personal care applications, we supply specialty materials essential to the performance and feel of disposable baby diapers, feminine hygiene products, adult incontinence products, personal wipes and fabric softening dryer sheets. For infection prevention applications, our materials are utilized in products designed to ensure a clean environment, including disinfectant wipes, surgical gowns and drapes, face masks, wound care sponges, and water, air and blood filters. For high performance solutions, we supply protective house wrap, industrial cable wrap, construction and agricultural geosynthetics, as well as components for home and bedding products, industrial cleaning wipes, and various other applications.

Segment Overview

We manage our business through four reportable operating segments organized by geographic region: North America, South America, Europe and Asia. Each of our regional manufacturing facilities has a diverse range of capabilities and technologies to serve local demand trends and our customers’ specific requirements, which vary by region. Consequently, each of our regions serves a unique mix of customer applications; however, certain of our applications and customers are consistent across our regions. We believe that our ability to provide consistent, high-quality products across a variety of geographies is a strong competitive advantage in serving our global customers. In addition, our geographic breadth and broad range of applications reduce exposure to any one region, manufacturing facility, application, or customer.

North America

Our North America segment includes five manufacturing and converting facilities in the United States, one in Canada and one in Mexico. Our North America segment includes a broad array of product technologies, including our proprietary Reemay, Spinlace, Apex and TYPAR technologies, that collectively serve a wide spectrum of product applications. Markets served include personal care (baby diapers and feminine hygiene products and substrates for fabric-softening dryer sheets), infection prevention (specialty materials for use in various medical garments, such as surgical gowns and drapes as well as household cleaning wipes) and high performance solutions (filtration media for pool and spa filters, as well as protective house wrap). Net sales to external customers in fiscal 2014 totaled $828.6 million.

South America

Our South America segment includes two manufacturing facilities in Brazil, one in Argentina and one in Colombia. This footprint enables us to efficiently serve the Caribbean and Central America, the Andean

Community (CAN) and the Southern Common Market (MERCOSUR) economic trade zones. All of our facilities in the region utilize leading-edge spunmelt technology and specialize in serving personal care applications, such as baby diapers and feminine hygiene products. However, we also serve certain specialty agriculture and industrial customers in this region. Net sales to external customers in fiscal 2014 totaled $306.2 million.

Europe

Our Europe segment includes two manufacturing facilities in the United Kingdom, two in France, and one in each of Germany, Italy, Spain and the Netherlands. Our Europe segment also includes our India joint venture with one manufacturing facility located in India. Our European segment includes our most diverse set of technologies, such as our proprietary S-tex spunmelt and hydroentanglement technologies, and serves a broad array of personal care, infection prevention and high performance solutions applications. We believe we are the leading global provider of industrial cable wrap and have significant positions in geosynthetics for civil engineering, landscape and military use. We also have meaningful positions in hygiene applications, such as baby diapers and adult incontinence products, and healthcare products, such as surgical drapes, blood filtration and face masks. Net sales to external customers in fiscal 2014 totaled $530.4 million.

Asia

Our Asia segment consists of two manufacturing facilities in China. In addition, we plan to utilize our leading-edge spunmelt technologies to participate in the rapid growth expected in the Asia region from rising disposable incomes and consumer adoption of personal care products. Net sales to external customers in fiscal 2014 totaled $194.7 million.

Our Strategy

Our mission is to provide superior products and services to enable our customers to create a safer, cleaner and healthier world. By leveraging our global team and broad portfolio of assets and technologies, we engineer customized solutions to meet our customers’ needs. We are focused on supplying consistent high quality products from our global manufacturing footprint, supported by knowledgeable local sales and technical service teams. We believe that our global presence and breadth of application expertise (further enhanced by the recent acquisitions of Fiberweb and Providência) provide a strong foundation for us to grow with our existing customers across the globe as well as for enhanced access to new customers across an array of highly specialized applications. As a result, we strive to grow our revenues consistent with the demand growth of the applications which we serve, while enhancing our operating efficiencies to improve our margins. To accomplish our mission and drive continued success, we are focused on the following strategies:

Support Continued Growth of Our Existing Customers Globally

We will invest to support the continued growth of our existing customers across the globe. As previously discussed, many of our customers’ products benefit from attractive growth trends and, consequently, our customers demand an increasing amount of our specialty materials. We will seek to enhance our competitive positions by providing cutting edge innovations, high quality and cost-effective products, and dedicated customer service. We will do so through initiatives to expand the production capacity of our current asset base as well as prudent capital investments to expand our capabilities. Many of our customers are increasingly growing their business globally, and we believe we are well positioned to gain share with these customers given our global presence and ability to reliably deliver consistent products across the globe.

Further Strengthen our Positions in Emerging Markets

We intend to establish stronger positions in emerging markets through partnerships with new customers, as well as by accelerating growth with existing accounts where we are viewed as a strategic supplier. We believe there will be significant growth in our existing markets in South America and Asia. Additionally, in the future, we believe there may be growth opportunities in currently under-developed regions, where current penetration rates for many of the applications we serve are lower compared to other regions. As these emerging markets develop, we will continue to make careful, disciplined investments to expand our global capabilities and operations.

Pursue Growth in Complementary Businesses

We intend to use our industry expertise and capabilities to pursue growth opportunities in complementary products that share one or more key characteristics with our core businesses, including customers, products, manufacturing technologies or supply chain. We will prioritize opportunities in higher value applications with greater product differentiation, higher margins and lower capital intensity. We may pursue these opportunities organically or through targeted acquisitions depending on the specific industry dynamics and required capabilities.

Drive Business Excellence to Pursue Economic Leadership and Enhance Margins

Our success is dependent upon our ability to offer an attractive value proposition to our customers and to maximize customer satisfaction through our innovation, product quality and reliability. Consequently, we will seek to use our global platform and capabilities to offer solutions which maximize customers’ value and streamline their operations. We will also seek to improve our supply chain management to improve our cost position. We will seek to accelerate our business excellence initiatives to generate recurring annual productivity savings to offset inflation, enable reinvestment in growth, and improve our margins. These initiatives are focused on procurement savings, manufacturing yield optimization, lean initiatives, preventative maintenance and logistics savings. Through the realization of acquisition-related cost savings and our business excellence initiatives, we plan to continue to pursue improved cost positions and operating margins in the future.

Opportunistically Pursue Value-Enhancing Acquisitions

The nonwovens industry has experienced significant consolidation in recent years, including our acquisitions of Fiberweb and Providência. However, the industry remains relatively fragmented with many smaller regional players. In the future, we will continue to opportunistically evaluate potential acquisitions that enhance our business. We will prioritize transactions that complement our existing businesses, offer a potential for meaningful cost savings, enhance our capabilities in complementary products or regions or improve our growth profile by leveraging our existing customer relationships, technologies, global manufacturing and distribution network, and expertise in engineered materials.

Develop and Attract Top Talent

We strive to attract and develop the best talent in the industry. We work as a team to make a positive impact to our organization, our customers and suppliers, and the community. We believe that our history of growth and innovation coupled with our strong global position will highlight the Company as an attractive career opportunity for talented business leaders. Over the past several years, we have redesigned our global organization structure and significantly enhanced the senior leadership team adding resources and capabilities in several key areas to address our strategic growth priorities.

Recent Acquisitions

We have recently completed two significant acquisitions. On June 11, 2014, Acquisition Co., our wholly-owned subsidiary, completed the acquisition of approximately 71.25% of the outstanding capital stock of Providência and on November 15, 2013, PGI Acquisition Limited, our indirect wholly-owned subsidiary, completed the acquisition of the entire issued ordinary share capital of Fiberweb. As required by Brazilian law, we intend to launch, subject to CVM approval, the Mandatory Tender Offer to acquire the remaining outstanding capital stock of Providência from the minority shareholders. See “Business—Expansion and Optimization—Providência Acquisition.”

Providência is a leading manufacturer of spunmelt nonwoven products based in Brazil, with a presence throughout the Americas, offering nonwoven fabrics under the KAMI brand. Its products are primarily used in hygienic and personal care applications, such as disposable diapers, sanitary pads, cleansing tissues and adult incontinence products. Providência operates state-of-the-art spunmelt technology, utilizing 13 Reicofil lines situated in three sites in North and South America. Providência was founded in 1963 and is based in São José dos Pinhais, Brazil. Following the completion of the Providência acquisition, Herminio Vicente Smania de Freitas joined PGI as President—South America & Global Hygiene. He continues to serve as Chief Executive Officer of Providência.

The Providência Acquisition strengthened our competitive position in North and South America. With three well-invested manufacturing facilities (two in Brazil and one in the United States) focused on hygiene applications, Providência’s operations were highly complementary with our existing operations. In particular, as a result of the acquisition, we became the largest producer of nonwovens in South America, with facilities in Brazil, Argentina and Colombia that enable us to cost-effectively serve customers across the continent. We have begun the integration of Providência into our existing regional operations and expect to generate meaningful cost savings from the elimination of duplicative costs, implementation of best practices, and by leveraging our enhanced scale.

Fiberweb is one of the largest global manufacturers of specialized technical fabrics with eight production sites in six countries. Fiberweb creates specialty materials that are found in many critical applications, including hygiene and healthcare, as well as house wrap, filtration, dryer sheets, and several other specialized niche applications. In each area, Fiberweb helps its customers meet a range of technical challenges from precise filtration to reducing the energy demands of housing.

With operations in North America and Europe, Fiberweb improved our capabilities in several existing applications (such as hygiene and healthcare) but also meaningfully expanded our positions in several complementary applications, such as filtration, dryer sheets, and house wrap. Fiberweb also provided access to several new technologies such as S-Tex (hygiene) and Nano fiber (filtration), which offer differentiated products to address our customers’ needs for innovation and customized solutions. Fiberweb has been fully integrated into our European and North American regions and we believe will generate significant cost savings, in excess of our initial estimates. As of December 31, 2014, we have fully implemented initiatives at Fiberweb accounting for approximately $39.2 million of annualized savings (above our initial estimates of $28 million).

Recent Developments

Dounor Acquisition

On March 25, 2015, we announced that PGI France Holdings SAS, our wholly-owned subsidiary, entered into an agreement to acquire Dounor SAS (“Dounor”), a French manufacturer of materials used in hygiene, healthcare and industrial applications. The acquisition of Dounor was completed on April 17, 2015 using the proceeds from borrowings under an incremental amendment (the “Second Incremental Amendment”) to the Company’s existing Term Loan Facility.

Term Loan Facility Amendment

On April 17, 2015, we entered into the Second Incremental Amendment. Pursuant to the Second Incremental Amendment, we obtained $283.0 million of commitments for incremental term loans (the “2015 Additional Term Loans”). A portion of the proceeds of the 2015 Additional Term Loans were used to fund the consideration due in respect of the previously announced acquisition of Dounor. The remaining proceeds were used to redeem $200.0 million outstanding principal amount of our outstanding Senior Secured Notes, to pay related fees and expenses (including the redemption premium) and for general corporate purposes.

Redemption of Senior Secured Notes

On May 8, 2015, we redeemed $200.0 million of the outstanding principal amount of our Senior Secured Notes at a redemption price of 103.875% of the principal amount thereof, plus accrued and unpaid interest on the Senior Secured Notes to, but excluding, the redemption date.

ORGANIZATIONAL STRUCTURE

The following chart summarizes our organizational structure, equity ownership and our principal indebtedness as of the date of this prospectus. This chart is provided for illustrative purposes only and does not represent all legal entities of the Company and its consolidated subsidiaries or all obligations of such entities.

(1)

Our ABL Facility is secured, subject to certain limitations and exclusions, by (i) a first-priority security interest in personal property of the Issuer and the subsidiary guarantors consisting of accounts receivable (including related contracts and contract rights, inventory, cash, deposit accounts, other bank accounts and securities accounts), inventory, intercompany notes and intangible assets (other than intellectual property), instruments, chattel paper, documents and commercial tort claims to the extent arising out of the foregoing, books and records of the Issuer, and the proceeds thereof including any business interruption insurance proceeds, subject to permitted liens and other customary exceptions (the “ABL Priority Collateral”); and (ii) a second-priority security interest in the collateral securing the Senior Secured Notes and the Term Loan Facility (described below). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness—ABL Facility.”
(2)	The Senior Secured Notes and the Term Loan Facility, the Additional Term Loans and the 2015 Additional Term Loans are secured (i) together with up to $7.5 million under the ABL Facility, on a first-priority lien basis by substantially all of the assets of the Issuer, and any existing and future subsidiary guarantors (other than ABL Priority Collateral), including all of the capital stock of the Issuer and each restricted subsidiary (which, in the case of foreign subsidiaries, will be limited to 65% of the capital stock of each first-tier foreign subsidiary) and (ii) on a second-priority basis by the ABL Priority Collateral, in each case, subject to certain exceptions and permitted liens. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness.”
(3)	The Senior Secured Notes, the notes, the ABL Facility and the Term Loan Facility (including the Additional Term Loans and the 2015 Additional Term Loans) are unconditionally guaranteed, jointly and severally, on a senior basis, by each of our existing and future material wholly-owned domestic restricted subsidiaries and by certain other restricted subsidiaries that guarantee our or a subsidiary guarantor’s indebtedness as described herein. Our existing and future foreign subsidiaries are not expected to guarantee the notes. In addition, the ABL Facility, the Term Loan Facility, the Additional Term Loans and the 2015 Additional Term Loans are guaranteed by Parent.

Corporate Information

Polymer Group, Inc. was incorporated under the laws of the State of Delaware in 1994. Our principal executive office is located at 9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina. Our telephone number is (704) 697-5100.

Our Sponsor

Blackstone (NYSE: BX) is one of the world’s leading investment firms. Blackstone’s asset management businesses, with approximately $310 billion in assets under management as of March 31, 2015, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis. Blackstone also provides various financial advisory services, including financial and strategic advisory, restructuring and reorganization advisory and fund placement services.

The Exchange Offer

The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus for a more detailed description of the notes.

General	On June 11, 2014, the Issuer issued in a private offering $210,000,000 aggregate principal amount of 6.875% Senior Notes due 2019. In connection with the private offering, the Issuer and the guarantors of the outstanding notes entered into a registration rights agreement with the initial purchasers pursuant to which they agreed, among other things, to complete the exchange offer on or prior to September 4, 2015.

You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreement; and

•	the additional interest provisions of the registration rights agreement are not applicable.

The Exchange Offer	The Issuer is offering to exchange $210,000,000 aggregate principal amount of 6.875% Senior Notes due 2019 which have been registered under the Securities Act for any and all of its existing unregistered 6.875% Senior Notes due 2019 that were issued on June 11, 2014.

You may only exchange outstanding notes in a principal amount of $2,000 or in integral multiples of $1,000 in excess thereof.

Resale	Based on an interpretation by the staff of the Securities and Exchange Commission (the “SEC”) set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

• is our affiliate;

• does not acquire exchange notes in the ordinary course of its business; or

• tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes;

cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2015, which is the 21st business day after the date of this prospectus, unless extended by the Issuer. The Issuer does not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. The Issuer will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the exchange notes and the outstanding notes	The exchange notes will bear interest at the rate per annum set forth on the cover page of this prospectus from the most recent date to which interest has been paid on the outstanding notes. The interest will be payable semi-annually on June 1 and December 1. No interest will be paid on outstanding notes following their acceptance for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which the Issuer may waive.

See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes

If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•

you are not our “affiliate” within the meaning of Rule 405 under the Securities Act or, if you are our affiliate, that you will comply with any applicable registration and prospectus delivery requirements of the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the applicable procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, the Issuer and the guarantors will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture governing the outstanding notes, except the Issuer and the guarantors will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for remaining outstanding notes that are not so tendered and exchanged could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture governing the outstanding notes. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, the Issuer and the guarantors do not currently anticipate that they will register the outstanding notes under the Securities Act.

Certain U.S. Federal Income Tax Considerations	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	Wilmington Trust, National Association is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent” of this prospectus.

The Exchange Notes

The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be governed by the same indenture under which the outstanding notes were issued. The following summary is not intended to be a complete description of the terms of the exchange notes. For a more detailed description of the notes, see “Description of the Notes.”

Issuer	Polymer Group, Inc.

Notes Offered	$210.0 million aggregate principal amount of 6.875% Senior Notes due 2019.

Maturity Date	June 1, 2019.

Interest	The exchange notes will accrue interest at a rate of 6.875% per annum, payable on June 1 and December 1 of each year.

Guarantees	The exchange notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by our wholly-owned domestic restricted subsidiaries that guarantee our or a subsidiary guarantor’s indebtedness (including the outstanding notes) and any non-wholly owned domestic restricted subsidiaries that guarantee our or a subsidiary guarantor’s capital markets debt securities, in each case, as described herein. Our existing and future foreign subsidiaries are not expected to guarantee the notes. These guarantees are subject to release under specified circumstances. See “Description of the Notes—Guarantees.”

Ranking	The exchange notes and guarantees thereof will be our and our guarantors’ senior unsecured obligations and will rank:

•	equally in right of payment with all of our and the guarantors’ existing and future senior unsecured obligations; and

•	senior in right of payment to any of our and our guarantors’ subordinated indebtedness.

The exchange notes and the guarantees thereof will be effectively subordinated in right of payment to our and the guarantors’ secured indebtedness, including the ABL Facility, the Senior Secured Notes, the Term Loans, the Additional Term Loans and the 2015 Additional Term Loans, to the extent of the value of the collateral securing such indebtedness.

The exchange notes will also be structurally subordinated to all existing and future indebtedness, claims of holders of preferred stock and other liabilities (including trade payables) of our subsidiaries that do not guarantee the notes.

As of December 31, 2014:

•	we had $1,483 million of total indebtedness outstanding, all of which was senior;

•	we had $1,207 million of senior secured indebtedness outstanding; and

•	we had $43.6 million of availability to incur secured indebtedness under our revolving ABL Facility (after giving effect to $19.3 million of outstanding letters of credit).

On a pro forma basis, the Company’s non-guarantor subsidiaries accounted for $1,449 million, or 72% of net sales for the year ended December 31, 2014. As of December 31, 2014, the Company’s non-guarantor subsidiaries accounted for $1,624 million, or 25%, of total assets and $1,456 million, or 28% of total liabilities (in each case, without giving effect to intercompany eliminations).

Optional Redemption	We may, at our option, redeem at any time and from time to time prior to December 1, 2015 some or all of the exchange notes at 100% of their principal amount thereof plus accrued and unpaid interest to the redemption date plus the applicable “make-whole premium” described under “Description of the Notes—Optional Redemption.” From and after December 1, 2015, we may, at our option, redeem at any time and from time to time some or all of the exchange notes at the applicable redemption prices set forth in this prospectus. In addition, on or prior to December 1, 2015, we may, at our option, redeem up to 35% of the notes, including the exchange notes, with the proceeds from certain equity offerings at the applicable redemption prices listed under “Description of the Notes—Optional Redemption.”

Change of Control Offer	Upon the occurrence of specific kinds of a change of control, if we do not redeem the exchange notes, you will have the right, as holders of the exchange notes, to require us to repurchase some or all of your exchange notes at 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Proceeds	If the Issuer or its restricted subsidiaries engage in asset sales, the Issuer generally must either invest the net proceeds from such asset sales in its business within a specific period of time, prepay certain of its or its restricted subsidiaries’ debt or make an offer to purchase a principal amount of the exchange notes with the specified excess net proceeds, subject to certain exceptions. The purchase price of the exchange notes will be 100% of their principal amount plus accrued and unpaid interest, if any. For more information, see “Description of the Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The indenture governing the exchange notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	incur or guarantee additional debt or issue disqualified stock or preferred stock;

•	pay dividends and make other distributions on, or redeem or repurchase, capital stock;

•	make certain investments;

•	incur certain liens;

•	enter into transactions with affiliates;

•	merge or consolidate;

•	enter into agreements that restrict the ability of restricted subsidiaries to make dividends or other payments to the Issuer;

•	designate restricted subsidiaries as unrestricted subsidiaries; and

•	transfer or sell assets.

These covenants are subject to a number of important limitations and exceptions. In addition, during any period of time that the exchange notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s, many of the covenants will be suspended. See “Description of the Notes—Certain Covenants.”

Use of Proceeds	We will not receive any proceeds from the exchange offer. See “Use of Proceeds.”

No Prior Market	The exchange notes will generally be freely transferable (subject to certain restrictions discussed in “The Exchange Offer”) but will be a new issue of securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market for the exchange notes, as permitted by applicable laws and regulations. However, they are not obligated to do so and may discontinue any such market-making activities at any time without notice. We do not intend to apply for a listing of the exchange notes on any securities exchange or automated dealer quotation system.

Governing Law	The exchange notes will be governed by the laws of the State of New York.

Risk Factors

You should carefully consider the information set forth under the caption “Risk Factors” beginning on page 18 of this prospectus before participating in the exchange offer.

Summary Historical and Pro Forma Condensed Combined Financial Information

The following summary historical and pro forma condensed combined financial information and other data set forth below should be read in conjunction with “Summary—Recent Acquisitions,” “Basis of Presentation,” “Unaudited Pro Forma Condensed Combined Financial Information” and the historical financial statements of the Company and Providência, including the related notes, included elsewhere in this prospectus.

The summary historical financial information presented below as of and for the fiscal years ended December 31, 2014, December 28, 2013 and December 29, 2012 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical financial information presented below is not necessarily indicative of the results to be expected for any future period.

The summary unaudited pro forma condensed combined financial information presented below is based upon the historical consolidated financial statements of the Company and Providência and has been prepared to illustrate the effects of the Providência Acquisition and the Providência Refinancing (collectively, the “Transactions”). The summary unaudited pro forma condensed combined statements of operations data for the fiscal year ended December 31, 2014 has been prepared to give pro forma effect to the Transactions as if they had occurred on December 29, 2013.

The summary unaudited pro forma condensed combined financial information includes only adjustments that are directly attributable to the Transactions, factually supportable and with respect to the statements of operations, expected to have a continuing impact on the combined results. The Providência Acquisition has been accounted for using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). ASC 805 requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill. The estimated fair values of Providência assets acquired, liabilities assumed and resulting goodwill are subject to adjustment as the Company finalizes its fair value analysis. The Company has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of Providência net assets and related allocation of purchase price. The Company is still waiting for additional information to finalize the valuation of its acquired intangible assets and property, plant and equipment as well as the accounting for certain tax matters. The Company expects to complete its final purchase price allocation during the second quarter of 2015. Upon completion of detailed valuation studies and the final determination of fair value, the Company may make additional adjustments to the fair value allocation, which may differ significantly from the valuations set forth in the unaudited pro forma condensed combined financial information.

The summary unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s results of operations actually would have been had the Transactions been completed as of the dates indicated, nor is it necessarily indicative of future operating results of the combined company. As a result, the summary pro forma condensed combined statements of operations have not been adjusted to reflect future events that may have occurred since the date of acquisition and/or are expected to occur after the Transactions, including, but not limited to, the anticipated realization of ongoing savings from operating synergies and certain one-time charges we expect to incur in connection with the Providência Acquisition, including but not limited to, costs in connection with the integration of the operations of the Company and Providência.

(in thousands)	Pro Forma Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
	(unaudited)
Statement of Operations Data:
Net sales	$2,005,678	$1,859,914	$1,214,862	$1,155,163
Cost of goods sold	(1,649,134)	(1,526,406)	(1,018,806)	(957,917)

Gross profit	356,544	333,508	196,056	197,246
Selling, general and administrative expenses	(280,490)	(254,280)	(153,188)	(140,776)
Special charges, net	(40,633)	(59,185)	(33,188)	(19,592)
Other operating, net	(3,346)	(1,845)	(2,512)	287

Operating income (loss)	32,075	18,198	7,168	37,165
Other income (expense):
Interest expense	(111,177)	(96,153)	(55,974)	(50,414)
Debt modification and extinguishment costs	(2,587)	(15,725)	(3,334)	—
Foreign currency and other, net	(43,004)	(27,083)	(8,851)	(5,134)

Income (loss) before income taxes	(124,693)	(120,763)	(60,991)	(18,383)
Income tax (provision) benefit	(5,400)	1,523	36,024	(7,655)

Net income (loss)	(130,093)	(119,240)	(24,967)	(26,038)
Less: Earnings attributable to noncontrolling interest and redeemable noncontrolling interest	(9,573)	(3,943)	(34)	—
Net income (loss) attributable to Polymer Group, Inc.	$(120,520)	$(115,297)	$(24,933)	$(26,038)

(in thousands)	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$49,148	$16,850	$75,471
Net cash provided by (used in) investing activities	$(436,682)	$(337,759)	$(50,233)
Net cash provided by (used in) financing activities	$487,376	$308,190	$(42)

	As of
(in thousands)	December 31, 2014	December 28, 2013	December 29, 2012

Balance Sheet Data:
Cash and cash equivalents	$178,491	$86,064	$97,879
Operating working capital(1)	$100,115	$43,170	$29,628
Total assets	$2,035,173	$1,464,520	$1,022,069
Short-term borrowings and long-term debt, including current portion	$1,482,840	$896,668	$599,689
Redeemable noncontrolling interest	$89,181	$—	$—
Total Polymer Group, Inc. shareholders’ equity (deficit)	$(24,355)	$158,896	$139,202
Ratio of earnings to fixed charges(2)	—	—	—

(1)	Operating working capital is defined as accounts receivable plus inventories less trade accounts payable and accrued liabilities.

(2)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pre-tax earnings from continuing operations plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of debt issuance fees and one-third of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. Earnings were insufficient to cover fixed charges for the fiscal year ended December 31, 2014, fiscal year ended December 28, 2013 and the fiscal year ended December 29, 2012 by $121.9 million, $62.1 million and $20.0 million, respectively.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before participating in the exchange offer. The risks and uncertainties described below are not the only risks facing us and your investment in the exchange notes. Additional risks and uncertainties that we are unaware of, or those we currently deem immaterial, also may become important factors that affect us. The following risks could materially and adversely affect our business, financial condition, cash flows or results of operations.

Risks Related to the Exchange Offer

If you choose not to exchange your outstanding notes in the exchange offer, the transfer restrictions currently applicable to your outstanding notes will remain in force and the market price of your outstanding notes could decline.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

The tender of outstanding notes under the exchange offer will reduce the remaining principal amount of the outstanding notes, which may have an adverse effect upon and increase the volatility of, the market price of the outstanding notes due to reduction in liquidity.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

The exchange notes are a new issue of securities for which there is no established trading market. We do not intend to have the exchange notes listed on a national securities exchange or to arrange for quotation on any automated quotation system. The initial purchasers in the private offering of the outstanding notes have advised us that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the exchange notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the exchange notes. The liquidity of any market for the exchange notes will depend on a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may face similar disruptions that may adversely affect the prices at which you may sell your exchange notes. Therefore, you may not be able to sell your exchange notes at a particular time and the price that you receive when you sell may not be favorable.

Risks Related To Our Business

The specialized markets in which we sell our products are highly competitive, as a result we may have difficulty growing our business and maintaining profit margins.

The markets for our products are highly competitive. The primary competitive factors include product innovation and performance, quality, service, cost, distribution and technical support. In addition, we compete against a number of competitors in each of our markets. Some of these competitors are larger companies that have greater financial, technological, manufacturing and marketing resources than we do. A reduction in overall demand, a significant increase in manufacturing capacity in excess of demand or increased costs to design and produce our products would likely further increase competition and that increased competition could lead to reduced sales or cause us to reduce our prices, which could lower our profit margins and impair our ability to grow.

The global nonwovens market has historically experienced stable growth. However, beginning in late 2010, several of our competitors, primarily in the hygiene markets, installed or announced an intent to install capacity in excess of what we believe to be then current market demand. Consequently, as this manufacturing capacity entered into commercial production, the short-term to mid-term excess supply created unfavorable market dynamics, resulting in a downward pressure on selling prices. In recent years, we believe growing demand has filled a portion of this excess capacity and we have observed fewer new capacity expansions, leading to improving capacity utilization in our view.

Increases in prices for raw materials and energy could reduce our profit margins.

The primary raw materials used to manufacture most of our products are polypropylene resins (accounting for approximately 75% of raw materials costs historically), polyester fiber, polyethylene resin and, to a lesser extent, rayon and tissue paper. In addition, energy-related costs are a significant expense for us (both directly and as inputs to our primary raw materials). The prices of raw materials and energy can be volatile and are susceptible to rapid and substantial changes due to factors beyond our control such as changing economic conditions, currency fluctuations, political unrest and instability in energy-producing nations, and supply and demand considerations. To the extent that we are able to pass along raw material price increases to some of our customers, there is often a delay between the time we are required to pay the increased raw material price and the time we are able to pass the increase on to our customers. To the extent we are not able to pass along all or a portion of such increased prices of raw materials, our cost of goods sold would increase and our operating income and margins would correspondingly decrease. There can be no assurance that the prices of raw materials and energy will not increase in the future or that we will be able to pass on any increases to our customers. In addition, volatility in the prices for raw materials could make it more difficult for us to pass along all or a portion of any increase to our customers. Material increases in raw material and energy prices that cannot be passed on to customers could have a material adverse effect on our profit margins, results of operations and financial condition.

The industries that we serve are subject to the overall economic environment and demand for end-use products.

Our net sales are affected by general economic conditions, and the development of demand for and prices of end-use products in the industries that we serve. Geographically, general economic conditions constitute important factors affecting the demand for our products. Our results may also be affected by the cyclicality of the end-uses applications and industries we serve, although these cycles vary across industries and geographic regions. Demand for and prices of our products have fluctuated during the past years as demand by end-users and intermediate converters has changed. A substantial decline in general economic conditions combined with a consequent decline in the prices and/or demand for our products could have an adverse effect on our business, results of operations or financial condition.

The loss of any of our large volume customers could significantly reduce our revenues and profits.

A significant amount of our products are sold to large volume customers. We have one major customer, Procter & Gamble, that accounts for over approximately 12% of our business and our 20 largest customers represented approximately 51% of our sales in 2014. We also do not have any long-term volume commitments with our customers and, as a result, the amount, and prices at which, our customers purchase from us may vary across periods. As a result, a decrease in business from, or the loss of any large volume customers, could materially reduce our product sales, lower our profits and impair our financial condition.

Our international operations pose risks to our business that may not be present with our domestic operations.

Our manufacturing facilities in the United States accounted for approximately 33% of net sales for 2014, with facilities in Mexico, Canada, Europe, Asia and South America accounting for approximately 67% of net sales for the same period. As a result of the Providência Acquisition, we have further strengthened our presence in South America and we expect a proportionate increase to our net sales in that region. As part of our growth strategy, we have expanded, and may continue to expand operations in foreign countries where we have an existing presence or enter new foreign markets and expect to increase sales of products as disposable income increases in developing markets. Our foreign operations are, and any future foreign operations will be, subject to certain risks that are unique to doing business in foreign countries. These risks include fluctuations in foreign currency exchange rates, inflation, economic or political instability, shipping delays in both our products and receiving delays of raw materials, changes in applicable laws, including assessments of income and non-income related taxes, reduced protection of intellectual property and regulatory policies and various trade restrictions including potential changes to export taxes or countervailing and anti-dumping duties for exported products from these countries. Any of these risks could have a negative impact on our ability to deliver products to customers on a competitive and timely basis. This could reduce or impair our net sales, profits, cash flows and financial position. We have not historically hedged our exposure to foreign currency risk except for risk associated with certain capital spending projects or acquisitions.

We may not realize certain productivity enhancements or improvements in costs.

As part of our business strategy, we must continuously identify opportunities to improve profitability by reducing costs and enhancing productivity to improve our results. Any cost savings or productivity enhancements that we realize from such efforts may differ materially from our estimates. We cannot assure you that these initiatives will be completed as anticipated or that the benefits we expect will be achieved on a timely basis or if they will be achieved at all. If we are unable to reduce costs or improve productivity, our competitive position and profitability could be adversely affected.

We have experienced losses in the past, and we may experience similar losses in the future.

For each of the fiscal years ended December 31, 2014, December 28, 2013 and December 29, 2012 we experienced net losses. Please see the section under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included in this prospectus for a discussion of our operational history and the factors accounting for such losses. We cannot assure you that in the future we will be profitable.

We generate most of our revenue from the sale of manufactured products that are used in a wide variety of consumer and industrial applications and the potential for product liability exposure could be significant.

We manufacture a wide variety of products that are used in consumer and industrial applications, such as disposable diapers, baby wipes, surgical gowns, wound dressings, carpet backing and industrial packaging. As a result, we may face exposure to product liability claims in the event that the failure of our products results, or is alleged to result, in property damage, bodily injury and/or death. In addition, if any of our products are, or are alleged to be, defective, we may be required to make warranty payments or to participate in a recall of those products.

The future costs associated with defending product liability claims or responding to product warranty claims could be material and we may experience significant losses in the future as a result. A successful product liability claim brought against us in excess of available insurance coverage or a requirement to participate in any product recall could substantially reduce our profitability and cash generated from operations.

Reductions in our selling prices to customers could reduce our profit margins.

In cases where changes in our selling prices to customers are determined via contract based on changes in an underlying raw material price index, such as the index for polypropylene, and the index decreases, sales would decrease and our operating income would correspondingly decrease if we are not able to obtain corresponding reductions in our raw material costs. Such decreases in operating income could be material. There can be no assurance that the index used in such contracts will not decrease in the future or that we will be able to obtain corresponding reductions in our raw material costs. Additionally, unfavorable competitive dynamics could cause us to lower our selling prices without a change in raw material cost.

Delay in the procurement of raw materials could reduce our revenues and profits.

In certain regions of the world, we may source certain key raw materials from a limited number of suppliers or on a sole source basis. To the extent that we cannot procure our raw material requirements from a local country supplier, we seek to import raw materials from outside refiners. The loss of any of our key suppliers or the delay in the import of raw materials could, in the short-term, adversely affect our business until alternative supply arrangements are secured and the respective suppliers are qualified with our customers, or until importation delays of raw material are resolved. Accordingly, a delay in the procurement of raw materials could reduce product sales, lower our profits and impair our financial condition.

A material disruption at one of our manufacturing facilities could prevent us from meeting customer demand, reduce our sales or negatively affect our results of operation and financial condition.

Any of our manufacturing facilities, or any of our machines or equipment within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including:

•	unscheduled maintenance outages;

•	prolonged power failures;

•	an equipment failure;

•	a chemical spill or release;

•	labor difficulties;

•	disruptions in transportation infrastructure, including roads, bridges, railroad tracks and tunnels;

•	fires, floods, windstorms, earthquakes, hurricanes or other catastrophes;

•	terrorism or threats of terrorism;

•	governmental regulations; and

•	other operational problems.

For example, on May 15, 2014, Providência announced that production on three of its spunmelt lines at its Săo José dos Pinhais facility had been partially interrupted. The interruption was the result of an order by the Brazilian Ministry of Labor, pending remedial action by Providência to bring the facility into compliance with applicable Brazilian workplace safety regulations. The shutdown impacted sales volumes in excess of 6,500 metric tons of nonwovens during the 2014 fiscal year. Any such future disruption could prevent us from meeting customer orders, reduce our sales or profits and negatively affect our results of operations and financial condition.

We must continue to invest significant resources in developing innovative products in order to maintain a competitive edge in the highly specialized markets in which we operate.

Our continued success depends, in part, upon our ability to maintain our technological capabilities and to continue to identify, develop and commercialize innovative products for the nonwoven and oriented polymer industries. We must also protect the intellectual property rights underlying our new products to realize the full benefits of our efforts. If we fail to continue to develop products or to keep pace with technological developments by our competitors, we may lose market share, reduce product sales and lower our margins which would impair our results of operations and financial condition.

We may not be able to utilize our production capacity efficiently due to variability in customer demand or unexpected events.

Our ability to utilize our production capacity efficiently may be affected by variability in customer demand or interruptions in production. We have a relatively versatile production base with 22 production facilities worldwide, which facilitates effective use of capacity by, for example, allowing for the redirection of resources to reflect changes in demand. Any interruption in production at our production sites, whether due to lack of orders, labor action, environmental incidents, breakdown of major production machines, fire, accidents or other factors, has the potential to affect adversely our ability to meet production goals for the year and result in lost business opportunities in the future. Also, any failure to fill customer orders on schedule could lead customers to seek alternative sources of supply.

We typically only produce goods against orders received, rather than for stock. Although we believe that close customer relationships have helped us to make accurate estimates of future orders in the past, there could be significant or numerous reductions, delays or cancellations in anticipated or confirmed orders by a customer or group of customers in the future, which could cause us to incur downtime on our machines and thereby have an adverse effect on our business, results of operations or financial condition.

Because a significant number of our employees are represented by labor unions or trade councils and work under collective bargaining agreements, any employee slowdown or strikes or the failure to renew our collective bargaining agreements could disrupt our business.

As of December 31, 2014, approximately 49% of our employees were represented by labor unions or trade councils and worked under collective bargaining agreements, all of which expire within one year. We may not be able to maintain constructive relationships with these labor unions or trade councils. We may not be able to successfully negotiate new collective bargaining agreements on satisfactory terms in the future. The loss of a substantial number of these employees or a prolonged labor dispute could disrupt our business. Any such disruption could reduce our revenues, increase our costs and result in significant losses.

We rely on a limited number of suppliers to provide raw materials, significant machinery and components used in our production facilities. A material interruption in supply or delivery could prevent or limit our ability to accept and fill orders for our products.

We currently depend upon a limited number of outside unaffiliated suppliers for key machinery and components used in our manufacturing and converting facilities. We cannot produce most of our nonwoven and oriented polyolefin products within the specifications required by our customers without such key machinery and components. If any of our suppliers cease to provide new machinery and components or replacement parts for existing machinery and components in sufficient quantity to meet our needs, there may not be adequate alternative sources of supply. To date, we have been able to obtain the required machinery and components to allow us to expand our business and supply products to our customers within their required specifications without any significant delays or interruptions. Obtaining alternative sources of such machinery and components could involve significant delays and other costs, and these supply sources may not be available to us on reasonable terms or at all. In some cases, we expect that it would take several months, or longer, for a new supplier to begin providing machinery and components to specification. Any disruption of machinery and component supplies could result in lost or deferred sales which could adversely affect our business and financial results.

We purchase raw materials from an array of suppliers, some of which supply a significant portion of our raw materials. Our top five suppliers of raw materials accounted for over 48% of our total purchases and our largest supplier represented approximately 26% of our total purchases, in each case for the year ended December 31, 2014. A loss of a significant supplier could cause us to experience substantial production delays and may impact our business and financial results. We use third-party transportation providers for our shipment of raw materials and our final products, including shipment tracking and freight dispatch services. Our use of transportation services for shipments is subject to risks, including increases in fuel prices, which would increase our shipping costs, and employee strikes and inclement weather, which may impact the ability of providers to provide delivery services that adequately meet our shipping needs. Any material shipping interruptions can adversely affect our ability to meet our production goals or result in significant additional costs.

We could be subject to substantial costs to comply with, and liabilities under, environmental laws, and violations of such laws may increase costs or require us to change certain business practices.

We use and generate a variety of chemicals in our manufacturing operations and we are subject to a broad range of federal, state, local and foreign environmental laws and regulations. These environmental laws govern, among other things, air emissions, wastewater discharges, the handling, storage, disposal and release of wastes and hazardous substances, cleanup of contaminated sites and human health and safety. We regularly incur costs to comply with environmental requirements, and such costs could increase significantly, or our business or operations could be materially affected, with changes in legal requirements or their interpretation or enforcement. For example, certain local governments have adopted ordinances prohibiting or restricting the use or disposal of certain plastic products, such as certain of the plastic wrapping materials that we produce. Widespread adoption of such prohibitions or restrictions could adversely affect demand for our products and thereby have a material adverse effect upon us. In addition, a decline in consumer preference for plastic or disposable products due to environmental considerations could have a material adverse effect upon us. We could incur substantial costs, including clean-up and capital costs, fines and sanctions and third-party property damage or personal injury claims, as a result of violations of environmental laws. Failure to comply with environmental requirements could also result in enforcement actions that materially limit or otherwise affect our operations. We are also subject to laws, such as the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, that may impose liability retroactively and without fault for releases or threatened releases of regulated materials at on-site or off-site locations.

Additionally, greenhouse gas (“GHG”) emissions have increasingly become the subject of a large amount of international, national, regional, state and local attention. Cap and trade initiatives to limit GHG emissions have been enacted in the European Union. Numerous bills related to climate change have been introduced in the U.S. Congress, and various states and federal agencies, including the U.S. Environmental Protection Agency, have taken or are considering actions to regulate GHG emissions, which could adversely impact us and many other industries including our suppliers or customers, which may result in higher costs or other impacts to our business. Within the U.S., most of these actions and proposals have resulted or would result in the regulation and/or taxation, in one fashion or another, of the production of carbon dioxide and other GHGs to facilitate the reduction of GHG emissions to the atmosphere, and provide tax and other incentives to produce and use more clean energy.

Our insurance policies may be insufficient to cover certain eventualities.

We have extensive insurance policies that we believe provide coverage consistent with industry practice. However, there is a possibility that these insurance policies may not adequately cover all risks and catastrophic events, and that any particular claim may not be paid. For example, in December 2010, a severe rainy season impacted many parts of Colombia and caused us to temporarily cease manufacturing at our Cali, Colombia facility due to a breach of a levy and flooding at the industrial park where our manufacturing facility is located.

Although we carried flood insurance, it was insufficient to cover all of our losses and we incurred additional liability for costs associated with the flood and restoration of the facility. A catastrophic event or multiple catastrophic events may cause large losses and could have a material adverse effect on our business, results of operations or financial condition. Natural catastrophic events to which we are exposed include fires, windstorms, hurricanes, earthquakes, tornadoes, severe hail, severe winter weather and floods, which are inherently unpredictable in terms of both their occurrence and severity. We are also exposed to man-made catastrophic events, which may have a significant adverse impact on the industry where we operate and our business.

If we are unable to adequately protect our intellectual property, we could lose a significant competitive advantage.

Our success depends, in part, on our ability to protect our technologies and products against competitive pressure and to defend our intellectual property rights. If we fail to adequately protect our intellectual property rights, competitors may manufacture and market similar products, which could adversely affect our market share and results of operations. We consider our patents and trademarks, in the aggregate, to be important to our business and seek to protect our proprietary know-how in part through United States and foreign patent and trademark registrations. We have a total of over 1,300 pending and approved trademark and domain name registrations worldwide and over 600 pending and approved patents worldwide, and maintain certain trade secrets. We may not receive patents for all our pending patent applications, and existing or future patents or licenses may not provide competitive advantages for our products. Our competitors may challenge, invalidate or avoid the application of any existing or future patents, trademarks, or other intellectual property rights that we receive or license. In addition, patent rights may not prevent our competitors from developing, using or selling products that are similar or functionally equivalent to our products. The loss of protection for our intellectual property could reduce the value of our products, reduce product sales, lower our profits, and impair our financial condition.

We may not be able to recover the carrying value of our long-lived assets, which could require us to record asset impairment charges and materially and adversely affect our results of operations.

Property, plant and equipment represent a significant portion of our assets. Restructuring initiatives and changing conditions can impact our ability to recover the carrying value of our long-lived assets. The continuing presence of these factors, as well as other factors, could require us to record asset impairment charges in future periods which could materially and adversely affect our results of operations.

Goodwill and other identifiable intangible assets represent a significant portion of our total assets, and we may never realize the full value of our intangible assets.

Goodwill and other intangible assets represent a significant portion of our assets. Goodwill is the excess of cost over the fair market value of net assets acquired in business combinations. In the future, goodwill and intangible assets may increase as a result of future acquisitions. We review goodwill and intangible assets at least annually for impairment. Impairment may result from, among other things, deterioration in performance, adverse competitive conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the products and services we sell, challenges to the validity of certain registered intellectual property, reduced sales of certain products incorporating registered intellectual property, and a variety of other factors. Any impairment of goodwill or other intangible assets would result in a non-cash charge against earnings, which would adversely affect our results of operations.

If we fail to maintain effective internal control over financial reporting at a reasonable assurance level, we may not be able to accurately report our financial results, and may require the restatement of previously published financial information which could have a material adverse effect on our operations, investor confidence in our business and the trading prices of our securities.

We recently identified an error in the accounting for noncontrolling interest in the financial statements of the Company for the unaudited interim periods ended June 28, 2014 and September 27, 2014 relating to our Providência Acquisition, which resulted in the restatement of the Company’s consolidated financial statements for such periods. The restatement only impacted the Consolidated Balance Sheets, the Consolidated Statement of Changes in Equity and certain footnote disclosures for such periods. The restatement has no impact on the Consolidated Statements of Comprehensive Income (Loss) or the Consolidated Statements of Cash Flows for such periods. As a result of the restatement, we concluded that we had a material weakness in internal controls over financial reporting. In addition, in the past we have identified and remediated material weaknesses and other deficiencies in our internal control over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. As of February 6, 2015, we implemented additional procedures that we believe are sufficient to remediate the existing material weakness. However, if we determine that these material weaknesses have not been fully remediated or if additional material weaknesses in our internal controls are discovered in the future, they may adversely affect our ability to record, process, summarize and report financial information timely and accurately and, as a result, we may fail to prevent or detect material misstatements in our annual or interim financial statements.

In addition, it is possible that control deficiencies could be identified by our management or by our independent registered public accounting firm in the future or may occur without being identified. Such a failure could result in regulatory scrutiny, cause investors to lose confidence in our reported results, lead to a default under our indebtedness and otherwise materially adversely affect our business and financial condition.

The failure of our information technology systems could disrupt our business operations which could have a material adverse effect on our business, financial condition and/or results of operations.

The operation of our business depends on our information technology systems. The failure of our information technology systems to perform as we anticipate could disrupt our business and could result in, among other things, transaction errors, processing inefficiencies, loss of data and the loss of sales and customers, which could cause our business and results of operations to suffer. In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including, without limitation, fire, natural disasters, power outages, systems failure, system conversions, security breaches, cyber-attacks, viruses and/or human error. In any such event, we could be required to make a significant investment to fix or replace information technology systems, and we could experience interruptions in our ability to service our customers. Any such damage or interruption could adversely affect our business, financial condition and/or results of operations.

The loss of our senior management could disrupt our business.

Our senior management is important to the success of our business. However, the specialty materials and nonwovens industries are characterized by significant competition for a limited pool of experienced executive personnel and, as a result, we may not be able to retain our existing senior management. In addition, we may not be able to fill new positions or vacancies created by expansion or turnover. The loss of any member of our senior management team without retaining a suitable replacement (either from inside or outside our existing management team) could restrict our ability to enhance existing products in a timely manner, sell products to our customers or manage the business effectively.

Risks Related to our Acquisitions

The success of our business depends, in part, on achieving our objectives for strategic acquisitions and dispositions.

We may pursue acquisitions or joint ventures as part of our long-term business strategy. In pursuing these transactions, we may encounter significant challenges and risks including that the transaction does not advance our business strategy, that we do not realize a satisfactory return on the investment made, that we increase our debt levels beyond what the acquired business can support, that we may incur unknown liabilities or that we experience difficulty in completing such transactions or in the integration of new operations, employees, business systems, and technology, or diversion of management’s attention from our other businesses. These factors could adversely affect our operating results or financial condition.

We may, as part of our long-term business strategy, evaluate the potential disposition of assets and businesses that may no longer be in alignment with our strategic direction. When we decide to sell assets or businesses, we may encounter difficulty finding buyers or alternative exit strategies on acceptable terms in a timely manner, which could delay the accomplishment of strategic objectives, or we may dispose of a business at a price or on terms which are less than optimal. In addition, there is a risk that we sell a business whose subsequent performance exceeds expectations, in which case the decision would have potentially sacrificed enterprise value. Alternatively, we may be too optimistic about a particular business’s prospects, in which case we may be unable to find a buyer at an acceptable price or sacrifice enterprise value by retaining such business.

Our recent acquisitions, including the Fiberweb Acquisition and Providência Acquisition, may not achieve their intended results, including anticipated cost savings.

Although we completed the Fiberweb Acquisition and Providência Acquisition with the expectation that each transaction will result in various benefits, including a significant amount of cost savings and other financial and operational benefits, there can be no assurance regarding when or the extent to which we will be able to realize any of these benefits. Achieving the anticipated benefits of an acquisition, including cost savings, is subject to a number of uncertainties, including whether the businesses acquired can be operated in the manner we intend. The integration may be subject to delays or changed circumstances, and we can give no assurance that the acquired businesses will perform in accordance with our expectations or that our expectations with respect to integration or cost savings as a result of acquisitions will materialize. In addition, we expect to incur additional costs and charges in connection with integrating the acquired businesses, including severance payments and other restructuring and transitional charges. Additional unanticipated costs, expenses, liabilities, competitive responses, or loss of customer and supplier relationships may also arise during the integration process. The integration of acquired businesses, including the Fiberweb and Providência businesses, may place an additional burdens on our management and internal resources, and the diversion of management’s attention during the integration and restructuring process could have an adverse effect on our profit margins, results of operations and financial condition.

The Providência Acquisition exposes us to additional risks and uncertainties with respect to the acquired businesses and their operations.

We expect that the Providência Acquisition will re-balance our business mix to a greater percentage of international operations. The acquired businesses will generally be subject to risks similar to those that we are subject to in our existing international businesses. In addition, we will be subject to increased foreign currency exchange rate risks because a greater portion of our cash flows will be generated by our international business operations. These risks relate primarily to changes in the relative value of the Brazilian real and the U.S. dollar between the time we initially invest U.S. dollars in our Brazilian business and the time that cash is repatriated to the United States from Brazil. In addition, our consolidated reported earnings on a GAAP basis may be subject to increased currency translation risk, which is the result of the conversion of earnings as reported in our Brazilian businesses on a Brazilian real basis to a U.S. dollar basis in accordance with GAAP requirements. In addition, regulatory requirements, political and/or competitive conditions associated with aspects of the acquired businesses may differ from those of our existing business, which may increase our costs.

In connection with the Providência Acquisition, approximately R$106.9 million (or $47.9 million) of the total consideration due to the selling shareholders pursuant to the stock purchase agreement constitutes Deferred Purchase Price, payable to the selling shareholders to the extent the Providência Tax Claims are resolved in Providência’s favor. See “Business—Expansion and Optimization—Providência Acquisition.” In addition, to the extent minority shareholders participate in the Mandatory Tender Offer, a pro rata amount of the consideration due to such tendering shareholders will be treated as Deferred Purchase Price with respect to such tendering holders. Based on currently available information, we do not anticipate that the actual tax liability will materially exceed the Deferred Purchase Price. However, the actual tax liability will be determined according to applicable Brazilian law, and to the extent the actual tax liability is in excess of the Deferred Purchase Price, we will be responsible for such excess.

Our subsidiary Providência is a Brazilian company and may remain a public company following completion of the tender offer in Brazil.

We may not succeed in acquiring 100% of the share capital of Providência. If Providência remains a public company in Brazil, it will remain subject to Brazilian laws and regulations applicable to domestic public companies, including Brazilian Corporation Law and the Sao Paulo stock exchange listing requirements, some of which may differ from the legal principles and rules that would apply if Providência were incorporated in a jurisdiction in the United States. In addition, we will continue to incur costs and expenses associated with being a public company in Brazil.

The Providência business may also be adversely affected by any changes to Brazilian economic conditions. The Brazilian economy has historically been characterized by interventions by the Brazilian government and unstable economic cycles. The Brazilian government has often changed monetary, taxation, credit, tariff and other policies. For example, the government’s actions to control inflation have at times involved setting wage and price controls, blocking access to bank accounts, imposing exchange controls and limiting imports into Brazil. We have no control over, and cannot predict, what policies or actions the Brazilian government may take in the future. Providência’s business, results of operations, financial condition and prospects may be adversely affected by, among others, the following factors:

•	exchange rate movements;

•	exchange control policies;

•	expansion or contraction of the Brazilian economy;

•	inflation;

•	tax policies;

•	other economic political, diplomatic and social developments in or affecting Brazil;

•	interest rates;

•	energy shortages or rationalization;

•	liquidity of domestic capital and lending markets;

•	changes in environmental regulation; and

•	social and political instability, particularly in light of recent protests against public policy and related vandalism in major Brazilian cities.

These factors, as well as uncertainty over whether the Brazilian government may implement changes in policy or regulations relating to these factors, may adversely affect Providência and its business and financial performance. The Brazilian government has considerable power to determine governmental policies and actions that relate to the Brazilian economy and, consequently, affect the operations and financial performance of businesses in Brazil. The government may face domestic pressure to retreat from the current macroeconomic policies in an attempt to achieve higher rates of economic growth. We cannot predict what policies will be adopted by the Brazilian government and whether these policies will negatively affect the economy or Providência’s business or financial performance. In addition, uncertainty leading up to and after the election over whether the Brazilian government may implement changes in policy or regulations may contribute to economic uncertainty in Brazil.

The market for securities issued by Brazilian public companies is influenced, to varying degrees, by economic and market conditions in other emerging market countries, especially other Latin American countries. Accordingly, developments in one country may cause capital and credit markets in other countries to fluctuate and such fluctuations may be significant. Developments or adverse economic conditions in other emerging market countries have at times resulted in significant outflows of funds from, and declines in the amount of foreign currency invested in, Brazil. The Brazilian economy also is affected by international economic and market conditions generally, especially economic and market conditions in the United States. Share prices on the Săo Paulo Stock Exchange, for example, have historically been sensitive to fluctuations in U.S. interest rates, as well as movements of the major U.S. stocks indexes.

Following the Providência Acquisition, we have minority shareholders, who may interfere with our business plans and adversely affect our business strategy, or our future operating performance, financial condition, cash flows or results of operations.

Following the completion of the Providência Acquisition, we indirectly own approximately 71.25% of the outstanding capital stock of Providência, and other shareholders unrelated to us own approximately the remaining 28.75%. While we filed the Mandatory Tender Offer registration request with the CVM, as required under Brazilian law, completion of the Mandatory Tender offer may be delayed due to the ongoing approval process of the CVM, certain minority shareholders may choose not to participate and/or we may incur additional costs in connection with the acquisition of the minority shareholders’ shares. In the event we own less than 100% of Providência, any such minority shareholders may have interests that are contrary to our business plans with respect to Providência, which may include de-listing of Providência’s common stock. In addition, minority shareholders may seek to assert certain rights that they may purport to have under Brazilian law. If we are not able to implement our business plan with respect to Providência, we may incur additional costs. In addition, it could also adversely affect our business strategy, or our future operating performance, financial condition, cash flows or results of operations.

We may not receive dividends from Providência.

According to the bylaws of Providência, the company must pay to its shareholders, including us, at least 25% of its annual net income as dividends, calculated and adjusted pursuant to Brazilian Law No. 6,404 of December 15, 1976, as amended. Providência’s net income may be used to absorb losses or otherwise retained as allowed by Brazilian law, and may not be available to be paid as dividends. In addition, Providência is allowed to suspend the mandatory distribution of dividends in any particular fiscal year if its Board of Directors decides and informs its shareholders that such distribution would negatively impact its financial condition. While we indirectly own approximately 71.25% of the outstanding capital stock of Providência following the completion of the Providência Acquisition, 20% of the Board of Directors will be independent from us, pursuant to applicable Brazilian law.

Risks Relating to the Notes and Our Indebtedness

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under our indebtedness.

We have a substantial amount of debt, which requires significant interest and principal payments. As of December 31, 2014, our total long-term debt was $1,465.2 million. Our high level of debt could have important consequences, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•

requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

Despite our current level of indebtedness, we may be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We may be able to incur significant additional indebtedness in the future. Although the indentures governing the Senior Secured Notes and the notes and the credit agreements governing the ABL Facility, the Term Loans, the Additional Term Loans and the 2015 Additional Term Loans contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and additional indebtedness incurred in compliance with these restrictions could be substantial.

The restrictions contained in the indentures and the credit agreements also will not prevent us from incurring obligations, such as trade payables, that do not constitute indebtedness as defined under our debt instruments. In addition, our ABL Facility provided for unused commitments of $43.6 million (subject to availability under a borrowing base and after giving effect to $19.3 million of outstanding letters of credit) as of December 31, 2014. Furthermore, we may increase our commitments under our ABL Facility without the consent of lenders under our ABL Facility, other than those lenders who, in their discretion, issue a commitment to provide all or a portion of such increase, by up to an additional $75.0 million, subject to certain customary conditions, and available debt capacity under the indentures governing the Senior Secured Notes and the Senior Unsecured Notes and the credit agreement governing the Term Loans. To the extent new debt is added to our currently anticipated debt levels, the substantial leverage risks described in the previous risk factor would increase. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness.”

Our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly.

Borrowings under our ABL Facility, the Term Loans, the Additional Term Loans, the 2015 Additional Term Loans and certain of our foreign indebtedness are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease.

We may be unable to service our indebtedness.

Our ability to make scheduled payments on and to refinance our indebtedness depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors beyond our control, including the availability of financing in the international banking and capital markets. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt, to refinance our debt or to fund our other liquidity needs. If we are unable to meet our debt service obligations or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt which could cause us to default on our debt obligations and impair our liquidity. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations.

Moreover, in the event of a default, the holders of our indebtedness, including the Senior Secured Notes, the notes, the ABL Facility, the Term Loans, the Additional Term Loans and the 2015 Additional Term Loans could elect to declare all the funds borrowed to be due and payable, together with accrued and unpaid interest. The lenders under our ABL Facility could also elect to terminate their commitments thereunder and cease making further loans. The lenders and holders of our secured debt could institute foreclosure proceedings against their collateral, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our ABL Facility to avoid being in default. If we breach our covenants under our ABL Facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

The agreements governing our indebtedness and the Lease Agreements (as defined below) impose significant operating and financial restrictions on us, which may prevent us from capitalizing on business opportunities.

The indentures governing the Senior Secured Notes and the notes, the credit agreements governing our ABL Facility, the Term Loans, the Additional Term Loans, the 2015 Additional Term Loans and the lease agreements associated with two of our U.S. spunmelt lines (the “Lease Agreements”) impose significant operating and financial restrictions on us. These restrictions limit our ability to, among other things:

•	incur additional indebtedness, issue preferred stock or enter into sale and leaseback obligations;

•	pay certain dividends or make certain distributions on our capital stock or repurchase or redeem our capital stock;

•	make certain capital expenditures;

•	make certain loans, investments or other restricted payments;

•	place restrictions on the ability of subsidiaries to pay dividends or make other payments to us;

•	engage in transactions with stockholders or affiliates;

•	sell certain assets or engage in mergers, acquisitions and other business combinations;

•	amend or otherwise alter the terms of our indebtedness;

•	alter the business that we conduct;

•	guarantee indebtedness or incur other contingent obligations; and

•	create liens.

In addition, the restrictive covenants in our ABL Facility and Lease Agreements may require us to maintain a specified financial ratio and satisfy other financial condition tests. Our ability to comply with those financial ratios and tests can be affected by factors beyond our control. As a result, we are limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. Our failure to comply with the terms of the Lease Agreements could result in a default thereunder which, if not cured or waived, could result in our being required to make substantial unscheduled payments in respect of the applicable Lease Agreement. The terms of any future indebtedness we may incur could include more restrictive covenants or could impact compliance with existing restrictive covenants.

We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants. Our failure to comply with the restrictive covenants described above as well as other terms of our existing indebtedness and/or the terms of any future indebtedness from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms or cannot refinance these borrowings, our results of operations and financial condition could be adversely affected.

Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our results of operations and our financial condition.

If there were an event of default under any of the agreements relating to our outstanding indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. Further, if we are unable to repay, refinance or restructure our indebtedness under our secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments.

Claims of holders of the notes will be effectively subordinated to claims of lenders under our secured indebtedness to the extent of the value of the collateral securing such secured indebtedness.

The notes and the related guarantees are effectively subordinated in right of payment to all of our and the subsidiary guarantors’ existing and future secured indebtedness, including indebtedness under the ABL Facility, the Senior Secured Notes, the Term Loans, the Additional Term Loans and the 2015 Additional Term Loans, to the extent of the value of the collateral securing such secured indebtedness. In addition, we may incur additional secured indebtedness in the future. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, the assets that are securing secured indebtedness must first be used to pay the claims under our and the subsidiary guarantors’ secured indebtedness in full before these assets may be used to make any payments on the notes. As a result, the holders of the notes may receive less, ratably, than holders of our or the subsidiary guarantors’ secured indebtedness in the event of our bankruptcy, liquidation, dissolution or reorganization. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness.”

Claims of holders of the notes will be structurally subordinated to claims of creditors of certain of our subsidiaries that will not guarantee the notes.

The notes are not guaranteed by certain of our existing and will not be guaranteed by certain of our future subsidiaries, including all of our non-U.S. subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. On a pro forma basis, our non-guarantor subsidiaries accounted for $1,449 million, or 72%, of our net sales for the fiscal year ended December 31, 2014. As of December 31, 2014, our non-guarantor subsidiaries accounted for $1,624 million, or 25%, of our total assets and $1,456 million, or 28%, of our total liabilities (in each case, without giving effect to intercompany eliminations).

Our guarantor subsidiaries also guarantee our ABL Facility, the Senior Secured Notes, the Term Loans, the Additional Term Loans and the 2015 Additional Term Loans. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. The credit agreements governing the ABL Facility, the Term Loans, the Additional Term Loans and the 2015 Additional Term Loans and the indentures governing the Senior Secured Notes and the notes permit, these subsidiaries to incur certain additional debt and will not limit their ability to incur other liabilities that are not considered indebtedness under the such agreement.

Federal and state statutes may allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and/or require holders of the notes to return payments received from us.

Under federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes and the guarantees could be voided, or claims in respect of the notes and the guarantees could be subordinated to all of our other debt, if the issuance of the notes or a guarantee was found to have been made for less than their reasonable equivalent value and we, at the time we incurred the indebtedness evidenced by the notes:

•	were insolvent or rendered insolvent by reason of such indebtedness;

•	were engaged in, or about to engage in, a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to repay such debts as they mature.

A court might also void the issuance of the notes or a guaranty, without regard to the above factors, if the court found that we issued the notes or the guarantors entered into their respective guaranty with actual intent to hinder, delay or defraud our or their respective creditors.

A court could find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or the guarantees, respectively, if we or a guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the issuance of the notes or the guarantees, you would no longer have a claim against us or the guarantors. Sufficient funds to repay the notes (or the related exchange notes) may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from us or the guarantors or, with respect to the notes or any guarantee that is subsequently voided.

In addition, any payment by us pursuant to the notes made at a time when we were subsequently found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a liquidation under Chapter 7 of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), subject to certain exceptions and/or defenses as set forth in the Bankruptcy Code.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all our assets;

•

the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

In addition, for the purposes of the preference laws described above, there is a rebuttable presumption of insolvency during the 90-day non-insider preference period.

The indentures governing the Senior Secured Notes and the notes, respectively, contain a “savings clause,” which limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the notes in full when due. Furthermore, in a recent case, Official Committee of Unsecured Creditors of TOUSA, Inc. v Citicorp North America, Inc., the U.S. Bankruptcy Court in the Southern District of Florida held that a savings clause similar to the savings clause that will be included in the indenture governing the notes was unenforceable. As a result, the subsidiary guarantees were found to be fraudulent conveyances. The United States Court of Appeals for the Eleventh Circuit affirmed the liability findings of the Bankruptcy Court without ruling directly on the enforceability of savings clauses generally. The efficacy of such savings clauses has not been determined by other courts. If the TOUSA decision were followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased.

In addition, although each guarantee contains (or will contain, in the case of our future subsidiaries that will guarantee the notes) a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law for the reasons discussed in the preceding paragraph, or, if effective, may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holders of the notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of the notes; and (iii) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, holders of notes may not receive any payments from some or all of the guarantors.

Holders of notes have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. See “—Federal and state statutes may allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and/or require holders of the notes to return payments received from us.” In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of Notes—Guarantees.”

We may not be able to finance a change of control offer required by the indentures governing the Senior Secured Notes and the notes.

Upon a change of control, as defined under the indentures governing the Senior Secured Notes and the notes, respectively, the holders of the Senior Secured Notes and you will each have the right to require us to offer to purchase all of the Senior Secured Notes or the notes then outstanding, as applicable, at a price equal to 101% of the principal amount of such notes, plus accrued interest. In order to obtain sufficient funds to pay the purchase price of such outstanding Senior Secured Notes or notes, as applicable, we expect that we would have to refinance the Senior Secured Notes or notes, as applicable. We cannot assure you that we would be able to refinance the Senior Secured Notes or notes, as applicable, on reasonable terms, if at all. Our failure to offer to purchase all outstanding Senior Secured Notes or notes, as applicable, or to purchase all validly tendered Senior Secured Notes or notes, as applicable, would be an event of default under the applicable indenture. Such an event of default may cause the acceleration of our other debt, including debt under our ABL Facility, the Term Loans, the Additional Term Loans and the 2015 Additional Term Loans. Our future debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the applicable indenture.

Certain important corporate events, such as leveraged recapitalizations, may not, under the indentures governing the Senior Secured Notes and the notes, respectively, constitute a “change of control” that would require us to repurchase the Senior Secured Notes or notes, as applicable, notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the Senior Secured Notes or notes, as applicable. In addition, the definition of change of control in the indentures governing the Senior Secured Notes or notes, as applicable, includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Senior Secured Notes or notes, as applicable, to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may adversely affect the market price or liquidity of the notes.

Our debt currently has a non-investment grade rating, and there can be no assurances that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Credit ratings are not recommendations to purchase, hold or sell the notes, and may be revised or withdrawn at any time. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

If the notes are rated investment grade by both Standard & Poor’s and Moody’s, certain covenants contained in the indenture will be suspended, and holders of the notes will lose the protection of these covenants unless and until the notes subsequently fall back below investment grade.

The indenture contains certain covenants that will be suspended for so long as the notes are rated investment grade by both Standard & Poor’s and Moody’s Investors Service, Inc. These covenants restrict the Issuer’s and its restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue preferred stock;

•	make distributions or other restricted payments;

•	sell capital stock or other assets;

•	engage in transaction with affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

Because these restrictions will not apply when the notes are rated investment grade, we will be able to incur additional debt and consummate transactions that may impair our ability to satisfy our obligations with respect to the notes. In addition, we will not have to make certain offers to repurchase the notes.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts included in this prospectus, including statements concerning our plans, objectives, goals, beliefs, business strategies, future events, business conditions, our results of operations, financial position and our business outlook, business trends and other information referred to under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” are forward-looking statements. When used in this prospectus, the words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plans”, “predict”, “project”, “schedule”, “seeks”, “should”, “target” and variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not historical facts, and are based upon our current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Such risks, uncertainties and other important factors include, among others, the risks, uncertainties and factors set forth above under “Risk Factors,” and the following risks, uncertainties and factors:

•

general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns;

•	cost and availability of raw materials, labor and natural and other resources, and our ability to pass raw material cost increases along to customers

•	changes to selling prices to customers which are based, by contract, on an underlying raw material index;

•	ability to meet existing debt covenants or obtain necessary waivers;

•	achievement of objectives for strategic acquisitions and dispositions;

•	ability to achieve successful or timely start-up of new or modified production lines;

•	reliance on major customers and suppliers;

•	domestic and foreign competition;

•	information and technological advances;

•	risks related to operations in foreign jurisdictions; and

•	changes in, compliance with, and liabilities under, environmental laws and regulations, including climate change-related legislation and regulation.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the outstanding notes. As consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The outstanding notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2014

You should read this table in conjunction with the information contained in “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus.

As of December 31, 2014
Actual
(dollars in thousands)*
Cash and cash equivalents	$178,491

Short-term borrowings(1)	$17,665
Long-term debt, including current portion:
ABL Facility(2)	—
Term Loans(3)	703,029
Senior Secured Notes(4)	504,000
Senior Unsecured Notes	210,000
Other existing debt and capital lease obligations(5)	48,146

Total short-term borrowings and long-term debt, including current portion	1,482,840
Deferred Purchase Price(6)	47,931
Redeemable noncontrolling interest(7)	89,181
Equity:
Common stock $.01 par value, 1,000 shares issued and outstanding	0
Additional paid-in capital	277,248
Retained earnings (deficit)	(242,439)
Accumulated other comprehensive income (loss)	(59,164)

Total Polymer Group, Inc. shareholders’ equity (deficit)	(24,355)
Noncontrolling interest(8)	554

Total equity (deficit)	(23,801)

Total capitalization(9)	$1,596,151

*	Amounts may reflect rounding.
(1)	Represents $17.0 million under short-term credit facilities used to finance short-term working capital needs and $0.7 million of short-term indebtedness of Terram Geosynthetics.
(2)	As of December 31, 2014, we had $43.6 million of availability under our ABL Facility, after giving effect to $19.3 million issued but undrawn letters of credit. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness—ABL Facility.”
(3)	On April 17, 2015, we borrowed an additional $283.0 million under the Second Incremental Amendment. See “Summary—Recent Developments—Term Loan Facility Amendment.”
(4)	On May 8, 2015, we redeemed $200.0 million outstanding principal amount of our Senior Secured Notes.
(5)	Represents (i) $5.0 million outstanding under our Argentina—Nacion facility; (ii) $2.0 million outstanding under our Argentina—Galicia facility; (iii) $18.9 million outstanding under our China Hygiene facility; (iv) $2.4 million indebtedness of Terram Geosynthetics; (v) $0.9 million of capital lease obligations; and (vi) $18.9 million of indebtedness of Providência that remains outstanding after the completion of the Providência Acquisition, comprised of (a) $18.9 million in respect of a Brazilian real-denominated export credit facility.

(6)	Reflects $47.9 million in respect of the Deferred Purchase Price for Providência (see “Business—Expansion and Optimization—Providência Acquisition”), which is treated as “Indebtedness” under the indentures governing the Senior Secured Notes and the Senior Unsecured Notes and the credit agreements governing our ABL Facility and Term Loan Facility.
(7)	Following the Providência Acquisition, we indirectly own approximately 71.25% of the outstanding capital stock of Providência. As required by Brazilian law, we intend to launch, subject to CVM approval, the Mandatory Tender Offer to acquire the remaining outstanding capital stock of Providência from the minority shareholders.
(8)	Noncontrolling interest represent the minority partners’ interest in the income or loss of Terram Geosynthetics Private Limited, a joint venture located in Gujarat, India, in which we maintain a 65% controlling interest.
(9)	Does not reflect (i) our future minimum rental payments required under operating lease obligations of $58.2 million over the next 5 years and $20.3 million thereafter, (ii) our financing obligation related to the Old Hickory facility acquired in the Fiberweb Acquisition, which had an outstanding balance as of December 31, 2014 of $18.4 million or (iii) $15.0 million of undrawn letters of credit to raw material vendors outstanding as of December 31, 2014. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Indebtedness.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information herein is based upon the historical consolidated financial statements and/or financial information of the Company and Providência and has been prepared to illustrate the effects of the Transactions.

The accompanying unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 have been prepared to give pro forma effect to the Transactions as if they had occurred on December 29, 2013. Since the most recent balance sheet presented in this prospectus as of December 31, 2014 includes the impact of the Transactions, a pro forma balance sheet as of December 31, 2014 has not been presented.

The following unaudited pro forma condensed combined financial information includes only adjustments that are directly attributable to the Transactions, factually supportable and, with respect to the statements of operations, expected to have a continuing impact on the combined results. The Providência Acquisition has been accounted for using the acquisition method of accounting in accordance with ASC 805. ASC 805 requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill. The estimated fair values of Providência assets acquired, liabilities assumed and resulting goodwill are subject to adjustment as the Company finalizes its fair value analysis. The Company has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of Providência net assets and related allocation of purchase price. The Company is still waiting for additional information to finalize the valuation of its acquired intangible assets and property, plant and equipment as well as the accounting for certain tax matters. The Company expects to complete its final purchase price allocation during the second quarter of 2015. Upon completion of detailed valuation studies and the final determination of fair value, the Company may make additional adjustments to the purchase price allocation, which may differ significantly from the valuations set forth in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s results of operations actually would have been had the Transactions been completed as of the dates indicated, nor is it necessarily indicative of future operating results of the combined company. As a result, the pro forma condensed combined statements of operations have not been adjusted to reflect future events that may have occurred after the Transactions, including, but not limited to, the anticipated realization of ongoing savings from operating synergies and certain one-time charges we expect to incur in connection with the Providência Acquisition, including but not limited to, costs in connection with the integration of the operations of the Company and Providência.

The information presented below should be read in conjunction with information included under the headings “Summary,” “Capitalization,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements of the Company and Providência, including the related notes, included elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended December 31, 2014

In thousands, except for per share data	Polymer Group, Inc.	Providência U.S. GAAP (Note 2 (a))	Providência Pro Forma Adjustments (Note 2 (b))	Pro Forma Combined
	USD	USD	USD	USD
Net sales	$1,859,914	$145,764	$—	$2,005,678
Cost of goods sold	(1,526,406)	(123,550)	822	(1,649,134)

Gross profit	333,508	22,214	822	356,544
Selling, general and administrative expenses	(254,280)	(26,754)	544	(280,490)
Special charges, net	(59,185)	(8,728)	27,280	(40,633)
Other operating, net	(1,845)	(1,501)	—	(3,346)

Operating income (loss)	18,198	(14,769)	28,646	32,075
Other income (expense):
Interest expense	(96,153)	(5,782)	(9,242)	(111,177)
Debt modification and extinguishment costs	(15,725)	—	13,138	(2,587)
Foreign currency and other, net	(27,083)	631	(16,552)	(43,004)

Income (loss) before income taxes	(120,763)	(19,920)	15,990	(124,693)
Income tax (provision) benefit	1,523	(1,307)	(5,616)	(5,400)

Net income (loss)	(119,240)	(21,227)	10,374	(130,093)
Less: Earnings attributable to noncontrolling interest and redeemable noncontrolling interest	(3,943)	(6,103)	473	(9,573)

Net income (loss) attributable to Polymer Group, Inc.	$(115,297)	$(15,124)	$9,901	$(120,520)

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information herein is based upon the historical consolidated financial statements of the Company and Providência and has been prepared to illustrate the effects of the Transactions in accordance with GAAP and pursuant to Article 11 of Regulation S-X as if they had occurred on December 29, 2013.

The following unaudited pro forma condensed combined financial statements give effect to the Providência Acquisition under the acquisition method of accounting in accordance with ASC 805. ASC 805 requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill. The estimated fair values of Providência assets acquired, liabilities assumed and resulting goodwill are subject to adjustment as the Company finalizes its fair value analysis. The Company has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of Providência net assets and related allocation of purchase price. The Company is still waiting for additional information to finalize the valuation of its acquired intangible assets and property, plant and equipment as well as the accounting for certain tax matters. The Company expects to complete its final purchase price allocation during the second quarter of 2015. Upon completion of detailed valuation studies and the final determination of fair value, the Company may make additional adjustments to the fair value allocation, which may differ significantly from the valuations set forth in the unaudited pro forma condensed combined financial information.

For purposes of measuring the estimated fair value, where applicable, of the assets acquired and the liabilities assumed as reflected in the unaudited pro forma condensed combined financial information, the Company has applied the guidance in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), which establishes a framework for measuring fair value. In accordance with ASC 820, fair value is an exit price and is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Under ASC 805, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

Following the Providência Acquisition, we indirectly own approximately 71.25% of the outstanding capital stock of Providência. As required by Brazilian law, we intend to launch, subject to CVM approval, the Mandatory Tender Offer. While we intend to acquire the remaining outstanding capital stock of Providência pursuant to the Mandatory Tender Offer, there is no assurance that we will be able to do so. If we do acquire more shares, our combined statements of operations will reflect lower earnings attributable to redeemable noncontrolling interest for the percentage of Providência capital stock that we acquire. For the purposes of the following unaudited pro forma condensed combined financial information, we have assumed that we only own approximately 71.25% of the outstanding capital stock of Providência.

The historical financial statements of Providência have been prepared in accordance with IFRS as issued by the IASB. Any differences in accounting principles between IFRS and GAAP as they apply to Providência have been adjusted to reflect such results in accordance with GAAP. Adjustments have also been made to conform Providência’s accounting policies to the Company’s. In addition, Providência has historically reported its financial statements in its local currency, the Brazilian real (“BRL” or R$). In order to present the pro forma condensed combined financial statements in U.S. dollars, Providência’s statement of operations has been translated using the weighted-average exchange rate for the applicable period.

The unaudited pro forma condensed combined financial information does not reflect ongoing cost savings that the Company expects to achieve as a result of the Providência Acquisition or the costs necessary to achieve these costs savings or synergies.

Note 2. Providência Acquisition

(a) Providência GAAP

Financial information reported under the column heading “Providência GAAP” represents Providência’s unaudited historical financial information prepared in accordance with IFRS (“Providência As Reported”) prior to the Providência Acquisition, translated from Providência’s local currency, the Brazilian real, to the U.S. dollar (“Providência Translated”) and adjusted to reflect Providência’s financial information on a GAAP basis and in accordance with the Company’s accounting policies (“Providência GAAP Adjustments”). These Providência GAAP Adjustments are unaudited. A reconciliation of Providência’s As Reported financial information to amounts presented in the unaudited pro forma condensed combined statement of operations under the column heading “Providência GAAP” is as follows:

Period Ended June 10, 2014

A reconciliation of Providência’s As Reported financial information to amounts presented in the unaudited pro forma condensed combined statement of operations under the column heading “Providência GAAP” for the period January 1, 2014 through June 10, 2014 is as follows:

Providência

Consolidated Statement of Operations

IFRS to GAAP Reconciliation

For the Period January 1, 2014 through June 10, 2014

	Providência, As Reported (BRL)(A)		Providência Translated (USD)(B)	Providência GAAP Adjustments (USD)		Providência GAAP (USD)
	in thousands
Net sales	R$	330,320	$143,260	$2,504	E	$145,764
Cost of goods sold		(262,091)	(113,669)	(9,881)	C, D, E	(123,550)

Gross profit		68,229	29,591	(7,377)		22,214
Selling, general and administrative expenses		(80,484)	(34,906)	8,152	C,E	(26,754)
Special charges, net		—	—	(8,728)	E	(8,728)
Other operating, net		(311)	(135)	(1,366)	E	(1,501)

Operating income (loss)		(12,566)	(5,450)	(9,319)		(14,769)
Other income (expense):
Interest expense		(11,668)	(5,060)	(722)	E	(5,782)
Foreign currency and other, net		(2,773)	(1,203)	1,834	E	631

Income (loss) before income taxes		(27,007)	(11,713)	(8,207)		(19,920)
Income tax (provision) benefit		(9,455)	(4,101)	2,794	F	(1,307)

Net income (loss)	R$	(36,462)	$(15,814)	$(5,413)		$(21,227)

The following is a summary of the adjustments reflected in the above IFRS to GAAP Reconciliation for the period ended June 10, 2014:

A.	Represents historical financial information of Providência prepared in accordance with IFRS for the period January 1, 2014 through June 10, 2014, the date of the Providência Acquisition, and presented on a consistent format with the Company’s financial statement presentation.

B.	Historical financial information of Providência has been translated to U.S. dollars using the weighted-average rate of R$1.00 to $0.4337 for the period January 1, 2014 through June 10, 2014.

C.	In 2007, Providência was acquired by a group of private investors for an aggregate purchase price of R$932 million. In addition, Providência acquired ISOFILME in 2007, which was purchased for an aggregate purchase price of R$43.0 million (together the “Historical Providência Transactions”). For the Historical Providência Transactions, in accordance with local generally accepted accounting principles (prior to Providência adopting IFRS), Providência did not reflect the step-up in basis of its property, plant and equipment to fair value, resulting in a GAAP adjustment to increase Cost of goods sold and Selling, general and administrative expenses by $1.4 million and $0.1 million, respectively, for additional depreciation on the step-up basis of the acquired property, plant and equipment.

D.	Providência adopted IFRS during 2010. As part of the first time adoption, a retrospective revaluation adjustment was allowed to adjust the historical cost of property, plant and equipment to its current fair value with a corresponding adjustment to equity. Under GAAP, property, plant and equipment is recognized at historical cost and revaluation adjustments are not permitted. As such, a GAAP adjustment was recorded to reverse the revaluation adjustments recognized under IFRS, which resulted in a lower depreciation under GAAP, and a decrease to Cost of goods sold by $3.0 million.

E.	The historical financial information of Providência presented has been adjusted by reclassifying certain line items in order to conform to the Company’s financial statement presentation and by recording certain adjustments to align accounting policies.

The reclassification to conform to the Company’s financial statement presentation is as follows:

	For the Period January 1, 2014 through June 10, 2014
Net Sales	(0.3	)(1)
Selling, general and administrative expenses	8.7	(2)
Special charges, net	(8.7	)(2)
Other operating, net	(1.4	)(3)
Interest expense	(0.7	)(3)
Foreign currency and other, net	2.4	(3)

(1)	The decrease in Net sales relates to adjustments of Providência’s revenue recognition presentation to that of the Company’s.
(2)	The decrease in Selling, general and administrative expenses and the increase in Special charges, net of $8.7 million relates to the reclassification of acquisition-related costs incurred by Providência associated with the Providência Acquisition. Per the Company’s financial statement presentation, such costs are presented within Special charges, net.
(3)	The increase in other operating, net and in interest expense and the decrease in Foreign currency and other, net primarily relates to the reclassification of Providência derivatives. Per the Company’s financial statement presentation, changes in the fair value of foreign exchange contracts and call option contracts are recorded within Other operating, net and of interest rate swaps are recorded within Interest expense.

Adjustments made to align Providência’s accounting policies to the Company’s are as follows:

	For the Period January 1, 2014 through June 10, 2014
Net Sales	2.8	(1)
Cost of good sold	(11.4	)(2)
Selling, general and administrative expenses	(0.4	)(3)
Foreign currency and other, net	(0.6	)(4)

(1)	The increase in Net sales relates to the aligning of Providência’s revenue recognition policies to that of the Company’s.
(2)	The increase in Cost of goods sold is driven by $2.2 million from the aligning of revenue recognition policies, $4.6 million from conforming capitalization policies and a further $4.6 million of aligning the useful lives of property, plant and equipment.
(3)	The increase in Selling, general and administrative expenses relates to the conforming of capitalization policies.
(4)	The increase in Foreign currency and other, net relates to the foreign currency impact associated with the aligning of Providência revenue recognition policies and other non-operating transactions to that of the Company.

F.	Adjustment reflects the income tax effects of the Providência GAAP Adjustments calculated at the statutory rates in effect in each significant jurisdiction for the time periods presented. This rate does not reflect Providência’s effective tax rate, which includes other income tax items, such as foreign taxes, as well as other income tax charges or benefits, and does not take into account any historical or possible future tax events that may impact Providência.

(b) Providência Pro Forma Adjustments

The preliminary allocation of the purchase price of the Providência Acquisition is as follows:

In thousands	June 11, 2014
Cash	$20,621
Accounts receivable	52,929
Inventory	34,077
Other current assets	31,848

Total current assets	139,475

Property, plant and equipment	305,306
Goodwill	133,647
Intangible assets	19,000
Other noncurrent assets	12,288

Total assets acquired	$609,716

Current liabilities	$31,605
Total debt	74,930
Deferred income taxes	(4,435)
Other noncurrent liabilities	1,992

Total liabilities assumed	$104,092

Redeemable noncontrolling interest	80,792

Net assets acquired	$424,832

The estimated fair values of Providência assets acquired, liabilities assumed and resulting goodwill are subject to adjustment as the Company finalizes its fair value analysis. The Company has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of Providência net assets and related allocation of purchase price. The Company is still waiting for additional information to finalize the valuation of its acquired intangible assets and property, plant and equipment as well as the accounting for certain tax matters. The Company expects to complete its final purchase price allocation during the second quarter of 2015. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the Providência Acquisition from those preliminary valuations presented in the Company’s audited consolidated financial statements would impact the amount of goodwill. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in these unaudited pro forma condensed combined statements of operations.

The following is a summary of the material adjustments for amounts reported in the unaudited pro forma condensed combined statements of operations under the “Providência Pro Forma Adjustments” column heading for the year ended December 31, 2014:

Cost of goods sold—Represents the preliminary adjustment to depreciation expense associated with the change in fair value of the property, plant and equipment recorded in relation to the Providência Acquisition. Based upon a preliminary valuation analysis, the fair value of acquired property, plant and equipment was $305 million. The estimated fair value of property, plant and equipment is expected to be amortized on a straight-line basis over the estimated average remaining useful life of 18 years. Depreciation expense has been estimated based upon the nature of activities associated with the property, plant and equipment acquired. Therefore, for purposes of this pro forma statement of operations, the Company has reflected a reduction of $0.9 million of estimated depreciation expense.

With other assumptions held constant, a change of 1 year in the useful life of the property, plant and equipment would result in a $1.2 million change in annual depreciation expense. With other assumptions held constant, a change of 10% in the fair value of the property, plant and equipment would result in a $1.7 million change in annual depreciation expense.

Selling, general and administrative expense—Adjustment represents the preliminary depreciation and amortization expense associated with the change in fair value of the property, plant and equipment and intangible assets recorded in relation to the Providência Acquisition. The net adjustments to Selling, general and administrative expenses is comprised of the following (dollars in millions):

Fiscal Year Ended December 31, 2014
Pro forma adjustment to depreciation expense of property, plant and equipment(1)	$0.1
Pro forma adjustment to amortization expense of intangible assets(2)	0.4

Pro forma adjustment to Selling, general and administrative expenses	$0.5

(1)	For a discussion of Pro forma adjustment to depreciation expense of property, plant and equipment see footnote to the Cost of goods sold Pro Forma adjustment described above.
(2)	Represents the preliminary adjustment to amortization expense associated with the change in fair value of intangible assets recorded in relation to the Providência Acquisition. Based upon a preliminary valuation analysis, the fair value of acquired intangible assets, which consist of customer relationships, was $19.0 million. The estimated fair value of amortizable intangible assets is expected to be amortized on a straight-line basis over the estimated useful lives of 15 years. Amortization expense has been estimated based upon the nature of activities associated with the intangible assets acquired. Therefore, for purposes of this pro forma statements of operations, the Company has reflected a reduction of $0.4 million of amortization expense.

With other assumptions held constant, a change of 1 year in the useful life of the intangible assets would result in a $0.1 million change in annual amortization expense. With other assumptions held constant, a change of 10% in the fair value of the intangible assets would result in a $0.1 million change in annual amortization expense.

Special charges—The net adjustment to Special charges is calculated as follows (dollars in millions):

Fiscal Year Ended December 31, 2014
Acquisition-related costs associated with the Providência Acquisition incurred by the Company(1)	$18.6
Acquisition-related costs associated with the Providência Acquisition incurred by Providência(2)	8.7

Pro forma adjustment to Special charges	$27.3

(1)	Adjustment represents the removal of $18.6 million of acquisition-related costs incurred by the Company associated with the Providência Acquisition during the year ended December 31, 2014 as such amounts are directly attributable to the Providência Acquisition and will not have a continuing impact on the combined results.
(2)	Adjustment represents the removal of $8.7 million of acquisition-related costs incurred by Providência associated with the Providência Acquisition during the period ended June 10, 2014 as such amounts are directly attributable to the Providência Acquisition and will not have a continuing impact on the combined results.

Interest expense—Adjustment reflects the estimated interest expense that would have been incurred by the Company during the historical periods presented assuming the Transactions had occurred as of December 29, 2013 (dollars in millions):

Fiscal Year Ended December 31, 2014
Reversal of Providência’s historical interest expense, including amortization of debt issuance costs, related to debt not assumed for the period January 1, 2014 through June 10, 2014	$4.2
Reversal of Providência’s historical expense related to changes in the fair value of interest rate swaps not assumed for the period January 1, 2014 through June 10, 2014(1)	1.0
Amortization of capitalized debt issuance costs related to new borrowings for the period December 29, 2013 through June 10, 2014(2)	(1.0)
Estimated interest expense on senior unsecured notes at 6.875% for the period December 29, 2013 through June 10, 2014(3)	(6.3)
Estimated interest expense on Additional Term Loans at 5.25% for the period December 29, 2013 through June 10, 2014(3)	(7.1)

Pro forma adjustment to Interest expense	$(9.2)

(1)	Providência historically used derivative instruments to reduce the exposure to fluctuations in interest rates. The Company has eliminated the change in the fair value of such interest rate swaps not assumed as part of the Providência Acquisition; the respective impacts are reduced expenses of $1.0 million for the year ended December 31, 2014.
(2)	The Company incurred in total $21.3 million in debt issuance costs in conjunction with the senior unsecured notes and the Additional Term Loans which comprises $10.6 million of capitalized debt issuance costs and $10.7 million of debt issuance costs expensed as incurred based on ASC Topic 470, Debt (“ASC 470”). For purposes of these pro forma statements of operations, the Company has reversed the $10.7 million debt issuance costs expensed as such expenses are directly attributable to the Providência Refinancing and will not have a continuing impact on the combined results (see footnote to the Debt modification and extinguishment costs Pro Forma adjustments described below). The capitalized debt issuance costs of $10.6 million associated with the new borrowings will be amortized over approximately five years. Therefore, for purposes of this pro forma statement of operations, the Company has reflected $1.0 million of amortization expense of capitalized debt issuance costs related to new borrowings for the period ended June 10, 2014.
(3)

On June 10, 2014, we entered into the Incremental Amendment, pursuant to which the Company obtained $415.0 million of commitments for incremental term loans from the existing lenders, of which the Company borrowed $310 million of Additional Term Loans. The remaining $105.0 million of commitments were available for borrowing until December 31, 2014 and were used to repay existing indebtedness during the third quarter of 2014. Borrowings bear interest at a fluctuating rate per annum equal to, at our option, (i) a base rate equal to the highest of (a) the federal funds rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Citicorp North America, Inc. as its “prime rate” and (c) the LIBOR rate for a one-month interest period plus 1.0% (provided that in no event shall such base rate with respect to the Term Loans be less than 2.0% per annum), in each case plus an applicable margin of 3.25% or (ii) a LIBOR rate for the applicable interest period (provided that in no event shall such LIBOR rate with respect to the Term Loans be less than 1.0% per annum) plus an applicable margin of 4.25%. The applicable margin for the Term Loans is subject to one 25 basis point step-down upon the achievement of a senior secured net leverage ratio of 3.50:1.00. We are required to repay installments on the Term Loans in quarterly installments in aggregate amounts equal to 1.0% per annum of their funded total principal amount, with the remaining amount payable on the maturity date. In addition, in connection with the Providência Acquisition, we issued on June 11, 2014 $210.0 million aggregate principal amount of 6.875% senior unsecured notes due 2019.

The Additional Term Loans have a variable interest rate with a floor of 5.25%; however an increase of 1/8% (12.5 basis points) in the interest rate on the Company’s Additional Term Loans would result in a $0.4 million increase in our annual interest expense. An increase of 1/8% (12.5 basis points) in the interest rate on all of the Company’s total variable rate debt (including the Additional Term Loans) would result in a $0.8 million change in our annual interest expense.

Debt modification and extinguishment costs—The net adjustment to Debt modification and extinguishment costs is calculated as follows (dollars in millions):

Fiscal Year Ended December 31, 2014
Reversal of debt issuance costs expensed as incurred associated with the Providência Refinancing(1)	$10.7
Reversal of debt extinguishment costs associated with the Providência Refinancing(2)	2.4

Pro forma adjustment to Debt modification and extinguishment costs	$13.1

(1)	The Company incurred in total $21.3 million in debt issuance costs in conjunction with the senior unsecured notes and the Additional Term Loans which comprises $10.6 million of capitalized debt issuance costs and $10.7 million of debt issuance costs expensed as incurred based on ASC 470 during the year ended December 31, 2014. For purposes of these pro forma statements of operations, we have reversed the $10.7 million debt issuance costs expensed as such expenses are directly attributable to the Providência Refinancing and will not have a continuing impact on the combined results.
(2)	On September 22, 2014, the Company entered into an assignment agreement with Itaú Unibanco S.A in order to transfer its rights and obligations under the agreement to the Company. The purchase price was funded with a portion of the proceeds from the Incremental Amendment. Pursuant to ASC 470, we recognized a loss on debt extinguishment of $2.4 million during the year ended December 31, 2014. A pro forma adjustment has been recorded to eliminate the $2.4 million debt extinguishment costs expensed as such expense is directly attributable to the Providência Refinancing and will not have a continuing impact on the combined results.

Foreign currency and other, net—The net adjustment to Foreign currency and other, net is calculated as follows (dollars in millions):

Fiscal Year Ended December 31, 2014
Reversal of foreign exchange gains associated with the Providência Acquisition(1)	$(18.9)
Reversal of Providência’s historical foreign currency impacts related interest rate swaps not assumed for the period January 1, 2014 through June 10, 2014(2)	2.3

Pro forma adjustment to Foreign currency and other, net	$(16.6)

(1)

The Company entered into a series of financial instruments used to minimize foreign exchange risk on the future consideration to be paid for the Providência Acquisition and the Deferred Purchase Price. For purposes of these pro forma statements of operations, we have eliminated the $18.9 million foreign exchange gains associated with such financial instruments for the year ended December 31, 2014 as such gains will not have a continuing impact on the combined results.
(2)	Providência historically used derivative instruments to reduce the exposure to fluctuations in interest rates. Certain of these interest rate swaps were denominated in USD which resulted in foreign currency impacts recorded in the historical financial information of Providência. The Company has eliminated the historical foreign currency impacts of such interest rate swaps not assumed as part of the Providência’s acquisition of $2.3 million for the period ended June 10, 2014.

Income tax (provision) benefit—Adjustment reflects the income tax effects of the pro forma adjustments made to the pro forma statements of operations calculated at the combined federal and state statutory rates in effect in each significant jurisdiction for the time periods presented. This rate, 35.1%, does not reflect the Company’s effective tax rate, which includes other income tax items, such as foreign taxes, as well as other income tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company. Fair value and other adjustments effective at the closing of the Providência Acquisition could be different based on factors including but not limited to tax rates, valuation differences, further information on taxes by jurisdiction, or other factors.

Earnings attributable to noncontrolling interest and to redeemable noncontrolling interest—Noncontrolling interest and redeemable noncontrolling interest represent the minority partners’ interest in the income or loss of consolidated subsidiaries which are not wholly-owned by the Company. For the purposes of the unaudited pro forma condensed combined financial information, we have assumed that we only own approximately 71.25% of the outstanding capital stock of Providência.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The selected historical consolidated financial data presented below for, and as of the end of, the fiscal years ended December 31, 2014, December 28, 2013 and December 29, 2012, has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial data presented below for the fiscal year ended December 31, 2011 for the Successor, and the one month ended January 28, 2011 and the fiscal year ended January 1, 2011 for the Predecessor has been derived from our audited consolidated financial statements not included in this prospectus. Our historical results are not necessarily indicative of the results expected for any future period.

You should read the selected consolidated financial data below together with our audited consolidated financial statements included elsewhere in this prospectus including the related notes thereto appearing elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the other financial information included elsewhere in this prospectus.

	Successor				Predecessor
In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011	Fiscal Year Ended January 1, 2011
Statement of Operations Data:
Net sales	$1,859,914	$1,214,862	$1,155,163	$1,102,929	$84,606	$1,106,211
Cost of goods sold	(1,526,406)	(1,018,806)	(957,917)	(932,523)	(68,531)	(896,319)

Gross profit	333,508	196,056	197,246	170,406	16,075	209,892
Selling, general and administrative expenses	(254,280)	(153,188)	(140,776)	(134,483)	(11,564)	(141,461)
Special charges, net	(59,185)	(33,188)	(19,592)	(41,345)	(20,824)	(19,735)
Other operating, net	(1,845)	(2,512)	287	(2,634)	564	815

Operating income (loss)	18,198	7,168	37,165	(8,056)	(15,749)	49,511
Other income (expense):
Interest expense	(96,153)	(55,974)	(50,414)	(46,409)	(1,922)	(31,728)
Debt modification and extinguishment costs	(15,725)	(3,334)	—	—	—	—
Foreign currency and other, net	(27,083)	(8,851)	(5,134)	(18,636)	(82)	(1,454)

Income (loss) before income taxes	(120,763)	(60,991)	(18,383)	(73,101)	(17,753)	16,329
Income tax (provision) benefit	1,523	36,024	(7,655)	3,272	(549)	(4,534)

Income (loss) from continuing operations	(119,240)	(24,967)	(26,038)	(69,829)	(18,302)	11,795

Discontinued operations, net	—	—	—	(6,283)	182	(765)

Net income (loss)	(119,240)	(24,967)	(26,038)	(76,112)	(18,120)	11,030
Less: Earnings attributable to noncontrolling interest and redeemable noncontrolling interest	(3,943)	(34)	—	59	83	623

Net income (loss) attributable to Polymer Group, Inc.	$(115,297)	$(24,933)	$(26,038)	$(76,171)	$(18,203)	$10,407

	Successor				Predecessor
In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Eleven Months Ended December 31, 2011	One Month Ended January 28, 2011	Fiscal Year Ended January 1, 2011
Operating and other data:
Net cash provided by (used in) operating activities	$49,148	$16,850	$75,471	$24,117	$(25,270)	$63,244
Net cash provided by (used in) investing activities	$(436,682)	$(337,759)	$(50,233)	$(467,968)	$(8,305)	$(41,276)
Net cash provided by (used in) financing activities	$487,376	$308,190	$(42)	$445,110	$31,442	$(8,086)
Gross margin	17.9%	16.1%	17.1%	15.5%	19.0%	19.0%
Depreciation and amortization	$118,255	$76,293	$66,706	$57,290	$3,535	$46,353
Capital expenditures	$82,457	$54,642	$51,625	$68,428	$8,405	$45,183

Financial results related to our Consolidated Balance Sheets are as follows:

	Successor				Predecessor
In thousands	December 31, 2014	December 28, 2013	December 29, 2012	December 31, 2011	January 28, 2011	January 1, 2011
Balance Sheet Data (at end of period):
Cash and cash equivalents	$178,491	$86,064	$97,879	$72,742	$70,771	$72,355
Operating working capital (a)	100,115	43,170	29,628	54,567	52,662	53,068
Total assets	2,042,302	1,464,520	1,022,069	1,060,578	819,259	731,977
Long-term debt, less current portion	1,433,283	880,399	579,399	587,853	359,525	328,170
Redeemable noncontrolling interest	89,181	—	—	—	—	—
Noncontrolling interest	554	843	—	—	—	8,916
Total Polymer Group, Inc. shareholders’ equity (deficit)	(24,355)	158,896	139,202	187,297	148,187	134,336
Ratio of earnings to fixed charges (b)	—	—	—	—	—	1.5x

(a)	Operating working capital is defined as accounts receivable plus inventories less trade accounts payable and accrued liabilities.
(b)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pre-tax earnings from continuing operations plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of debt issuance fees and one-third of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. Earnings were insufficient to cover fixed charges for the fiscal year ended December 31, 2014, fiscal year ended December 28, 2013, the fiscal year ended December 29, 2012, the eleven month period ended December 31, 2011, and the one month period ended January 28, 2011 by $121.9 million, $62.1 million, $20.0 million, $74.8 million, and $17.9 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. The discussion should be read in conjunction with the “Summary—Summary Historical and Pro Forma Condensed Combined Financial Information,” “Selected Historical Consolidated Financial Data” and our consolidated financial statements and notes thereto included elsewhere in the prospectus. It should be noted that our gross profit margins may not be comparable to other companies since some entities classify shipping and handling costs in cost of goods sold and others, including us, include such costs in selling, general and administrative expenses. Similarly, some entities, including us, include foreign currency gains and losses resulting from operating activities as a component of operating income, and some entities classify all foreign currency gains and losses outside of operating income. The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs. Out actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those factors discussed below and elsewhere in this prospectus, particular in the “Risk Factors” and “Forward-Looking Statements.”

Overview

We are a leading global innovator and manufacturer of specialty materials for use in a broad range of products that make the world safer, cleaner and healthier. We design and manufacture versatile high performance materials that can be engineered to possess specific value-added characteristics, including absorbency, tensile strength, softness and barrier properties. We serve customers focused on personal care, infection prevention, and high performance solutions, where our products are critical components used in a broad array of consumer and commercial products.

Over the past five years, we have undertaken a series of investments and acquisitions that have expanded our global presence, increased our product portfolio and broadened our technology base. As a result, we have one of the largest global platforms in the nonwovens industry with 22 manufacturing and converting facilities located in 14 countries, including a significant presence in high-growth emerging markets such as South America and Asia. Our manufacturing facilities are strategically located near the production facilities of many of our key customers in order to increase our effectiveness in addressing regional demand for our products, many of which do not ship economically over long distances. We believe our global capabilities is a competitive advantage in serving our multi-national, blue-chip customers.

Recent Developments

Dounor Acquisition

On March 25, 2015, we announced that PGI France Holdings SAS, our wholly-owned subsidiary, entered into an agreement to acquire Dounor, a French manufacturer of materials used in hygiene, healthcare and industrial applications. The acquisition of Dounor was completed on April 17, 2015 using the proceeds from borrowings under the Second Incremental Amendment.

European Restructuring

On March 7, 2014, we announced our plan to exit the European roofing business, which we acquired as part of the Fiberweb Acquisition, in an effort to optimize our portfolio. The plan included (1) the possible shutdown of selected manufacturing lines at our Berlin, Germany facility, (2) the possible closure of our manufacturing facility in Aschersleben, Germany with the consolidation of its converting activities to Berlin and (3) possible workforce reductions at both facilities.

In the second quarter of 2014, we commenced negotiations to sell selected equipment used to manufacture roofing materials at our Berlin, Germany location. In July 2014, we ceased production of roofing materials in Berlin and signed a contract to sell one manufacturing line for €1.6 million ($2.0 million) recognizing a $2.0 million gain on the sale. We also commenced negotiations in the third quarter of 2014 to sell the manufacturing facility located in Aschersleben, Germany. In November 2014, we completed such negotiations and entered into a definitive asset purchase and transfer agreement to sell the land, buildings, inventory, machinery and equipment, intellectual property and certain existing contracts for approximately €2.0 million ($2.4 million). As of December 31, 2014, the assets to be sold were reported as assets held for sale and included in Other current assets in the Consolidated Balance Sheets. The transaction closed on January 1, 2015. There will be no gain or loss recognized on the sale of the business since it was determined the proceeds received for the tangible and intangible assets approximated the carrying value of the assets sold.

Providência Acquisition

On January 27, 2014, we announced that Acquisition Co. entered into a stock purchase agreement with Providência and certain shareholders named therein. Pursuant to the terms and subject to the conditions of the stock purchase agreement, Acquisition Co. agreed to acquire an approximately 71.25% controlling interest in Providência. Providência is a leading manufacturer of nonwovens primarily used in hygiene applications as well as industrial and healthcare applications. Based in Brazil, Providência has three manufacturing locations, including one in the United States. Total consideration paid included $47.9 million of deferred purchase price (the “Deferred Purchase Price”) and $8.2 million deposited into an escrow account. The Deferred Purchase Price is held by the Company and relates to certain unaccrued tax claims of Providência (the “Providência Tax Claims”). The Deferred Purchase Price is denominated in Brazilian real and accretes at a rate of 9.5% per annum compounded daily. Upon final resolution of the Providência Tax Claims by the Brazilian court, either tax payments for the Providência Tax Claims will be made to the Brazilian tax authorities or the Deferred Purchase Price will be paid to the selling shareholders.

The Providência Acquisition was completed on June 11, 2014 for an aggregate purchase price of $424.8 million and funded with the proceeds from borrowings under the Incremental Amendment as well as the proceeds from the issuance of the Senior Unsecured Notes. As required by Brazilian law, we intend to launch, subject to CVM approval, the Mandatory Tender Offer to acquire the remaining outstanding capital stock of Providência from the minority shareholders.

On January 27, 2014, we entered into a series of financial instruments with a third-party financial institution used to minimize foreign exchange risk on the future consideration to be paid for the Providência Acquisition and the Mandatory Tender Offer (the “Providência Contracts”). Each contract allows us to purchase fixed amounts of Brazilian reals (R$) in the future at specified U.S. dollar rates, coinciding with either the Providência Acquisition or the Mandatory Tender Offer. The primary financial instrument was related to the Providência Acquisition and consisted of a foreign exchange forward contract settled upon consummation of the transaction. The remaining financial instruments relate to a series of options that expire between 1 year and 5 years associated with the Mandatory Tender Offer and the deferred portion of the consideration paid for the Providência Acquisition.

Prior to completing the Providência Acquisition, Providência announced that production on three spunmelt lines at its Sao Jose dos Pinhais manufacturing facility was partially interrupted. The interruption was the result of an order by the Brazilian Ministry of Labor, pending remedial action by Providência to bring the facility into compliance with applicable Brazilian workplace safety regulations. The three lines were shut down from April 1, 2014 until early July 2014 when clearance was received from the Brazilian Ministry of Labor and production resumed. During the shutdown period, the impact to sales volumes is estimated to have been in excess of 6,500 metrics tons during 2014, which represents 5.5% and 5.9% of metric tons sold by Providência in 2014 and 2013, respectively. In addition, the lines experienced certain start-up inefficiencies during the third quarter which continued as the facility began to resume more normalized operations near the end of the third quarter. During the shutdown and the subsequent ramp-up period through the end of 2014, Providência incurred additional costs to bring the manufacturing lines into compliance as well as incurred higher relative overhead costs and increased scrap rates, which negatively impacted operating profit.

Expansion and Optimization Initiatives

Over the past five years, we have undertaken a series of initiatives to expand our global capabilities as well as to focus on operational excellence. Initiatives include capacity expansion projects, plant consolidations, plant alignment, acquisitions and divestitures. We believe these initiatives will help drive performance in our businesses and improve our overall cost structure.

Expansion Initiatives

In order to address the growing demand for hygiene and healthcare products, we have completed four capacity expansions since 2009. In addition, we recently commenced the upgrade of manufacturing lines at our facilities located in Tarragona, Spain and Benson, North Carolina, the expansion of our specialty materials manufacturing capabilities at our San Luis Potosi, Mexico, facility, and have completed an upgrade of a manufacturing line near Buenos Aires, Argentina, and our upgrade of machinery and the expansion of our manufacturing facility in Waynesboro, Virginia. A description of our completed expansion initiatives is as follows:

•

In the second quarter of 2013, our spunmelt hygiene line in Suzhou, China commenced commercial production. The plant expansion increased capacity to meet demand for nonwoven materials in hygiene applications in China.

•

In the third quarter of 2011, our spunmelt line in Waynesboro, Virginia commenced commercial production. The plant expansion increased capacity to meet demand for nonwoven materials in hygiene and healthcare applications in the U.S.

•

In the third quarter of 2011, our spunmelt healthcare line in Suzhou, China commenced commercial production. The plant expansion increased capacity to meet demand for nonwoven materials in healthcare applications in China.

•

In the second quarter of 2009, our spunmelt line in San Luis Potosi, Mexico commenced commercial production. The plant expansion increased capacity to meet demand for nonwoven materials in hygiene and healthcare applications in the U.S. and Mexico.

Our expansion projects are funded using a combination of existing cash balances, internal cash flows as well as financing arrangements with third-party financial institutions. We intend to continue to expand in markets we believe have attractive supply and demand characteristics as well as maintain and upgrade manufacturing lines to improve our global competitive position.

Optimization Initiatives

We actively and continuously pursue initiatives to prolong the useful life of our assets through product and process innovation. In some instances, we have determined that our fixed cost structure would be enhanced through consolidation. While investing in several new manufacturing lines in high-growth regions, we have simultaneously undertaken a number of initiatives to rationalize low-margin legacy operations and relocate certain assets to improve our cost structure. These initiatives are intended to result in lower working capital levels and improve operating performance and profitability. Our strategy with respect to past consolidation efforts in the U.S. and Europe was focused on the elimination of costs associated with underutilized legacy capacity. During 2014, we exited the European roofing business, consolidated our German manufacturing operations to Berlin and entered into an agreement to sell the manufacturing operations in Aschersleben. We continually assess our global footprint to determine what we believe is an appropriate and sustainable asset base.

Other Acquisitions and Divestitures

On September 17, 2013, PGI Acquisition Limited, a wholly-owned subsidiary of the Company, entered into an agreement with Fiberweb containing the terms of a cash offer to purchase 100% of the issued and to be issued ordinary share capital of Fiberweb at a cash price of £1.02 per share. The offer was effected by a court sanctioned scheme of arrangement of Fiberweb under Part 26 of the UK Companies Act 2006 and consummated on November 15, 2013, whereby Fiberweb became a wholly-owned subsidiary of the Company. The aggregate purchase price was valued at $287.8 million and funded on November 27, 2013 with the proceeds of borrowings under a $268.0 million Senior Secured Bridge Credit Agreement and a $50.0 million Senior Unsecured Bridge Credit Agreement. The Bridge Facilities were subsequently refinanced, along with transaction expenses, with the proceeds from a $295.0 million Senior Secured Credit Agreement and a $30.7 million equity investment from Blackstone. Fiberweb is one of the largest global manufacturers of specialized technical fabrics with eight production sites in six countries.

On April 29, 2011, we entered into an agreement to sell certain assets and the working capital of Difco Performance Fibers, Inc. (“Difco”) for cash proceeds of $10.9 million. The agreement provided that Difco would continue to produce goods during the three month manufacturing transition services agreement that expired in the third quarter of 2011. The sale was completed on May 10, 2011 and resulted in a loss of $0.7 million recognized during the fiscal year ended December 31, 2011.

The results of operations of Difco, previously included in the North America segment, have been segregated from continuing operations and included in Discontinued operations, net in the Consolidated Statements of Operations as the cash flows of Difco were eliminated from our ongoing operations and we had no continuing involvement in the operations of the business after the disposition.

On May 26, 2010, we signed an equity transfer agreement (the “Nanhai Agreement”) to purchase the remaining 20% interest in our Chinese subsidiary, Nanhai Nanxin Non-Woven Co. Ltd, subject to Chinese government approval. Pursuant to the Nanhai Agreement, we deposited $1.5 million into an escrow account with a bank to serve as a performance guarantee. On March 9, 2011, we received government approval and subsequently completed the noncontrolling interest acquisition for a purchase price of $7.2 million. The acquisition was accounted as an equity transaction in which no gain or loss was recognized.

On December 2, 2009, we completed an acquisition from Grupo Corinpa S.L (“Grupo Corinpa”) of certain assets and the operations of the nonwovens business of Tesalca-99, S.A. and Texnovo, S.A. located in Barcelona, Spain. Consideration for the acquired assets consisted of 1.049 million shares of the Predecessor’s Class A common stock which had a fair value of $14.5 million on the date of acquisition. The agreement contained a provision under which Grupo Corinpa was granted a put option on its land, building and equipment that were included in a lease under which we were provided full and exclusive use of the assets. In addition, the agreement contained a provision under which we were granted a call option for the same assets. On January 28, 2011, immediately prior to the Merger, we exercised our call option and purchased the remaining assets for an aggregate purchase price of $41.2 million.

Results of Operations

We operate our business on a regional basis with profit accountability aligned with our physical presence. This reflects how the overall business is currently managed by our senior management and reviewed by our Board of Directors. In light of the Providência Acquisition, we realigned our reportable segments during the third quarter of 2014 to more closely reflect our corporate and business strategies and to promote additional productivity and growth. Reportable segments are now as follows: North America, South America, Europe and Asia. The operations previously reported in the Oriented Polymers segment are now included within the North America segment, along with the operations in Mexico. The South America segment includes the Providência operations in Brazil in addition to our previously existing operations in Colombia and Argentina. The Europe and Asia segments remain unchanged.

Gross Profit Drivers

Our net sales are driven principally by the following factors:

•	Volumes sold, which are tied to our available production capacity and customer demand for our products;

•

Prices, which are tied to the quality of our products, the overall supply and demand dynamics in our regional markets, and the cost of our raw material inputs, as changes in input costs have historically been passed through to customers through either contractual mechanisms or business practices. This can result in significant increases in total net sales during periods of sustained raw material cost increases as well as significant declines in net sales during periods of raw material cost declines; and

•

Product mix, which is tied to demand from various markets and customers, along with the type of available capacity and technological capabilities of our facilities and equipment. Average selling prices can vary for different product types, which impacts our total revenue trends.

Our primary costs of goods sold (“COGS”) include:

•

Raw material costs (primarily polypropylene resins, which generally comprise over 75% of our raw material purchases) represent approximately 60% to 70% of COGS. We purchase raw materials, including polypropylene resins, from a number of qualified vendors located in the regions in which we operate. Polypropylene is a petroleum-based commodity material and its price historically has exhibited volatility. As discussed in the revenue factors above, we have historically been able to mitigate volatility in polypropylene prices through changes in our selling prices to customers, enabling us to maintain a more stable gross profit per kilogram;

•

Other variable costs include direct labor, utilities (primarily electricity), maintenance and variable overhead. Utility rates vary depending on the regional market and provider. Labor generally represents less than 10% of COGS and varies by region. Historically, we have been able to mitigate wage rate inflation with operating initiatives resulting in higher productivity and improvements in throughout and yield; and

•

Fixed overhead consists primarily of depreciation expense, which is impacted by our level of capital investments and structural costs related to our locations. We believe our strategically located manufacturing facilities provide sufficient scale to maintain competitive unit manufacturing costs.

The level of our revenue and COGS vary due to changes in raw material cost. As a result, our gross profit margin as a percent of net sales can vary significantly from period to period. As such, we believe total gross profit provides a clearer representation of our operating trends. Changes in raw material costs historically have not resulted in a significant sustained impact on gross profit, as we have generally been able to effectively mitigate changes in raw material costs through changes in our selling prices to customers in order to maintain a more steady gross profit per kilogram sold.

Comparability of Periods

Prior to 2014, our fiscal year was based on a 52 week period ending on the Saturday closest to each December 31. As a result, the fiscal years ended December 28, 2013 and December 29, 2012 each contain operating results for 52 weeks. On December 11, 2014, our Board of Directors approved a change in our fiscal year end to a calendar year ending on December 31, beginning with the fiscal year 2014.

On June 11, 2014, the Providência Acquisition was completed whereby Providência became an indirect subsidiary of the Company. Pursuant to the terms and subject to the conditions of the Providência Acquisition, the Company acquired an approximately 71.25% controlling interest in Providência. As a result, the results of operations of Providência have been included in the Consolidated Balance Sheet at December 31, 2014 and the Consolidated Statement of Operations since June 11, 2014.

On November 15, 2013, the Fiberweb Acquisition became effective pursuant to a court sanctioned scheme of arrangement under Part 26 of the UK Companies Act of 2006 whereby Fiberweb became an indirect wholly-owned subsidiary of the Company. As a result, the results of operations of Fiberweb have been included in the Consolidated Balance Sheet at December 28, 2013 and the Consolidated Statement of Operations since November 15, 2013.

The global nonwovens market has historically experienced stable growth and favorable pricing dynamics. However, since late 2010, several of our competitors, primarily in the hygiene markets, installed or announced an intent to install, capacity in excess of what we believe to be current market demand in the regions that we conduct business. As additional nonwovens manufacturing capacity entered into commercial production, in excess of market demand, the short-term to mid-term excess supply created unfavorable market dynamics, resulting in a downward pressure on selling prices. In recent years, we believe growing demand has filled a portion of this excess capacity and we have observed fewer new capacity expansions, leading, in our view, to improved capacity utilization and resulting in a more stabilized pricing environment since the second half of 2013.

Our sales are impacted by our selling prices, which are influenced by the cost of our raw material inputs. Historically, changes in input costs have generally been passed through to customers either by contractual mechanisms or business practices. This can result in significant increases in total net sales during periods of sustained raw material cost increases as well as significant declines in net sales during periods of raw material cost declines. As a result, financial statement items that use percentage of net sales as an economic indicator are influenced by the changes in our selling prices. In general, average prices for polypropylene resin and other raw material modestly trended downward throughout 2012. The trend was reversed in 2013 and 2014, however, negatively impacting our results. As a result, we continue to operate in a volatile raw material environment. In recent months, we have seen raw material prices decline again.

Our financial results are affected to a certain extent by changes in foreign currency exchange rates in the various countries in which our products are manufactured and/or sold. Our recent acquisitions have significant foreign operations which has increased our exposure to foreign currency volatility, and, more specifically, our exposure to volatility in connection with the Euro as a result of the Fiberweb Acquisition and the Brazilian real as a result of the Providência Acquisition. Hence, the financial results of our foreign subsidiaries can fluctuate as the respective local currencies weaken or strengthen against the U.S. dollar, the Company’s reporting currency.

Comparison of Fiscal Year Ended December 31, 2014 and Fiscal Year Ended December 28, 2013

The following table sets forth the period change for each category of the Consolidated Statement of Operations for the fiscal year ended December 31, 2014 as compared to the fiscal year ended December 28, 2013, as well as each category as a percentage of net sales:

				Percentage of Net Sales for the Respective Period End
In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Period Change Favorable (Unfavorable)	December 31, 2014	December 28, 2013
Net sales	$1,859,914	$1,214,862	$645,052	100.0%	100.0%
Cost of goods sold	(1,526,406)	(1,018,806)	(507,600)	82.1%	83.9%

Gross profit	333,508	196,056	137,452	17.9%	16.1%
Selling, general and administrative expenses	(254,280)	(153,188)	(101,092)	13.7%	12.6%
Special charges, net	(59,185)	(33,188)	(25,997)	3.2%	2.7%
Other operating, net	(1,845)	(2,512)	667	0.1%	0.2%

Operating income (loss)	18,198	7,168	11,030	1.0%	0.6%
Other income (expense):
Interest expense	(96,153)	(55,974)	(40,179)	5.2%	4.6%
Debt modification and extinguishment costs	(15,725)	(3,334)	(12,391)	0.8%	0.3%
Foreign currency and other, net	(27,083)	(8,851)	(18,232)	1.5%	0.7%

Income (loss) before income taxes	(120,763)	(60,991)	(59,772)	(6.5)%	(5.0)%
Income tax (provision) benefit	1,523	36,024	(34,501)	(0.1)%	(3.0)%

Net income (loss)	$(119,240)	$(24,967)	$(94,273)	(6.4)%	(2.1)%
Less: Earnings attributable to noncontrolling interest and redeemable noncontrolling interest	(3,943)	(34)	(3,909)	0.2%	—%

Net income (loss) attributable to Polymer Group, Inc.	$(115,297)	$(24,933)	$(90,364)	(6.2)%	(2.1)%

Net Sales

Net sales for the fiscal year ended December 31, 2014 were $1,859.9 million, a $645.0 million increase compared with the fiscal year ended December 28, 2013. A reconciliation presenting the components of the period change by each of our reportable segments is as follows:

In millions	North America	South America	Europe	Asia	Total
Beginning of period	$572.1	$153.8	$316.4	$172.6	$1,214.9
Changes due to:
Volume	11.5	5.1	13.1	22.5	52.2
Acquisitions	241.8	144.6	201.7	—	588.1
Price/product mix	4.6	2.7	(1.6)	(1.0)	4.7
Currency translation	(1.4)	—	0.9	0.5	—

Sub-total	256.5	152.4	214.1	22.0	645.0

End of period	$828.6	$306.2	$530.5	$194.6	$1,859.9

Volumes sold for the fiscal year ended December 31, 2014 were 456.8 thousand metric tons (“kMT”), a 145.4 kMT increase compared with the fiscal year ended December 28, 2013. A reconciliation presenting the components of the period change by each of our reportable segments is as follows:

In kMT	North America	South America	Europe	Asia	Total
Beginning of period	148.9	46.3	68.6	47.6	311.4
Changes due to:
Volume	2.4	1.5	1.9	5.8	11.6
Acquisitions	48.6	41.5	43.7	—	133.8

Sub-total	51.0	43.0	45.6	5.8	145.4

End of period	199.9	89.3	114.2	53.4	456.8

For the fiscal year ended December 31, 2014, volumes increased by $640.3 million compared with the fiscal year ended December 28, 2013. The primary driver of the increase related to our acquisitions, with Fiberweb contributing an incremental $393.8 million for the period and Providência providing $194.3 million of net sales since the date of acquisition. Incremental volume growth of $22.5 million in Asia was driven by higher volumes sold in the healthcare and hygiene markets, both of which were supported by our recent capacity expansions. In Europe, stabilization of underlying demand in the healthcare, hygiene and wipes markets increased sales by $13.1 million. Improvements in the wipes and technical specialties markets provided $5.1 million of incremental volume growth in South America. Volumes increased $11.5 million in North America, primarily driven by the hygiene and construction markets. However, these improvements were partially offset by lower wipes volume driven by the reduction in demand by a key customer. In addition, lower filtration volume was driven by the exit of certain low margin customers during the year.

For the fiscal year ended December 31, 2014, net selling prices increased $4.7 million compared with the fiscal year ended December 28, 2013. The pricing increase was primarily driven by higher net selling prices of $4.6 million in North America, which reflects the positive impacts of certain pricing initiatives implemented during the year and the pass-through of higher raw material costs to our customers. In addition, we experienced pricing improvements of $2.7 million in South America. The pricing increase, which primarily resulted from our passing through higher raw material costs associated with index-based selling agreements and market-based pricing trends, more than offset lower selling prices of $1.6 million in Europe. Lower net selling prices in Asia impacted net sales by $1.0 million. The decrease was a result of a larger proportion of current year sales in the hygiene market compared with more prior year sales in the healthcare market (which have higher average selling prices) and was also impacted by a competitive pricing environment.

Gross Profit

Gross profit for the fiscal year ended December 31, 2014 was $333.5 million, a $137.5 million increase compared with the fiscal year ended December 28, 2013. The primary driver of the increase related to the contributions from Fiberweb, which represented an incremental $95.8 million for the period, including contributions associated with integration synergies. In addition, contributions from Providência were $33.9 million, including $4.5 million related to the non-recurring amortization expense of the inventory step-up established as a result of the acquisition as well as the negative impact of start-up inefficiencies in Brazil as certain lines were returning to normal operations during the second half of the year after being temporarily shut down in the second quarter due to required alterations to meet safety regulations.

Additional volume and net selling price increases provided $14.1 million of incremental gross profit, which included $14.0 million of lower net spreads (the difference between the change in raw material costs and selling prices). The reduction in spread was primarily driven by increases in the market prices for raw materials, primarily polypropylene, which impacted North America, South America and Asia. However, a $2.1 million reduction of our labor component of cost of goods sold reflects the positive benefits of our cost reduction initiatives. Other costs that impacted gross profit include an $8.3 million increase to our overhead component of cost of goods sold. The increase, primarily related to the increase in volume-related costs, was partially offset by manufacturing efficiencies in North America and South America. As a result, gross profit as a percentage of net sales for fiscal year ended December 31, 2014 increased to 17.9% from 16.1% for the fiscal year ended December 28, 2013.

The volatility of the Argentinean and Colombian peso in relation to the U.S. dollar has not materially impacted gross profit as the majority of raw material cost increases, including those caused by currency movements, have been passed through to our customers by formulaic or other mechanisms in our sales contracts. There are similar arrangements in place in Brazil, but not to the same magnitude as the rest of South America as such that the weakening of the Brazilian real modestly impacted gross profit. The weakening of the Euro in relation to the U.S. dollar, which started in the second half of 2014, did not materially impact gross profit in 2014 compared to 2013 as average exchange rates for the year were generally similar. All other currency changes did not have a material impact on gross profit which is primarily due to the combination of sales and costs in both U.S. dollar and non U.S. dollar and underlying mechanisms to manage.

Operating Income (Loss)

Operating income for the fiscal year ended December 31, 2014 was $18.2 million, a $11.0 million increase compared with the fiscal year ended December 28, 2013. A reconciliation presenting the components of the period change by each of our reportable segments is as follows:

In millions	North America	South America	Europe	Asia	Sub-total	Corporate / Other	Total
Beginning of period	$51.5	$7.7	$8.5	$17.8	$85.5	$(78.3)	$7.2
Changes due to:
Volume	5.5	1.6	4.5	7.6	19.2	—	19.2
Acquisitions	36.5	4.1	5.2	(0.2)	45.6	—	45.6
Price/product mix	4.6	2.7	(1.6)	(1.0)	4.7	—	4.7
Raw material cost	(8.8)	(5.6)	1.9	(6.2)	(18.7)	—	(18.7)
Manufacturing costs	2.4	(4.7)	(1.8)	0.6	(3.5)	—	(3.5)
Currency translation	(0.1)	6.9	(0.2)	0.4	7.0	0.5	7.5
Depreciation and amortization	2.9	0.3	—	(2.0)	1.2	—	1.2
Purchase accounting	(3.8)	(4.0)	5.1	—	(2.7)	—	(2.7)
Special charges	—	—	—	—	—	(26.0)	(26.0)
All other	(3.5)	(2.2)	(0.1)	0.3	(5.5)	(10.8)	(16.3)

Sub-total	35.7	(0.9)	13.0	(0.5)	47.3	(36.3)	11.0

End of period	$87.2	$6.8	$21.5	$17.3	$132.8	$(114.6)	$18.2

The amounts included in Special charges, net have not been allocated to our reportable business divisions because our management does not evaluate such charges on a division-by-division basis. Division operating performance is measured and evaluated before such items.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the fiscal year ended December 31, 2014 were $254.3 million, a $101.1 million increase compared with the fiscal year ended December 28, 2013. The increase was primarily related to the inclusion of Fiberweb, which added an incremental $61.3 million of costs for the period. In addition, expenses related to our recent acquisition of Providência added $32.1 million to selling, general and administrative expenses. Other selling general and administrative expenses increased $7.7 million compared to the prior year. Factors that contributed to the increase include higher incentive compensation and Sponsor-related management fees as well as increased selling, marketing and freight expenses. In addition, we incurred higher employee-related expense and costs related to third-party fees and expenses. These costs were partially offset by lower stock-based compensation expense, depreciation and amortization expense. As a result, selling, general and administrative expenses as a percentage of net sales increased to 13.7% for the fiscal year ended December 31, 2014 from 12.6% for the fiscal year ended December 28, 2013. The fiscal year ended December 28, 2013 includes costs related to the announced retirement of our previous Chief Executive Officer and simultaneous appointment of our new Chief Executive Officer. Amounts recorded totaled $6.5 million, which included $2.0 million of non-cash stock compensation expense.

Special Charges, net

As part of our business strategy, we incur costs related to corporate-level decisions or Board of Director actions. These actions are primarily associated with initiatives attributable to restructuring and realignment of manufacturing operations and management structures as well as the pursuit of certain transaction opportunities when applicable. In addition, we evaluate our long-lived assets for impairment whenever events or changes in circumstances including the aforementioned, indicate that the carrying amounts may not be recoverable.

Special charges for the fiscal year ended December 31, 2014 were $59.2 million and consisted of the following components:

•	$24.4 million related to professional fees and other transaction costs associated with our acquisition of Providência;

•	$14.6 million related to professional fees and other transaction costs associated with our acquisition of Fiberweb;

•	$9.7 million related to separation and severance expenses associated with our plant realignment cost initiatives

•	$6.9 million related to non-cash goodwill impairment charge in South America segment; and

•	$3.6 million related to other corporate initiatives.

Special charges for the fiscal year ended December 28, 2013 were $33.2 million and consisted of the following components:

•	$18.3 million related to professional fees and other transaction costs associated with our acquisition of Fiberweb;

•	$8.6 million related to separation and severance expenses associated with our plant realignment cost initiatives;

•	$2.3 million non-cash impairment charge related to the fair value adjustment of property and equipment at our manufacturing facility in Buenos Aires, Argentina; and

•	$4.0 million related to other corporate initiatives.

The amounts included in Special charges, net have not been allocated to our reportable business divisions because our management does not evaluate such charges on a division-by-division basis. Division operating performance is measured and evaluated before such items.

Other Operating, net

For the fiscal year ended December 31, 2014, other operating expense totaled $1.8 million, of which $5.4 million was associated with foreign currency losses. These losses were partially offset by $3.6 million related to other operating income. Other operating expense for the fiscal year ended December 28, 2013 was $2.5 million. Amounts associated with foreign currency losses on operating assets and liabilities totaled $2.8 million. These losses were partially offset by $0.3 million of other operating income.

Other Income (Expense)

Interest expense for the fiscal year ended December 31, 2014 and the fiscal year ended December 28, 2013 was $96.2 million and $56.0 million, respectively. The increase primarily relates to interest expense and amortization of debt issuance costs associated with the Term Loans and the Senior Unsecured Notes, both of which were used to fund our recent acquisitions. Interest expense on third-party debt assumed in the Providência Acquisition also contributed to the increase. Combined, we realized an additional $37.0 million of expense associated with changes to our debt structure as a result of the Fiberweb and Providência transactions. The fiscal year ended December 28, 2013 included $4.4 million of interest expense related to the acquisition of Fiberweb, primarily related to interest expense and amortization of debt issuance costs associated with the Bridge Facilities, which were used to initially fund the acquisition of Fiberweb. Interest expense on the Term Loans, which were used to partially repay the Bridge Facilities, was an additional component of the balance.

During the fiscal year ended December 31, 2014, we redeemed $56.0 million of the Senior Secured Notes at a redemption price of 103.0% of the aggregate principal amount plus any accrued and unpaid interest. As a result, we recognized a loss on debt extinguishment of $2.6 million. In addition, we entered into an assignment agreement with a third-party financial institution to transfer, to us, their rights and obligations under an export credit facility acquired in the Providência Acquisition. Fees related to the assignment totaled $2.4 million during the period. In association with the Providência Acquisition, we incurred $21.3 million of loan acquisition costs, of which $10.7 million was expensed as incurred during the second quarter of 2014. These amounts are included within Debt modification and extinguishment costs.

Foreign currency and other, net was a loss of $27.1 million for the fiscal year ended December 31, 2014. The main driver of the expense related to $35.6 million associated with foreign currency losses on non-operating assets and liabilities. A majority of the loss occurred in South America as the U.S. dollar strengthened significantly against local currencies in Brazil and Argentina. In addition, non-operating asset values in Europe created currency losses as the Euro weakened against the U.S. dollar. Other non-operating income totaled $8.5 million and included the settlement of a foreign exchange forward contracts associated with the Providência Acquisition, which provided $18.9 million of income realized at the date of acquisition. In addition, we realized $1.1 million in gains on the sale of assets, primarily associated with our European restructures. However, these amounts were partially offset by $1.7 million of non-operating expenses, primarily associated with factoring fees as well as $4.5 million of expenses associated with Providência. Other costs recognized included $5.3 million associated with the changes in fair value of a series options related to the Mandatory Tender Offer and the deferred portion of the purchase price. Foreign currency and other was an expense of $8.9 million for the fiscal year ended December 28, 2013. Items impacting the results include $6.7 million associated with foreign currency losses on non-operating assets and liabilities as well as $1.7 million of other non-operating expenses, primarily associated with factoring fees. In addition, we incurred $0.5 million related to the release of a tax indemnification asset that was established in the opening balance sheet in connection with the merger.

Income Tax (Provision) Benefit

During the fiscal year ended December 31, 2014, we recognized an income tax benefit of $1.5 million on consolidated pre-tax book loss from continuing operations of $120.8 million for a 1.3% effective benefit. During the fiscal year ended December 28, 2013, we recognized an income tax benefit of $36.0 million on consolidated pre-tax book loss from continuing operations of $61.0 million for a 59.1% effective tax benefit.

The change in our effective tax rate was primarily driven by incremental operating losses in the U.S. of $1.8 million for which we recorded a full valuation allowance and the absence of certain discrete benefits recorded in the U.S. in 2013. Specifically Fiberweb entities in the U.S. carried a deferred tax liability of $36.7 million that could be used as a source of income against the Company’s U.S. deferred tax assets. Shortly after the completion of the Fiberweb acquisition the Company elected then to disregard the U.S. Fiberweb parent entities in the United Kingdom. The Fiberweb entities in the U.S. were treated as directly owned by the Company for tax purposes and included in the Company’s U.S. consolidated federal tax return. Making this election resulted in the release of $36.7 million of our valuation allowance which was reflected as a discrete tax benefit in 2013.

Additionally our effective tax rate in 2014 was impacted by losses in certain jurisdictions for which no income tax benefits are anticipated, foreign withholding taxes for which tax credits are not anticipated, changes in the amounts recorded for tax uncertainties, foreign taxes calculated at statutory rates different than the U.S. federal statutory rate, and the application of intraperiod tax allocation rules.

Earnings Attributable to Noncontrolling Interest and to Redeemable Noncontrolling Interest

Earnings attributable to noncontrolling interest and to redeemable noncontrolling interest for the fiscal year ended December 31, 2014 was a loss of $3.9 million. Noncontrolling interest and redeemable noncontrolling interest represent the minority partners’ interest in the income or loss of consolidated subsidiaries which are not wholly-owned by us. Our acquisition of Providência represents approximately a 71.25% controlling interest and the remaining 28.75% is recorded as redeemable noncontrolling interest on our Consolidated Balance Sheets. As a result, we incurred $3.6 million related to the redeemable noncontrolling interest during the current period. In association with the acquisition of Fiberweb, the Company assumed control of Terram Geosynthetics Private Limited, a joint venture located in Gujarat, India in which we maintain a 65% controlling interest. As a result, we incurred $0.3 million related to the noncontrolling interest during the current period. Earnings attributable to noncontrolling interests for the fiscal year ended December 28, 2013 was $0.1 million, all of which related to Terram Geosynthetics Private Limited.

Comparison of Fiscal Year Ended December 28, 2013 and Fiscal Year Ended December 29, 2012

The following table sets forth the period change for each category of the Statement of Operations for the fiscal year ended December 28, 2013 as compared to the fiscal year ended December 29, 2012, as well as each category as a percentage of net sales:

				Percentage of Net Sales for the Respective Period End
In thousands	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Period Change Favorable (Unfavorable)	December 28, 2013	December 29, 2012
Net sales	$1,214,862	$1,155,163	$59,699	100.0%	100.0%
Cost of goods sold	(1,018,806)	(957,917)	(60,889)	83.9%	82.9%

Gross profit	196,056	197,246	(1,190)	16.1%	17.1%
Selling, general and administrative expenses	(153,188)	(140,776)	(12,412)	12.6%	12.2%
Special charges, net	(33,188)	(19,592)	(13,596)	2.7%	1.7%
Other operating, net	(2,512)	287	(2,799)	0.2%	—

Operating income (loss)	7,168	37,165	(29,997)	0.6%	3.2%
Other income (expense):
Interest expense	(55,974)	(50,414)	(5,560)	4.6%	4.4%
Debt modification and extinguishment charges	(3,334)	—	(3,334)	0.3%	—%
Foreign currency and other, net	(8,851)	(5,134)	(3,717)	0.7%	0.4%

Income (loss) before income taxes	(60,991)	(18,383)	(42,608)	(5.0)%	(1.6)%
Income tax (provision) benefit	36,024	(7,655)	43,679	(3.0)%	0.7%

Net income (loss)	(24,967)	(26,038)	1,071	(2.1)%	(2.3)%
Less: Earnings attributable to noncontrolling interests	(34)	—	(34)	—	—

Net income (loss) attributable to Polymer Group, Inc.	$(24,933)	$(26,038)	$1,105	(2.1)%	(2.3)%

Net Sales

Net sales for the fiscal year ended December 28, 2013 were $1,214.9 million, a $59.7 million increase compared with the fiscal year ended December 29, 2012. A reconciliation presenting the components of the period change by each of our reportable segments is as follows:

In millions	North America	South America	Europe	Asia	Total
Beginning of period	$542.8	$161.5	$294.1	$156.8	$1,155.2
Changes due to:
Volume	(3.3)	(5.2)	(13.0)	19.7	(18)
Acquisitions	27.1	—	24.8	—	51.9
Price/product mix	5.9	(2.5)	2.6	(5.2)	0.8
Currency translation	(0.4)	—	7.9	1.3	8.8

Sub-total	29.3	(7.7)	22.3	15.8	59.7

End of period	$572.1	$153.8	$316.4	$172.6	$1,214.9

Volumes sold for the fiscal year ended December 28, 2013 were 311.4 kMT, a 7.0 kMT increase compared with the fiscal year ended December 29, 2012. A reconciliation presenting the components of the period change by each of our reportable segments is as follows:

In kMT	North America	South America	Europe	Asia	Total
Beginning of period	146.5	47.9	67.7	42.3	304.4
Changes due to:
Volume	(2.0)	(1.6)	(3.8)	5.3	(2.0)
Acquisitions	4.4	—	4.7	—	9.0

Sub-total	2.4	(1.6)	0.9	5.3	7.0

End of period	148.9	46.3	68.6	47.6	311.4

For the fiscal year ended December 28, 2013, volumes increased by $50.1 million compared with the fiscal year ended December 29, 2012. The primary driver of the increase related to the contribution of Fiberweb results since the acquisition date, which represented an incremental $51.9 million for the period. Excluding acquisitions, volumes decreased 1.8 million primarily driven by volume reductions in North America and Europe. European results reflected the stabilization of underlying demand in our industrial, consumer disposables and healthcare markets. However, they were more than offset by reductions in the hygiene market. Volumes were lower in North America, primarily driven by the exit of certain low-margin business in the healthcare market during 2012 as well as lower consumer disposable volume. Combined, these reductions had a $16.3 million net impact to volumes. In addition, the volume reduction of $5.2 million in South America was primarily attributable to lower demand in the hygiene market. Incremental volume growth of $19.7 million in Asia was driven by higher volumes sold in the hygiene and healthcare markets, both of which were supported by our recent capacity expansions.

For the fiscal year ended December 28, 2013, net selling prices increased $0.8 million compared with the fiscal year ended December 29, 2012. The pricing increase was primarily driven by increases in the North American and European industrial and consumer disposable markets. The pricing increases, which resulted from our passing through higher raw material costs associated with index-based selling agreements and market-based pricing trends, provided an incremental $8.5 million to net sales. However, these amounts were partially offset by product mix movements in Asia, a result of a larger proportion of current year sales in the hygiene market compared with more prior year sales in the healthcare market, which have higher average selling prices. In addition, product mix movements in South America impacted results as we shifted products between sites and end-uses. Combined, these factors impacted net sales by $7.7 million.

Gross Profit

Gross profit for the fiscal year ended December 28, 2013 was $196.0 million, a $1.2 million decrease compared with the fiscal year ended December 29, 2012. The decrease in gross profit was primarily driven by higher overall cost for the raw materials of resin and fibers, especially polypropylene resin. The increase impacted gross profit by $16.3 million (resulting in lower net spreads of $12.0 million) primarily driven by competitive pricing influenced by the continuing market surplus. Included in gross profit are the results of Fiberweb since the date of acquisition, which represented an incremental $3.4 million for the period and included $7.3 million associated with the non-recurring amortization of the inventory step-up established as a result of the Fiberweb Acquisition. In addition, our overhead component increased $4.3 million primarily associated with volume-related inefficiencies in North America and South America as well as increased depreciation in Asia. However, the decrease in gross profit was partially offset by the improvement in our labor component of cost of goods sold of $8.2 million which reflects the positive benefits of our cost reduction initiatives implemented during 2012. As a result, gross profit as a percentage of net sales for the fiscal year ended December 28, 2013 decreased to 16.1% from 17.1% for the fiscal year ended December 29, 2012.

The volatility of the Argentinean and Colombian peso in relation to the U.S. dollar has not materially impacted gross profit as the majority of raw material cost increases, including those caused by currency movements, have been passed through to our customers by formulaic or other mechanisms in our sales contracts. The Euro in relation to the U.S. dollar did not materially impact gross profit in 2013 compared to 2012 as average exchange rates for the year were generally similar. All other currency changes did not have a material impact on gross profit which is primarily due to the combination of sales and costs in both U.S. dollar and non U.S. dollar and underlying mechanisms to manage.

Operating Income (Loss)

Operating income for the fiscal year ended December 28, 2013 was $7.2 million, a $30.0 million decrease compared with the fiscal year ended December 29, 2012. A reconciliation presenting the components of the period change by each of our reportable segments is as follows:

In millions	North America	South America	Europe	Asia	Sub-total	Corporate / Other	Total
Beginning of period	$50.0	$18.1	$11.1	$18.1	$97.3	$(60.1)	$37.2
Changes due to:
Volume	(1.6)	(1.7)	(2.9)	7.8	1.6	—	1.6
Acquisitions	3.7	—	(0.8)	—	2.9	—	2.9
Price/product mix	6.0	(2.5)	2.6	(5.2)	0.9	—	0.9
Raw material cost	(6.8)	(4.8)	(0.2)	(1.1)	(12.9)	—	(12.9)
Manufacturing costs	3.9	(2.4)	(0.6)	4.8	5.7	—	5.7
Currency translation	(0.8)	1.0	1.5	(0.4)	1.3	—	1.3
Depreciation and amortization	2.5	0.7	(1.1)	(6.2)	(4.1)	—	(4.1)
Purchase accounting	(5.0)	—	(2.7)	—	(7.7)	—	(7.7)
Special charges	—	—	—	—	—	(13.6)	(13.6)
All other	(0.4)	(0.7)	1.6	—	0.5	(4.6)	(4.1)

Sub-total	1.5	(10.4)	(2.6)	(0.3)	(11.8)	(18.2)	(30.0)

End of period	$51.5	$7.7	$8.5	$17.8	$85.5	$(78.3)	$7.2

The amounts for acquisition and integration expenses as well as special charges have not been allocated to our reportable business divisions because our management does not evaluate such charges on a division-by-division basis. Division operating performance is measured and evaluated before such items.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the fiscal year ended December 28, 2013 were $153.2 million, a $12.4 million increase compared with the fiscal year ended December 29, 2012. As a result, selling, general and administrative expenses as a percentage of net sales increased to 12.6% for the fiscal year ended December 28, 2013 from 12.2% for the fiscal year ended December 29, 2012. The increase was primarily related to the inclusion of Fiberweb results since the Acquisition Date, which added an incremental $8.5 million for the period. In addition, costs related to the announced retirement of our previous Chief Executive Officer and simultaneous appointment of our new Chief Executive Officer totaled $6.5 million, which included $2.0 million of non-cash stock compensation expense. Combined, these expenses had a 1.3 point impact on selling, general and administrative expenses as a percentage of net sales. Other factors that contributed to the increase include shipping and handling costs as activity between regions increased with the ramp up of certain new products, higher depreciation and amortization on new capital investments as well as increase in third-party fees and expenses. However, these amounts were more than offset by lower short-term incentive compensation as well as the impacts of our cost reduction initiatives implemented during the year which reduced employee-related expenses.

Special Charges, net

As part of our business strategy, we incur costs related to corporate-level decisions or Board of Director actions. These actions are primarily associated with initiatives attributable to restructuring and realignment of manufacturing operations and management structures as well as the pursuit of certain transaction opportunities when applicable. In addition, we evaluate our long-lived assets for impairment whenever events or changes in circumstances including the aforementioned, indicate that the carrying amounts may not be recoverable.

Special charges for the fiscal year ended December 28, 2013 were $33.2 million and consisted of the following components:

•	$18.3 million related to professional fees and other transaction costs associated with our acquisition of Fiberweb;

•	$8.5 million related to separation and severance expenses associated with our plant realignment cost initiatives;

•	$2.3 million related to cost associated with our internal redesign and restructuring of global operations initiatives;

•	$2.2 million non-cash impairment charge related to the fair value adjustment of property and equipment at our manufacturing facility in Buenos Aires, Argentina; and

•	$1.9 million related to other corporate initiatives.

Special charges for the fiscal year ended December 29, 2012 were $19.6 million and consisted of the following components:

•	$12.4 million related to cost associated with our internal redesign and restructuring of global operations initiatives;

•	$4.1 million related to separation and severance expenses associated with our plant realignment cost initiatives;

•	$0.9 million related to separation and severance expenses associated with our IS support initiative;

•	$0.5 million related to professional fees and other transaction costs associated with the Merger; and

•	$1.7 million related to other corporate initiatives.

The amounts included in Special charges, net have not been allocated to our reportable business divisions because our management does not evaluate such charges on a division-by-division basis. Division operating performance is measured and evaluated before such items.

Other Operating, net

Other operating expense for the fiscal year ended December 28, 2013 was $2.5 million. Amounts associated with foreign currency losses on operating assets and liabilities totaled $2.8 million. These losses were partially offset by $0.3 million of other operating income. For the fiscal year ended December 29, 2012, other operating income totaled $0.3 million, of which $0.2 million was associated with foreign currency gains and $0.1 million related to other operating income.

Other Income (Expense)

Interest expense for the fiscal year ended December 28, 2013 and the fiscal year ended December 29, 2012 was $56.0 million and $50.4 million, respectively. The increase primarily relates to interest expense and amortization of debt issuance costs associated with the Secured Bridge Facility and the Unsecured Bridge Facility, which were used to fund the acquisition of Fiberweb. Interest expense on the Senior Secured Credit Agreement, which was used to partially repay both bridge facilities, also contributed to the increase. Combined, we realized an additional $4.4 million associated with changes to our debt structure as a result of the Fiberweb transaction.

In association with the acquisition of Fiberweb, we refinanced the Bridge Facilities with a Senior Secured Credit Agreement during the fourth quarter of 2013. As a result, we recognized a loss on the extinguishment of debt of $3.3 million during the period. This amount represented debt issuance costs that were previously capitalized and required to be written off upon the refinancing and included within Debt modification and extinguishment costs.

Foreign currency and other was an expense of $8.9 million for the fiscal year ended December 28, 2013. Items impacting the results include $6.7 million associated with foreign currency losses on non-operating assets and liabilities as well as $1.7 million of other non-operating expenses, primarily associated with factoring fees. In addition, we incurred $0.5 million related to the release of a tax indemnification asset that was established in the opening balance sheet in connection with the Merger.

For the fiscal year ended December 29, 2012, foreign currency and other was an expense of $5.1 million. Items impacting the results include $3.4 million associated with foreign currency losses on non-operating assets and liabilities as well as $1.0 million of other non-operating expenses, primarily associated with factoring fees. In addition, we incurred $0.7 million related to the release of a tax indemnification asset that was established in the opening balance sheet in connection with the Merger.

Income Tax (Provision) Benefit

During the fiscal year ended December 28, 2013, we recognized an income tax benefit of $36.0 million on consolidated pre-tax book loss from continuing operations of $61.0 million for a 59.1% effective tax benefit. During the fiscal year ended December 29, 2012, we recognized income tax expense of $7.7 million on consolidated pre-tax book loss from continuing operations of $18.4 million for a (41.6%) effective tax expense. The change in our effective tax rate was primarily driven by incremental operating losses in the U.S. of $24.7 million for which we recorded a full valuation allowance and a certain discrete benefit recorded in the U.S. in 2013. Specifically Fiberweb entities in the U.S. carried a deferred tax liability of $36.7 million that could be used as a source of income against the Company’s U.S. deferred tax assets. Shortly after the completion of the Fiberweb acquisition the Company elected to disregard the U.S. Fiberweb parent entities in the United Kingdom. Therefore the Fiberweb entities in the U.S. were then treated as directly owned by the Company for tax purposes and included in the Company’s U.S. consolidated federal tax return. Making this election resulted in the release of $36.7 million of our valuation allowance which was reflected as a discrete tax benefit in 2013.

Additionally our effective tax rate in 2013 was impacted by due to losses in certain jurisdictions for which no income tax benefits are anticipated, foreign withholding taxes for which tax credits are not anticipated, changes in the amounts recorded for Personal Holding Company tax uncertainties, foreign taxes calculated at statutory rates different than the U.S. federal statutory rate, and the application of intraperiod tax allocation rules.

Earnings Attributable to Noncontrolling Interest

Earnings attributable to noncontrolling interest for the fiscal year ended December 28, 2013 were $0.1 million. Noncontrolling interest represents the minority partners’ interest in the income or loss of consolidated subsidiaries which are not wholly-owned by us. In association with the acquisition of Fiberweb, the Company assumed control of Terram Geosynthetics Private Limited, a joint venture located in Gujarat, India in which we maintain a 65% controlling interest. As a result, we incurred $0.1 million related to the noncontrolling interest.

Liquidity and Capital Resources

The following table contains several key measures of our financial condition and liquidity:

In millions	December 31, 2014	December 28, 2013
Balance Sheet Data:
Cash and cash equivalents	$178.5	$86.1
Operating working capital (1)	100.1	43.2
Total assets	2,035.2	1,464.5
Total debt	1,482.8	896.7
Deferred purchase price	42.4	—
Redeemable noncontrolling interest	89.2	—
Total Polymer Group Inc. shareholders’ equity	(24.4)	158.9

(1)	Operating working capital represents accounts receivable plus inventory less accounts payable and accrued liabilities.

We assess our liquidity in terms of our ability to generate cash to fund our operating, investing and financing activities. In doing so, we review and analyze our current cash on hand, the number of days our sales are outstanding, inventory turns, capital expenditure commitments and income tax rates. Our cash requirements primarily consist of the following:

•	debt service requirements;

•	funding of working capital; and

•	funding of capital expenditures.

Our primary sources of liquidity include cash balances on hand, cash flows from operations, cash inflows from the sale of certain accounts receivables through our factoring arrangements, proceeds from notes offerings, borrowing availability under our existing credit facilities and our ABL Facility. We expect our cash on hand and cash flows from operations (which may fluctuate due to short-term operational requirements), combined with the current borrowing availability under our existing credit facilities and our ABL Facility, to provide sufficient liquidity to fund our current obligations, projected working capital requirements and capital spending during the next twelve month period and our ongoing operations, projected working capital requirements and capital spending during the foreseeable future.

On January 28, 2011, pursuant to an Agreement and Plan of Merger, dated as of October 4, 2010, we were acquired by affiliates of Blackstone along with certain members of the Company’s management for an aggregate purchase price of $403.5 million. In addition, we have subsequently increased our debt balances in connection with our acquisitions of Fiberweb and Providência. As a result, we are highly leveraged. Accordingly, our liquidity requirements are significant, primarily due to our debt service requirements. Cash interest payments for the fiscal year ended December 31, 2014 were $86.6 million. We had $178.5 million of cash and cash equivalents on hand and an additional $43.6 million of undrawn availability under our ABL Facility as of December 31, 2014. The availability under our ABL Facility is determined in accordance with a borrowing base which can fluctuate due to various factors.

We currently have significant net operating losses in the U.S., multiple intercompany loan agreements, and in certain circumstances, management services agreements in place that allow us to repatriate foreign subsidiary cash balances to the U.S. without being subject to significant amounts of either foreign jurisdiction withholding taxes or adverse U.S. taxation. In addition, our U.S. legal entities have royalty arrangements, associated with our foreign subsidiaries’ use of U.S. legal entities intellectual property rights that allow us to repatriate foreign subsidiary cash balances, subject to foreign jurisdiction withholding tax requirements. Should we decide to permanently repatriate foreign jurisdiction earnings by means of a dividend, the repatriated cash would be subject to foreign jurisdiction withholding tax requirements. We believe that any such dividend activity and the related tax effect would not be material.

At December 31, 2014, we had $178.5 million and $86.1 million of cash and cash equivalents on hand, respectively, of which $67.0 million was held by subsidiaries outside of the U.S., the majority of which was available for repatriation through various intercompany arrangements. In addition, our U.S. legal entities in the past have also borrowed cash, on a temporary basis, from our foreign subsidiaries to meet U.S. obligations via short-term intercompany loans. Our U.S. legal entities may in the future borrow from our foreign subsidiaries. Only $7.4 million of cash and cash equivalents held by subsidiaries outside of the U.S. is considered permanently reinvested. If management decided to repatriate these earnings we do not believe we would incur significant tax liability in the U.S. due to our net operating losses.

Our liquidity and our ability to fund our capital requirements is dependent on our future financial performance, which is subject to general economic, financial and other factors that are beyond our control and many of which are described in “Risk Factors.” If those factors significantly change or other unexpected factors adversely affect us, our business may not generate sufficient cash flow from operations or we may not be able to obtain future financings to meet our liquidity needs. We anticipate that to the extent additional liquidity is necessary to fund our operations, it would be funded through borrowings under our ABL Facility, incurring other indebtedness, additional equity financings or a combination of these potential sources of liquidity. We may not be able to obtain this additional liquidity on terms acceptable to us or at all.

Cash Flows

The following table sets forth the major categories of cash flows:

In millions	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Net cash provided by (used in) operating activities	$49.1	$16.9	$75.5
Net cash provided by (used in) investing activities	(436.7)	(337.8)	(50.2)
Net cash provided by (used in) financing activities	487.4	308.2	(0.1)

Total	$99.8	$(12.7)	$25.2

Operating Activities

Net cash provided by operating activities for the fiscal year ended December 31, 2014 was $49.1 million, of which net income provided $12.3 million after adjusting for non-cash transactions. In addition, net income was significantly impacted by cash outflows for transaction and integration related spending during the current year. Working capital requirements used $15.7 million, after adjusting for the net assets purchased in the Providência Acquisition of $89.0 million, and was significantly impacted by cash outflows for transaction and integration related spending during the current period. The primary driver of the working capital outflow related to a $18.1 million increase in accounts receivable, which resulted from increased sales during the period as well as from our passing through higher raw material costs associated with index-based selling agreements and market-based pricing trends. Days sales outstanding was 45 days at December 31, 2014 and December 28, 2013. Inventory increased $4.0 million as a result of the higher average purchase price of raw materials. Inventory on hand was 39 days at December 31, 2014 compared with 41 days at December 28, 2013. Other current assets increased $2.3 million (after a $4.7 million adjustment for the non-cash impact of the Providência Contracts) primarily due to the timing of prepaid items as well as the timing of payments from our factoring agents. In addition, accounts payables and accrued expenses increased $8.8 million. Trade accounts payable were impacted by the timing of supplier payments while accrued expenses were impacted by the timing of vendor payments and the bi-annual interest payment associated with our Senior Secured Notes, restructuring programs and employee-related expenses. As a result, accounts payable days decreased to 72 days at December 31, 2014 from 80 days at December 28, 2013. We continue to focus on working capital management, however, changes in raw material prices and the associated lag effect on selling prices can impact accounts receivable and inventory balances.

Net cash provided by operating activities for the fiscal year ended December 28, 2013 was $16.9 million, of which net income provided $23.0 million after adjusting for non-cash transactions. In addition, net income was impacted by cash outflows for transaction related spending during the year. Working capital requirements provided $19.9 million after adjusting for $65.7 million for the net assets purchased in the Fiberweb Acquisition. The primary driver of the inflow related to a $22.5 million increase in accounts payable and accruals. Trade accounts payable were impacted by the timing of supplier payments while accrued expenses were impacted by the timing of vendor payments, restructuring programs and employee-related expenses. As a result, accounts payable days increase to 80 days at December 28, 2013. In addition, inventory decreased $4.4 million as a result of the lower average purchase price of raw materials. Inventory on hand was 41 days at December 28, 2013. These amounts were partially offset by an increase in accounts receivable, which reduced net cash provided by operating activities by $12.4 million. The increase, which resulted from our passing through higher raw material costs associated with index-based selling agreements and market-based pricing trends, increased days sales outstanding to 45 days.

Net cash provided by operating activities for the fiscal year ended December 29, 2012 was $75.5 million, of which working capital requirements provided $33.2 million. The primary driver of the inflow related to decreases in both accounts receivable and inventory during the year. Accounts receivable decreased $9.4 million as a result of lower selling prices coupled with an increase of amounts sold through factoring agreements. The $9.3 million decrease in inventory was impacted by the lower overall purchase price of raw materials. At December 29, 2012, days sales outstanding was 44 days and inventory on hand was 38 days. Accounts payable and accruals increased $13.2 million. The increase was driven by the lower overall purchase price of raw materials partially offset by savings related to our internal redesign and restructure of our global operations. Accounts payable days was 79 days at December 29, 2012.

As sales volume and raw material costs vary, inventory and accounts receivable balances are expected to rise and fall accordingly, which in turn, result in changes in our levels of working capital and cash flows going forward. In addition, we review our business on an ongoing basis relative to current and expected market conditions, attempting to match our production capacity and cost structure to the demands of the markets in which we participate, and strive to continuously streamline our manufacturing operations consistent with world-class standards. Accordingly, in the future we may decide to undertake certain restructuring efforts to improve our competitive position. To the extent from time to time further decisions are made to restructure our business, such actions could result in cash restructuring charges and asset impairment charges, which could be material. Cash tax payments are significantly influenced by, among other things, actual operating results in each of our tax jurisdictions, changes in tax law, changes in our tax structure and any resolutions of uncertain tax positions.

Investing Activities

Net cash used in investing activities for the fiscal year ended December 31, 2014 was $436.7 million. The primary driver of the outflow related to the Providência Acquisition, where we acquired Providência for an aggregate purchase price of $424.8 million, of which $356.3 million was cash consideration, net of cash acquired. Property, plant and equipment expenditures totaled $82.5 million and primarily related to machinery and equipment upgrades that extend the useful life and/or increased the functionality of the asset. In addition, a portion of the expenditures relate to capacity expansions in certain manufacturing facilities as well as costs related to the plan to relocate our Nanhai, China manufacturing facilities.

Net cash used in investing activities for the fiscal year ended December 28, 2013 was $337.8 million. The primary driver of the outflow related to the Fiberweb Acquisition, where we acquired Fiberweb for an aggregate purchase price of $287.8 million. Property, plant and equipment expenditures totaled $54.6 million, primarily associated with our manufacturing expansion project in China which was completed in May 2013. Other items included in our capital expenditures relates to machinery and equipment upgrades that extend the useful life and/or increased the functionality of the asset. In addition, we acquired $4.6 million of intangible assets, primarily related to the purchase of land-use rights in connection with the plan to relocate our Nanhai, China manufacturing facilities.

Net cash used in investing activities for the fiscal year ended December 29, 2012 was $50.2 million. The primary driver of the balance related to $51.6 million of property, plant and equipment expenditures associated with our manufacturing expansion project in China. In addition, other items included in our capital expenditures relates to machinery and equipment upgrades that extend the useful life and/or increased the functionality of the asset. These amounts were partially offset by $1.7 million of proceeds recognized in the first quarter of 2012 associated with the sale of a former manufacturing facility in North Little Rock, Arkansas.

Financing Activities

Net cash provided by financing activities for the fiscal year ended December 31, 2014 was $487.4 million. The primary driver of the inflow related to the $415.0 million of proceeds from borrowings under our Senior Secured Credit Agreement as well as the proceeds from the issuance of $210.0 million of 6.875% Senior Unsecured Notes. These amounts were used to fund the Providência Acquisition and repay a portion of our outstanding debt. Other borrowings totaled $32.1 million and primarily related to short-term credit facilities used to finance various investments in non-U.S. jurisdictions and certain liquidity requirements. These amounts were partially offset by repayments of $148.3 million and $25.3 million of costs associated with our debt.

Net cash provided by financing activities for the fiscal year ended December 28, 2013 was $308.2 million. The primary driver of the inflow related to the proceeds received from a Senior Secured Credit Agreement and an additional equity investment from our owners used to repay outstanding borrowings under our Senior Secured Bridge Credit Agreement and the Senior Unsecured Bridge Credit Agreement used in connection with the Fiberweb Acquisition. Proceeds from other borrowings included $13.9 million related to a credit facility funding our manufacturing expansion project in China. In addition, proceeds of $3.5 million related to a new credit facility in Argentina used to fund the upgrade of one of our manufacturing lines. Other amounts were related to short-term facilities.

Net cash used in financing activities for the fiscal year ended December 29, 2012 was $0.1 million. Proceeds from borrowings totaled $16.7 million and primarily related to our credit facility in China funding our manufacturing expansion project in China. Other proceeds were related to short-term facilities. These amounts were more than offset by repayments of $17.6 million.

Indebtedness

The following table summarizes our outstanding debt at December 31, 2014:

In thousands	Currency	Matures	Interest Rate	Outstanding Balance
Term Loans	USD	2018	5.25%	$703,029
Senior Secured Notes	USD	2019	7.75%	504,000
Senior Unsecured Notes	USD	2019	6.875%	210,000
ABL Facility	USD	2016	—	—
Argentine credit facilities:
Nacion Facility	USD	2016	3.13%	5,010
Galicia Facility	ARS	2016	15.25%	2,047
China Credit Facility	USD	2015	5.43%	18,920
Brazil export credit facilities:
Itaú Facility ($)	USD	2018	4.85%	—
Itaú Facility (R$)	BRL	2016	8.00%	18,871
Recovery Zone Facility Bonds	USD	2018	2.50%	—
India Loans	INR	2017	14.70%	2,437
Capital lease obligations	Various	2015-2019	Various	861

Total long-term debt				1,465,175
Short-term borrowings	Various	2015	Various	17,665

Total debt				$1,482,840

Term Loans

On December 19, 2013, we entered into a Senior Secured Credit Agreement with a maturity date upon the earlier of (i) December 19, 2019 and (ii) the 91st day prior to the scheduled maturity of our 7.75% Senior Secured Notes; provided that on such 91st day, our 7.75% Senior Secured Notes have an outstanding aggregate principal amount in excess of $150.0 million. The Term Loans provide for a commitment by the lenders to make secured term loans in an aggregate amount not to exceed $295.0 million, the proceeds of which were used to partially repay amounts outstanding under the Senior Secured Bridge Credit Agreement and the Senior Unsecured Bridge Credit Agreement. In connection with the refinancing of the Bridge Facilities with the Term Loans, we recognized a loss on the extinguishment of debt of $3.3 million during the fourth quarter of 2013. This amount, included within Debt modification and extinguishment costs, represented debt issuance costs that were previously capitalized and required to be written off upon the refinancing.

Borrowings bear interest at a fluctuating rate per annum equal to, at our option, (i) a base rate equal to the highest of (a) the federal funds rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Citicorp North America, Inc. as its “prime rate” and (c) the LIBOR rate for a one-month interest period plus 1.0% (provided that in no event shall such base rate with respect to the Term Loans be less than 2.0% per annum), in each case plus an applicable margin of 3.25% or (ii) a LIBOR rate for the applicable interest period (provided that in no event shall such LIBOR rate with respect to the Term Loans be less than 1.0% per annum) plus an applicable margin of 4.25%. The applicable margin for the Term Loans is subject to a 25 basis point step-down upon the achievement of a certain senior secured net leverage ratio. We are required to repay installments on the Term Loans in quarterly installments in aggregate amounts equal to 1.0% per annum of their funded total principal amount, with the remaining amount payable on the maturity date.

On June 10, 2014, we entered into the Incremental Amendment to the existing Term Loans in which we obtained $415.0 million of commitments for incremental term loans from the existing lenders, the terms of which are substantially identical to the terms of the Term Loans. Pursuant to the Incremental Amendment, we borrowed

$310.0 million, the proceeds of which were used to fund a portion of the consideration paid for the Providência Acquisition. The remaining commitments were used during the third quarter of 2014 to repay existing indebtedness.

The Term Loans are secured (i) together with the Tranche 2 (as defined below) loans, on a first-priority lien basis by substantially all of our assets and the assets of any existing and future subsidiary guarantors (other than collateral securing the ABL Facility on a first-priority basis), including all of our capital stock and the capital stock of each restricted subsidiary (which, in the case of foreign subsidiaries, will be limited to 65% of the capital stock of each first-tier foreign subsidiary) and (ii) on a second-priority basis by the collateral securing the ABL Facility, in each case, subject to certain exceptions and permitted liens. We may voluntarily repay outstanding loans at any time without premium or penalty, other than voluntary prepayment of Term Loans in connection with a repricing transaction on or prior to the date that is six months after the closing date of the Incremental Amendment and customary “breakage” costs with respect to LIBOR loans.

The agreement governing the Term Loans, among other restrictions, limit our ability and the ability of our restricted subsidiaries to: (i) incur or guarantee additional debt or issue disqualified stock or preferred stock; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) repurchase stock; (v) incur certain liens; (vi) enter into transactions with affiliates; (vii) merge or consolidate; (viii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments to us; (ix) designate restricted subsidiaries as unrestricted subsidiaries; and (x) transfer or sell assets. In addition, the Term Loans contain certain customary representations and warranties, affirmative covenants and events of default.

Under the credit agreement governing the Term Loans, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA (defined as Consolidated EBITDA in the credit agreement governing the Terms Loans).

Senior Secured Notes

In connection with the Merger, we issued $560.0 million of 7.75% Senior Secured Notes due 2019 on January 28, 2011. The Senior Secured Notes are fully and unconditionally guaranteed, jointly and severally on a senior secured basis, by each of our wholly-owned domestic subsidiaries. Interest on the Senior Secured Notes is paid semi-annually on February 1 and August 1 of each year. On July 23, 2014, we redeemed $56.0 million aggregate principal amount of the Senior Secured Notes at a redemption price of 103.0% of the aggregate principal amount plus any accrued and unpaid interest, to, but excluding, July 23, 2014. The redemption amount was funded by proceeds from the Incremental Amendment. Pursuant to ASC 470, “Modifications and Extinguishments” (“ASC 470”), we recognized a loss on debt extinguishment of $2.6 million, which included $0.9 million related to unamortized debt issuance costs. As the nature of this transaction related to a non-operating event, the loss on extinguishment is included in Debt modifications and extinguishment costs in the current period.

The indenture governing the Senior Secured Notes limits, subject to certain exceptions, our ability and the ability of our restricted subsidiaries to: (i) incur or guarantee additional debt or issue disqualified stock or preferred stock; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) incur certain liens; (v) enter into transactions with affiliates; (vi) merge or consolidate; (vii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments to us; (viii) designate restricted subsidiaries as unrestricted subsidiaries; and (ix) transfer or sell assets. It does not limit the activities of the Parent or the amount of additional indebtedness that Parent or its parent entities may incur. In addition, it also provides for specified events of default, which, if any of them occurs, would permit or require the principal of and accrued interest on the Senior Secured Notes to become or to be declared due and payable.

Under the indenture governing the Senior Secured Notes, our ability to engage in certain activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA (defined as EBITDA in the indenture governing the Senior Secured Notes).

Senior Unsecured Notes

In connection with the Providência Acquisition, we issued $210.0 million of 6.875% Senior Unsecured Notes due 2019 on June 11, 2014. The Senior Unsecured Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by each of our wholly-owned domestic subsidiaries. Interest on the Senior Unsecured Notes is paid semi-annually on June 1 and December 1 of each year.

The indenture governing the Senior Unsecured Notes limits, subject to certain exceptions, our ability and the ability of our restricted subsidiaries to: (i) incur or guarantee additional debt or issue disqualified stock or preferred stock; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) incur certain liens; (v) enter into transactions with affiliates; (vi) merge or consolidate; (vii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments to us; (viii) designate restricted subsidiaries as unrestricted subsidiaries; and (iv) transfer or sell assets. It does not limit the activities of Parent or the amount of additional indebtedness that Parent or its parent entities may incur. In addition, it also provides for specified events of default which, if any occurs, would permit or require the principal of and accrued interest on the Senior Unsecured Notes to become or to be declared due and payable.

Under the indenture governing the Senior Unsecured Notes, our ability to engage in certain activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA (defined as EBITDA in the indenture governing the Senior Unsecured Notes).

ABL Facility

On January 28, 2011, we entered into a senior secured asset-based revolving credit facility which was amended and restated on October 5, 2012 to provide for borrowings not to exceed $50.0 million, subject to borrowing base availability. The ABL Facility provides borrowing capacity available for letters of credit and borrowings on a same-day basis and is comprised of (i) a revolving tranche of up to $42.5 million (“Tranche 1”) and (ii) a first-in, last out revolving tranche of up to $7.5 million (“Tranche 2”). Provided that no default or event of default was then existing or would arise therefrom, we had the option to request that the ABL Facility be increased by an amount not to exceed $20.0 million. The facility matures on October 5, 2017.

On November 26, 2013, we entered into an amendment to the ABL Facility which increased the Tranche 1 revolving credit commitments by $30.0 million (for a total aggregate revolving credit commitment of $80.0 million) as well as made certain other changes to the agreement. In addition, we increased the amount by which we can request that the ABL Facility be increased at our option to an amount not to exceed $75.0 million. The effectiveness of the amendment was subject to the satisfaction of certain specified closing conditions by no later than January 31, 2014, all of which were satisfied prior to such date.

Based on current average excess availability, the borrowings under the ABL Facility will bear interest at a rate per annum equal to, at our option, either (A) British Bankers Association LIBOR Rate (“LIBOR”) (adjusted for statutory reserve requirements) plus a margin of (i) 2.00% in the case of Tranche 1 or (ii) 4.00% in the case of Tranche 2; or (B) the higher of (a) the rate of interest in effect for such day as publicly announced from time to time by Citibank, N.A. as its “prime rate” and (b) the federal funds effective rate plus 0.5% of 1.0% (“ABR”) plus a margin of (x) 1.00% in the case of Tranche 1 or (y) 3.00% in the case of the Tranche 2. As of December 31, 2014, we had no outstanding borrowings under the ABL Facility. The borrowing base availability was $62.9 million, however, outstanding letters of credit in the aggregate amount of $19.3 million left $43.6 million available for additional borrowings. The aforementioned letters of credit were primarily provided to certain administrative service providers and financial institutions. None of these letters of credit had been drawn on as of December 31, 2014.

The ABL Facility contains certain restrictions which limit our ability and the ability of our restricted subsidiaries to: (i) incur or guarantee additional debt; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) repurchase stock; (v) incur certain liens; (vi) enter into transactions with affiliates; (vii) merge or consolidate or other fundamental changes; (viii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments; (ix) designate restricted subsidiaries as unrestricted subsidiaries; (x) transfer or sell assets and (xi) prepay junior financing or other restricted debt. In addition, it contains certain customary representations and warranties, affirmative covenants and events of default. If such an event of default occurs, the lenders under the ABL Facility would be entitled to take various actions, including the acceleration of amounts due under the ABL Facility and all actions permitted to be taken by a secured creditor.

Under the credit agreement governing the ABL Facility, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part by, our ability to satisfy tests based on Adjusted EBITDA (defined as Consolidated EBITDA in the credit agreement governing the ABL Facility).

Nación Facility

In January 2007, our subsidiary in Argentina entered into an arrangement with banking institutions in Argentina in order to finance the installation of a new spunmelt line at its facility located near Buenos Aires, Argentina. The maximum borrowings available under the facility, excluding any interest added to principal, were 33.5 million Argentine pesos with respect to an Argentine peso-denominated loan and $26.5 million with respect to a U.S. dollar-denominated loan. The loans are secured by pledges covering (i) the subsidiary’s existing equipment lines; (ii) the outstanding stock of the subsidiary; and (iii) the new machinery and equipment being purchased, as well as a trust assignment agreement related to a portion of receivables due from certain major customers of the subsidiary.

The interest rate applicable to borrowings under these term loans is based on LIBOR plus 290 basis points for the U.S. dollar-denominated loan and Buenos Aires Interbanking Offered Rate plus 475 basis points for the Argentine peso-denominated loan. Principal and interest payments began in July 2008 with the loans maturing as follows: annual amounts of $3.5 million beginning in 2011 and continuing through 2015, and the remaining $1.7 million in 2016.

In connection with the Merger, we repaid and terminated the Argentine peso-denominated loan. In addition, the U.S. dollar-denominated loan was adjusted to reflect its fair value as of the date of the Merger. As a result, we recorded a contra-liability in Long-term debt and will amortize the balance over the remaining life of the facility. At December 31, 2014, the face amount of the outstanding indebtedness under the U.S. dollar-denominated loan was $5.2 million, with a carrying amount of $5.0 million and a weighted average interest rate of 3.13%.

Galicia Facility

On September 27, 2013, our subsidiary in Argentina entered into an arrangement with a banking institution in Argentina in order to partially finance the upgrade of a manufacturing line at its facility located near Buenos Aires, Argentina. The maximum borrowings available under the facility, excluding any interest added to principal, is 20.0 million Argentine pesos (approximately $3.5 million). The three-year term of the agreement began with the date of the first draw down on the facility, which occurred in the third quarter of 2013, with payments required in twenty-five equal monthly installments beginning after one year. Borrowings will bear interest at 15.25%. As of December 31, 2014, the outstanding balance under the facility was $2.0 million. The remainder of the upgrade is expected to be financed by existing cash balances and cash generated from operations.

China Credit Facility

In the third quarter of 2012, our subsidiary in China entered into a three-year U.S. dollar-denominated construction loan agreement (the “Hygiene Facility”) with a banking institution in China to finance a portion of the installation of a new spunmelt line at its manufacturing facility in Suzhou, China. The interest rate applicable to borrowings under the Hygiene Facility is based on three-month LIBOR plus an amount to be determined at the time of funding based on the lender’s internal head office lending rate (520 basis points at the time the credit agreement was executed).

The maximum borrowings available under the facility, excluding any interest added to principal, were $25.0 million. At December 28, 2013, the outstanding balance under the Hygiene Facility was $24.9 million with a weighted-average interest rate of 5.46%. We repaid $6.0 million of the principal balance during 2014 using a combination of existing cash balances and cash generated from operations. As a result, the outstanding balance under the Hygiene Facility was $18.9 million at December 31, 2014 with a weighted average interest rate of 5.43%.

Brazil Export Credit Facilities

As a result of the Providência Acquisition, we assumed a U.S. dollar-denominated export credit facility with Itaú Unibanco S.A., pursuant to which Providência borrowed $52.4 million in the third quarter of 2011 for the purpose of financing certain export transactions from Brazil. Borrowings bear interest at 4.85% per annum, payable semi-annually. Principal payments are due in 11 equal installments, beginning in September 2013 and ending at final maturity in September 2018. The facility is secured by interests in the receivables related to the exports financed by the facility.

On September 22, 2014, we entered into an assignment agreement with Itaú Unibanco S.A in order to transfer their rights and obligations under the agreement to us. The purchase price for the assigned interest totaled $45.2 million, which we funded with a portion of the proceeds from the Incremental Amendment. Pursuant to ASC 470, we recognized a loss on debt extinguishment of $2.4 million. As the nature of this transaction related to a non-operating event, the loss on extinguishment is included in Debt modifications and extinguishment costs in the current period.

As a result of the Providência Acquisition, we indirectly assumed a Brazilian real-denominated export credit facility with Itaú Unibanco S.A., pursuant to which Providência borrowed R$50.0 million in the first quarter of 2013 for the purpose of financing certain export transactions from Brazil. Borrowings bear interest at 8.0% per annum, payable quarterly. The facility matures in February 2016 and is unsecured. At December 31, 2014, outstanding borrowings under the facility totaled $18.9 million.

Recovery Zone Facility Bonds

As a result of the Providência Acquisition, we assumed a loan agreement in connection with the issuance of a like amount of recovery zone facility bonds by the Iredell County Industrial Facilities and Pollution Control Financing Authority. The proceeds of $9.1 million were used to finance, in part, the construction of a manufacturing facility in Statesville, North Carolina. The borrowings bear interest at a floating rate, which is reset weekly, and are supported by a letter of credit. On July 21, 2014, we repaid the aggregate principal amount of indebtedness with a portion of the proceeds from the Incremental Amendment.

India Indebtedness

As a result of the Fiberweb Acquisition, we assumed control of Terram Geosynthetics Private Limited, a joint venture located in Mundra, India in which we maintain a 65% controlling interest. As part of the net assets acquired, we assumed $3.8 million of debt (including short-term borrowings) that was entered into with a banking institution in India. Amounts outstanding primarily relate to a 14.70% term loan, due in 2017, used to purchase fixed assets. Other amounts relate to a short-term credit facility used to finance working capital requirements (included in Short-term borrowings in the consolidated balance sheets) and an existing automobile loan. Combined, the outstanding balances totaled $3.1 million at December 31, 2014.

Other Indebtedness

We periodically enter into short-term credit facilities in order to finance various liquidity requirements, including insurance premium payments and short-term working capital needs. At December 31, 2014 and December 28, 2013, outstanding amounts related to such facilities were $17.0 million and $0.4 million, respectively. Borrowings under these facilities are included in Short-term borrowings in the Consolidated Balance Sheets.

We also have documentary letters of credit not associated with the ABL Facility or the Hygiene Facility. These letters of credit were primarily provided to certain raw material vendors and amounted to $7.8 million and $8.5 million at December 31, 2014 and December 28, 2013. None of these letters of credit have been drawn on.

Factoring Agreements

In the ordinary course of business, we may utilize accounts receivable factoring arrangements with third-party financial institutions in order to accelerate our cash collections from product sales. These arrangements involve the ownership transfer of eligible U.S. and non-U.S. trade accounts receivable, without recourse or discount, to a third party financial institution in exchange for cash. The maximum amount of outstanding advances at any one time is $20.0 million under the U.S. based program and $84.4 million (measured at December 31, 2014 foreign exchange rates) under the non-U.S. based program. At December 31, 2014, the net amount of trade accounts receivable sold to third-party financial institutions, and therefore excluded from our accounts receivable balance, was $92.5 million. Amounts due from the third-party financial institutions were $13.6 million at December 31, 2014. In the future, we may increase the sale of receivables or enter into additional factoring agreements.

Contractual Obligations

As of December 31, 2014, we had certain cash obligations associated with contractual commitments. The amounts due under these commitments are as follows:

	Payments Due by Period
In millions	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Short-term borrowings	$17.7	$17.7	$—	$—	$—
Long-term debt (fixed)	732.9	0.1	18.8	714.0	—
Long-term debt (variable)	732.8	31.7	18.2	682.9	—
Estimated interest payments (1)	384.6	93.5	181.4	109.7	—
Financing obligations	20.4	3.4	6.7	6.7	3.6
Capital lease obligation (2)	0.9	0.3	0.5	0.1	—
Operating lease obligations (3)	78.5	15.4	27.4	15.4	20.3
Purchase commitments (4)	92.1	92.1	—	—	—

Total	$2,059.9	$254.2	$253.0	$1,528.8	$23.9

(1)	Represents the annual interest expense on fixed and variable rate debt. Projections on variable rate debt are based on current interest rates.

(2)	Represents rental payments under capital leases with initial or remaining non-cancelable terms in excess of one year.
(3)	We lease certain manufacturing, warehousing and other facilities and equipment under operating leases. The leases on most of the properties contain renewal provisions.
(4)	Represents our commitments related to the purchase of raw materials and capital projects.

Future expected obligations under our pension and postretirement benefit plans as well as our unrecognized tax obligations have not been included in the Contractual Obligations table as these items are difficult to make reasonably reliable estimates of the timing and amount to be paid.

Operating Lease Obligations

We lease certain manufacturing, warehousing and other facilities and equipment under operating leases. The leases on most of the properties contain renewal provisions. Rent expense (net of sub-lease income), including incidental leases, was $20.1 million, $15.4 million and $14.5 million during the fiscal years ended December 31, 2014, December 28, 2013 and December 29, 2012, respectively. These expenses are recognized on a straight-line basis over the life of the lease.

In the third quarter of 2011, our state-of-the-art spunmelt line in Waynesboro, Virginia commenced commercial production. The plant expansion increased capacity to meet demand for nonwoven materials in the hygiene and healthcare applications in the U.S. The line was principally funded by a seven year equipment lease with a capitalized cost of $53.6 million. From the commencement of the lease to its fourth anniversary date, we will make annual lease payments of $8.3 million. From the fourth anniversary date to the end of the lease term, our annual lease payments may change, as defined in the lease agreement. The aggregate monthly lease payments under the agreement, subject to adjustment, are expected to approximate $58 million. The lease includes covenants, events of default and other provisions that requires us to maintain certain financial ratios and other requirements.

Purchase Commitments

At December 31, 2014, we had purchase commitments of $92.1 million, of which $77.1 million related to the purchase of raw materials in the normal course of business. The remaining $15.0 million related to capital projects, primarily associated with the plan to relocate our Nanhai, China manufacturing facilities and the warehouse expansion project at the Company’s Old Hickory, Tennessee manufacturing facilities.

Financing Obligation

As a result of the acquisition of Fiberweb, we acquired a manufacturing facility in Old Hickory, Tennessee, the assets of which included a utility plant used to generate steam for use in its manufacturing process. Upon completion of its construction in 2011, the utility plant was sold to an unrelated third-party and subsequently leased back by Fiberweb for a period of 10 years. We have accounted for this transaction as a direct financing lease, recognizing the assets as part of property, plant and equipment and a related financing obligation as a long-term liability. Cash payments to the lessor are allocated between interest expense and amortization of the financing obligation. At the end of the lease term, we will recognize the sale of the utility plant, however, no gain or loss will be recognized as the financing obligation will equal the expected carrying value of the assets. At December 31, 2014, the outstanding balance of the financing obligation was $18.4 million.

Deferred Purchase Price

Total consideration paid for the acquisition of Providência includes $47.9 million of Deferred Purchase Price. The Deferred Purchase Price is held by the Company and relates to the Providência Tax Claims. The Deferred Purchase Price is denominated in Brazilian real and accretes at a rate of 9.5% per annum compounded daily. Upon resolution of the Providência Tax Claims by the Brazilian court, either tax payments for the Providência Tax Claims will be made to the Brazilian tax authorities or the Deferred Purchase Price will be paid to the selling shareholders. We will be responsible for any actual tax payment in excess of the Deferred Purchase Price. The Deferred Purchase Price is reflected on the Consolidated Balance Sheet as a Noncurrent liability as resolution of the Providência Tax Claims is expected to take longer than a year. At December 31, 2014, the outstanding balance of the Deferred Purchase Price was $42.4 million.

Redeemable Noncontrolling Interest

In connection with the Providência Acquisition, as required by Brazilian law, PGI Acquisition Company filed the Mandatory Tender Offer registration request with the CVM in order to launch, after its approval, a tender offer to acquire all of the remaining outstanding capital stock of Providência from the minority shareholders. As of December 31, 2014, the Mandatory Tender Offer was still under review by the CVM. Hence, the conditions for the launch of the Mandatory Tender Offer have not been met as of December 31, 2014. However, once the Mandatory Tender Offer is approved and launched, the minority shareholders will have the right, but not the obligation, to sell their remaining outstanding capital stock of Providência. Given such right of the minority shareholders, we determined that ASC 480 requires the noncontrolling interest to be presented as mezzanine equity on the Consolidated Balance Sheets and adjusted to its estimated maximum redemption amount at each balance sheet date. At December 31, 2014, the redemption value of the redeemable noncontrolling interest was $89.2 million.

Deferred Benefit Pension Plans

At December 31, 2014, we had a net surplus of $10.0 million related to our pension plans. It is our objective to contribute to pension plans to ensure adequate funds are available in the plans to make benefit payments to plan participants and beneficiaries when required. Because the timing and amounts of long-term funding requirements for pension obligations are uncertain, they have been excluded from the Contractual Obligations table.

Postretirement Benefit Plans

At December 31, 2014, we had postretirement benefit obligations of $5.5 million. We fund postretirement benefit costs principally on a pay-as-you-go basis as medical costs are incurred by covered retiree populations. Because the timing and amounts of long-term funding requirements for postretirement obligations are uncertain, they have been excluded from the Contractual Obligations table.

Uncertain Tax Positions

At December 31, 2014, we have total unrecognized tax benefits for uncertain tax positions of $13.0 million, which includes $9.1 million of related accrued interest and penalties as well as $1.8 million of operating loss carry forwards for which unrecognized tax benefits have been established. The liability has been excluded from the Contractual Obligations table as we are unable to reasonably estimate the amount and period in which these liabilities might be paid.

Covenant Compliance

Under our credit agreements and indentures governing our Senior Secured Notes and our Senior Unsecured Notes, our ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA.

“Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization, further adjusted to exclude certain other items permitted in calculating covenant compliance under our credit agreements and the indentures governing our Senior Secured Notes and Senior Unsecured Notes.

Adjusted EBITDA is not a recognized term under GAAP, should not be considered in isolation or as a substitute for a measure of our liquidity or performance prepared in accordance with GAAP and is not indicative of income from operations or pro forma income of operations as determined under GAAP. Adjusted EBITDA and other non-GAAP financial measures have important limitations which should be considered before using these measures to evaluate the Company’s liquidity or financial performance. Adjusted EBITDA eliminates the effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Adjusted EBITDA also eliminates the effects of interest rates and changes in capitalization which management believes may not necessarily be indicative of a company’s underlying operating performance. Adjusted EBITDA, as presented by us, may not be comparable to similarly titled measures of other companies due to varying methods of calculation. We believe that Adjusted EBITDA provides useful information about flexibility under our covenants to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in our industry, along with other measures, to estimate the value of a company, to make informed investment decisions, and to evaluate a company’s ability to meet its debt service requirements. Adjusted EBITDA should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

We believe that the most directly comparable GAAP measure to Adjusted EBITDA is Net income (loss) attributable to Polymer Group, Inc. The following table reconciles Net income (loss) attributable to Polymer Group, Inc. to Adjusted EBITDA for the periods presented:

In millions	December 31, 2014
Net income (loss) attributable to Polymer Group, Inc.	$(115,297)
Net income (loss) attributable to noncontrolling interest and redeemable noncontrolling interest	(3,943)
Interest expense	96,153
Income and franchise tax	(297)
Depreciation and amortization (a)	112,557
Purchase accounting adjustments (b)	6,976
Non-cash compensation (c)	1,931
Special charges, net (d)	59,185
Foreign currency and other non-operating, net (e)	32,531
Loss on debt modification	15,725
Severance and relocation expenses (f)	3,542
Business optimization expense (g)	1,263
Management, monitoring and advisory fees (h)	5,546
Other (i)	2,899

Adjusted EBITDA before contribution from acquisitions and contribution from estimated synergies	218,771
Contribution from acquisitions (j)	13,366
Contribution from estimated synergies (k)	27,840

Adjusted EBITDA	$259,977

(a)	Excludes amortization of loan acquisition costs that are included in interest expense.

(b)	Reflects fair market value adjustments as a result of purchase accounting associated with acquisitions, primarily related to the step-up in inventory value and its amortization into earnings over the period of the acquired company’s normal inventory turns.
(c)	Reflects non-cash compensation costs related to employee and director restricted stock, restricted stock units and stock options.
(d)	Reflects costs associated with non-cash asset impairment charges, the restructuring and realignment of manufacturing operations and management organizational structures, pursuit of certain transaction opportunities, including expenses related to the Fiberweb and Providência acquisitions, and other charges included in Special charges, net in our Consolidated Statement of Operations.
(e)	Reflects (gains) losses from foreign currency translation of intercompany loans, unrealized (gains) losses on interest rate and foreign currency hedging transactions, (gains) losses on sales of assets outside the ordinary course of business, factoring costs and certain other non-operating (gains) losses recorded in Foreign Currency and Other, net as well as (gains) losses from foreign currency transactions recorded in Other Operating, net.
(f)	Reflects severance and relocation expenses not included under Special charges, net as well as costs incurred with the CEO transition in 2013.
(g)	Reflects costs incurred to improve IT and accounting functions, costs associated with establishing new facilities and certain other expenses.
(h)	Reflects management, monitoring and advisory fees paid under the Sponsor management agreement.
(i)	Reflects charges such as gain/loss on disposals and start-up costs.
(j)	Pursuant to the indentures governing our Senior Secured Notes and our Senior Unsecured Notes and the credit agreements governing our Term Loans and our ABL Facility, we are permitted to include in our Adjusted EBITDA calculation the Adjusted EBITDA contributions from acquisitions for the portion of the fiscal year prior to the closing of the acquisition. The fiscal year ended December 31, 2014 reflects the Adjusted EBITDA contribution from estimated synergies from the Providência Acquisition for the period from January 1, 2014 through June 11, 2014.
(k)	Pursuant to the indentures governing our Senior Secured Notes and our Senior Unsecured Notes and the credit agreements governing our Term Loans and our ABL Facility, we are permitted to include in our calculation of Adjusted EBITDA contributions from estimated synergies resulting from acquisitions (subject to certain limitations). The adjustment represents management’s estimate of synergies expected to be realized within 12 months following the applicable acquisition. The fiscal year ended December 31, 2014 includes the Adjusted EBITDA contribution from estimated synergies from the Providência Acquisition.

The credit agreement governing our Term Loans limits the amount of estimated synergies included in the calculation of Adjusted EBITDA for any consecutive four quarter period to 20% of Adjusted EBITDA, while the indenture governing our Senior Secured Notes and the credit agreement governing our ABL Facility limit such amount to the greater of $20 million or 10% of Adjusted EBITDA. The indenture governing our Senior Unsecured Notes does not include such limitation. Accordingly, Adjusted EBITDA for the fiscal year ended December 31, 2014 presented in the table above includes $1.8 million of estimated synergies that exceed the limitations in our Senior Secured Notes and ABL Facility. Therefore, we are not permitted to include that portion of estimated synergies in Adjusted EBITDA for purposes of determining our compliance with certain covenants in the Senior Secured Notes and ABL Facility. The limitation under the credit agreement governing the Term Loan has not been reached for the amount of synergies presented in the table above.

We present these synergy adjustments as they are permitted under the terms of our debt instruments, but you should not view these adjustments as a projection of future results. Our ability to realize these anticipated synergies is subject to significant uncertainties and you should not place undue reliance on the adjustments.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Recent Accounting Standards

Changes to GAAP are established by the FASB in the form of Accounting Standards Updates (“ASUs”) to the FASB’s ASC. The Company considers the applicability and impact of all ASUs. ASUs not listed below were assessed and determined not to be applicable or are expected to have minimal impact on the Company’s Condensed Financial Statements.

In April 2015, the FASB issued ASU No. 2015-03, “Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”) which requires an entity to present debt issuance costs related to a recognized debt liability in the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update. ASU 2015-03 is effective on a retrospective basis for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years beginning after December 15, 2016. The adoption of this guidance concerns presentation only and will not have any impact on the Company’s financial results.

In January 2015, the FASB issued ASU No. 2015-01, “Income Statement-Extraordinary and Unusual Items” (“ASU 2015-01”) which eliminates from GAAP the concept of extraordinary items. If an event or transaction meets the criteria for extraordinary classification, it is segregated from the results of ordinary operations and is shown as a separate item in the income statement, net of tax. ASU 2015-01 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. We are currently assessing the adoption and impact of this ASU, however we do not anticipate the adoption of this ASU will impact our consolidated financial position and results of operation.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern” (“ASU 2014-15”). The new guidance addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Substantial doubt is defined as an indication that it is probable that an entity will be unable to meet its obligations as they become due within one year after the date that financial statements are issued. Management’s evaluation should be based on relevant conditions or events, considered in the aggregate, that are known and reasonably knowable at the date that the financial statements are issued. ASU 2014-15 is effective prospectively for reporting periods beginning after December 15, 2016, with early adoption permitted. We do not expect that the adoption of this guidance will have a material effect on our financial results.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which creates a comprehensive, five-step model for revenue recognition that requires a company to recognize revenue to depict the transfer of promised goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. Under the new guidance, a company will be required to use more judgment and make more estimates when considering contract terms as well as relevant facts and circumstances when identifying performance obligations, estimating the amount of variable consideration in the transaction price and allocating the transaction price to each separate performance obligation. In addition, ASU 2014-09 enhances disclosures about revenue, provides guidance for transactions that were not previously addressed comprehensively and improves guidance for multiple-element arrangements. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016 and allows for either full retrospective or modified retrospective adoption. Early application is not permitted. We are currently evaluating the impact of adopting ASU 2014-09 on our financial results.

In April 2014, the FASB issued ASU No. 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of and Entity” (“ASU 2014-08”), which changes the criteria for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements. Under the new guidance, a discontinued operation is defined as a disposal of a component or a group of components that is disposed of or is classified as held for sale and represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. In addition, ASU 2014-08 enhances disclosures for reporting discontinued operations. ASU 2014-08 is effective prospectively for reporting periods beginning after December 15, 2014, with early adoption permitted. We do not expect that the adoption of this guidance will have a material effect on our financial results.

In July 2013, the FASB issued ASU No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU 2013-11”), which requires an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the financial statements as a reduction of a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed. In situations where a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction or the tax law of the jurisdiction does not require, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. ASU 2013-11 is effective prospectively for reporting periods beginning after December 15, 2013, with retroactive application permitted. We adopted this accounting pronouncement effective December 29, 2013.

Critical Accounting Policies and Other Matters

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with those accounting principles requires management to use judgment in making estimates and assumptions based on the relevant information available at the end of each period. These estimates and assumptions have a significant effect on reported amounts of assets and liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities because they result primarily from the need to make estimates and assumptions on matters that are inherently uncertain. Actual results may differ from estimates. The following is a summary of certain accounting estimates and assumptions made by management that we consider critical.

Long-Lived Assets

Management reviews long-lived assets, which consist of property, leasehold improvements, equipment and definite-lived intangibles, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. For long-lived assets to be held and used, management evaluates recoverability by comparing the carrying value of the asset to future undiscounted cash flows expected to be generated by the asset. If the undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recognized for the amount by which the carrying value of the asset exceeds the fair value of the asset. For long-lived assets for which we have committed to a disposal plan, we report such assets at the lower of the carrying value or fair value less the cost to sell.

In determining the fair value of long-lived assets, we make judgments relating to the expected useful lives of long-lived assets and our ability to realize any undiscounted cash flows in excess of the carrying amounts of such assets. Factors that impact these judgments include the ongoing maintenance and improvements of the assets, changes in the expected use of the assets, changes in economic conditions, changes in operating performance and anticipated future cash flows. If actual fair value is less than our estimates, long-lived assets may be overstated on the balance sheet, which would adversely impact our financial position.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill and intangible assets with indefinite useful lives are no longer amortized, but are tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset may be less than the carrying amount of the asset.

Between annual impairment tests, the Company continues to monitor for potential indicators of impairment of goodwill whenever events or changes in circumstances occur, such as a significant decline in the expected future cash flows, a significant adverse change in legal factors or in the business climate, adverse assessment or action by a regulator, and unanticipated competition.

Recoverability of goodwill is measured at the reporting unit level and begins with a qualitative assessment to determine, as a basis for whether it is necessary to perform the two-step impairment test under GAAP, if it more likely than not that the fair value of each reporting unit is less than its carrying amount. For the reporting units where it is required, the first step compares the carrying amount of the reporting unit to its estimated fair value. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. To the extent that the carrying value of the reporting unit exceeds its estimated fair value, a second step is performed, wherein the reporting unit’s carrying value of goodwill is compared to the implied fair value of goodwill. To the extent that the carrying value exceeds the implied fair value, impairment exists and must be recognized.

2014 Interim Impairment Test

In connection with the Providência Acquisition, the Company realigned its internal reporting structure to reflect its new organizational structure and business focus. Per ASC 350, “Goodwill and Other” (“ASC 350”), goodwill is required to be tested for impairment both before and after a reorganization. As a result, the Company performed a qualitative assessment during the third quarter and determined that goodwill was not impaired at any of the reporting units prior to the reorganization. Subsequent to the reorganization, the Company performed an interim goodwill impairment test and determined that the fair value of goodwill at the Argentina/Colombia reporting unit was zero and that all of its goodwill was impaired. As a result, the Company recorded a non-cash impairment charge of $6.9 million. The decline in fair value resulted from changes in the outlook on the operations, primarily in Argentina, as the local economic environment shifted compared to prior periods.

2014 Impairment Test

For our annual impairment test performed during the fourth quarter of 2014, we calculated the fair value of each of our reporting units. Based on the result of these calculations, we determined that the fair values of all our reporting units exceeded their carrying amounts. As a result, no impairment was recognized. The excess of our reporting units estimated fair value over carrying value (expressed as a percentage of carrying value) was a minimum of 15%, except for our Brazil reporting unit. The fair value of our Brazil reporting unit approximates its carrying value due to the short passage of time between the close date of the Providência Acquisition and the annual impairment testing date. Goodwill allocated to our Brazil reporting unit was $107.4 million as of December 31, 2014. Small variations to our assumptions and estimates used to determine the fair value of our Brazil reporting unit, particularly the expected growth rates, discount rate, cash expenditures embedded in our cash flow projections and the residual capitalization rate could have a significant impact on fair value. An unfavorable change in any of these assumptions could have caused us to fail step 1 of the goodwill impairment test, and step 2 of the goodwill impairment test would have been necessary and could have yielded an impairment of up to the entire goodwill allocated to our Brazil reporting unit of $107 million as of December 31, 2014. If the Brazil reporting unit does not achieve the operating results anticipated, we could record an impairment charge to goodwill in a future period.

Recoverability of other intangible assets with indefinite useful lives begins with a qualitative assessment to determine, as a basis for whether it is necessary to calculate the fair value of the indefinite-lived intangible asset, if it is more likely than not that the asset is impaired. When required, recoverability is measured by a comparison of the carrying amount of the intangible assets to the estimated fair value of the respective intangible assets. Any excess of the carrying value over the estimated fair value is recognized as an impairment loss equal to that excess. The determination of estimated fair value requires management to make assumptions about estimated cash flows, including profit margins, long-term forecasts, discount rates, royalty rates and terminal growth rates.

Management developed these assumptions based on the best information available as of the date of the assessment. We completed our assessment of intangible assets with indefinite useful lives during the fourth quarter of 2014 and determined that no impairment existed at that date.

Although no impairment was recognized, there can be no assurances that future impairments will not occur. Future adverse developments in market conditions or our current or projected operating results could cause the fair value of our goodwill and intangible assets with indefinite useful lives to fall below carrying value, which would result in an impairment charge that would adversely affect our financial position.

Income Taxes

We record an income tax valuation allowance when, based on the weight of the evidence, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. The ultimate realization of the deferred tax asset depends on our ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. In assessing the realization of the deferred tax assets, consideration is given to, among other factors, the trend of historical and projected future taxable income, the scheduled reversal of deferred tax liabilities, the carryforward period for net operating losses and tax credits, as well as tax planning strategies available to us. Additionally, we have not provided U.S. income taxes for undistributed earnings of certain foreign subsidiaries that are considered to be retained indefinitely for reinvestment. Certain judgments, assumptions and estimates are required in assessing such factors and significant changes in such judgments and estimates may materially affect the carrying value of the valuation allowance and deferred income tax expense or benefit recognized in our consolidated financial statements.

We recognize a tax benefit associated with an uncertain tax position when, in our judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, we initially and subsequently measure the tax benefit as the largest amount that we judge to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management.

A number of years may elapse before a particular matter for which a liability related to an unrecognized tax benefit is audited and finally resolved. The number of years with open tax audits varies by jurisdiction. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, we believe our liability for unrecognized tax benefits is adequate. Favorable resolution of an unrecognized tax benefit could be recognized as a reduction in the effective tax rate in the period of resolution. Unfavorable settlement of an unrecognized tax benefit could increase the effective tax rate and may require the use of cash in the period of resolution. Accordingly, our future results may include favorable or unfavorable adjustments due to the closure of tax examinations, new regulatory or judicial pronouncements, changes in tax laws or other relevant events.

Revenue Recognition

Revenue is recognized and earned when all of the following criteria are satisfied: (a) persuasive evidence of a sales arrangement exists; (b) price is fixed or determinable; (c) collectability is reasonably assured; and (d) delivery has occurred or service has been rendered. We recognize revenue when the title and the risks and rewards of ownership have substantially transferred to the customer. We permit customers from time to time to return certain products and we continuously monitor and track such returns and record an estimate of such future returns, which is based on historical experience and recent trends. While such returns have historically been within management’s expectations and the provisions established have been adequate, we cannot guarantee that we will continue to experience the same return rates that we have in the past. If future returns increase significantly, it could adversely impact our results of operations.

Stock-Based Compensation

We account for stock-based compensation awards in accordance with ASC 718, “Compensation - Stock Compensation” (“ASC 718”), which requires a fair value based method for measuring the value of stock-based compensation. Fair value is measured once at the date of grant and is not adjusted for subsequent changes. We estimate the grant date fair value, and the resulting stock-based compensation expense, using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the use of highly subjective assumptions which determine the fair value of stock-based awards. These assumptions include the expected term, expected volatility, risk-free interest rate and the expected dividend. In the absence of a public trading market, we determine the fair value of our common stock utilizing methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants Practice Aid, “Valuation of Privately-Held-Company Equity Securities Issued as Compensation.” Our approach considered contemporaneous common stock valuations in determining the equity value of our company using a weighted combination of various methodologies, each of which can be categorized under either of the following two valuation approaches: the income approach and the market approach. The assumptions used in calculating the fair value of stock-based payment awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment.

Employee Benefit Plans

We provide a range of benefits to eligible employees and retired employees, including pension and postretirement benefits. Determining the cost associated with such benefits is dependent on various actuarial assumptions including discount rates, expected return on plan assets, compensation increases, employee mortality and turnover rates and healthcare cost trend rates. Actuarial valuations are performed to determine expense in accordance with GAAP. Actual results may differ from the actuarial assumptions and are generally accumulated and amortized into earnings over future periods.

The expected return on plan assets assumption impacts our net periodic benefit cost, since it is our practice to fund amounts for our qualified pension plans at least sufficient to meet the minimum requirements set forth in applicable employee benefit laws and local tax laws.

For 2014, the range of return on assets assumptions for our pension plan assets, including U.S. pension and non-U.S. pension plans, was between 3.0% and 7.0%. The process for setting the expected rates of return is described in Note 14, Pension and Postretirement Benefit Plans, to the Consolidated Financial Statements. In 2014, an increase in the rate of return of 100 basis points for both U.S. and non-U.S. pension plan assets would decrease our fiscal 2014 net periodic benefit cost by approximately $2.4 million. In 2014, a decrease in the rate of return of 100 basis points for both U.S. and non-U.S. pension plan assets would increase our fiscal 2014 net periodic benefit cost by approximately $2.4 million.

Since pension liabilities are measured on a discounted basis, the discount rate impacts our projected net benefit obligation and net periodic benefit cost. Discount rates used for our U.S. pension plans are based on a yield curve constructed from a portfolio of high quality bonds for which the timing and amount of cash outflows approximate the estimated payouts of the plan. For our non-U.S. pension plans, the discount rates are set by benchmarking against investment grade corporate bonds rated AA or better. The average discount rate on the defined benefit pension plans, including U.S. pension and non-U.S. pension plans, was between 1.7% and 8.0%. A 100-basis point increase in the pension discount rate for both U.S. and non-U.S. pension plans would decrease our 2014 annual net periodic benefit cost by approximately $0.3 million. A 100-basis point decrease in the pension discount rate for both U.S. and non-U.S. pension plans would increase our fiscal 2014 net periodic benefit cost by approximately $1.7 million.

We review our actuarial assumptions at each measurement date and make modifications to the assumptions based on current rates and trends, if appropriate. We believe that the assumptions utilized in recording our obligations under our plans are reasonable based on input from actuaries, outside investment advisor’s and information as to assumptions used by plan sponsors.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to fluctuations in currency exchange rates, interest rates and commodity prices which could impact our results of operations and financial condition. As a result, we employ a financial risk management program, whose objective is to seek a reduction in the potential negative earnings impact of changes in interest rates, foreign exchange rates and raw material pricing arising in our business activities. To manage these exposures, we primarily use operational means. However, to manage certain of these exposures, we used derivative instruments as described below. Derivative instruments utilized by us in our hedging activities are viewed as risk management tools, involve little complexity and are not used for trading or speculative purposes. To minimize the risk of counterparty non-performance, agreements are made only through major financial institutions with significant experience in such derivative instruments.

Long-Term Debt and Interest Rate Market Risk

Our objective in managing exposure to interest rate changes is to manage the impact of interest rate changes on earnings and cash flows as well as to minimize our overall borrowing costs. To achieve these objectives, we may use financial instruments such as interest rate swaps, in order to manage our mix of floating and fixed-rate debt.

The majority of our long-term financing consists of our $504.0 million of 7.75% fixed-rate, Senior Secured Notes due 2019 and $210 million of 6.875% fixed-rate, Senior Unsecured Notes due 2019. However, the remaining portion of our indebtedness, including the Term Loans, have variable interest rates, for which we have not hedged the risks attributable to fluctuations in interest rates. Hypothetically, a 1% change in the interest rate affecting our outstanding variable interest rate indebtedness, as of December 31, 2014 and December 28, 2013, would change our interest expense by approximately $7.3 million and $3.3 million, respectively.

Foreign Currency Exchange Rate Risk

Outside of the United States, we maintain assets and operations primarily in South America, Europe and Asia. As a result, our financial results are affected to a certain extent by changes in foreign currency exchange rates in the various countries in which our products are manufactured and/or sold. The reported income of our foreign subsidiaries will be higher or lower depending on a weakening or strengthening of the U.S. dollar, the Company’s reporting currency, against the respective foreign currency. We assess the market risk of changes in foreign currency exchange rates utilizing a sensitivity analysis that measures the potential impact on our operating income. If the average exchange rate used to translate revenue from our major currencies relative to the U.S. dollar hypothetically depreciated 10%, it would have resulted in a reduction of operating income by approximately $3.9 million and $2.6 million for the fiscal years ended December 31, 2014 and December 28, 2013, respectively.

On January 27, 2014, we entered into a series of financial instruments with a third-party financial institution used to minimize foreign exchange risk on the future consideration to be paid for the Providência Acquisition and the Mandatory Tender Offer. Each contract allows us to purchase a fixed amounts of Brazilian reals in the future at specified U.S. dollar rates, coinciding with either the Providência Acquisition or the Mandatory Tender Offer. At June 28, 2014, the remaining financial instruments relate to a series of options that expire between 1 and 5 years associated with the Mandatory Tender Offer and the deferred portion of the consideration paid for the Providência Acquisition. In addition, we assumed a variety of derivative instruments in the Providência Acquisition used to reduce the exposure to fluctuations in interest rates and foreign currencies. These financial instruments include an interest rate swap, forward foreign exchange contracts and call option contracts.

Raw Material and Commodity Risks

The primary raw materials used in the manufacture of most of our products are polypropylene resin, polyester fiber, polyethylene resin, and, to a lesser extent, rayon and tissue paper. The prices of polypropylene, polyethylene and polyester are a function of, among other things, manufacturing capacity, demand and the price of crude oil and natural gas liquids. In certain regions of the world, we may source certain key raw materials from a limited number of suppliers or on a sole source basis. In addition, to the extent that we cannot procure our raw material requirements from a local country supplier, we will import raw materials from outside refiners. We believe that the loss of any one or more of our suppliers would not have a long-term material adverse effect on us because other suppliers with whom we conduct business would be able to fulfill our long-term requirements. However, the loss of certain of our suppliers or the delay in the import of raw materials could, in the short-term, adversely affect our business until alternative supply arrangements are secured and the respective suppliers were qualified with our customers, or when importation delays of raw material are resolved. We have not historically experienced, and do not expect, any significant disruptions in the long-term supply of raw materials.

We have not historically hedged our exposure to raw material increases with synthetic financial instruments. However, we have certain customer contracts with price adjustment provisions which provide for index-based pass-through of changes in the underlying raw material costs, although there is often a delay between the time we incur the new raw material cost and the time that we are able to adjust the selling price to our customers. On a global basis, raw material costs continue to fluctuate in response to certain global economic factors, including the regional supply versus demand dynamics for the raw materials and the volatile price of oil.

In periods of rising raw material costs, to the extent we are not able to pass along price increases of raw materials, or to the extent any such price increases are delayed, our cost of goods sold would increase and our operating profit would correspondingly decrease. Based on budgeted purchase volume for fiscal 2014 and fiscal 2013, if the price of polypropylene was to rise $.01 per pound and we were not able to pass along any of such increase to our customers, we would realize a $8.4 million and a $5.6 million increase, respectively, in our cost of goods sold. Significant increases in raw material prices that cannot be passed on to customers could have a material adverse effect on our results of operations and financial condition. In periods of declining raw material costs, if sales prices do not decrease at a corresponding rate, our cost of goods sold would decrease and our operating profit would correspondingly increase.

INDUSTRY

We compete primarily in the global nonwovens industry, estimated to be worth in excess of $30 billion globally in 2013, according to Smithers Pira. Nonwovens are broadly defined as engineered sheet or web structures, made from polymers and/or natural fibers that are bonded together by entangling fiber or filaments mechanically, thermally or chemically. They are flat sheets that are made directly from separate fibers or from molten plastic or plastic film. By definition, they are not made by weaving or knitting and do not require converting the fibers to yarn.

Nonwovens are an extremely versatile specialty material that can be engineered and customized for various applications. These specialty materials take many forms, some have single-use or limited lives, while others can be very durable and long-lived. Nonwovens are engineered to provide specific characteristics such as absorbency, liquid repellency, resilience, stretch, softness, strength, flame retardancy, washability, cushioning, filtering, bacterial barriers and sterility. These properties are often combined to create fabrics suited for specific applications while achieving a good balance between product durability and cost. They can mimic the appearance, texture and strength of a woven fabric.

The global nonwoven fabrics industry is highly fragmented with many single-site and regional participants and only a few true global players. The top four companies in the industry accounted for approximately 20% of total market in 2013.

2013A GLOBAL VOLUME BY GEOGRAPHY

Source: Smithers Pira

According to Smithers Pira, global volume demand for nonwovens was approximately 7,659 thousand metric tons (“kMT”) in 2013 and is projected to grow at a CAGR by volume of 6.6% from 2013 to 2018 driven by:

•	overall population growth;

•	aging population demanding products with a high content of nonwoven materials (such as adult diapers, wipes, and other products);

•	increases in global demand for disposable products driven by the increase of health standards;

•	a growing middle class in emerging markets driving greater consumption and penetration of sanitary products;

•	environmental standards driving air filtration and water purification;

•	global economic development coupled with the development of new nonwoven applications and technologies; and

•	agricultural efficiency.

Emerging markets, and in particular Asia and South America are expected to be the fastest growing areas of demand. Demand in Asia and South America is estimated to grow at 9.2% and 6.4% respectively annually through 2018. European and North American annual demand growth is also estimated to be robust at 4.5% and 5.2% through 2018.

2013A – 2018E Nonwovens Volume CAGR by Region

Source: Smithers Pira

From an end-use perspective, the hygiene and technical specialties and other market segments are the largest and accounted for approximately two-thirds of total nonwovens volumes in 2013. Hygiene applications represented 2,021kMT or $8.5 billion of the nonwovens market in 2013, according to Smithers Pira. Hygiene applications include baby diapers, baby training pants, feminine hygiene products and adult incontinence products. The technical specialties and other segment is the nonwovens industry’s largest and most-diverse segment with 2,909kMT of demand worth approximately $13.5 billion in 2013. Within this application, end-products include furniture, apparel and footwear, geosynthetics, and other durable nonwovens which serve a variety of end-uses including, for example, furniture and bedding, composites, and other industrial and infrastructure applications.

Building and construction applications represented 1,101kMT of demand worth approximately $4.1 billion in 2013, according to Smithers Pira. Applications within the segment include housewrap and road underlayment liners for construction, geosynthetics for agricultural, forestry, military, and landscaping purposes. Healthcare applications represented 282kMT or $1.1 billion of the nonwovens industry in 2013, according to Smithers Pira. Healthcare applications include drapes and gowns, sterile packaging, other medical apparel, wound care (such as dressings/pads, sponges/gauze, cast paddings/wraps, tapes and swabs), and other medical nonwovens. Filtration applications represented 406kMT or $2.9 billion of the nonwovens industry in 2013, according to Smithers Pira. Within this category, end-products include air filtration (HEPA and standard), liquid filtration (pool and spa, and others) and medical filtration. Wipes represented 940kMT or $2.9 billion of the nonwovens industry in 2013, according to Smithers Pira. Applications include dryer sheets, personal care wipes, healthcare wipes, baby wipes, industrial wipes (such as auto, graphic arts, general purpose and other industrial) and all other wipes.

2013A Global Volume by End Market

(1)	Wipes end market comprises personal wipes, dryer sheets, disinfectant wipes and industrial wipes.
(2)	Filtration end market includes medical and industrial filtration applications.

2013A – 2018E Volume CAGR by End Market

(1)	Wipes end market comprises personal wipes, dryer sheets, disinfectant wipes and industrial wipes.
(2)	Filtration end market includes medical and industrial filtration applications.

BUSINESS

Our Company

We are a leading global innovator and manufacturer of specialty materials for use in a broad range of products that make the world safer, cleaner and healthier. We design and manufacture versatile high performance materials that can be engineered to possess specific value-added characteristics, including absorbency, tensile strength, softness and barrier properties. We serve customers focused on personal care, infection prevention, and high performance solutions, where our products are critical components used in a broad array of consumer and commercial products. For personal care applications, we supply specialty materials essential to the performance and feel of disposable baby diapers, feminine hygiene products, adult incontinence products, personal wipes and fabric softening dryer sheets. For infection prevention applications, our materials are utilized in products designed to ensure a clean environment, including disinfectant wipes, surgical gowns and drapes, face masks, wound care sponges, and water, air and blood filters. For high performance solutions, we supply protective house wrap, industrial cable wrap, construction and agricultural geosynthetics, as well as components for home and bedding products, industrial cleaning wipes, and various other applications.

We primarily manufacture nonwovens, which are fabric-like, value-added materials produced from polypropylene and other resins, along with natural and synthetic fibers and other components.

Our Strategy

Our mission is to provide superior products and services to enable our customers to create a safer, cleaner and healthier world. By leveraging our global team and broad portfolio of assets and technologies, we engineer customized solutions to meet our customers’ needs. We are focused on supplying consistent high quality products from our global manufacturing footprint, supported by knowledgeable local sales and technical service teams. We believe that our global presence and breadth of application expertise (further enhanced by the recent acquisitions of Fiberweb and Providência) provide a strong foundation for us to grow with our existing customers across the globe as well as for enhanced access to new customers across an array of highly specialized applications. As a result, we strive to grow our revenues consistent with the demand growth of the applications which we serve, while enhancing our operating efficiencies to improve our margins. To accomplish our mission and drive continued success, we are focused on the following strategies:

•

Support Continued Growth of Our Existing Customers Globally - We will invest to support the continued growth of our existing customers across the globe. Many of our customers’ products benefit from attractive growth trends and, consequently, our customers demand an increasing amount of our specialty materials. We will seek to enhance our competitive positions by providing cutting edge innovations, high quality and cost-effective products and dedicated customer service. We will do so through initiatives to expand the production capacity of our current asset base as well as prudent capital investments to expand our capabilities. Many of our customers are increasingly growing their business globally, and we believe we are well positioned to gain market share with these customers given our global presence and ability to reliably deliver consistent products across the globe.

•

Further Strengthen our Positions in Emerging Markets - We intend to establish stronger positions in emerging markets through partnerships with new customers, as well as by accelerating growth with existing accounts where we are viewed as a strategic supplier. We believe there will be significant growth in our existing markets in South America and Asia. Additionally, in the future, we believe there may be growth opportunities in currently under-developed regions, where current penetration rates for many of the applications we serve are lower compared to other regions. As these emerging markets develop, we will continue to make careful, disciplined investments to expand our global capabilities and operations.

•

Pursue Growth in Complementary Businesses - We intend to use our industry expertise and capabilities to pursue growth opportunities in complementary products that share one or more key characteristics with our core businesses, including customers, products, manufacturing technologies or supply chain. We will prioritize opportunities in higher value applications with greater product differentiation, higher margins and lower capital intensity. We may pursue these opportunities organically or through targeted acquisitions depending on the specific industry dynamics and required capabilities.

•

Drive Business Excellence to Pursue Economic Leadership and Enhance Margins - Our success is dependent upon our ability to offer an attractive value proposition to our customers and to maximize customer satisfaction through our innovation, product quality and reliability. Consequently, we will seek to use our global platform and capabilities to offer solutions which maximize customers’ value and streamline their operations. We will also seek to improve our supply chain management to improve our cost position. We will seek to accelerate our business excellence initiatives to generate recurring annual productivity savings to offset inflation, enable reinvestment in growth, and improve our margins. These initiatives are focused on procurement savings, manufacturing yield optimization, lean initiatives, preventative maintenance and logistics savings. Through the realization of acquisition-related cost savings and our business excellence initiatives, we plan to continue to pursue improved cost positions and operating margins in the future.

•

Opportunistically Pursue Value-Enhancing Acquisitions - The nonwovens industry has experienced significant consolidation in recent years, including our acquisitions of Fiberweb and Providência. However, the industry remains relatively fragmented with many smaller regional players. In the future, we will continue to opportunistically evaluate potential acquisitions that enhance our business. We will prioritize transactions that complement our existing businesses, offer a potential for meaningful cost savings, enhance our capabilities in complementary products or regions or improve our growth profile by leveraging our existing customer relationships, technologies, global manufacturing and distribution network, and expertise in engineered materials.

•

Develop and Attract Top Talent - We strive to attract and develop the best talent in the industry. We work as a team to make a positive impact to our organization, our customers and suppliers, and the community. We believe that our history of growth and innovation coupled with our strong global position will highlight the Company as an attractive career opportunity for talented business leaders. Over the past several years, we have redesigned our global organization structure and significantly enhanced the senior leadership team adding resources and capabilities in several key areas to address our strategic growth priorities.

Our Segments

We manage our business through four reportable operating segments which are organized by geographic region: North America, South America, Europe and Asia. Each of our regional manufacturing facilities has a diverse range of capabilities and technologies to serve local demand trends and our customers’ specific requirements, which vary by region. Consequently, each of our regions serves a unique mix of customer applications; however, certain of our applications and customers are consistent across our regions. We believe that our ability to provide consistent, high-quality products across a variety of geographies is a strong competitive advantage in serving our global customers. In addition, our geographic breadth and broad range of applications reduce exposure to any one region, manufacturing facility, application, or customer.

Our reportable segments are as follows:

North America

Our North America segment includes five manufacturing and converting facilities in the United States, one in Canada and one in Mexico. Our North America segment includes a broad array of product technologies, including our proprietary Reemay, Spinlace, Apex and TYPAR technologies, that collectively serve a wide spectrum of product applications. Markets served include personal care (baby diapers and feminine hygiene products and substrates for fabric-softening dryer sheets), infection prevention (specialty materials for use in various medical garments, such as surgical gowns and drapes as well as household cleaning wipes) and high performance solutions (filtration media for pool and spa filters, as well as protective house wrap). Net sales to external customers in fiscal 2014 totaled $828.6 million.

South America

Our South America segment includes two manufacturing facilities in Brazil, one in Argentina and one in Colombia. This footprint enables us to efficiently serve the Caribbean and Central America, the Andean Community (CAN) and the Southern Common Market (MERCOSUR) economic trade zones. All of our facilities in the region utilize leading-edge spunmelt technology and specialize in serving personal care applications, such as baby diapers and feminine hygiene products. However, we also serve certain specialty agriculture and industrial customers in this region. Net sales to external customers in fiscal 2014 totaled $306.2 million.

Europe

Our Europe segment includes two manufacturing facilities in the United Kingdom, two in France, and one in each of Germany, Italy, Spain and the Netherlands. Our Europe segment also includes our India joint venture with one manufacturing facility located in India. Our European segment includes our most diverse set of technologies, such as our proprietary S-tex spunmelt and hydroentanglement technologies, and serves a broad array of personal care, infection prevention and high performance solutions applications. In addition, we are a leading global provider of industrial cable wrap and have significant positions in geosynthetics for civil engineering, landscape and military use. We also have meaningful positions in hygiene applications, such as baby diapers and adult incontinence products, and healthcare products, such as surgical drapes, blood filtration and face masks. Net sales to external customers in fiscal 2014 totaled $530.4 million.

Asia

Our Asia segment consists of two manufacturing facilities in China. In addition, we plan to utilize our leading-edge spunmelt technologies to participate in the rapid growth expected in the Asia region from rising disposable incomes and consumer adoption of personal care products. Net sales to external customers in fiscal 2014 totaled $194.7 million.

Expansion and Optimization

Providência Acquisition

On January 27, 2014, we announced that Acquisition Co. entered into a stock purchase agreement with Providência and certain shareholders named therein. On June 11, 2014, Acquisition Co., our wholly-owned subsidiary, completed the acquisition of approximately 71.25% of the outstanding capital stock of Providência. The cash consideration due at closing of the Providência Acquisition was approximately R$437.8 million (or $196.1 million, based on our effective exchange rate of R$1.00 = $0.4481 as of June 11, 2014), of which (i) approximately R$419.4 million was paid to the selling shareholders (subject to specified deductions for certain transaction expenses), and (ii) R$18.4 million was deposited into an escrow account. Approximately R$106.9 million (or $47.9 million, based on our effective exchange rate of R$1.00 = $0.4481 as of June 11, 2014) relates to deferred purchase price (the “Deferred Purchase Price”). The Deferred Purchase Price is held by the Company and relates to certain unaccrued tax claims of Providência (the “Providência Tax Claims”). The Deferred Purchase Price is denominated in Brazilian real and accretes at a rate of 9.5% per annum compounded daily. Upon final resolution of the Providência Tax Claims by the Brazilian court, either tax payments for the Providência Tax Claims will be made to the Brazilian tax authorities or the Deferred Purchase Price will be paid to the selling shareholders. We will be responsible for any actual tax payment made to settle the Providência Tax Claims in excess of the Deferred Purchase Price.

In connection with the Providência Acquisition, on June 10, 2014, we entered into the Incremental Amendment providing for $415.0 million of commitments for incremental term loans, of which we borrowed $310.0 million. The remaining $105.0 million of commitments were available for borrowing until December 31, 2014 and were used to repay existing indebtedness during the third quarter of 2014. In addition, we issued the Senior Unsecured Notes pursuant to an indenture dated as of June 11, 2014. We used the borrowings under the Incremental Amendment and the proceeds from the Senior Unsecured Notes to fund a portion of the consideration due in respect of the Providência Acquisition, repay certain existing debt of Providência, pay related fees and expenses and for general corporate purposes. The borrowings under the Incremental Amendment, the Senior Unsecured Notes and the use of proceeds therefrom are collectively referred to in this prospectus as the “Providência Refinancing.”

As required by Brazilian law, Acquisition Co., our wholly-owned subsidiary, filed the Mandatory Tender Offer registration request with the CVM in order to launch after it’s approval, a tender offer to acquire the remaining approximately 28.75% of the outstanding capital stock of Providência that is currently held by minority shareholders. The price per share to be paid to minority shareholders in connection with the Mandatory Tender Offer will be substantially the same paid to the selling shareholders upon acquisition of control, subject to a portion of such amount being held in escrow and subject to deferral as described above. Assuming all outstanding shares held by the minority shareholders are tendered, the total consideration, including accreted interest, for the Mandatory Tender Offer will be approximately Brazilian R$237.0 million as of December 31, 2014 (or $89.2 million, based on our effective exchange rate of R$1.00=$0.3763 as of December 31, 2014). In addition, we voluntarily opted to amend the Mandatory Tender Offer to provide minority shareholders with an alternative price structure with no escrow or deferred purchase price. Based on the alternative offer, the minority shareholders would receive an all-cash purchase price at closing. Assuming all minority shareholders tender their shares at the alternate price, the total consideration, including accreted interest, for the Mandatory Tender Offer will be approximately Brazilian R$202.5 million as of December 31, 2014 (or $76.2 million, based on our effective exchange rate of R$1.00=$0.3763 as of December 31, 2014). The Mandatory Tender Offer registration request is currently under review by the CVM. As of the date of this prospectus, we are not able to determine whether and when such approval to launch the Mandatory Tender Offer will be obtained. See “Risk Factors—Risks Related to our Acquisitions.”

Providência is a leading manufacturer of spunmelt nonwoven products based in Brazil, with a presence throughout the Americas, offering nonwoven fabrics under the KAMI brand. Its products are primarily used in hygiene and personal care applications, such as disposable diapers, sanitary pads, cleansing tissues and adult incontinence products. Providência’s products are also used for durable applications including furniture and bedding; various packaging applications; apparel; and agricultural applications. Providência operates state-of-the-art spunmelt technology, utilizing 13 Reicofil lines situated in three sites in North and South America. Providência was founded in 1963 and is based in São José dos Pinhais, Brazil. Following the completion of the Providência acquisition, Herminio Vicente Smania de Freitas joined PGI as President—South America & Global Hygiene. He continues to serve as Chief Executive Officer of Providência.

Fiberweb Acquisition

On September 17, 2013, PGI Acquisition Limited, an indirect a wholly-owned subsidiary of the Company, entered into an agreement with Fiberweb containing the terms of a cash offer to purchase 100% of the issued and to be issued ordinary share capital of Fiberweb at a cash price of £1.02 per share. The offer was effected by a court sanctioned scheme of arrangement of Fiberweb under Part 26 of the UK Companies Act 2006. On November 15, 2013, PGI Acquisition Limited, our indirect wholly-owned subsidiary, completed the acquisition of the entire issued ordinary share capital of Fiberweb for total cash consideration of approximately £180.1 million (or $287.8 million, based on our effective exchange rate of £1.00 = $1.5980), which was funded on November 27, 2013. To fund the cash consideration and to pay certain related fees and expenses, we borrowed $268.0 million under the Secured Bridge Facility and $50.0 million under the Unsecured Bridge Facility.

On December 19, 2013, we entered into the Term Loan Facility and borrowed $295.0 million of Term Loans thereunder. In addition, Blackstone made the Equity Contribution. The proceeds of such borrowings under the Term Loans and the Equity Contribution were used to repay in full the amounts outstanding under the Bridge Facilities. Following such repayment, the Bridge Facilities were terminated.

Fiberweb is one of the largest global manufacturers of specialized technical fabrics with eight production sites in six countries. Fiberweb creates materials that are found in many critical applications, including filtration, civil engineering, medical devices and products, railways, aerospace, buildings and agriculture. In each area, Fiberweb helps its customers meet a range of technical challenges from precise filtration to reducing the energy demands of housing.

Expansion Initiatives

In order to address the growing demand for hygiene and healthcare products, we have completed four capacity expansions since 2009. In addition, we recently commenced the upgrade of manufacturing lines at our facilities located in Tarragona, Spain and Benson, North Carolina, the expansion of our specialty materials manufacturing capabilities at our San Luis Potosi, Mexico facility, and have completed an upgrade of a manufacturing line near our facility near Buenos Aires, Argentina and our upgrade of machinery and the expansion of our manufacturing facility in Waynesboro, Virginia. A description of our completed expansion initiatives are as follows:

•

In the second quarter of 2013, our spunmelt hygiene line in Suzhou, China commenced commercial production. The plant expansion increased capacity to meet demand for nonwoven materials in hygiene applications in China.

•

In the third quarter of 2011, our spunmelt line in Waynesboro, Virginia commenced commercial production. The plant expansion increased capacity to meet demand for nonwoven materials in hygiene and healthcare applications in the U.S.

•

In the third quarter of 2011, our spunmelt healthcare line in Suzhou, China commenced commercial production. The plant expansion increased capacity to meet demand for nonwoven materials in healthcare applications in China.

•

In the second quarter of 2009, our spunmelt line in San Luis Potosi, Mexico commenced commercial production. The plant expansion increased capacity to meet demand for nonwoven materials in hygiene and healthcare applications in the U.S. and Mexico.

Our expansion projects are funded using a combination of existing cash balances, internal cash flows and financing arrangements with third-party financial institutions. We intend to continue to expand where we believe there are attractive supply and demand characteristics as well as maintain and upgrade manufacturing lines to improve our global competitive position.

Optimization Initiatives to Achieve Economic Leadership

We actively and continuously pursue initiatives to prolong the useful life of our assets through product and process innovation. In some instances, we have determined that our fixed cost structure would be enhanced through consolidation. While investing in several new manufacturing lines in high-growth regions, we have simultaneously undertaken a number of initiatives to rationalize low-margin legacy operations and relocate certain assets to improve our cost structure. These initiatives are intended to result in lower working capital levels and improve operating performance and profitability. Our strategy with respect to past consolidation efforts in the U.S. and Europe was focused on the elimination of costs associated with underutilized legacy capacity, and we believe our current footprint reflects an appropriate and sustainable asset base.

Other Acquisitions and Divestitures

On April 29, 2011, we entered into an agreement to sell certain assets and the working capital of Difco for cash proceeds of $10.9 million. The agreement provided that Difco would continue to produce goods during the three month manufacturing transition services agreement that expired in the third quarter of 2011. The sale was completed on May 10, 2011 and resulted in a loss of $0.7 million recognized during the fiscal year ended December 31, 2011.

On May 26, 2010, we entered into the Nanhai Agreement. Pursuant to the Nanhai Agreement, we deposited $1.5 million into an escrow account with a bank to serve as a performance guarantee. On March 9, 2011, we received government approval and subsequently completed the noncontrolling interest acquisition for a purchase price of $7.2 million. The acquisition was accounted as an equity transaction in which no gain or loss was recognized.

On December 2, 2009, we completed an acquisition from Grupo Corinpa of certain assets and the operations of their nonwovens business located in Barcelona, Spain. Consideration for the acquired assets consisted of 1.049 million shares of the Predecessor’s Class A common stock which had a fair value of $14.5 million on the date of acquisition. The agreement contained a provision under which Grupo Corinpa was granted a put option on its land, building and equipment that were included in a lease under which we were provided full and exclusive use of the assets. In addition, the agreement contained a provision under which we were granted a call option for the same assets. On January 28, 2011, immediately prior to the Merger, we exercised our call option and purchased the remaining assets for an aggregate purchase price of $41.2 million.

Competition

Our industry is highly competitive throughout the world. Due to the diversity of the products we sell and the variety of segments we serve, we encounter a wide variety of regional and global competitors that vary by product line. They include well-established regional competitors, competitors who are more specialized than we are in particular application, as well as larger companies or divisions of larger companies with substantial sales, marketing, research, and financial capabilities. Generally, the principal methods of competition relate to product innovation and performance, product quality, service, distribution and cost. In addition, technical support is highly valued by the largest customers.

Our primary competitors include Ahlstrom Corporation, Avgol Industries Ltd., E.I. du Pont de Nemours & Co., First Quality Enterprises, Inc., Fitesa, Toray Saehan, Inc., Intertape Polymer Group Inc. and Mitsui Chemicals, Inc., among others.

Raw Materials

The primary raw materials used to manufacture most of our products are polypropylene resin, polyester fiber, polyethylene resin and, to a lesser extent, rayon and tissue paper. These raw materials are available from multiple sources and we purchase such materials from a variety of global suppliers. In certain regions of the world, we may source certain raw materials from a limited number of suppliers or on a sole-source basis. In addition, to the extent that we cannot procure our raw material requirements from a local country supplier, we will import raw materials from outside refiners.

We believe that the loss of any one or more of our suppliers would not have a long-term material adverse effect on us because other suppliers with whom we conduct business would be able to fulfill our long-term requirements. However, the loss of certain of our suppliers or the delay in the import of raw materials could, in the short-term, adversely affect our business until alternative supply arrangements are secured and the respective suppliers were qualified with our customers, or when importation delays of raw material are resolved. We have not historically experienced, and do not expect, any significant disruptions in the long-term supply of raw materials.

Sales and Marketing

We sell a majority of our products through our regional direct sales force of approximately 140 individuals worldwide. Our sales and marketing activities are organized primarily on a regional basis to provide customers with local sales and technical support. We combine our local technical sales capabilities with key account management support provided by our global product application groups to offer an attractive overall value proposition and to provide customers with the benefits of our global scale. We endeavor to extend these commercial and technical relationships to multiple levels within our customers’ organization using our direct sales force and technical service group to accomplish this objective.

Our global product application groups are responsible for global market development and product positioning, expansion of our business and the design and implementation of short and mid-term marketing strategies activities. They monitor relevant market trends, gather market intelligence and set pricing parameters for our key products. Additionally, our global product application groups coordinate with our sales force and technical specialists to ensure that the needs of our customers are addressed, and assist with the development and commercialization of new products.

Inventory and Backlogs

At December 31, 2014 and December 28, 2013, our inventory balance was $173.7 million and $156.1 million, respectively. As a result, our days of inventory on hand represented 39 days at December 31, 2014 and 41 days at December 28, 2013. Unfilled orders as of December 31, 2014 amounted to approximately $171.4 million. The level of unfilled orders is affected by many factors, including the timing of orders and the delivery time for the specific products. Unfilled orders typically represent approximately 30 to 40 days of annualized sales. Historically, we have not experienced a high level of unfilled order volatility. Consequently, we do not consider the amount of unfilled orders a meaningful indicator of future sales.

Patents and Trademarks

We consider our patents and trademarks to be important to our business and seek to protect our proprietary know-how in part through United States and foreign patent and trademark registrations. We have over 1,300 pending and approved trademark and domain name registrations worldwide and over 600 pending and approved patents worldwide, and maintain certain trade secrets.

Research and Development

We engage in research and development activities in an effort to introduce new products, enhance existing products effectiveness, increase safety, improve ease of use and reliability as well as expand the various applications for which our products may be appropriate. In addition, we continually evaluate developing technologies in areas that we believe will enhance our business for possible investment or acquisition. We will continue to make expenditures for research and development activities as we look to maintain and improve our competitive position.

Environmental Regulations

We are subject to a broad range of federal, foreign, state and local laws and regulations relating to the pollution and protection of the environment. Various environmental requirements are applicable to us, including laws relating to air emissions, wastewater discharges, the handling, storage, disposal and release of solid and hazardous substances, wastes and remediation of soil, surface and groundwater contamination and human health and safety. We do not currently anticipate any material adverse effect on our operations or financial or competitive position as a result of our efforts to comply with environmental requirements. However, some risk of environmental liability is inherent due to the nature of our business and, accordingly, there can be no assurance that material environmental liabilities will not arise.

Seasonality

Historically, use and consumption of our products in most regions and applications do not fluctuate significantly due to seasonality. However, with the acquisition of Fiberweb, we have seen increased exposure to seasonality in certain applications, such as building and construction, agriculture and geosynthetics, as sales volumes correspond to the applicable building or growing season.

Employees

As of December 31, 2014, the Company had approximately 4,400 employees worldwide. Of this total, approximately 49% of these employees are represented by labor unions or trade councils that have entered into separate collective bargaining agreements with the Company. All of these collective bargaining agreements will expire within one year. We believe our employee relations are satisfactory.

Properties

The Company and its subsidiaries operate several manufacturing plants and facilities, a majority of which are owned by us, with the remainder under long-term lease agreements. The Company believes that its facilities are generally well-maintained, in good condition and adequate for our current needs. As of January 1, 2015, a list of our principal manufacturing plants and facilities in addition to the principal functions performed at each respective location is as follows:

Principal Function
Location	Manufacturing	Warehousing	Research and Development	Sales and Marketing	Administration
North America
Benson, North Carolina	X	X	X	—	—
Mooresville, North Carolina	X	X	X	—	—
Old Hickory, Tennessee	X	X	X	X	X
Portland (Clackamas), Oregon	—	—	—	—	—
Waynesboro, Virginia	X	X	X	—	—
North Bay (Ontario), Canada	X	X	X	X	X
San Luis, Potosi, Mexico	X	X	X	X	X
Statesville, North Carolina	X	X	X	—	X

South America
Buenos Aires, Argentina	X	X	X	X	X
Cali, Colombia	X	X	X	X	X
Pouso Alegre, Brazil	X	X	X	X	X
Săo José dos Pinhais, Brazil	X	X	X	X	X

Europe
Bailleul, France	X	X	X	X	X
Biesheim, France	X	X	X	X	X
Berlin, Germany (Leased)	X	X	—	X	X
Terno d’Isola, Italy	X	X	—	X	X
Cuijk, the Netherlands	X	X	X	X	X
Tarragona, Spain	X	X	X	X	—
Aberdare, United Kingdom	X	X	—	—	—
Maldon, United Kingdom	X	X	X	X	X
Mundra, India	X	X	—	—	X

Asia
Nanhai, China	X	X	—	X	X
Suzhou, China	X	X	X	X	X

Global Headquarters
Charlotte, NC (Leased)	—	—	X	X	X

Capacity utilization during 2014 varied by geographic location and manufacturing capabilities. However, most of the facilities operated moderately below capacity.

Legal Proceedings

We are engaged in the defense of certain claims and lawsuits arising out of the ordinary course and conduct of our business, the outcomes of which are not determinable at this time. We have insurance policies covering such potential losses where such coverage is cost effective. In our opinion, any liability that might be incurred by us upon the resolution of these claims and lawsuits will not, in the aggregate, have a material adverse effect on our financial condition or results of operations.

MANAGEMENT

The following table sets forth certain information regarding our directors and executive officers (age as of April 15, 2015):

Name	Age	Position
J. Joel Hackney, Jr.	45	President & Chief Executive Officer and Director
Mike S. Zafirovski	61	Director and Non-Executive Chairman
James S. Alder	66	Director
Peter N. Foss	71	Director
Jason Giordano	36	Director
Veronica Hagen	68	Director
Christine St.Clare	64	Director
Dennis Norman	40	Executive Vice President & Chief Financial Officer
Robert Dale	58	President, APAC & Global Healthcare
Jean-Marc Galvez	48	President, EMEA & Global Building and Geosynthetics
Scott Tracey	46	President, Americas & Global Wipes and Technical Specialties
Herminio de Freitas	53	President, South America and Global Hygiene
Barry Murash	51	President, Global Operations & Business Excellence
Daniel Guerrero	49	Senior Vice President, Strategy & Business Development
Robert Holmes	51	Senior Vice President, Global Human Resources & Employee Communications
April Miller Boise	46	Senior Vice President, General Counsel, Head of Global Mergers & Acquisitions and Secretary

J. Joel Hackney, Jr. has served as the President, Chief Executive Officer and Director of the Company since June 2013. Prior to joining the Company, Mr. Hackney served as the Senior Vice President and General Manager of Avaya Cloud Solutions since January 2013. Prior to that and since June 2010, he served as Avaya’s Senior Vice President of Global Sales and Marketing and President of Field Operations. From December 2009 until June 2010, he was Avaya’s Senior Vice President and President of Avaya Government and Data Solutions. Previously, he spent four years at Nortel Networks Corporation where, from September 2007 to December 2009, he served as the President of Nortel Enterprise Solutions and, from December 2005 to September 2007, he served as the Senior Vice President of Global Operations and Quality. Prior to his career at Nortel Networks Corporation, Mr. Hackney was a member of the senior executive team within General Electric, where he had a 14-year career leading varied businesses and functions in the U.S. and Europe. He holds a B.S. degree in Business Administration from the University of North Carolina at Chapel Hill.

Mike S. Zafirovski has served as a Director of the Company and non-executive Chairman of the Board since December 2012. Mr. Zafirovski is the founder and president of The Zaf Group LLC, which he established in November 2012. Since October 2011, Mr. Zafirovski has served as an Executive Advisor to The Blackstone Group L.P. Previously, he served as director, President and Chief Executive Officer of Nortel Networks Corporation from November 2005 to August 2009. Prior to that, Mr. Zafirovski was director, President and Chief Operating Officer of Motorola, Inc. from July 2002 to January 2005, and remained a consultant to and a director of Motorola until May 2005. He served as Executive Vice President and President of the Personal Communications Sector (mobile devices) of Motorola from June 2000 to July 2002. Prior to joining Motorola, Mr. Zafirovski spent nearly 25 years with General Electric Company, where he served in management positions, including 13 years as President and Chief Executive Officer of five businesses in the industrial and financial services arenas, his most recent being President and Chief Executive Officer of GE Lighting from July 1999 to May 2000. Mr. Zafirovski also serves as Chairman of the Board of DJO Global, Inc. and on the boards of The Boeing Company, Stericycle, Inc., and Apria Healthcare Group, Inc. Mr. Zafirovski received a BA in Mathematics from Edinboro University.

James S. Alder has served as a Director of the Company since March 2011. Until his retirement in October 2011, Mr. Alder served as Senior Vice President, Operations and Technical of Celanese Corporation overseeing Celanese’s global manufacturing, supply chain, EHS, and technology operations, as well as the overall productivity efforts, including Six Sigma and operational excellence. Mr. Alder joined Celanese in 1974 and held various roles within Celanese in manufacturing, research and development, and business management. Mr. Alder has a BS in Chemical Engineering from the Massachusetts Institute of Technology.

Peter N. Foss has served as a Director of the Company since December 2014. Mr. Foss is currently the General Manager of the GE/NFL Brain Research Program within GE Healthcare, a unit of General Electric Company, since his appointment in November 2013. Until his retirement in February 2013, Mr. Foss served as the President of General Electric Company’s Olympic Sponsorship and Corporate Accounts since 2003. Prior to his most recent positions, Mr. Foss spent nearly 25 years in various leadership positions within General Electric Company, including General Manager of Enterprise Selling, Regional General Manager of four GE Plastics regions and President of GE Polymerland, Inc., as well as various other commercial roles. Mr. Foss currently serves as a director of Capital Bank, N.A., a subsidiary of Capital Bank Financial Corp. Mr. Foss has a BS in Chemistry from the Massachusetts College of Pharmacy.

Jason Giordano is a Managing Director in Blackstone’s Private Equity Group and has served as a Director of the Company since January 2011. Since joining Blackstone in 2006, Mr. Giordano has been involved in Blackstone’s investments in PGI Group, Pinnacle Foods, Birds Eye Foods, Outerstuff, and Crocs. Before joining Blackstone, Mr. Giordano was with Bain Capital where he evaluated and executed global private equity investments in a wide range of industries. Prior to that, he worked in investment banking at Goldman, Sachs, & Co. focused on Communications, Media and Entertainment clients. Mr. Giordano received an AB from Dartmouth College and an MBA from Harvard Business School. Mr. Giordano serves as a director of Pinnacle Foods, Crocs, Outerstuff and HealthMarkets.

Veronica Hagen has served as a Director of the Company since April 2007. From April 2007 until June 2013 she was Chief Executive Officer and was President between January 2011 and June 2013. Prior to joining the Company, Ms. Hagen served as the President and Chief Executive Officer of Sappi Fine Paper North America, a $1.4 billion division of the South African-based Sappi Limited, since November 2004. Prior to working for Sappi, Ms. Hagen served in various executive roles with Alcoa, Inc. since 1998, including Chief Customer Officer from 2003 to 2004 and President, Alcoa Engineered Products from 2001 to 2003. Ms. Hagen also serves as a director of Newmont Mining Corporation and Southern Company. Ms. Hagen holds a BS in International Relations from the University of Southern California and has participated in an Executive Education program in Finance from the Wharton School, University of Pennsylvania and an Executive Leadership program at Harvard University.

Christine St.Clare has served as a Director of the Company since February 2013. Ms. St.Clare is the founder and president of St.Clare Advisors, LLC, a firm she founded after retiring from KPMG LLP in September 2010 following a 35-year career with the firm. While at KPMG, Ms. St.Clare served a four-year term on the firm’s Board of Directors from 1994 to 1998 and chaired the board’s Audit and Finance Committee. As an Audit Partner from 1986 to 2005, she served as the engagement partner for some of KPMG’s largest clients. She subsequently served as an Advisory Partner from 2005 to 2010 focusing on the Internal Audit, Risk and Compliance Practice. Concurrently, she was the Partner-in-Charge of the Southeast Consumer Markets practice. She currently serves as a director and audit committee chair of Fibrocell Science, Inc. and as a director and audit committee member of AquaBounty Technologies Inc. Ms. St.Clare holds a BS in accounting from California State University, Long Beach.

Dennis Norman was appointed Chief Financial Officer in December 2009. Prior to his current role as Chief Financial Officer, Mr. Norman served as Vice President, Strategy and Corporate Development with responsibilities for long-term planning, capital markets, mergers and acquisitions and investor relations. Mr. Norman joined the Company in November 1999 in investor relations and in 2001 he became Director of Investor Relations & Business Planning. In 2003, he was appointed as a member of the new global management team as Vice President, Strategic Planning and Communications. In 2008, his title changed to Vice President,

Strategy & Corporate Development, reflecting a greater concentration on corporate strategy, development and capital markets activities. Prior to joining the Company, Mr. Norman was with First American Corporation, a regional financial services company, working in various roles in commercial banking then investor relations and strategic planning. Mr. Norman received a BA in both Business Administration and Accounting from Samford University in Birmingham, Alabama and an MBA from The Citadel.

Robert Dale was appointed President, APAC & Global Healthcare in June 2014. Mr. Dale is responsible for the strategic and operational management of our business in the Asia region and the Company’s global strategy and growth of our hygiene applications. Prior to his current role, Mr. Dale served as the President, APAC & Global Hygiene since January 2014 and served as the Senior Vice President and General Manager of the Asia region since January 2013. From April 2012 to January 2013, Mr. Dale served as Vice President & Global Segment Manager-Wipes & Filtration. From July 2007 to April 2012, Mr. Dale was our Senior Vice President, Research & Development. Mr. Dale has been a key employee of the Company since 1991, serving in a variety of commercial and operating roles. Prior to joining the Company, Mr. Dale held progressively more responsible positions in operations, process engineering, quality management and regulatory affairs at Johnson & Johnson, Kendall Health Care and Milliken. Mr. Dale is a graduate of the University of Georgia and received an MBA from Georgia Regents University.

Jean-Marc Galvez was appointed President, EMEA & Global Building and Geosynthetics in January 2014. Mr. Galvez is responsible for the strategic and operational management of our business in the EMEA region and the Company’s global strategy and growth of our building and geosynthetics segments. Prior to his current role, since April 2012, Mr. Galvez served as the Senior Vice President and General Manager of the EMEA region. Mr. Galvez joined the Company in July 2011 as the Vice President of Sales, Marketing and Development for the EMEA region. Prior to joining the Company, he was the Global Commercial General Manager at Merquinsa from May 2002 to July 2011. He has also held various commercial roles of increasing responsibility at Monsanto and Dow Chemical. Mr. Galvez holds a master’s and bachelor’s degree in chemical engineering from École Nationale Supérieure de Chimie of Montpellier, a PDG (general manager executive education) from IESE Business School, and has completed an executive finance course at Insead.

Scott Tracey was appointed President, North America & Global Wipes and Technical Specialties in May 2014. Mr. Tracey is responsible for the strategic and operational management of our business in the North America region and the Company’s global strategy and growth of our wipes and technical specialties segments. Prior to his current role, Mr. Tracey served as the President, Americas & Global Wipes and Technical Specialties from April 2012 to May 2014. From December 2009 to April 2012, Mr. Tracey served as the Senior Vice President and General Manager of the EMEA region. Mr. Tracey joined the Company in 2004 as Vice President, Sales and Marketing, Branded and has held various positions including U.S. Vice President of Sales, Marketing and Business Development. Prior to joining the Company, Mr. Tracey held multiple leadership positions at SOLO, Sweetheart Cup, Fonda Group and Anchor Packaging. Mr. Tracey received a BS in Marketing from Indiana University and an MBA from Georgia State University.

Herminio de Freitas joined the Company in June of 2014 as President, South America & Global Hygiene following the acquisition of Companhia Providência Industria e Comercio. Mr. de Freitas is responsible for the strategic and operational management of our business in the South American region and the Company’s global strategy and growth of our hygiene segment. Prior to joining the Company, Mr. de Freitas was Chief Executive Officer of Providência since 2007. During the period from 1983 to 2006, he held several positions in Petropar S.A. and its subsidiaries, among them, Plant Manager of Fitesa North America, Director of Fitesa S.A. and Chief Financial and Investor Relations Officer for Petropar S.A. Mr. de Freitas holds a degree in Chemical Engineering from the Universidade Federal do Rio Grande do Sul. He also completed a Program for Management Development (PMD) at Harvard Business School.

Barry Murash joined the Company in January 2014 as the President, Global Operations & Business Excellence. In this role, Mr. Murash assumed leadership of the Company’s global supply chain, business excellence, employee health and safety, capital engineering and regional manufacturing functions. Prior to joining the Company, since January 2013, Mr. Murash was the Corporate Vice President, Global Fulfillment for

Applied Materials where he was responsible for procurement, logistics, service parts distribution and order management, leading an organization of over 650 employees. While at Applied Materials, Mr. Murash also served as Vice President, Global Sourcing from May 2012 to January 2013 and Vice President, Services Product Operations from November 2010 to May 2012. Prior to that, he served as Vice President, Global Operations for Avaya from November 2009 to November 2010. Prior to Avaya, and since 1987, Mr. Murash held several roles of increasing responsibility with Nortel. Mr. Murash holds a BA and an MBA from the University of Manitoba and is a Certified Management Accountant.

Daniel Guerrero was appointed Senior Vice President, Strategy & Business Development in January 2014. Mr. Guerrero is responsible for strategic planning, marketing, research & development, and business development, including pricing strategy. Prior to his current role, since July 2013, Mr. Guerrero served as the Senior Vice President, Global Supply Chain and from April 2012 to July 2013, as Vice President, Procurement & Process Excellence within the Global Supply Chain function. Previously, since November 2011, he was Senior Vice President, Global Operations and Business Excellence, and from November 2009 to November 2011, was Senior Vice President and General Manager for the U.S. Region. Mr. Guerrero joined the Company in 1999 as part of the leadership team at our Colombia manufacturing facility and over the course of his career has held various roles in finance, administration, sales and marketing, operations, and supply chain. Mr. Guerrero holds a BS in Business Administration and a Masters in Finance from the ICESI University.

Robert Holmes joined the Company in July 2014 as the Senior Vice President of Global Human Resources and Employee Communications. In this role, Mr. Holmes assumed responsibility for the global talent, development, recruiting, total rewards and all aspects of the human resources agenda for the Company. Prior to joining the Company, Mr. Holmes was with Applied Materials from January 2013 to July 2014 where he served as Vice President of Human Resources, Worldwide Operations from January 2013 to September 2013, and then was asked to serve as Vice President of Human Resources for all of the Global Corporate Functions. Prior to joining Applied Materials, Mr. Holmes held executive roles with Nokia Networks from May 2009 to January 2013, and before that, held several roles of increasing responsibility with Nortel. Mr. Holmes holds a BS in Computer Engineering from The Ohio State University and an MBA for the Kelly School of Business at Indiana University.

April Miller Boise joined the Company in March 2015 as Senior Vice President, General Counsel, Head of Global Mergers & Acquisitions and Secretary. Ms. Boise is responsible for the legal affairs of the Company and is the Company’s chief compliance officer. Additionally, Ms. Boise leads the Company’s mergers and acquisitions efforts. Ms. Boise has more than twenty years of experience advising executive leaders in public and private companies on corporate governance, mergers, acquisitions, joint ventures, and capital market transactions. Prior to joining the Company, Ms. Boise served as Vice President, General Counsel and Corporate Secretary and member of the senior leadership team of Veyance Technologies, Inc. (formerly Goodyear Engineered Products) from January 2011. Prior to Veyance Technologies, Inc., Ms. Boise was Managing Partner of Thompson Hine’s Cleveland office and member of the law firm’s executive committee. She also served as the chair of the firm’s Private Equity group and was a founder and chair of the women’s initiative. Ms. Boise received a Bachelor’s of Business Administration from the University of Michigan Business School and a Juris Doctor from the University of Chicago Law School.

Governance Matters

Background and Experience of Directors

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, our Board of Directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth immediately above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of the Company’s business. In particular, the members of our Board of Directors considered the following important characteristics of our directors: (i) Mr. Giordano has significant financial and investment experience from his involvement in The Blackstone Group’s investment in numerous portfolio companies and has played active roles in overseeing those businesses, (ii) Mr Zafirovski has significant experience leading high-technology enterprises with significant international operations and his senior executive leadership at Nortel, Motorola and GE enable him to provide unique perspectives on general management, strategic planning, technology development, security and financial matters, (iii) Ms. Hagen, our Director and former Chief Executive Officer and President, has extensive experience in leading corporations in the manufacturing sector, including her knowledge and skills in senior management and operations of the Company, among other attributes, (iv) Mr. Alder has extensive knowledge in global manufacturing businesses, as well as manufacturing, technology and executive leadership experience; (v) Mr. Hackney brings financial and executive leadership in a diverse range of businesses; (vi) Ms. St.Clare has expertise in the areas of accounting, audit, governance, risk and compliance matters and (vii) Mr. Foss brings extensive managerial and sales experience in a diverse range of businesses.

In January 2009, Nortel Networks Corporation, for which Mr. Zafirovski served as director, President and Chief Executive Officer, and subsidiary companies, including Nortel Enterprise Solutions, for which Mr. Hackney served as President, filed for bankruptcy protection in the United States, Canada and Europe. Our Board of Directors has concluded that these events do not impair Mr. Zafirovski’s or Mr. Hackney’s ability to continue to serve as a director. Mr. Zafirovski resigned from Nortel on August 9, 2009. Mr. Hackney remained with Nortel Enterprise Solutions until its acquisition by Avaya in December 2009.

Role of Board in Risk Oversight

The Board of Directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee. The Audit Committee represents the Board of Directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board of Directors all areas of risk and the appropriate mitigating factors. In addition, our Board of Directors receives periodic detailed operating performance reviews from management.

Board Committees

Prior to fiscal 2013, the Board of Directors had not established any committees. The full Board of Directors acted on all matters, including those typically delegated to a committee. With the appointment of Ms. St.Clare on February 20, 2013, the Board of Directors established an audit committee and a compensation committee. The audit committee is comprised of Ms. St.Clare, as chair, and includes Messrs. Giordano and Alder as members. The compensation committee is comprised of Mr. Alder, as chair, and includes Mr. Zafirovski as a member.

Code of Conduct

We have a Code of Conduct that applies to all officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, and other key financial and accounting officers. The Code of Conduct can be found on the Investors Relations page of our publicly available website (www.polymergroupinc.com). We plan to post any amendments to the Code of Conduct, or waivers applicable to our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, on our website. Information contained in the Company’s website is not part of or incorporated by reference into this prospectus.

Compensation Discussion and Analysis

This section provides an analysis of our compensation program and policies, the material compensation decisions made under those programs and policies, and the material factors considered in making those decisions. This section should be read together with the compensation tables and related footnotes and narratives that appear below that contain specific information about the compensation earned in fiscal 2014 by the following individuals, referred to as our named executive officers:

J. Joel Hackney, Jr., President and Chief Executive Officer;

Dennis Norman, Executive Vice President and Chief Financial Officer;

Barry Murash, President, Global Operations & Business Excellence;

Scott Tracey, President, Americas & Global Wipes and Technical Specialties;

Daniel L. Rikard, former Senior Vice President, General Counsel, Secretary & Ethics Compliance Officer; and

Michael W. Hale, former Senior Vice President and Advisor to Chief Executive Officer.

On July 8, 2013, Mr. Hale, formerly Senior Vice President, Global Supply Chain Lead, accepted the position of Senior Vice President and Advisor to the Chief Executive Officer, effective July 1, 2013 and, on July 9, 2013, announced his planned retirement from the Company effective January 31, 2014. Effective December 31, 2014, Mr. Rikard resigned from the Company to pursue other opportunities.

Following the Merger and continuing through fiscal 2012, the Company did not have a compensation committee and executive compensation and related decisions were approved by our Board of Directors. On February 20, 2013, we established a compensation committee (the “Compensation Committee”) that assumed responsibility for overseeing our executive compensation and benefit policies.

Compensation Philosophy

The Compensation Committee has approved the following four primary objectives of our executive compensation program:

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provide an externally competitive and internally equitable base salary and other current compensation necessary to attract, retain and motivate highly qualified executives who possess the skills and talent required for our success;

•	compensate executives in recognition of new responsibilities or new positions and motivate each executive to perform at the highest level;

•	encourage executive performance to fulfill our annual and long-term business objectives and strategy by balancing short-term and long-term compensation; and

•	provide variable compensation opportunities based on our performance and align executive compensation with the interests of stockholders through long-term equity compensation programs.

To achieve these objectives, we implemented and maintain compensation plans and policies to ensure that executive compensation was fair, reasonable and competitive and rewarded our executives’ contributions to our overall short-term and long-term growth as follows:

•	short-term compensation elements, which include: base salary, cash payouts under annual incentive plans, and other annual compensation, including perquisites; and

•

long-term compensation elements, which include: grants of stock options under the 2011 Scorpio Holdings Corporation Stock Incentive Plan, (the “Holdings Plan”), that vest over a prescribed service period or upon the achievement of financial performance targets, and other benefits provided under retirement plans and termination agreements.

The compensation levels provided under these plans varied based on the relative management experience, leadership and performance of each executive officer. The Compensation Committee reviewed our compensation plans to ensure that pay levels and the elements of compensation were consistent with our compensation philosophy. The goals of our compensation plans and compensation policies were generally to create a meritocracy by considering individual performance and contribution in making compensation decisions and to invest in future potential in every aspect of compensation. Compensation structures were designed to deliver median compensation when median performance was achieved at the individual, operating unit, or corporate level. When superior performance was achieved, the compensation structures would deliver above median compensation.

Independent Compensation Consultant

In August 2014, the Compensation Committee retained Frederic W. Cook & Co., Inc., an independent compensation consulting firm, to provide, among other things, information and guidance for our compensation program going forward.

Elements of Compensation

As described in greater detail below, each element of short-term and long-term compensation serves a different objective. Base salary provides a known amount of compensation on a regular basis for executive performance that is at an acceptable level. Base salary also reflects the executive officer’s position in the corporate hierarchy, and is primarily based on his or her scope of responsibility, relative value to the Company, and long-term potential. Merit-based increases to base salary are granted (typically within a range of 0% to 6%) to reflect the executive officer’s service and performance during the prior year. Base salary is normally not reduced. The Short Term Incentive Compensation Plan (the “Annual Incentive Plan”), when offered, provides payouts based on the achievement of our financial and operating performance objectives, which includes a modifier for significant personal performance. Equity awards under the Holdings Plan that contained performance or multi-year service vesting schedules are intended to motivate the executive officer to remain with us over the long term and provide performance that is aligned with stockholder interests.

Other than as described below with respect to 2014 base salary adjustments, in fiscal 2014, we did not, and generally we do not, use formalized benchmarking criteria or benchmark compensation to designated peer companies when determining compensation. Historically, material increases for executive officers’ compensation typically happened in three situations: when performance was so outstanding that the Compensation Committee or the Board of Directors, at the recommendation of our Chief Executive Officer (“CEO”) (other than with respect to the CEO himself), awarded a cash payout and/or special equity award; when market salary survey data indicated a disparity; or when there was an internal disparity in levels of executive compensation considering the executive officer’s relative responsibilities and experience.

Our compensation decisions are also influenced by the general status of global economic activity. In times of uncertain global economic activity, our short-term and long-term financial planning are impacted. This activity may cause us to be more conservative in our compensation decisions to manage employment stability and profitability in the face of uncertain economic conditions.

The following sections discuss in further detail the Company’s current and long-term incentive compensation components as well as retirement and termination benefits.

Employment Agreements

For retention purposes, the Company entered into employment agreements with Messrs. Hackney, Norman and Hale. See “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Summary of Certain Named Officer Employment Agreements” below for a full description of the material terms of these agreements.

Base Salary

Executive officer salary levels are designed to ensure that we attract the necessary executive talent in the marketplace and are negotiated at the time of initial employment or promotion. Base salaries are established based on a consideration of the following variables: the scope of individual responsibilities, relative value compared with our other executives, experience, such market factors as the general status of the U.S. and international labor market and economies, previous employer compensation, salary surveys and market intelligence available in relevant publications and from our compensation consultant resources, and the experiences of our directors and management.

Base salaries of employees, including named executive officers, are reviewed at least annually, typically during the first quarter. During this time, our CEO conducts executive performance reviews by identifying accomplishments and areas of strength and development based on performance during the prior year. Our CEO then recommends salary adjustments for the executive officers (other than himself) to the Compensation Committee based on these performance reviews. Salary decisions for the CEO are determined annually by the Compensation Committee after conducting a review of the CEO’s performance in the prior year. Merit-based salary changes, if available, are typically made early in the Company’s second quarter.

For fiscal 2014, merit-based salary changes for our named executive officers (other than Mr. Hale) were reviewed and approved by the Compensation Committee and were made in January 2014. Based on the merits of their personal performance in connection with their annual performance review the Compensation Committee, based on input from Mr. Hackney, determined to increase the base salaries of the following named executive officers effective January 1, 2014, as follows: Mr. Norman received an 18% increase (from $360,334 to $425,022), Mr. Tracey received a 17.5% increase (from $334,750 to $393,331) and Mr. Rikard received a 10.5% increase (from $338,780 to $374,323). The Compensation Committee reviewed data from the 2013 Towers Watson Compensation Data Bank (“CDB”) General Industry Executive Compensation Survey Report—U.S. as a reference point in determining the size of the salary increases. This survey collected data from over 1,000 companies on base salary, actual and target bonus, total cash compensation, long-term incentive expected values and total direct compensation. It covered more than 150 benchmark positions and the data was available to participants only.

Payouts under the Annual Incentive Plan

Our Annual Incentive Plan is designed to reward our employees, including our executive officers, for achieving our annual financial and operating goals that are critical to our success and that are aligned with the interests of our stockholders. At the beginning of each fiscal year, the Compensation Committee, based on input from management, sets annual goals. These goals influence the level of performance-based compensation payable under our Annual Incentive Plan, which, if approved for a given year, is typically finalized in April.

During 2014, the Compensation Committee established, and the Board of Directors approved, an Annual Incentive Plan (the “2014 AIP”) and provided cash bonus opportunities under the 2014 AIP targeted at an annual target bonus of 100% of his base salary earned, with a maximum annual bonus of 200% of annual base salary earned for Mr. Hackney, an annual target bonus of 55% of base salary earned, with a maximum annual bonus of 110% of annual base salary earned for Messrs. Norman and Murash, and an annual target bonus of 40% of base salary earned, with a maximum annual bonus of 80% of annual base salary earned for Messrs. Tracey and Rikard.

Pursuant to the terms of the 2014 AIP, Mr. Rikard would not have been eligible for a 2014 AIP award since he resigned prior to the payment date. However, in recognition of his significant contributions made to the Company and given the fact that he was employed through the end of fiscal 2014, the Compensation Committee determined, based on input from management, that it was appropriate to pay him a full-year 2014 AIP award based on actual performance for fiscal 2014. In connection with his departure from the Company in January 2014, Mr. Hale was not entitled to an annual, performance-based cash bonus with respect to fiscal 2014.

Bonus opportunities under the 2014 AIP for the executive officers were based upon achievement of a combination of three company-wide measures: Consolidated EBITDA (weighted at 75.0%), working capital (weighted at 12.5%) and productivity, as measured by net yield (weighted at 12.5%). The definitions of these measures are as follows:

•

Consolidated EBITDA means net income attributable to the Company (“Net Income”), as disclosed in accordance with GAAP or IFRS as applicable: (a) increased by the sum of the following amounts, to the extent decreasing Net Income, without duplication: (i) provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and foreign withholding taxes; plus (ii) Consolidated Interest Expense as defined in the credit agreement governing our ABL Facility; plus (iii) depreciation and amortization expense; plus (iv) non-cash charges relating to impairment of assets; plus (v) non-cash compensation expenses; plus (vi) restructuring and integration costs; plus (vii) management, monitoring and advisory fees (including termination fees) and related indemnities and expenses paid or accrued under the International Advisory Agreement; plus (viii) fees and expenses directly related to evaluation of potential acquisitions, mergers or consolidation; plus (ix) non-cash litigation charges to reserve for future liabilities; plus (x) factoring fees; plus (xi) lease expense associated with the GE Lease as defined in the credit agreement governing our ABL Facility; (b) decreased by non-cash gains, to the extent increasing Net Income, without duplication, excluding reversals of an accrual or reserve for a potential cash item that previously reduced Net Income; (c) increased or decreased by, to the extent decreasing or increasing Net Income, without duplication: (i) net unrealized gains or losses (after any offset) resulting in such period from hedging obligations and the application of ASC 815 “Derivatives and Hedging”; (ii) net non-operating gains or losses attributable to currency translation and financing transactions; (iii) net gains or losses attributable to asset dispositions; (iv) increases or decreases resulting from adjustments to the tax indemnity asset; (v) increases or decreases resulting from the impact of purchase accounting adjustments; and (vi) other items included in special charges, net or other non-operating items included in other expense (income), as reported on the Company’s Consolidated Statements of Operations; and (d) decreased by, to the extent increasing Net Income, without duplication, any net licensing profits earned by the Company related to its nanotechnology IP or related technologies.

•

Working capital is defined as accounts receivable plus inventory less accounts payable and accrued liabilities. The target metric is calculated based on the average monthly ratio of operating working capital to annualized trailing three months sales.

•	The productivity performance target is measured by net yield, which is derived from the effective yield of the product when recycled or reclaimed material is added back to the product.

We believe evaluating management’s performance based on Consolidated EBITDA and working capital motivated our executive officers and other key employees to focus on key aspects of stockholder value aligned with capital market value drivers and to work together to achieve the Company’s short- and long-term financial goals. Productivity performance was included as a component of our annual incentive compensation program in fiscal 2014 in place of safety performance. The Company determined to replace safety performance with a new performance measure since the Company has established a separate company-wide safety performance incentive program in which all employees, not just the participants in the Annual Incentive Plan, are eligible to receive safety performance awards. Productivity performance was chosen to replace safety performance because it reflects the Company’s enhanced focus on economic leadership.

Under the 2014 AIP, the Compensation Committee, based on input from management, set, and the Board of Directors approved, a Consolidated EBITDA target of $200.0 million, with a minimum threshold of $180.0 million and a maximum level of $220.0 million, and a working capital target of 11.5%, with a minimum threshold of 12.5% and maximum of 10.5%. The productivity performance target was set at 95.5%, with a minimum threshold of 94.5% and maximum of 96.5%. No payment would be made under a particular performance measure if the minimum threshold level of achievement was not achieved for that measure, and no additional amount would be paid under a particular performance measure if greater than the maximum level of achievement was achieved for that measure. The Company calculates the actual cash bonus independently for each component based on the assigned weightings and adds them together to determine the total annual cash bonus payout for each executive officer, which total amount is subject to adjustment by a personal performance modifier as described below. The payout percentage equals 50% for the minimum threshold level of achievement, 100% for the target level of achievement and 200% for the maximum level of achievement. For actual results that fall between the specified threshold, target and maximum levels, the resulting payout percentage is adjusted on a linear basis.

Achievement against the performance measures determines the funding of the global bonus pool. After reviewing the strategic, qualitative and quantitative results of the individual regions/countries (including corporate), management recommends an allocation of the global bonus pool among each of the regions/countries (including corporate), which allocation is then reviewed and approved by the Compensation Committee.

Under the 2014 AIP, we have also included a personal performance modifier to adjust individual incentive awards up or down to recognize individual performance or adjust for significant shortfalls in individual performance. The maximum potential upward adjustment was +50% of target based upon exceptional, “above and beyond” contributions, such as significant business impact (both financial/non-financial), results delivery, not just effort, embodiment of our core values, customer (internal/external) satisfaction, operational excellence and process improvement, and teamwork/leadership. The maximum potential downward adjustment was up to -100% of the award based upon performance deficiencies (results or behaviors) or code of conduct violations. The decision to adjust payouts with a personal performance modifier is discretionary and is not tied to a specific list of goals for any individual executives.

In 2014, we achieved Consolidated EBITDA of $200.6 million (outperforming the target and resulting in a payout percentage of 100.25% after adjusting for Annual Incentive Plan-related accruals); working capital of 9.6% (outperforming the maximum and resulting in a payout percentage of 200%); and a net yield of 95.54% (outperforming the target and resulting in a payout percentage of 104.0%). Based on the weightings for each of the performance measures, the global bonus pool was funded at a combined achievement factor of 113% of target. After reviewing the strategic, qualitative and quantitative results of the regions/countries (including corporate), the Compensation Committee, based on input from management, approved funding the corporate pool, in which Messrs. Hackney, Norman, Murash and Rikard participate, at 110% of target and approved funding the Americas regional pool, in which Mr. Tracey participates, at 100% of target. Based on these achievement factors, the total amounts awarded to the eligible named executive officers were as follows: Mr. Hackney, $935,020, Mr. Norman, $255,633, Mr. Murash, $209,436, Mr. Tracey, $156,440 and Mr. Rikard, $164,111. In addition, for 2014, the Compensation Committee awarded Messrs. Hackney and Norman personal performance modifiers of $187,040 and $51,127, respectively. Key factors that the Compensation Committee considered in making such determination with respect to Mr. Hackney were his role in recruiting and upgrading executive talent and his contributions to the successful completion and integration of the Fiberweb Acquisition and the completion of the Providência Acquisition. Key factors that the Compensation Committee considered in making such determination with respect to Mr. Norman were his leadership in executing significant financing transactions and his contributions to the successful completion and integration of the Fiberweb Acquisition and the completion of the Providência Acquisition. The total amounts awarded based on Consolidated EBITDA, working capital and net yield performance results are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table under the “2014” designation, while the amounts awarded as a result of the application of the personal performance modifier are reported in the “Bonus” column.

2014 Integration Incentive Compensation Plan

On March 26, 2014, the Board of Directors approved the Company’s 2014 Integration Incentive Compensation Plan (the “Integration Plan”). The Integration Plan was established to:

•

provide cash-based incentive compensation to certain key employees of the Company, including our named executive officers (other than Mr. Hale, who was no longer employed by the Company when the Integration Plan was established), by directly linking financial rewards to achieving synergies in connection with the Fiberweb Acquisition;

•	increase such key employees’ personal interest in achieving synergies among the Company’s operating units; and

•	enhance the Company’s ability to retain key employees who are integral to execution of integration activity, synergy attainment and overall performance of the Company.

The Compensation Committee oversees the Integration Plan. This includes:

•	selection of key employees as participants in the Integration Plan;

•

determination of the cost saving, growth opportunities, and other efficiency goals related to the post-acquisition integration of Fiberweb (“Synergy Goals”) upon which awards under the Integration Plan will be based and assessment of the extent to which they have been achieved (as described below);

•

determination of the applicable incentive percentage that will be multiplied by a participant’s base salary as in effect on March 18, 2014 to determine such participant’s potential award (the “Incentive Target Award”) (as described below);

•	interpretation of the Integration Plan and any document or instrument issued under the Plan; and

•	establishment of rules and regulations for the Integration Plan’s administration.

The potential awards under the Integration Plan are as follows:

•

The Compensation Committee reviewed management’s evaluation of the Company’s performance, on a run-rate basis, as of June 30, 2014 for the “Base Synergy Target” (a specific dollar value of Synergy Goals, as determined by the Compensation Committee in its sole discretion). The Base Synergy Target of $28.0 million has been achieved on a run-rate basis. Therefore, if the Company achieves at least 95% of the Consolidated EBITDA target of $200.0 million for 2014, then each eligible participant will receive a cash payment equal to 10% of his or her Incentive Target Award. Since the Consolidated EBITDA target was achieved for 2014, each of the eligible named executive officers earned 10% of their respective Incentive Target Award, which amount was paid in April 2015.

•

The Compensation Committee will review management’s evaluation of the Company’s actual performance as of June 30, 2015 for the Base Synergy Target. If the Compensation Committee determines that the Base Synergy Target has been achieved, and the Company has achieved at least 95% of its Consolidated EBITDA target for 2014, then each eligible participant will receive a cash payment equal to 30% of his or her Incentive Target Award, anticipated to be paid in July 2015 or as soon as administratively practicable thereafter, subject to certain conditions. Since the Consolidated EBITDA target was achieved for 2014, each of the eligible named executive officers will earn 30% of their respective Incentive Target Award if the Base Synergy Target is realized as of June 30, 2015.

The Compensation Committee reviewed management’s evaluation of the Company’s performance, on a run-rate basis, as of December 31, 2014 for the “Enhanced Synergy Target” (a specific dollar value of Synergy Goals, as determined by the Compensation Committee in its sole discretion). The Enhanced Synergy Target of $36.0 million has been achieved on a run-rate basis. Therefore, if the Company achieves at least 95% of the Consolidated EBITDA target of $200.0 million for 2014, then each eligible participant will receive a cash payment equal to 15% of his or her Incentive Target Award. Since the Consolidated EBITDA target was achieved for 2014, each of the eligible named executive officers earned an additional 15% of their respective Incentive Target Award, which amount was paid in April 2015.

The Compensation Committee will review management’s evaluation of the Company’s performance in the aggregate as of December 31, 2015 for the Enhanced Synergy Target. If the Compensation Committee determines that the Enhanced Synergy Target has been achieved, and the Company achieves at least 95% of its consolidated EBITDA target for 2015 (as set by the Compensation Committee), then each eligible participant will receive a cash payment equal to 45% of his or her Incentive Target Award, anticipated to be paid in January 2016 or as soon as administratively practicable thereafter, subject to certain conditions.

To receive payments, participants must remain continuously employed with the Company through the applicable payment date. The Integration Plan will terminate the day after the last incentive payments are made under the Integration Plan, subject to the right of the Compensation Committee to earlier amend or terminate the Integration Plan. The Compensation Committee determined to set the Incentive Target Awards for our named executive officers as follows: Mr. Hackney ($1,054,022), Mr. Norman ($527,027), Mr. Murash ($465,030), Mr. Tracey ($487,759) and Mr. Rikard ($464,192). Since Mr. Rikard resigned from the Company before the applicable payment dates, he is not eligible to receive a payment under the Integration Plan.

Sign-on Bonuses

From time to time, we may award sign-on bonuses in connection with the commencement of a named executive officer’s employment with us. Sign-on bonuses are used only when necessary to attract highly skilled officers to the Company. Generally they are used to incentivize candidates to leave their current employers, or may be used to offset the loss of unvested compensation they may forfeit as a result of leaving their current employers. In fiscal 2014, in order to attract to Mr. Murash to the position of President, Global Operations & Business Excellence, Mr. Murash was awarded a sign-on bonus of $500,000 in connection with the commencement of his employment with us. The sign-on bonus is payable in four equal installments of $125,000, subject to his continued employment through each applicable payment date. The first installment was paid after 30 days of employment with the Company, the second installment was paid on January 15, 2015 and the remaining installments are scheduled to be paid on January 15, 2016 and 2017. Any sign-on cash bonus received is subject to repayment to the Company on a prorated basis if Mr. Murash voluntarily leaves the Company before completing 24 months of continuous employment.

Perquisites and other Personal Benefits

We provide certain executive officers with several perquisites and other personal benefits as additional compensation that the Board of Directors believes are reasonable and consistent with our overall compensation philosophy. We believe that perquisites should not comprise a significant component of compensation. These benefits are not paid through any formal compensation plan and are paid on a case-by-case basis. Benefits may vary among the executive officers based on business purpose. In certain instances, we may reimburse relocation expenses, pay relocation bonuses and provide tax gross-ups to executives who are required to move to another Company location due to promotions, reorganization or relocation of offices.

For 2014, perquisites were paid in keeping with our compensation philosophy to enhance our ability to attract top-level management and to ensure the retention of key-impact executives. Please see footnote (8) to the “Summary Compensation Table” below for detail regarding the perquisites and other personal benefits received by our named executive officers during fiscal 2014.

Long-term Incentive Compensation

Upon consummation of the Merger, Holdings adopted the Holdings Plan for our employees, directors, and certain other service providers and independent contractors. As part of our new equity-based arrangements with our employees, our senior management employees used cash proceeds from the sale of their Company common stock and the cashing out of all outstanding equity awards to purchase shares of Holdings. In addition, Holdings’ board of directors granted options to purchase shares of Holdings to those management employees who made the minimum required equity investment in the Company. These arrangements were designed to more closely align our management’s interest with those of our stockholders and to incentivize our management employees to remain in our service by providing them with an opportunity to acquire equity interests in the Company.

The specific sizes of the option grants made to our named executive officers were determined based on the Board of Directors’ business judgment in light of Blackstone’s practices with respect to management equity programs at other private companies in its portfolio, the executive officer’s position and level of responsibilities within our company and the size of the executive officer’s equity investment in Holdings. Historically, grants have not been made on an annual basis, and instead are made upon an executive’s commencement of employment with us, when an executive receives promotions into more senior level positions or in connection with the completion of special projects. For example, on February 5, 2014, we granted Messrs. Murash, Tracey and Rikard the following number of options under the Holdings Plan: Mr. Murash, 1,800 (including 600 time-vesting options and 1,200 exit-vesting options); Mr. Tracey, 100 (including 33.33 time-vesting options and 66.67 exit-vesting options); and Mr. Rikard, 134.8 (including 44.93 time-vesting options and 89.87 exit-vesting options). Mr. Murash’s award was granted in connection with his commencement of employment with us on January 20, 2014. Mr. Tracey’s award was granted in recognition of his promotion to President, Americas & Global Wipes and Technical Specialties. Mr. Rikard’s award was granted in recognition of his contributions to the completion of the Fiberweb Acquisition. The Holdings Plan also permits us to grant other types of equity-based awards, such as restricted stock units, stock appreciation rights, restricted stock and other “full value” awards. For example, in connection with Mr. Hackney’s appointment as President and Chief Executive Officer in fiscal 2013, we granted him 3,000 restricted stock units under the Holdings Plan. See “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for a full description of the material terms of the equity awards granted to our named executive officers under the Holdings Plan.

Retirement Benefits

In addition to current and long-term incentive compensation, we provide retirement benefits to the named executive officers. The amount of retirement benefits provided are designed to attract and retain highly qualified executives and may depend on the retirement plans in place in the region where the named executive is employed. We currently provide defined contribution and savings plan benefits to our named executive officers in the form of a qualified 401(k) plan in the United States. The named executive officers are eligible to receive the same level of matching Company 401(k) contributions as all our employees under this plan. See footnote (8) to the “Summary Compensation Table” below for detailed information regarding this compensation. We do not have a defined benefit plan for any of our named executive officers.

In 2012, the Board of Directors approved the establishment of an unfunded, deferred compensation plan for a select group of management or highly compensated employees of the Company (the “PGI Executive Savings Plan”). The PGI Executive Savings Plan is an unfunded plan maintained by the Company primarily for the purpose of providing a select group of management or highly compensated employees of the Company with an opportunity to defer all or part of the compensation payable to such employees (and is intended to be within the exemptions therefore in, without limitation, sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and section 2520.104-23 of the U.S. Department of Labor Regulations). The PGI Executive Savings Plan is intended to be “unfunded” for purposes of both ERISA and the Code. The PGI Executive Savings Plan is not intended to be a qualified plan under section 401(a) of the Code; rather, the PGI Executive Savings Plan is intended to be a “nonqualified” plan. Our named executive officers do not currently participate in the PGI Executive Savings Plan.

Termination Benefits

We believe that severance protection arrangements are necessary to attract and retain the talent necessary for our long-term success. We view our severance protection arrangements as recruitment and retention devices that help secure the continued employment and dedication of our named executive officers, including when we are considering strategic alternatives.

Mr. Hackney and Mr. Norman each have severance protection arrangements as part of their respective employment agreements. Under the terms of these severance arrangements, each of these named executive officers is entitled to severance benefits if he is terminated by us without “cause” or by him for “good reason” (as such terms are defined in their respective employment agreements). In addition, Messrs. Murash and Tracey have each entered into a separate severance protection agreement with us. See “—Potential Payments Upon Termination or Change in Control” for descriptions of these arrangements.

In addition, Messrs. Rikard and Hale each had a severance protection arrangement with us either as part of his employment agreement, in the case of Mr. Hale, or separately, in the case of Mr. Rikard. Mr. Rikard resigned from the Company on December 31, 2014 and pursuant to the terms of his severance protection arrangement, he was not entitled to any severance payments or benefits. However, in recognition of his significant contributions made to the Company and given the fact that he was employed through the end of fiscal 2014, the Compensation Committee determined, based on input from management, that it was appropriate to pay him a full-year 2014 AIP award based on actual performance for fiscal 2014 and Holdings agreed to extend the post-termination exercise period for his vested time-vesting options. See “—Potential Payments Upon Termination or Change in Control” for descriptions of these severance arrangements and the option award modification with respect to Mr. Rikard.

Certain Accounting Considerations

We accounted for awards issued under the Holdings Plan in accordance with the provisions of ASC 718. Under ASC 718, establishment of grant dates, vesting provisions, including performance-based vesting, the exercise prices for options, the maturity dates of the equity instruments and assumptions used for estimating fair value under the Black-Scholes methodology could all have a material impact on compensation relating to option awards.

Summary Compensation Table

The following table presents a summary of compensation for our Chief Executive Officer, our Chief Financial Officer, and each of our other named executive officers.

Name and Principal Position	Year	Salary ($)(4)	Bonus ($)(5)	Stock Awards ($)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(8)	Total ($)
J. Joel Hackney Jr. (1) President & Chief Executive Officer	2014	850,000	187,004	$—	—	1,198,525	—	77,655	2,313,184
	2013	434,817	606,448	3,000,000	1,137,980	—	—	151,256	5,330,501

Dennis Norman Executive Vice President & Chief Financial Officer	2014	425,022	51,127	—	—	387,390	—	17,466	881,005
	2013	357,506	—	—	—	108,146	—	16,021	481,673
	2012	342,687	61,956	—	—	126,522	—	16,153	547,318
Barry Murash President, Global Operations & Business Excellence	2014	360,600	125,000	—	305,568	325,694	—	69,903	1,186,765
Scott Tracey President, Americas & Global Wipes and Technical Specialties	2014	393,331	—	—	16,976	278,380	—	17,029	705,716
Daniel L. Rikard (2) Former Senior Vice President, General Counsel, Secretary & Ethics Compliance Officer	2014	374,323	—	—	22,883	164,111	—	18,109	579,426
Michael W. Hale (3) Former Senior Vice President, Advisor to Chief Executive Officer	2014	35,394	—	—	—	—	—	727,758	763,152
	2013	456,510	—	—	—	138,094	—	18,623	613,227
	2012	437,584	79,113	—	—	161,558	—	17,841	696,096

(1)	Mr. Hackney joined the Company in June 2013 as President and Chief Executive Officer.
(2)	Mr. Rikard resigned from the Company on December 31, 2014.
(3)	Mr. Hale retired from the Company on January 31, 2014.
(4)	Mr. Murash joined the Company in January 2014 as President, Global Operations & Business Excellence. Amount reported for Mr. Murash reflects the portion of his $375,024 annual base salary earned in fiscal 2014.

(5)	For 2014, amounts reported for Messrs. Hackney and Norman reflect the portion of the bonus awarded by the Compensation Committee under the 2014 AIP as a result of the personal performance modifier. For 2014, amount reported for Mr. Murash reflects the first installment of his sign-on cash bonus in connection with him joining the Company as President, Global Operations & Business Excellence on January 20, 2014. This payment is subject to repayment to the Company on a prorated basis if Mr. Murash voluntarily leaves the Company before completing 24 months of continuous employment. Amount reported for Mr. Hackney for 2013 reflects a sign-on cash bonus in connection with him joining the Company as President and Chief Executive Officer on June 19, 2013. For 2012, amount reported reflects the portion of the bonus awarded by the Board of Directors under the 2012 AIP as a result of the application of the personal performance modifier. For 2013, the Compensation Committee determined not to adjust any of the 2013 AIP awards with a personal performance modifier.
(6)	Represents the grant date fair value of all option awards issued during the respective period, calculated pursuant to ASC 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported for 2014, please see the discussion of non-qualified stock option awards contained in Note 15. Equity Compensation Plans to our audited consolidated financial statements included elsewhere in this prospectus. Achievement of the performance conditions for the exit-vesting portions of the option awards was not deemed probable on the date of grant, and accordingly, pursuant to the SEC’s disclosure rules, no value is included in this table for those portions of the awards.
(7)	Amounts for non-equity incentive plan compensation reflect payments under the Annual Incentive Plan for annual performance prior to the application of the personal performance modifier, if any, paid in April of the subsequent year. For 2014, amounts also reflect 25% of the Incentive Target Award earned under the Integration Plan by the eligible named executive officers. In connection with his departure from the Company in 2014, Mr. Hale was not entitled to an annual, performance-based cash bonus with respect to fiscal 2014. In addition, in connection with their respective departures from the Company, Messrs. Rikard and Hale are not eligible for incentive payments under the Integration Plan.
(8)	All Other Compensation for the named executive officers in fiscal 2014 is as follows:

	Mr. Hackney ($)	Mr. Norman ($)	Mr. Murash ($)	Mr. Tracey ($)	Mr. Rikard ($)	Mr. Hale ($)
Company Contributions to Defined Contribution and Savings Plans	14,131	15,600	13,858	15,600	15,600	—
Life Insurance Premiums
Paid by the Company	1,864	612	1,273	819	983	721
Severance Payments and Benefits (1)	—	—	—	—	—	727,037
Perquisites:
Car Usage (2)	20,000	—	—	—	—	—
Relocation (3)	41,233	—	54,732	—	—	—
Other Perquisites (4)	427	1,254	40	610	1,526	—

Total All Other Compensation	77,655	17,466	69,903	17,029	18,109	727,758

(1)	Amounts reflect $727,037 of severance payments and benefits pursuant to the terms of Mr. Hale’s employment agreement (consisting of a $653,757 in severance payments, $53,091 paid for accrued and unused vacation days and $20,189 paid for continued participation in our medical, dental, and hospitalization benefit plans from February 1, 2014 through the end of the fiscal year). See “—Potential Payments upon Termination or Change in Control-Departures of Mr. Hale and Mr. Rikard—Mr. Hale.”
(2)	Pursuant to Mr. Hackney’s employment agreement, he is responsible for any automobile costs in excess of $20,000 per year.
(3)	Mr. Murash’s relocation benefits are subject to repayment to the Company on a prorated basis if Mr. Murash voluntarily leaves the Company before completing 24 months of continuous employment.
(4)	Other perquisites are primarily comprised of reimbursements for subscriptions, seminars, professional membership fees and annual credit card fees.

2014 Grants of Plan-Based Awards

The following table presents information regarding grants of plan-based awards to named executive officers during the 2014 fiscal year:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant date Fair Value of Stock & Option Awards (6)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)	Threshold (#)	Target (#)(4)	Maximum (#)
Mr. Hackney		$53,125	(1)	$850,000	(1)	$1,700,000	—	—	—	—	—	$—	$—
		105,402	(2)	1,054,022	(2)	1,054,022	—	—	—	—	—	—	—

Mr. Norman		14,610	(1)	233,762	(1)	467,524	—	—	—	—	—	—	—
		52,702	(2)	527,027	(2)	527,027	—	—	—	—	—	—	—

Mr. Murash		12,396	(1)	198,330	(1)	396,660	—	—	—	—	—	—	—
		46,503	(2)	465,030	(2)	465,030	—	—	—	—	—	—	—
	2/5/2014	—		—		—	—	1,200.000	—	—	600.000	1,000	305,568

Mr. Tracey		9,833	(1)	157,332	(1)	314,664	—	—	—	—	—	—	—
		48,776	(2)	487,759	(2)	487,759	—	—	—	—	—	—	—
	2/5/2014	—		—		—	—	66.66	—	—	33.333	1,000	16,976

Mr. Rikard (3)		9,358	(1)	149,729	(1)	299,458	—	—	—	—	—	—	—
		46,419	(2)	464,192	(2)	464,192	—	—	—	—	—	—	—
	2/5/2014	—		—		—	—	89.86	—	—	44.933	1,000	22,883

Mr. Hale (3)		—		—		—	—	—	—	—	—	—	—

(1)	Amounts represent awards payable under our 2014 AIP. See “—Elements of Compensation—Payouts under the Annual Incentive Plan” above for a description of our 2014 AIP. Amounts reported for Mr. Murash reflect a pro-rated 2014 AIP award based on his January 20, 2014 employment start date.
(2)	Amounts represent awards payable under the Integration Plan. See “—Elements of Compensation—2014 Integration Incentive Compensation Plan” above for a description of the Integration Plan.
(3)	In connection with his retirement from the Company in 2014, Mr. Hale was not eligible for an award under the Integration Plan and was not entitled to an annual, performance-based cash bonus with respect to fiscal 2014. In connection with his resignation from the Company on December 31, 2014, Mr. Rikard is not eligible for an incentive payment under the Integration Plan.
(4)	The option awards reported above are divided into two tranches for vesting purposes: one-third are time-vesting options and two-thirds are exit-vesting options. The exit-vesting options are reported as an equity incentive plan award in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column, while the time-vesting options are reported as an all other option award in the “All Other Option Awards: Number of Securities Underlying Options” column. See “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.
(5)	The exercise price of $1,000 per share represents the fair market value of Holdings common stock on the date of grant.
(6)	Represents the grant date fair value of the option awards, calculated in accordance with ASC 718 and utilizing the assumptions in Note 15. Equity Compensation Plans to our audited consolidated financial statements included elsewhere in this prospectus. The value at the grant date for the exit-vesting portions of the option awards is based upon the probable outcome of the performance conditions. See footnote (6) to the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The items described below support the data reported in the Summary Compensation Table and the 2014 Grants of Plan-Based Awards table.

Summary of Certain Named Officer Employment Agreements

Employment Agreement with Mr. Hackney

The Company entered into an employment agreement with Mr. Hackney to serve as our President and Chief Executive Officer effective June 19, 2013 (the “2013 CEO Agreement”). The 2013 CEO Agreement entitles Mr. Hackney to receive an annual base compensation of $850,000 and an annual target bonus of 100% of his base compensation, with a maximum annual bonus of 200% of his base compensation, determined based upon the achievement of performance criteria as established by our Board of Directors in consultation with Mr. Hackney. In lieu of Mr. Hackney’s participation in the 2013 AIP, he received a sign-on bonus in an amount equal to his annual base salary adjusted by the number of days employed during 2013, plus $150,000, payable within 30 days of the effective date of his employment. A description of the potential payments and benefits that Mr. Hackney is entitled to upon his termination under the 2013 CEO Agreement is set forth below in “—Potential Payments Upon Termination or Change in Control.”

Employment Agreement with Mr. Norman

On January 28, 2011, in connection with the Merger, the Company entered into an employment agreement with Mr. Norman to serve as our Chief Financial Officer (the “2011 CFO Agreement”). The employment agreement initially entitled Mr. Norman to receive annual base compensation of $349,830 and an annual target bonus of 55% of his base compensation, with a maximum annual bonus of 110% of his base compensation, determined based upon the achievement of performance criteria as established by our Board of Directors in consultation with the Chief Executive Officer. A description of the potential payments and benefits that Mr. Norman is entitled to upon his termination under the 2011 CFO Agreement is set forth below in “—Potential Payments Upon Termination or Change in Control.”

Employment Agreement with Mr. Hale

On January 28, 2011, in connection with the Merger, the Company entered into an employment agreement with Mr. Hale to serve as our Chief Operating Officer (the “2011 COO Agreement”). The employment agreement entitled Mr. Hale to annual base compensation of $415,000 and an annual target bonus of 55% of his base compensation, with a maximum annual bonus of 110% of his base compensation, determined based upon the achievement of performance criteria as established by our Board of Directors in consultation with the Chief Executive Officer.

The Company and Mr. Hale entered into an amendment to the 2011 COO Agreement on June 14, 2012 (the “2012 COO Amendment”). The 2012 COO Amendment changed Mr. Hale’s title from Chief Operating Officer to Senior Vice President, Global Supply Chain Lead. In addition, the 2012 COO Amendment reduced Mr. Hale’s annual base salary from $431,600 to $275,002 effective June 14, 2012. As a result of the transition of his responsibilities, the 2012 COO Amendment also provided for a monthly payment of $13,050 (the “Transition Compensation”) for the period from May 1, 2012 to December 31, 2013 (the “Transition Period”).

For Mr. Hale, the 2012 COO Amendment also modified his bonus opportunity. Mr. Hale’s annual target bonus for his base compensation was lowered from 55% to 40% of his base compensation earned, with a maximum bonus opportunity equal to 80% of his base compensation. As a result of the transition of his responsibilities, the 2012 COO Amendment also provided for a transition bonus opportunity equal to the sum of (1) a target of 15% up to a maximum of 30% of his base compensation earned, and (2) a target of 55% up to a maximum of 110% of the Transition Compensation earned for each fiscal year or portion thereof during the Transition Period.

On July 8, 2013, Mr. Hale accepted the position of Senior Vice President and Advisor to Chief Executive Officer, effective July 1, 2013. Other than the change in title and role, all of the terms and conditions of his 2012 COO Amendment remained as indicated. However, the Company agreed to certain modifications to his option awards as described below in “—Awards Under the Holdings Plan—Additional Option Award Modifications.” On July 9, 2013, Mr. Hale notified the Company that he would be retiring from the Company on January 31, 2014. A description of the payments and benefits that Mr. Hale is entitled to under the 2011 COO Agreement, as amended by the 2012 COO Amendment, is set forth below in “—Potential Payments Upon Termination or Change in Control.”

Awards Under the Holdings Plan

Upon consummation of the Merger, we adopted the Holdings Plan for our employees, directors, and certain other service providers and independent contractors. All equity-based awards received by our named executive officers were granted under, and subject to the terms of, the Holdings Plan.

Of the initial options to purchase shares of Holdings granted in connection with the Merger (and prior to the amendments discussed below), one-third vested based on the passage of time, one-third vested based on the achievement of certain annual performance goals established by Holdings’ board of directors, and one-third vested based on the achievement of cumulative investment returns by Blackstone upon exiting its investment in the Company which satisfy both a total return on investment hurdle and an internal rate of return hurdle of 20%, in all cases generally subject to the holder’s continued employment through the applicable vesting date.

During 2013, Holdings’ board of directors reviewed the historical and projected financial performance of the Company in regard to the satisfaction of the performance-vesting options and exit-vesting options. Under the then-current vesting conditions, a performance-based option would become vested if certain free cash flow targets were achieved in either a given fiscal year or based on cumulative targets over multiple fiscal years. As none of these targets had been achieved since the date of grant with respect to any outstanding performance-vesting options and, based on recent performance, were not expected to be satisfied in the next several years, we decided to commence an offer to all eligible option holders, including each of the named executive officers (other than Messrs. Hackney and Murash), to modify the terms of all performance-vesting and exit-vesting options. All of the eligible option holders elected to participate and, as a result, on August 30, 2013, the vesting terms for all performance-vesting options were modified to vest on terms similar to the existing exit-vesting options. In addition, the required annual internal rate of return for both the existing exit-vesting options and the modified performance-vesting options was reduced from 20% to 15%.

During 2014, the Company granted options to Messrs. Murash, Tracey and Rikard. One-third of the options are time-vesting options and two-thirds of the options are exit-vesting options.

Vesting Terms of Option Awards

The following describes the general terms of the options granted to our named executive officers. The terms and vesting conditions are as of December 31, 2014 and reflect the modified vesting terms approved on August 30, 2013 described above.

•

Time-Vesting Options. Other than with respect to the time-vesting options granted to Messrs. Murash, Tracey and Rikard in fiscal 2014, which vest in two equal annual installments on each of the first two anniversaries of the applicable vesting reference dates, the time-vesting options vest in five equal annual installments beginning on the respective grant date, subject to the executive’s continued employment with us. These options will become fully vested upon a change in control that occurs during his or her employment with us, or during the 90 days following terminations of his or her employment without “cause” or with “good reason” or due to death or “disability” (as such terms are defined in the option award agreement or the Holdings Plan, as applicable). In addition, if the executive’s employment is terminated (1) by us without cause, (2) by the executive as a result of his or her resignation with good reason or (3) as a result of the executive’s death or disability, an additional number of these time-vesting options will vest equal to the number that would have vested over the 12-month period following the applicable termination date. Any other time-vesting options that remain unvested on termination of employment or do not vest as described above will be forfeited.

•

Exit-Vesting Options. The exit-vesting options will vest on the date, if ever, that Blackstone receives cash proceeds from its investment in the Company aggregating in excess of 2.0 times Blackstone’s cumulative invested capital in the Company’s securities, and such cash proceeds also result in an annual internal rate of return of at least 15% on its cumulative invested capital in the Company’s securities, subject to her or his continued employment with us through such date. In addition, if an executive’s employment is terminated (1) by us without cause, (2) by the executive as a result of her or his resignation with good reason or (3) as a result of the executive’s death or disability, the exit-vesting options will remain outstanding and eligible to vest for 12 months following the applicable termination date. Any other exit-vesting options that remain unvested on termination of employment or do not vest as described above will be forfeited.

•

Post-Termination Exercise Rights. Any part of a named executive officer’s stock option award that is vested upon termination of employment by us without cause or by the executive with good reason will generally remain outstanding and exercisable for 90 days after termination of employment (or, if later, until the 90th day following the date on which the options vest), although this period is extended to one year (or, if later, the first anniversary of the date on which the option vests) if the termination of employment is due to death or disability, and is shortened to 10 days if the named executive officer resigns without good reason. Vested options will immediately terminate if the named executive officer’s employment is terminated by us for cause or if the named executive officer violates any of the restrictive covenants described below.

Additional Option Award Modifications

In connection with Mr. Hale’s change in position from Senior Vice President, Global Supply Chain Leader to Senior Vice President and Advisor to the Chief Executive Officer, pursuant to a letter agreement dated as of July 3, 2013, Holdings agreed to modify Mr. Hale’s option awards to provide that any unexercised time-vesting options vested upon a termination of employment will remain exercisable until the earlier of (1) the expiration date of the options or (2) such earlier date that he engages in a “competitive activity”, which is defined as providing services to one of our competitors at any time (regardless of whether the conduct would violate a restrictive covenant) or otherwise breaches any restrictive covenant. In addition, Holdings agreed to waive any call rights with respect to any shares of Holdings stock acquired by Mr. Hale upon exercise of his vested stock options, unless Mr. Hale breaches any restrictive covenant.

Mr. Hackney 2013 Awards

In connection with Mr. Hackney’s appointment as President and Chief Executive Officer, effective as of June 19, 2013, we granted Mr. Hackney 6,000 options (including 2,000 time-vesting options and 4,000 exit-vesting options) and 3,000 Restricted Stock Units under the Holdings Plan. The vesting terms of the time and exit-vesting options are the same as the vesting terms of the options previously granted to our other named executive officers, as modified and as described above. Under the Holdings Plan, the Restricted Stock Units will become vested and will be settled in shares of Holdings common stock on the earlier of (1) the third anniversary of the date of grant and (2) termination of Mr. Hackney’s employment without “cause”, for “good reason”, or as result of death or “disability” (as such terms are defined in the restricted stock unit award agreement or the Holdings Plan, as applicable). Dividend equivalent shares will accrue if dividends are paid on Holdings common stock and will vest proportionately with the Restricted Stock Units to which they relate. In the event that Mr. Hackney is terminated by the Company for cause or by Mr. Hackney while grounds for cause exist, all Restricted Stock Units granted (whether or not then vested) as well as any accrued dividend equivalent shares will be forfeited. In the event of a change in control, all Restricted Stock Units granted (whether or not then vested) shall be distributed to Mr. Hackney effective as of immediately prior to the change in control.

Additional Terms of Equity-Based Awards

•

Call Rights. As a condition to purchasing shares of Holdings (which was a condition to receiving equity-based awards at the time of the Merger), or as a condition to exercising any stock option, each named executive officer was required to enter into a management equity subscription agreement under the Holdings Plan with Holdings. These agreements generally govern the named executive officer’s rights with respect to any common stock of Holdings acquired on exercise of vested stock options or settlement of Restricted Stock Units, to the extent applicable. Under the subscription agreement, Holdings and Blackstone have rights to repurchase any shares a named executive officer may have acquired upon exercise of his options or settlement of Restricted Stock Units, to the extent applicable. Specifically, if (1) the executive’s employment is terminated by us with “cause”, (2) the executive terminates employment when grounds for a termination with “cause” exist, (3) the executive commenced employment after the Transactions and terminates employment without “good reason” prior to the third anniversary of their hire date, or (4) the executive violates a restrictive covenant (as described below), then Holdings and Blackstone have the right for a specified period following the applicable event to cause the executive (or her or his permitted transferees) to sell to us all shares held by her or him at the lesser of fair market value thereof and cost. For any shares so repurchased, this means any increase in value will effectively be forfeited.

•

Restrictive Covenants and Clawback. As a condition of receiving their equity-based awards, our named executive officers have also agreed to certain restrictive covenants, which are contained in the award agreements pursuant to which the options or Restricted Stock Units, as applicable, were granted and are in addition to any other restrictive covenants agreed to by our named executive officers. While employed and for 12 months following their termination of employment (or such longer period as the executive is eligible to receive severance payments pursuant to any other written agreement with the Company or its affiliates), named executive officers are prohibited from competing with us and from soliciting our employees and customers. The award agreements also contain covenants on the rights to work product and an indefinite restriction on the named executive officer’s disclosure of our confidential information. As described above, we have the right to purchase our named executive officers’ shares of our common stock in the event of a breach of these restrictive covenants during the periods covered by the restrictive covenants. In addition, if a named executive officer breaches any of these restrictive covenants or the Company determines after termination that grounds for a termination for cause existed, we have the right to “clawback” and recover any gains the named executive officer may have realized with respect to his or her awards or any shares issued in respect thereof.

2014 Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding equity awards held by named executive officers at the end of the 2014 fiscal year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units That Have Not Vested ($)(4)	Equity Incentive Plan Awards; Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Mr. Hackney	400.000	1,600.000	4,000.000	$1,000	6/19/2023	3,000.000	3,000,000	—	—
Mr. Norman	452.172	301.448	1,507.240	1,000	1/28/2021	—	—	—	—
Mr. Murash	—	600.000	1,200.000	1,000	2/05/2024	—	—	—	—
Mr. Tracey	141.306	94.204	471.020	1,000	1/28/2021	—	—	—	—
	33.334	33.336	133.330	1,000	6/21/2022	—	—	—	—
	32.608	65.216	195.646	1,000	4/01/2023	—	—	—	—
	—	33.333	66.667	1,000	2/05/2024	—	—	—	—
Mr. Rikard (5)	113.046	—	—	1,000	1/28/2021	—	—	—	—
Mr. Hale (6)	452.172	—	—	1,000	1/28/2021	—	—	—	—

(1)	The vesting dates of the time-vesting options are set forth below. In addition, as described in “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Awards under the Holdings Plan” above and “—Potential Payments Upon Termination or Change in Control” below, all or a portion of each time-vesting option grant may vest earlier in connection with a change in control or certain terminations of employment.

Date	Mr. Hackney	Mr. Norman	Mr. Murash	Mr. Tracey	Mr. Rikard	Mr. Hale
January 20, 2015	—	—	300.000	—	—	—
January 28, 2015	—	150.724	—	47.102	—	—
February 5, 2015	—	—	—	16.666	—	—
April 19, 2015	—	—	—	32.608	—	—
May 1, 2015	—	—	—	16.668	—	—
June 19, 2015	400.000	—	—	—	—	—
January 20, 2016	—	—	300.000	—	—	—
January 28, 2016	—	150.724	—	47.102	—	—
February 5, 2016	—	—	—	16.667	—	—
April 19, 2016	—	—	—	32.608	—	—
May 1, 2016	—	—	—	16.668	—	—
June 19, 2016	400.000	—	—	—	—	—
June 19, 2017	400.000	—	—	—	—	—
June 19, 2018	400.000	—	—	—	—	—

Total	1,600.000	301.448	600.000	226.089	—	—

(2)	Reflects unvested outstanding exit-vesting options which ordinarily become vested as described in “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Awards Under the Holdings Plan” above.
(3)	Mr. Hackney’s Restricted Stock Units vest on June 19, 2016, the third anniversary of the date of grant. In addition, as described in “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Awards Under the Holdings Plan” above and “—Potential Payments Upon Termination or Change in Control” below, the Restricted Stock Units may vest earlier upon in connection with a change in control or certain terminations of employment.
(4)	Based upon a market value of Holdings common stock of $1,000 per share as of December 31, 2014.
(5)	As described in “—Elements of Compensation—Termination Benefits” above and “—Potential Payments Upon Termination or Change in Control” below, in connection with Mr. Rikard’s resignation, Holdings agreed to modify his option awards to provide that all of his remaining time-vesting options that were vested upon his departure date will remain exercisable until the earlier of (1) the expiration date of the options or (2) such earlier date that he breaches any restrictive covenant. All other time-vesting and exit-vesting options that were not vested upon his departure were immediately forfeited.
(6)	As described in “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Awards Under the Holdings Plan Table—Additional Option Award Modifications” above and “—Potential Payments Upon Termination or Change in Control” below, in connection with Mr. Hale’s change in position from Senior Vice President, Global Supply Chain Leader to Senior Vice President and Advisor to the Chief Executive Officer, Holdings agreed to modify his option awards, pursuant to a letter agreement dated July 1, 2013, to provide that all of his remaining time-vesting options that were vested upon his departure date will remain exercisable until the earlier of (1) the expiration date of the options or (2) such earlier date that he breaches any restrictive covenant or otherwise engages in a competitive activity. All other time-vesting and exit-vesting options that were not vested upon his departure were immediately forfeited.

Option Exercises and Stock Vested in Fiscal 2014

During 2014, the named executive officers did not exercise any options or similar instruments or vest in any other stock or similar instruments.

Pension Benefits

We have no pension benefits for the named executive officers.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

Our named executive officers do not currently participate in the PGI Executive Savings Plan.

Potential Payments Upon Termination or Change in Control

The Company entered into employment agreements with each of Messrs. Hackney, Norman and Hale and severance protection agreements with each of Messrs. Murash, Tracey and Rikard. In general, our named executive officers will be entitled to receive severance payments, subject to executing a general release of claims, if they are terminated without “cause” or if they terminate their employment for “good reason” (as such terms are defined in their respective employment or severance protection agreements). These payments typically provide the payment of annual base compensation and bonus opportunities, as well as participation by each of them in benefit plans and programs.

Mr. Hackney

Under the 2013 CEO Agreement, subject to executing a general release of claims, if Mr. Hackney’s employment is terminated by us without “cause” or his voluntary resignation with “good reason”, he will be entitled to receive severance payments of an amount equal to the sum of 1.5 times his then-current annual base compensation and 1.5 times the amount of his target annual bonus. Mr. Hackney will also be entitled to a pro rata portion of the annual bonus he would have received for the year in which his termination occurred, if any, as determined in accordance with the terms of the applicable annual bonus plan as well as a lump sum equal to 18 months of COBRA premiums to cover continued medical benefits. These payments would generally be paid to him in equal installments over a 12-month period following his termination date, except that the pro rata portion of his annual bonus, if any, would be paid at such time annual bonuses are paid to our actively employed executives. The foregoing payments and benefits are contingent on Mr. Hackney’s compliance with certain restrictive covenants, including indefinite covenants regarding non-disparagement and confidentiality of our trade secrets and other confidential information and covenants prohibiting him from competing with us and from soliciting our employees and customers for 18 months following termination of employment.

If Mr. Hackney’s employment is terminated while he is disabled or as a result of his death, he (or his estate) will be entitled to any accrued but unpaid base salary, and any annual bonus which was earned in respect of any prior fiscal years which remains unpaid, if any. Upon a termination of employment for any reason, Mr. Hackney would be entitled to any accrued but unpaid base salary and any other vested benefits under the company’s broad-based employee benefit plans. He is not entitled to any additional benefits if his employment is terminated by us for cause, or if he voluntarily resigns from his employment other than with good reason.

Mr. Norman

Under the 2011 CFO Agreement, subject to executing a general release of claims, if Mr. Norman’s employment is terminated by us without “cause” or his voluntary resignation with “good reason”, he will be entitled to receive severance payments of an amount equal to the sum of 1.5 times his then-current annual base compensation and 1.5 times the amount of his target annual bonus. These payments would generally be paid to him in equal installments over an 18-month period following his termination date. Mr. Norman will also be entitled to participate in our medical, dental, and hospitalization benefit plans for 18 months at the Company’s expense, and will be entitled to receive a pro rata portion of the annual bonus he would have received for the year in which their termination occurred, if any, as determined in accordance with the terms of the applicable annual bonus plan, and paid at such time annual bonuses are paid to our actively employed executives. The foregoing payments and benefits are contingent on Mr. Norman’s compliance with certain restrictive covenants, including indefinite covenants regarding non-disparagement and confidentiality of our trade secrets and other confidential information and covenants prohibiting him from competing with us and from soliciting our employees and customers for 18 months following termination of employment.

If Mr. Norman’s employment is terminated while he is disabled or as a result of his death, he (or his estate) will be entitled to any accrued but unpaid base salary, and any annual bonus which was earned in respect of any prior fiscal years which remains unpaid, if any. Upon a termination of employment for any reason, Mr. Norman would be entitled to any accrued but unpaid base salary and any other vested benefits under the company’s broad-based employee benefit plans. He is not entitled to any additional benefits if his employment is terminated by us for cause, or if he voluntarily resigns from his employment other than with good reason.

Mr. Murash and Mr. Tracey

Each of Mr. Murash and Mr. Tracey have entered into severance protection agreements with the Company that provide that if his employment is terminated by the Company without cause or by him for good reason before attaining age 70-1/2, he will be entitled to receive the following payments and benefits, subject to his execution of a general release of claims:

•

A severance payment consisting of an amount equal to the sum of (1) twelve times his monthly base salary at the rate in effect at the time of a notice of qualifying termination and (2) an amount equal to his annual target bonus for the year which includes the date of termination;

•	COBRA benefits for a period of 12 months at the Company’s expense; and

•	Up to $15,000 for reasonable outplacement services until employed on a full-time basis.

The severance amount is payable in 12 equal monthly installments, beginning on the 53rd day following the termination date, with the second installment payable on the 60th day following the termination date and each other installment payable each month thereafter during the severance period. The foregoing payments and benefits are contingent on the named executive officer’s compliance with certain restrictive covenants, including covenants prohibiting him from competing with us and from soliciting our employees and customers for 12 months following his termination of employment and indefinite covenants regarding disclosure of our confidential information.

Treatment of Equity Awards

Please see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Awards Under the Holdings Plan” above for a description of (1) the potential vesting of the equity awards granted to our named executive officers that may occur in connection with a change in control or certain terminations of employment, (2) post-termination exercise rights that apply to the named executive officers’ stock options and (3) the call rights and restrictive covenants that apply in connection with a termination of employment.

The following describes compensation and benefits payable to each named executive officer (other than Messrs. Hale and Rikard who terminated employment in 2014 and whose termination payments and benefits are described below) in connection with termination of employment or change in control pursuant to agreements that were in place at the end of 2014. The amounts shown assume that the applicable triggering event occurred on December 31, 2014, the last business day of the Company’s last completed fiscal year:

	Termination without “Cause”(1)	Termination for “Good Reason”	Additional Value if Termination without Cause, for Good Reason or Due to Death of Disability During 90 Days Prior to Change in Control	Change in Control	Death or Disability (4)
Mr. Hackney
Cash Severance (1)	$3,485,020	$3,485,020	$—	$—	$—
Acceleration of Equity Awards (2)	3,000,000	3,000,000	—	3,000,000	3,000,000
Health Benefits (3)	18,694	18,694	—	—	—

Total	$6,503,714	$6,503,714	$—	$3,000,000	$3,000,000

Mr. Norman
Cash Severance (1)	$1,243,809	$1,243,809	$—	$—	$—
Acceleration of Equity Awards (2)	—	—	—	—	—
Health Benefits (3)	18,694	18,694	—	—	—

Total	$1,262,503	$1,262,503	$—	$—	$—

Mr. Murash
Cash Severance (1)	$581,250	$581,250	$—	$—	$—
Acceleration of Equity Awards (2)	—	—	—	—	—
Health Benefits (3)	12,463	12,463	—	—	—

Total	$593,713	$593,713	$—	$—	$—

Mr. Tracey
Cash Severance (1)	$550,663	$550,663	$—	$—	$—
Acceleration of Equity Awards (2)	—	—	—	—	—
Health Benefits (3)	12,463	12,463	—	—	—

Total	$563,126	$563,126	$—	$—	$—

(1)	Cash severance includes the following:

•

Mr. Hackney—an amount equal to the sum of 1.5 times his then-current annual base compensation and 1.5 times the amount of his target annual bonus plus a full year 2014 AIP award (excluding amounts related to the discretionary personal performance modifier).

•

Mr. Norman—an amount equal to the sum of 1.5 times his then-current annual base compensation and 1.5 times the amount of his target annual bonus plus a full year 2014 AIP award (excluding amounts related to the discretionary personal performance modifier).

•

Mr. Murash—an amount equal to the sum of (1) twelve times his monthly base salary at the rate in effect at the time of a notice of qualifying termination and (2) an amount equal to his annual target bonus for 2014.

•

Mr. Tracey—an amount equal to the sum of (1) twelve times his monthly base salary at the rate in effect at the time of a notice of qualifying termination and (2) an amount equal to his annual target bonus for 2014.

(2)	As of December 31, 2014, the market value of Holdings’ common stock was determined to be $1,000 per share, which equals the exercise price of the respective options. Thus, no value was associated with the acceleration of the time-vesting options. Amounts reported assume that the exit-vesting options do not vest upon a change in control. The amounts reported for Mr. Hackney represent accelerated vesting of his 3,000 Restricted Stock Units and are based on a market value of $1,000 per share on December 31, 2014.
(3)	Reflects the cost of providing the executive officer with continued participation in our medical, dental, and hospitalization benefit plans for a period of 12 months for Messrs. Murash and Tracey and for a period of 18 months for Messrs. Hackney and Norman, in each case, assuming 2015 rates.
(4)	In the event of death of a named executive officer, in addition to amounts reported in the table above, each named executive officer would receive benefits from third-party payors under our employer-paid premium life insurance plans. All of our executives are eligible for one times their regular annual eligible wages at death up to a maximum of $300,000. Therefore, if such benefits were triggered for the named executive officers on December 31, 2014 under our life insurance plans the legally designated beneficiary(ies) of each named executive officer would have received the following amounts: Mr. Hackney ($300,000); Mr. Norman ($300,000); Mr. Murash ($300,000); and Mr. Tracey ($300,000).

Departures of Mr. Hale and Mr. Rikard

Mr. Hale

On July 9, 2013, Mr. Hale notified the Company that he would be retiring from the Company on January 31, 2014. For purposes of Mr. Hale’s employment agreement, as amended,. Mr. Hale’s retirement constituted a termination by him after the Transition Period and on or before January 31, 2014 other than for good reason, and he became entitled to the following payments and benefits upon his execution of a general release of claims:

•

A cash severance payment of $713,189 payable in 12 equal monthly installments (such amount equal to the sum of (1) his base salary plus Transition Compensation, and (2) his target annual bonus plus Transition Bonus, each as in effect immediately prior to the retirement date) beginning on the 53rd day following the termination date, with the second installment payable on the 60th day following the termination date and each other installment payable each month thereafter during the severance period;

•	His 2013 AIP award, including his annual and Transition Bonus, in the amount of $138,094 paid in a lump sum when annual bonuses were paid to other senior executives of the Company;

•	$53,091 for all accrued but unused vacation time through his termination date; and

•	$22,171 for continued participation in our medical, dental, and hospitalization benefit plans for 12 months at the Company’s expense.

The foregoing payments and benefits are contingent on Mr. Hale’s compliance with certain restrictive covenants, including indefinite covenants regarding non-disparagement and confidentiality of our trade secrets and other confidential information and covenants prohibiting him from competing with us and from soliciting our employees and customers for 18 months following his termination of employment.

As described in “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Awards under the Holdings Plan-Additional Option Award Modifications” above, pursuant to a letter agreement dated as of July 3, 2013, Holdings agreed to modify Mr. Hale’s option awards to provide that all his unexercised time-vesting options that were vested upon his departure date will remain exercisable until the earlier of (1) the expiration date of the options or (2) such earlier date that he engages in a competitive activity or otherwise breaches any restrictive covenant. All other time-vesting and exit-vesting options that were not vested upon his departure were immediately forfeited.

Mr. Rikard

On December 31, 2014, Mr. Rikard resigned from the Company to pursue other opportunities and pursuant to the terms of his severance protection arrangement he was not entitled to any severance payments or benefits. However, in recognition of his significant contributions made to the Company and given the fact that he was employed through the end of fiscal 2014, in January 2015, the Compensation Committee determined, based on input from management, that it was appropriate to pay him a full-year 2014 AIP award. Based on actual performance for fiscal 2014, Mr. Rikard’s 2014 AIP award was $164,111 and will be received at the same time as 2014 AIP awards are paid to the other eligible named executive officers.

In addition, on January 9, 2015, Holdings agreed to modify Mr. Rikard’s option awards to provide that all his unexercised time-vesting options that were vested upon his departure date will remain exercisable until the earlier of (1) the expiration date of the options or (2) such earlier date that he breaches any restrictive covenant. All other time-vesting and exit-vesting options that were not vested upon his departure were immediately forfeited.

2014 Compensation of Directors

The following table presents a summary of compensation for non-employee directors of the Company for the 2014 fiscal year.

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name	($) (1)	($)	($) (2)(3)	($)	($)	($) (8)	($)
Mr. Alder	$80,000	$—	$—	$—	$—	$—	$80,000
Mr. Foss	—	—	—	—	—	—	—
Ms. Hagen (4)	75,000	—	—	—	—	1,776,097	1,851,097
Ms. St.Clare (5)	85,000	—	—	—	—	—	85,000
Mr. Zafirovski	325,000	—	—	—	—	—	325,000
Mr. Giordano (6)	—	—	—	—	—	—	—
Mr. Mukherjee (6)(7)	—	—	—	—	—	—	—

(1)	Amounts reported in the column reflect the annual retainer and committee fees earned by the non-employee directors for services rendered in their capacities as directors of the Company.
(2)	On June 30, 2014, we granted Mr. Zafirovski 1,333.33 exit-vesting options under the Holdings Plan. Achievement of the performance conditions for the exit-vesting option awards was not deemed probable on the date of grant, and, accordingly, pursuant to the SEC’s disclosure rules, no value is included in this table for these awards. For further discussion of the assumptions and methodologies used to calculate the amounts reported for 2014, please see the discussion of non-qualified stock option awards contained in Note 15. Equity Compensation Plans to our audited consolidated financial statements included elsewhere in this prospectus.
(3)	At fiscal year-end, the aggregate number of option awards (whether or not exercisable) for shares of Holdings that were outstanding was as follows: Mr. Alder—150 options; Ms. Hagen—1,809 options; Ms. St.Clare—50 options and Mr. Zafirovski—1,333.33 options.
(4)	Ms. Hagen resigned as President and Chief Executive Officer effective June 19, 2013 and retired from the Company on August 31, 2013. Ms. Hagen continues to serve on the Board of Directors as a non-employee director.
(5)	Ms. St.Clare serves as chair of the Audit Committee.
(6)	Employees of Blackstone were not entitled to receive any fees for their service on the Board of Directors.
(7)	Mr. Mukherjee resigned from the Company’s Board of Directors on December 23, 2014.
(8)	Amount reported for Ms. Hagen reflects $1,776,097 of payments and benefits paid during fiscal 2014 pursuant to the terms of Ms. Hagen’s retirement agreement (consisting of $1,771,616 in cash severance and $4,481 for continued participation in our medical, dental, and hospitalization benefit plans). In addition, as previously reported and pursuant to the terms of her retirement agreement, Ms. Hagen also received a lump sum amount of $266,656 for her continued service as a member of the Board of Directors through December 31, 2013.

Annual Board / Committee Retainer Fees

Under the Company’s current compensation program for directors, the non-employee directors, Mr. Alder, Mr. Foss, Ms. Hagen and Ms. St.Clare each receive an annual retainer of $75,000, payable in four equal installments on the date of each quarterly scheduled Board of Directors meeting. Mr. Zafirovski, as the non-executive chairman of the Board of Directors, receives an annual retainer of $350,000 (increased from $300,000 on July 1, 2014), payable in four equal installments at the beginning of each fiscal quarter. The Chair of the Audit Committee receives an additional $10,000 annually, while the Chair of the Compensation Committee receives an additional $5,000 annually. Directors are also reimbursed for out-of-pocket expenses incurred in connection with attending Board of Directors meetings. In addition, generally, each independent director is eligible to receive an annual grant of options to acquire common stock of Holdings, which vests annually over a 3 year period so long as the independent director continues to serve on the Board of Directors.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Parent owns 100% of the issued and outstanding shares of our common stock. Blackstone, along with certain members of our management, beneficially owns 100% of Holdings, which, in turn, owns 100% of the issued and outstanding shares of common stock of Parent. The authorized capital stock of Holdings consists of one million shares of common stock (the “Common Stock”). The following table and accompanying footnotes set forth information with respect to the beneficial ownership of Common Stock of Holdings, as of April 15, 2015, for:

•	each person known by us to own beneficially more than 5% of our outstanding shares of Common Stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock.

Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o Polymer Group, Inc., 9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina 28269.

	Common Stock
Name of Beneficial Owner	Number(1)%
Principal Stockholders:
Blackstone(2)	285,726	97.69%
Directors and Named Executive Officers:
J. Joel Hackney, Jr	800	*
Dennis Norman	906	*
Mike S. Zafirovski(3)	1,694	*
James S. Alder	133	*
Peter N. Foss	—	—
Jason Giordano(4)	—	—
Veronica Hagen	3,974	1.35%
Christine St.Clare	33	*
Scott Tracey	430	*
Robert Dale	375	*
Herminio de Freitas	—	—
Jean-Marc Galvez	136	*
Daniel Guerrero	291	*
Robert Holmes	—	—
Barry Murash	300	*
Daniel L. Rikard(5)	315	*
Directors and executive officers as a group (16 persons)	9,387	3.17%

*	Represents less than 1%.
(1)	Fractional shares beneficially owned have been rounded to the nearest whole share.
(2)	Shares of Common Stock shown as beneficially owned by the Blackstone Funds (as hereinafter defined) are held by the following entities: (i) Blackstone Capital Partners (Cayman) V L.P. (“BCP Cayman V”) owns 121,440.731 shares of Common Stock representing 41.5195% of the outstanding shares of Common Stock, (ii) Blackstone Capital Partners (Cayman) V-A L.P. (“BCP Cayman VA”) owns 108,648.173 shares of Common Stock representing 37.1458% of the outstanding shares of Common Stock, (iii) Blackstone Capital Partners (Cayman) V-AC L.P. (“BCP Cayman VAC”) owns 54,679.914 shares of Common Stock representing 18.6946% of the outstanding shares of Common Stock, (iv) Blackstone Family Investment Partnership (Cayman) V L.P. (“BFIP”) owns 696.314 shares of Common Stock representing 0.2381% of the outstanding shares of Common Stock and (v) Blackstone participation Partnership (Cayman) V L.P. (“BPP”) owns 260.868 shares of Common Stock representing 0.0892% of the outstanding shares of Common Stock (BCP Cayman V, BCP Cayman VA, BCP Cayman VAC, BFIP and BPP are collectively referred to as the “Blackstone Funds”). The general partner of BCP Cayman V, BCP Cayman VA and BCP Cayman VAC is Blackstone Management Associates (Cayman) V L.P. BCP V GP L.L.C. is a general partner and controlling entity of BFIP, BPP and Blackstone Management Associates (Cayman) V L.P. Blackstone Holdings III L.P. is the managing member and majority interest owner of BCP V GP L.L.C. Blackstone Holdings III L.P. is indirectly controlled by The Blackstone Group L.P. and is owned, directly or indirectly, by Blackstone professionals and The Blackstone Group L.P. The Blackstone Group L.P. is controlled by its general partner, Blackstone Group Management L.L.C., which is in turn wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such securities (other than the Blackstone Funds to the extent of their direct holdings). The address of each of the entities listed in this note is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(3)	Shares of Common Stock shown as beneficially owned by Mr. Zafirovski are held by the Zaf Group, LLC. an Illinois limited liability company for which Mr. Zafirovski is a managing member. Mr. Zafirovski is an Executive Advisor to the Blackstone Group L.P. Mr. Zafirovski disclaims beneficial ownership of any shares of Common Stock owned directly or indirectly by the Blackstone Funds.
(4)	Mr. Giordano is a Managing Director in Blackstone’s Private Equity Group. Mr. Giordano disclaims beneficial ownership of any shares of Common Stock owned directly or indirectly by the Blackstone Funds. Mr. Giordano’s address is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(5)	Mr. Rikard resigned from the Company effective December 31, 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Shareholders Agreement

In connection with the Merger, Holdings entered into a shareholders agreement (the “Shareholders Agreement”) with Blackstone and certain members of the Company’s management. The Shareholders Agreement governs certain matters relating to ownership of Holdings, including with respect to the election of directors of our parent companies, restrictions on the issuance or transfer of shares, including tag-along rights and drag-along rights, other special corporate governance provisions and registration rights (including customary indemnification provisions). Each party to the Shareholders Agreement also agreed to vote all of its voting securities, whether at a shareholders meeting, or by written consent, in the manner which Blackstone directs, except that an employee shareholder shall not be required to vote in favor of any change to the organizational documents of Holdings that would have a disproportionate adverse effect on the terms of such employee shareholder’s shares of Common Stock relative to other shareholders. Each employee shareholder also granted to the Chief Executive Officer of Holdings a proxy to vote all of the securities owned by such employee shareholder in the manner described in the preceding sentence. As of December 31, 2014, the Board of Directors of the Company includes one Blackstone members, five outside members and the Company’s Chief Executive Officer as an employee director. Furthermore, Blackstone has the power to designate all of the members of the Board of Directors of the Company and the right to remove any or all directors that it appoints, with or without cause.

Advisory Agreement

Upon the completion of the Merger, the Company became subject to a transaction and fee advisory agreement (“Advisory Services Agreement”) with Blackstone Management Partners V L.L.C. (“BMP”), an affiliate of Blackstone. Under the Advisory Services Agreement, BMP (including through its affiliates) has agreed to provide certain monitoring, advisory and consulting services for an annual non-refundable advisory fee, to be paid at the beginning of each fiscal year, equal to the greater of (i) $3.0 million or (ii) 2.0% of the Company’s Consolidated EBITDA (as defined under the credit agreement governing our ABL Facility) for the immediately preceding fiscal year. The amount of such fee shall be initially paid based on the Company’s then most current estimate of the Company’s projected EBITDA amount for the fiscal year immediately preceding the date upon which the advisory fee is paid. After completion of the fiscal year to which the fee relates and following the availability of audited financial statements for such period, the parties will recalculate the amount of such fee based on the actual Consolidated EBITDA for such period and the Company or BMP, as applicable, shall adjust such payment as necessary based on the recalculated amount. Since the Merger until fiscal 2014, the Company’s advisory fee has been $3.0 million, which is paid at the beginning of each year. However, as a result of actual Consolidated EBITDA for the fiscal year ended December 31, 2014, the Company’s advisory fee was adjusted to $5.2 million. The amounts are included in Selling, general and administrative expenses in the Consolidated Statement of Operations.

In addition, in the absence of an express agreement to provide investment banking or other financial advisory services to the Company, and without regard to whether such services were provided, BMP will be entitled to receive a fee equal to 1.0% of the aggregate transaction value upon the consummation of any acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including an initial public offering of equity securities), financing or similar transaction by the Company. The fee associated with the Fiberweb transaction totaled $2.5 million and was paid in December 2013. The fee associated with the Providência transaction totaled $5.3 million and was accrued as of December 31, 2014. These amounts are included in Special charges, net in the Consolidated Statement of Operations.

At any time in connection with or in anticipation of a change of control of the Company, a sale of all or substantially all of the Company’s assets or an initial public offering of common equity of the Company or parent entity of the Company or their successors, BMP may elect to receive, in consideration of BMP’s role in facilitating such transaction and in settlement of the termination of the services, a single lump sum cash payment equal to the then-present value of all then-current and future annual advisory fees payable under the Advisory

Services Agreement, assuming a hypothetical termination date of the Advisory Services Agreement to be the twelfth anniversary of such election. The Advisory Services Agreement will continue until the earliest of the twelfth anniversary of the date of the agreement or such date as the Company and BMP may mutually determine. The Company will agree to indemnify BMP and its affiliates, directors, officers, employees, agents and representatives from and against all liabilities relating to the services contemplated by the transaction and advisory fee agreement and the engagement of BMP pursuant to, and the performance of BMP and its affiliates of the services contemplated by, the Advisory Services Agreement.

Other Relationships and Transactions

An affiliate of Blackstone, the Blackstone Group International Partners, LLP (“BGIP”), provided certain financial advisory services to the Company in connection with the acquisition of Fiberweb for which BGIP received an aggregate fee of $3.0 million. The Company also reimbursed BGIP for its reasonable documented expenses and agreed to indemnify BGIP and related persons against certain liabilities arising out of its engagement. As a result, the Company recognized $3.2 million during the year ended December 28, 2013, which is included within Special charges, net in the Consolidated Statements of Operations.

Blackstone and its affiliates have ownership interests in a broad range of companies. The Company has entered into commercial transactions in the ordinary course of our business with some of these companies, including the sale of goods and services and the purchase of goods and services. In addition, Blackstone Holdings Finance Co., LLC, an affiliate of Blackstone, participated in the Fiberweb financing group and received $0.6 million associated with their pro rata participation.

Under our Restated Articles of Incorporation, our directors do not have a duty to refrain from engaging in similar business activities as the Company or doing business with any client, customer or vendor of the Company engaging in any other corporate opportunity that the Company has any expectancy or interest in engaging in. The Company has also waived, to the fullest extent permitted by law, any expectation or interest or right to be informed of any corporate opportunity, and any director acquiring knowledge of a corporate opportunity shall have no duty to inform the Company of such corporate opportunity.

Procedures with Respect to Review and Approval of Related Person Transactions

Our Board of Directors has not adopted a formal written policy for the review and approval of transactions with related persons. However, our Board of Directors (or other appropriate persons as may be authorized by our Board of Directors) will review any transactions with related persons that meet the minimum threshold for disclosure under the applicable SEC rules (generally, transactions in which the Company was, is or is to be a participant involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). In connection with the review and approval or ratification of such related person transactions we will consider, among other things:

•	the material terms of the transaction, including the type of the transaction and the amount involved;

•	the identity of the related person and its relationship to us;

•	the nature of the related person’s interest in the transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest;

•	whether the transaction complies with the terms of agreements governing our material outstanding indebtedness; and

•	any other relevant facts and circumstances.

DESCRIPTION OF THE NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (1) the term “Company” refers to Polymer Group, Inc., a Delaware corporation, and not any of its Subsidiaries or Affiliates, (2) the term “Parent” refers only to Scorpio Acquisition Corporation, a Delaware corporation and the direct parent of the Company, and not to any of its subsidiaries and (3) the terms “we,” “our” and “us” each refer to the Company and its consolidated Subsidiaries.

The Company has previously issued $210.0 million aggregate principal amount of its 6.875% Senior Notes due 2019 (the “Notes”) in connection with the Providência Acquisition. The Notes were issued by the Company under an indenture (the “Indenture”) dated as of June 11, 2014 among the Company, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”). The Notes were issued in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the Notes are those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Unless the context requires otherwise, references to the “Notes” include the outstanding notes and the exchange notes.

The following description is only a summary of the material provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the provisions of the, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, not this description, will define your rights as Holders of the Notes. You may request copies of the Indenture at our address set forth under the heading “Incorporation by Reference.”

Brief Description of the Notes

The Notes:

•	are general, unsecured, senior obligations of the Company;

•

are effectively subordinated to any existing or future Secured Indebtedness of the Company (including the Senior Secured Credit Facilities and the 2019 Secured Notes, each as defined herein) to the extent of the value of the collateral securing such Secured Indebtedness;

•

rank equally in right of payment with all existing and future Senior Indebtedness of the Company, including the Company’s existing and future Obligations under the Senior Secured Credit Facilities and the 2019 Secured Notes;

•	are structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of the Company’s Subsidiaries that do not guarantee the Notes;

•	are senior in right of payment to any Subordinated Indebtedness of the Company; and

•	are guaranteed on a senior unsecured basis by the Guarantors, as described under “— Guarantees.”

As of the date of this prospectus, all of the Company’s Subsidiaries are “Restricted Subsidiaries.” However, under certain circumstances, we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes.

Guarantees

The Notes are guaranteed on a senior unsecured basis by each of the Company’s direct and indirect Wholly-Owned Domestic Restricted Subsidiaries. The Guarantors, as primary obligors and not merely as sureties, jointly and severally, fully and unconditionally guarantee, on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for payment of principal of, any premium or interest on or Additional Interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

In the future, each direct and indirect wholly-owned Restricted Subsidiary (and in certain circumstances non-wholly-owned Restricted Subsidiaries as provided for herein under the caption “Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”), other than a Foreign Subsidiary or a Securitization Subsidiary of the Company of the Company, that guarantees Indebtedness of the Company or any Guarantor, will guarantee the Notes. As of the Issue Date, none of our Foreign Subsidiaries will guarantee the Notes and no Foreign Subsidiaries are expected to Guarantee the Notes in the future. Each of the Guarantees of the Notes is:

•	a general senior unsecured obligation of such Guarantor;

•	effectively subordinated to such Guarantor’s Guarantee of the Senior Secured Credit Facilities and the Existing Notes to the extent of the value of the collateral securing such Indebtedness;

•

pari passu in right of payment with all existing and future Senior Indebtedness of each such Guarantor, including such Guarantor’s existing and future Obligations under the Senior Secured Credit Facilities and the 2019 Secured Notes; and

•	senior in right of payment to all existing and future Subordinated Indebtedness of each such Guarantor.

Each of the Guarantees is structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of each Guarantor that do not Guarantee the Notes.

Not all of the Company’s Subsidiaries are required to Guarantee the Notes. In the event of a bankruptcy, liquidation, reorganization or similar proceeding of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they are able to distribute any of their assets to the Company or any Subsidiary Guarantor. As a result, all of the existing and future liabilities of these non-guarantor Subsidiaries, including any claims of trade creditors, will be effectively senior to the Notes.

The obligations of each Guarantor under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or similar limitation under applicable law. This provision may not, however, be effective to protect a Guarantee from being voided under fraudulent transfer law, or may reduce the applicable Guarantor’s obligation to an amount that effectively makes its Guarantee worthless.

Any entity that makes a payment under its Guarantee is entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors — Risks Relating to the Notes — Federal and state statutes may allow courts, under specific circumstances, to void the notes, the guarantees, subordinate claims in respect of the notes, the guarantees and/or require holders of the notes to return payments received from us.”

A Guarantee by a Subsidiary Guarantor provides by its terms that it will be automatically and unconditionally released and discharged with respect to the Notes upon:

(1) (a) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary, if such sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Subsidiary Guarantor of all Indebtedness that resulted in the creation of such Guarantee except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement will constitute a release for the purposes of this provision, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee pursuant to the covenant described under “Certain Covenants — Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”);

(c) the proper designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the provisions set forth under “— Certain Covenants — Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(d) upon the merger or consolidation of any Guarantor with and into the Company or another Guarantor or upon the liquidation of such Guarantor following the transfer of all of its assets to the Company or another Guarantor; or

(e) the Company exercising its legal defeasance option or covenant defeasance option with respect to the Notes as described under “— Legal Defeasance and Covenant Defeasance” or the Company’s obligations under the Indenture being discharged with respect to the Notes in accordance with the terms of the Indenture; and

(2) such Subsidiary Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee is pari passu in right of payment with all Senior Indebtedness of the Company or the relevant Guarantor, as the case may be, including the obligations of the Company and such Guarantor under the ABL Facility, the Term Facility and the 2019 Secured Notes. The ranking of the Notes and the Guarantees is more fully described above under “Brief Description of the Notes” and “Guarantees.”

As of December 31, 2014:

•	the Company and the Guarantors had $1,483 million of indebtedness, all of which was Senior Indebtedness;

•	the Company and the Guarantors had $1,207 of Secured Indebtedness; and

•	the Company had $443.6 million of additional availability under the ABL Facility to incur secured indebtedness.

On a pro forma basis, the Company’s non-guarantor subsidiaries accounted for $1,449 million, or 72% of net sales for the year ended December 31, 2014. As of December 31, 2014, the Company’s non-guarantor subsidiaries accounted for $1,624 million, or 25%, of total assets and $1,456 million, or 28% of total liabilities (in each case, without giving effect to intercompany eliminations).

Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. The Indenture does not limit the amount of liabilities that are not considered Indebtedness which may be incurred by the Company or its Restricted Subsidiaries, including the non-guarantor Subsidiaries. The Indenture also does not limit the amount of additional Indebtedness that Parent may incur. See “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Company will maintain one or more paying agents for the Notes. The initial paying agent for the Notes is the Trustee.

The Company will also maintain a registrar with offices. The initial registrar is the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfers of Notes on behalf of the Company.

The Company may change the paying agents or the registrars without prior notice to the Holders. The Company or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any Note selected for redemption. Also, the Company will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Principal, Maturity and Interest

The Notes were issued in an aggregate principal amount of $210.0 million. The Notes will mature on June 1, 2019. Subject to compliance with the covenants described below under the caption “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” the Company may issue additional Notes from time to time under the Indenture (any such additional Notes, “Additional Notes”). The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless otherwise specified, or the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any additional Notes that are actually issued. The Company will issue Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest on the Notes will accrue at the rate of 6.875% per annum and is payable semiannually in arrears on June 1 and December 1, commencing on December 1, 2014 to the Holders of Notes of record on the immediately preceding May 15 and November 15. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the issue date of the Notes. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement.

Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Company, the Company’s office or agency is the office of the Trustee maintained for such purpose.

Compliance with Trust Indenture Act

The Trust Indenture Act will become applicable to the Indenture upon the qualification of the Indenture under the Trust Indenture Act, which will occur at such time as the Notes have been registered under the Securities Act.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to make an offer to purchase Notes as described under the heading “— Repurchase at the Option of Holders.” In addition, the Company, the Investors and their respective affiliates may, at their discretion, at any time and from time to time purchase Notes, in the open market or otherwise.

Optional Redemption

Except as set forth below, the Company will not be entitled to redeem the Notes at its option prior to December 1, 2015.

At any time prior to December 1, 2015, the Company may redeem all or a part of the Notes, upon notice as described under “— Selection and Notice” below, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

On and after December 1, 2015, the Company may redeem the Notes, in whole or in part, upon notice as described under the heading “— Selection and Notice” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during periods indicated below:

Date	Percentage
December 1, 2015 through May 31, 2016	105.156%
June 1, 2016 through May 31, 2017	103.438%
June 1, 2017 through May 31, 2018	101.719%
June 1, 2018 and thereafter	100.000%

In addition, until December 1, 2015, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes issued by it at a redemption price equal to 106.875% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that at least 50% of the aggregate principal amount of Notes originally issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

Notwithstanding the foregoing, in connection with any tender offer for the Notes at a price of at least 100% of the principal amount of the Notes tendered, plus accrued and unpaid interest thereon to, but excluding, the applicable tender settlement date, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such a tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date.

Notice of any redemption may be given prior to the completion of any offering or other corporate transaction, and any redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion of the related offering or corporate transaction.

The Company and its Affiliates may acquire the Notes by any means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.

Selection and Notice

If the Company is redeeming less than all of the Notes issued under the Indenture at any time, the Trustee will select the Notes to be redeemed (1) if the Notes are listed on an exchange, in compliance with the requirements of such exchange or (2) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as may be prescribed by DTC’s applicable procedures. No Notes of $2,000 or less can be redeemed in part.

Notices of redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 15 but not more than 60 days before the redemption date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, any notice of redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be redeemed.

With respect to Notes represented by certificated notes, the Company will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note; provided, that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes called for redemption become due on the date fixed for redemption, unless such redemption is conditioned on the happening of a future event. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

The Indenture provides that if a Change of Control occurs, unless the Company has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “— Optional Redemption,” the Company will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the

Company will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC with a copy to the Trustee, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control” under the Indenture and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described below;

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the paying agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the Company is redeeming less than all of the Notes, the remaining Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(8) the other instructions, as determined by the Company, consistent with the covenant described hereunder, that a Holder must follow; and

(9) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional upon the occurrence of such Change of Control.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Company will, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to, and purchased by, the Company.

The Senior Secured Credit Facilities provide, and future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may provide, that certain change of control events with respect to the Company would constitute a default thereunder (including events that would constitute a Change of Control under the Indenture). If we experience a change of control event that triggers a default under the Senior Secured Credit Facilities or any such future Indebtedness, we could seek a waiver of such default or prepayment provision or seek to refinance the Senior Secured Credit Facilities or such future Indebtedness. In the event we do not obtain such a waiver or refinance the Senior Secured Credit Facilities or such future Indebtedness, such default could result in amounts outstanding under the Senior Secured Credit Facilities or such future Indebtedness being declared due and payable or lending commitments being terminated.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors — Risks Relating to the Notes and Our Indebtedness — We may not be able to finance a change of control offer required by the indentures governing the Senior Secured Notes and the notes.”

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Certain Covenants — Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes, then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relating to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Asset Sales

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the following shall be deemed to be cash for purposes of this provision and for no other purpose:

(a) any liabilities (as reflected in the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on the Company’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or increase had taken place on the date of such balance sheet, as determined by the Company) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a written agreement which releases or indemnifies the Company or such Restricted Subsidiary from such liabilities;

(b) any securities, notes or other similar obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale; and

(c) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (i) $50.0 million and (ii) 3.25% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce Indebtedness as follows:

(a) to permanently reduce Secured Indebtedness, including without limitation, under the Senior Secured Credit Facilities and the 2019 Secured Notes, in each case, which is secured by a Lien that is permitted by the Indenture and to correspondingly reduce commitments with respect thereto;

(b) to permanently reduce Obligations under other Senior Indebtedness of the Company or a Subsidiary Guarantor (and to correspondingly reduce commitments with respect thereto), provided that the Company shall equally and ratably reduce (or offer to reduce, as applicable) Obligations under the Notes on a pro rata basis; provided further that all reductions of Obligations under the Notes shall be made as provided under “Optional Redemption” or through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof plus accrued and unpaid interest) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(c) if the assets subject of such Asset Sale are the property or assets of a Restricted Subsidiary that is not a Subsidiary Guarantor, to permanently reduce Indebtedness of (i) a Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to the Company or any Restricted Subsidiary, or (ii) the Company or a Subsidiary Guarantor,

(2) to make (a) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business; or

(3) to make an Investment in (a) any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment entered into not later than such 450th day shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (the “Second Commitment”) within 180 days of such cancellation or termination; provided, further, that (x) if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied or (y) such Net Proceeds are not actually so invested or paid in accordance with clause (2) or (3) above by the end of such 180 day period, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company shall make an offer to all Holders of the Notes and if required by the terms of any Indebtedness that is pari passu with the Notes or any Guarantee (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that, in the case of the Notes, is an integral multiple of $1,000 (but in minimum amounts of $2,000) that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, and in the case of any Pari Passu Obligations at the offer price required by the terms thereof but not to exceed 100% of the principal amount thereof, plus accrued and unpaid interest, if any, in accordance with the procedures set forth in the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days or with respect to Excess Proceeds of $25.0 million or less.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness, as the case may be, tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purposes not otherwise prohibited under the Indenture. If the aggregate principal amount of Notes or Pari Passu Indebtedness, as the case may be, surrendered by such holders thereof exceeds the amount of Excess Proceeds, such Notes or Pari Passu Indebtedness, as the case may be, will be purchased on a pro rata basis based on the accreted value or principal amount of such Notes or Pari Passu Indebtedness, as the case may be, tendered (and the Trustee will select the tendered Notes of tendering holders on a pro rata basis based on the amount of Notes tendered). Additionally, the Company may, at its option, make an Asset Sale Offer using proceeds from any Asset Sale at any time after consummation of such Asset Sale. Upon consummation or expiration of any Asset Sale Offer, any Net Proceeds not used to purchase Notes in such Asset Sale Offer shall not be deemed Excess Proceeds and the Company may use any Net Proceeds not required to be used for general corporate purposes, subject to other covenants contained in the Indenture.

Pending the final application of any Net Proceeds, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Future credit agreements or other similar agreements to which the Company becomes a party may contain restrictions on the Company’s ability to repurchase Notes. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from repurchasing Notes. In such a case, the Company’s failure to repurchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, likely constitute a default under such other agreements.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture that apply to the Company and its Restricted Subsidiaries. If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default or Event of Default has occurred and is continuing under the Indenture then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) and continuing until the occurrence of the Reversion Date, if any, the covenants specifically listed under the following captions in this “Description of Notes” section of this prospectus will not be applicable to the Notes (collectively, the “Suspended Covenants)”:

(1) “Repurchase at the Option of Holders — Asset Sales”;

(2) “— Limitation on Restricted Payments”;

(3) “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) “— Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(5) clause (4) of the first paragraph of “— Merger, Consolidation or Sale of All or Substantially All Assets — Company”;

(6) “— Transactions with Affiliates”; and

(7) “— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.”

During any period that the foregoing covenants have been suspended, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second clause of the definition of “Unrestricted Subsidiary.”

If and while the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Asset Sales shall be reset to zero.

During any Suspension Period, the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction; provided, however, that the Company or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if (i) the Company or such Restricted Subsidiary could have incurred a Lien to secure the Indebtedness attributable to such Sale and Lease-Back Transaction pursuant to “— Liens” below without equally and ratably securing the Notes pursuant to the covenant described under such covenant; and (ii) the consideration received by the Company or such Restricted Subsidiary in that Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold and otherwise complies with “— Repurchase at the Option of Holders — Asset Sales” above; provided, further, that the foregoing provisions shall cease to apply on and subsequent to the Reversion Date following such Suspension Period.

During the Suspension Period, the Company and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under “— Liens” (including, without limitation, Permitted Liens) to the extent provided for in such covenant and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of the “— Liens” covenant and for no other covenant).

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries during the Suspension Period will give rise to a Default or Event of Default under the Indenture with respect to the Notes; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described above under the caption “— Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period; (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (3) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (6) of the second paragraph of the covenant described under “— Affiliate Transactions”; (4) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (1) through (3) of the first paragraph of the covenant described under “— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (a) of the second paragraph of the covenant described under “— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and (5) no Subsidiary of the Company shall be required to comply with the covenant described under “— Limitation on Guarantees of Indebtedness by Restricted Subsidiaries” after such reinstatement with respect to any guarantee entered into by such Subsidiary during any Suspension Period.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Company’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company, or any direct or indirect parent of the Company, including any purchase, redemption, defeasance, acquisition or retirement, in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than (a) Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above (other than any exceptions thereof) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the 2019 Secured Notes Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c), (7), (9) and (14) (to the extent not deducted in calculating Consolidated Net Income) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on January 2, 2011 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Company since immediately after the 2019 Secured Notes Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i)(A) Equity Interests of the Company, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any present, former or future employees, directors, officers, managers or consultants of the Company, any direct or indirect parent company of the Company and the Company’s Subsidiaries after the 2019 Secured Notes Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds are actually contributed to the Company as equity (other than Disqualified Stock), Equity Interests of any of the Company’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of any such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Company (or any direct or indirect parent company) sold to a Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Company (other than Disqualified Stock) following the 2019 Secured Notes Issue Date (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (ii) contributions from a Restricted Subsidiary, (iii) any Excluded Contribution, (iv) any Refunding Capital Stock or (v) any Designated Preferred Stock); plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by the Company or any Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after the 2019 Secured Notes Issue Date; or

(ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a distribution or dividend from an Unrestricted Subsidiary, in each case, after the 2019 Secured Notes Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the 2019 Secured Notes Issue Date, the fair market value (as determined in good faith by the Company, provided that if such fair market value may exceed $25.0 million, such determination shall be made by the board of directors of the Company and evidenced by a board resolution) of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of the irrevocable redemption notice, as applicable, if at the date of declaration or notice such payment would have complied with the provisions of the Indenture;

(2)(a) the redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Company or any Equity Interests of any direct or indirect parent company of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company or any direct or indirect parent company of the Company to the extent contributed to the Company (in each case, other than any Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount no greater than the aggregate amount per year of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or a Subsidiary Guarantor made in exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, which is incurred in compliance with “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium to be paid, defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Company, any of its Restricted Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, including any Equity Interests rolled over by management, directors, or employees of the Company in connection with the Transactions, (x) upon the death or disability of such employee, director or consultant or (y) upon the resignation or other termination of employment of such employee, director or consultant; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $10.0 million (which shall increase to $20.0 million subsequent to the consummation of an underwritten public Equity Offering by the Company or any direct or indirect parent corporation of the Company) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of
$20.0 million in any calendar year (which shall increase to $35.0 million subsequent to the consummation of an underwritten public Equity Offering by the Company or any direct or indirect parent of the Company)); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the 2019 Secured Notes Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the 2019 Secured Notes Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that (i) cancellation of Indebtedness owing to the Company or any of its Restricted Subsidiaries from any future, present or former employers, directors, officers, members of management or consultants of the Company, any of the Company’s direct or indirect parent companies or any of the Company’s Subsidiaries in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies and (ii) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or similar instruments if such Equity Interests represents all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Equity Interests or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries and of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the 2019 Secured Notes Issue Date;

(b) the declaration and payment of dividends to a direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the 2019 Secured Notes Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (x) $35.0 million and (y) 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or other equity-based awards if such Equity Interests represent a portion of the exercise price of such options, warrants or awards;

(9) the declaration and payment of dividends on the Company’s common stock (or payments of dividends to any direct or indirect parent entity to fund payments of dividends on such entity’s common stock), following the consummation of a public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the 2019 Secured Notes Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made (a) in an amount equal to the amount of Excluded Contributions previously received or (b) without duplication with clause (a), from the Net Proceeds from an Asset Sale in respect of property or assets acquired after the 2019 Secured Notes Issue Date, if the acquisition of such property or assets was financed with Excluded Contributions from the Sponsor;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed (x) $50.0 million and (y) 2.50% of Total Assets at the time made;

(12) distributions or payments of Receivables Fees or any payments in connection with a Factoring Program;

(13) any Restricted Payment made as part of the Transactions (including payments made after the Issue Date in respect of long-term incentive plans, tax gross-ups or in respect of any employment agreement entered into with officers of the Company or any direct parent of the Company), and the fees and expenses related thereto, or used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent of the Company to permit payment by such parent of such amounts), in each case to the extent permitted by (or, in the case of a dividend to fund such payment, to the extent such payment, if made by the Company, would be permitted by) the covenant described under “— Transactions with Affiliates”;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under the captions “Repurchase at the Option of Holders — Change of Control” and “Repurchase at the Option of Holders — Asset Sales”; provided that all Notes tendered in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have first been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends by the Company to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case, without duplication:

(a) franchise and excise taxes and other fees, taxes and expenses, in each case to the extent required to maintain their corporate existence;

(b) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(e) fees and expenses related to any unsuccessful equity or debt offering of such parent entity; and

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (7), (11) and (16), no Default shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (1) through (16) above or is entitled to be made pursuant to the first paragraph of this covenant, the Company will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or a portion thereof) between such clauses (1) through (16) and such first paragraph in any manner that otherwise complies with this covenant.

As of the issue date of the Notes, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clauses (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investment,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and subject to the second provision in this paragraph, any of its Restricted Subsidiaries may incur indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided further, that Restricted Subsidiaries that are not Subsidiary Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to this paragraph if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Subsidiary Guarantors incurred or issued pursuant to this paragraph would exceed $75.0 million.

The foregoing limitations will not apply to:

(1)(x) the incurrence of Indebtedness pursuant to Credit Facilities by the Company or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount at any one time outstanding not to exceed the sum of: (A) the greater of (x) $80.0 million and (y) the Borrowing Base and (B) $785.0 million;

(2) the incurrence by the Company and any Subsidiary Guarantor of Indebtedness under the Notes (including Guarantees thereof) (other than any Additional Notes) and any notes (including Guarantees thereof) issued in exchange for the Notes pursuant to a registration rights agreement;

(3) Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (including the 2019 Secured Notes and any existing Indebtedness of Providência and its subsidiaries that is outstanding immediately following the completion of the Transactions) (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations) and Disqualified Stock incurred or issued by the Company or any of its Restricted Subsidiaries, and Preferred Stock issued by any of the Company’s Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment (other than software) that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount at the date of such incurrence (including all Refinancing Indebtedness Incurred to refinance any other Indebtedness incurred pursuant to this clause (4)) not to exceed the greater of (x) $60.0 million and (y) 4.0% of Total Assets; provided, however, that such Indebtedness exists at the date of such purchase or transaction or is created within 365 (for the avoidance of doubt, the purchase date for any asset shall be the later of the date of completion of installation and the beginning of the full productive use of such asset) days thereafter (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (4) shall cease to be deemed incurred or outstanding for purposes of this clause (4) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (4));

(5) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6));

(7) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor shall be deemed to be subordinated in right of payment to the Notes unless the terms of such Indebtedness expressly provide otherwise (in which case such Indebtedness shall not be permitted by this clause); provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in the Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(8) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness shall be deemed to be subordinated in right of payment to the Guarantee of the Notes of such Subsidiary Guarantor unless the terms of such Indebtedness expressly provide otherwise (in which case such Indebtedness shall not be permitted by this clause); provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Indebtedness being held by a person other than the Company or a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred pursuant to “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(12)(a) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary equal to 100.0% of the net cash proceeds received by the Company since immediately after the 2019 Secured Notes Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock, Designated Preferred Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “— Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “— Limitation on Restricted Payments” or to make Permitted Investments specified in clauses (10), (12), (14), (16), (17) or (18) of the definition thereof and (b) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed the greater of (x) $100.0 million and (y) 5.0% of Total Assets (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence or issuance by the Company or any Restricted Subsidiary of Indebtedness or Disqualified Stock, and the issuance by any Restricted Subsidiary of Preferred Stock, in each case which serves to refund, refinance, replace, renew, extend or defease any Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock previously issued to so refund, refinance, replace, renew, extend or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs, accrued interest, fees and expenses in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, renewed, extended or defeased (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes);

(b) to the extent such Refinancing Indebtedness refunds, refinances, replaces, renews, extends or defeases (i) Indebtedness subordinated in right of payment to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being refunded, refinanced, replaced, renewed, extended or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

(iii) Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided, further, that subclause (a) of this clause (13) will not apply to any refunding, refinancing, replacement, renewal, extension or defeasance of any Credit Facilities or Secured Indebtedness;

(14)(x) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, incurred or issued to finance an acquisition (or other purchase of assets) or (y) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any Restricted Subsidiary or merged into or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that in the case of (x) and (y) after giving effect to such acquisition, merger or consolidation, either (a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or (b) the Fixed Charge Coverage Ratio of the Company and the Restricted

Subsidiaries is greater than immediately prior to such acquisition or merger; provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Subsidiary Guarantors incurred or issued pursuant to this clause (14) shall not exceed $75.0 million;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(16) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17)(a) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Company; provided that such guarantee is incurred in accordance with the covenant described below under “— Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18) Indebtedness of Foreign Subsidiaries of the Company in an amount not to exceed, at any one time outstanding and together with any other Indebtedness incurred under this clause (18), the greater of (x) $75.0 million and (y) 8.0% of the total assets of the Foreign Subsidiaries on a consolidated basis as shown on the Company’s most recent balance sheet (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or its Restricted Subsidiaries could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (18));

(19) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(20) Indebtedness consisting of Indebtedness issued by the Company or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in clause (4) of the second paragraph under the heading “— Limitation on Restricted Payments”;

(21) Indebtedness consisting of cash management services incurred in the ordinary course of business;

(22) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(23) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries; and

(24) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables or payables for credit management purposes, in each case incurred or undertaken consistent with past practice or in the ordinary course of business.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (24) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify or reclassify such item of

Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; and

(2) at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above; provided that all Indebtedness outstanding under the ABL Facility and the Term Facility on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional Disqualified Stock or Preferred Stock, as applicable, will in each case not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced, plus (b) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that the Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral or because such other Senior Indebtedness is guaranteed by other obligors.

Liens

The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee of the Company or any Subsidiary Guarantor, on any asset or property of the Company or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of any Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to or restrict Liens securing obligations in respect of the Notes (and exchange notes with respect thereto) and the related guarantees.

Any Lien created for the benefit of the Holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Merger, Consolidation or Sale of All or Substantially All Assets

Company. The Company may not, directly or indirectly, consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s properties or assets, in one or more related transactions, to any Person unless:

(1) the Company is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership (including a limited partnership), trust or limited liability company organized or existing under the laws of the jurisdiction of organization of the Company or the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Notes, pursuant to supplemental indentures or other documents or instruments, and the Registration Rights Agreement if the exchange offer contemplated therein has not been consummated or if the Company continues to have an obligation to file or maintain the effectiveness of a shelf registration statement as provided under such agreement;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Company or the Successor Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b) the Fixed Charge Coverage Ratio for the Company (or, if applicable, the Successor Company) and its Restricted Subsidiaries would be greater than such Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Subsidiary Guarantor, unless it is the other party to the transactions described above, in which case subclause (b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes and the Registration Rights Agreement if the exchange offer contemplated therein has not been consummated or if the Company continues to have an obligation to file or maintain the effectiveness of a shelf registration statement as provided under such agreement; and

(6) the Company (or, if applicable, the Successor Company) shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Company, as the case may be, under the Indenture, the Guarantees, the Notes and the Registration Rights Agreement, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company or a Subsidiary Guarantor, and

(2) the Company may merge with an Affiliate of the Company, as the case may be, solely for the purpose of reincorporating the Company in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

Subsidiary Guarantors. Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, no Subsidiary Guarantor will, and the Company will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)(a) such Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, trust or limited liability company organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c) immediately after such transaction, no Default or Event of Default exists; or

(d) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture;

(2) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders — Asset Sales”; or

(3) in the case of assets comprised of Equity Interests of Subsidiaries that are not Guarantors, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to one or more Restricted Subsidiaries.

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may (1) merge or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company, (2) merge with an Affiliate of the Company solely for the purpose of reincorporating the Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, (3) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or (4) liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company, in each case, without regard to the requirements set forth in the preceding paragraph. Parent may merge with an Affiliate of the Company solely for the purpose of reincorporating or reorganizing Parent in the United States, any state thereof, the District of Columbia or any territory thereof.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend, any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $15.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30.0 million, a resolution adopted by the majority of the board of directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Company or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “— Limitation on Restricted Payments” and the definition of “Permitted Investment”;

(3) the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors pursuant to the Sponsor Management Agreement (plus any unpaid management, consulting, monitoring and advisory fees and related expenses within such amount accrued in any prior year) and the termination fees pursuant to the Sponsor Management Agreement, in each case, pursuant to the terms of the Sponsor Management Agreement as in effect on the Issue Date or pursuant to any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the Sponsor Management Agreement in effect on the Issue Date);

(4) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, former, current or future officers, directors, employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that such terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect in the good faith judgment of the board of directors or management of the Company to the Holders when taken as a whole;

(8) the Transactions and the payment of all fees and expenses related to the Transactions;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder or to any director, officer, employee or consultant of the Company or its direct or indirect parent entities or its Restricted Subsidiaries;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility or Factoring Program;

(12) payments by the Company or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Company in good faith;

(13) payments or loans (or cancellation of loans) to employees or consultants of the Company, any of its direct or indirect parent entities or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Company in good faith;

(14) investments by the Investors in securities of the Company or any of its Restricted Subsidiaries (and the payment of reasonable out-of-pocket expenses incurred by the Investors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;
(15) the pledge of Equity Interests of any Unrestricted Subsidiary to lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders; and

(16) any transaction with a joint venture which would constitute an Affiliate Transaction solely because the Company or its Restricted Subsidiary owns an equity interest or otherwise controls such joint venture or similar entity.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(1)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the ABL Facility and the related documentation, the Term Facility and the related documentation and Hedging Obligations and any related documentation;

(b)(i) the Indenture, the Notes and the Guarantees thereof and (ii) the 2019 Secured Notes Indenture, the 2019 Secured Notes and the guarantees thereof;

(c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other similar agreements or arrangements relating solely to such joint venture;

(k) customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Company are necessary or advisable to effect the transactions contemplated under such Receivables Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Company will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Company or any Guarantor), other than a Guarantor, a Foreign Subsidiary or a Securitization Subsidiary, to guarantee the payment of any Indebtedness of the Company or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any Subsidiary Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other applicable rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; provided, that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 30 day period described in clause (1) above (but, for the avoidance of doubt, delivery of a supplemental indenture to the Indenture shall be required).

Reports and Other Information

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Company to file with the SEC (and make available to the Trustee and Holders of the Notes (witout exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date:

(1) within 90 days after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly after the occurrence of a material event which would have been required to be reported on a Form 8-K or any successor or comparable form if the Company had been a reporting company under the Exchange Act, a current report relating to such event on Form 8-K or any successor or comparable form;

in each case, in a manner that complies in all material respects with the requirements specified in such form (except as described above or below and subject to exceptions consistent with the presentation of information in the offering memorandum distributed in connection with the private offering of the Notes); provided, however, that the Company shall not be so obligated to file such reports referred to in clauses (1), (2) and (3) above with the SEC (i) if the SEC does not permit such filing or (ii) prior to the consummation of an exchange offer or the effectiveness of a shelf registration statement as required by the Registration Rights Agreement, in which event the Company will make available such information to the Trustee, the Holders of the Notes and prospective purchasers of Notes, in each case within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Sections 13 or 15(d) of the Exchange Act; provided, further, that until such time as the consummation of an exchange offer or the effectiveness of a shelf registration statement as required by the Registration Rights Agreement, the Company shall not be required to (i) in the case of (x) clauses (1) and (2) provide any information beyond the financial information that would be required to be contained in an annual or quarterly report on Form 10-K or 10-Q, as applicable, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and (y) clause (3) make available any information regarding director and management compensation or the occurrence of any of the events set forth in Items 1.04, 2.01, 2.05, 2.06, 3 (other than Item 3.03), 5.01, 5.02(e) — (f), 5.03-5.08, 6, 7, 8 or 9 of Form 8-K, (ii) make available any information regarding the occurrence of any of the events set forth in Items 1.01 or 1.02 of Form 8-K if the Company determines in its good faith judgment that the event that would otherwise be required to be disclosed is not material to the holders of the notes or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries taken as a whole, (iii) comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein (other than providing reconciliations of such non-GAAP information to the extent included in the offering memorandum distributed in connection with the private offering of the Notes), (iv) comply with Regulation S-X or contain all purchase accounting adjustments relating to the Transactions to the extent it is not practicable to include any such adjustments in such report or (v) provide any information that is not otherwise similar to information currently included in the offering memorandum distributed in connection with the private offering of the Notes. In addition, notwithstanding the foregoing, the Company will not be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 or (ii) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K prior to the consummation of an exchange offer or the effectiveness of a shelf registration statement. In addition, to the extent not satisfied by the foregoing, the Company will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Indenture permits the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to Parent (or any parent entity of Parent) as long as Parent (or any such parent entity of Parent) provides a Guarantee of the Notes; provided that, if and so long as such parent company shall have Independent Assets or Operations (as defined below), the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent (or such parent entity, as the case may be), on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a stand-alone basis, on the other hand. “Independent Assets or Operations” means, with respect to Parent or any such parent company, that Parent or such parent company’s total assets or revenues, determined in accordance with GAAP and as shown on the most recent financial statements of Parent or such parent company, is more than 3.0% of Parent or such parent company’s corresponding consolidated amount.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offer registration statement or shelf registration statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act, subject to exceptions consistent with the presentation of financial information in the offering memorandum distributed in connection with the private offering of the Notes, to the extent filed within the time periods specified above, or (2) by posting on the Company’s website or providing to the Trustee for distribution to the Holders (at the expense of the Company) within 15 days of the time periods after the Company would have been required to file annual and interim reports with the SEC, the financial information (including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in the offering memorandum distributed in connection with the private offering of the Notes, to the extent filed or posted within the times specified above.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “— Events of Default and Remedies” until 90 days after the receipt of the written notice delivered thereunder.

To the extent any information is not provided within the time periods specified in this section “— Reports and Other Information” and such information is subsequently provided, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable (whether at maturity, upon redemption, acceleration or otherwise) of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Notes;

(3) failure by the Company or any Subsidiary Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% of the aggregate principal amount of the then outstanding Notes to comply with any of its other obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(5) failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary; or

(7) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Subsidiary Guarantor that is a Significant Subsidiary, as the case may be, denies in writing that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the holders of not less than 25% of the aggregate principal amount of all then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the Notes if in the judgment of the Trustee acceleration is not in the interest of the Holders of the Notes.

The Indenture provides that the Holders of a majority of the aggregate principal amount of all then outstanding Notes, by notice to the Trustee, may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder and rescind any acceleration with respect to the Notes and its consequences (provided such rescission would not conflict with any judgment of a court of competent jurisdiction).

In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in the aggregate principal amount of all then outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of all then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions contained in the Indenture, the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within 30 days of becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No present, past or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor or any of their direct or indirect parent companies shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees, the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Obligations of the Company and the Guarantors with respect to the Notes under the Indenture, the Notes or the Guarantees, as the case may be, will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Company may, at its option and at any time, elect to have all of its

Obligations discharged with respect to the Notes and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Company’s Obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all the restrictive covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Company must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the ABL Facility, the Term Facility or any other material agreement or instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than that resulting with respect to any Indebtedness being defeased from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens in connection therewith);

(6) the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Guarantor or others; and

(7) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when:

(1) either

(a) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar or simultaneous deposit relating to other Indebtedness and the granting of liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the ABL Facility or the Term Facility or any other material agreement or instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar deposit relating to other Indebtedness and the granting of liens in connection therewith);

(3) the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided below, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes and any existing Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, other than Notes beneficially owned by the Company or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (for the avoidance of doubt, the provisions relating to the covenants described above under the heading “Repurchase at the Option of Holders” are not redemptions of Notes);

(3) reduce the rate of or change the time for payment of interest on any Note (other than with respect to Additional Interest);

(4)(A) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of all then outstanding Notes, and a waiver of the payment default that resulted from such acceleration, or (B) waive a Default in respect of a covenant or provision contained in the Indenture or any Subsidiary Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than U.S. dollars;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest (other than Additional Interest);

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes or the Subsidiary Guarantees;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Company, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide for the assumption of the Company’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to provide for the issuance of Additional Notes in accordance with the Indenture;

(11) to add a Guarantor under the Indenture or to release a Guarantor in accordance with the terms of the Indenture;

(12) to conform the text of the Indenture, Guarantees or the Notes to any provisions of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes;

(13) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; or

(14) to provide for the issuance of the Notes in a manner consistent with the terms of the Indenture.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication or electronic delivery will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing or transmitting.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the Trustee Indenture Act) or resign.

The Indenture provides that the Holders of a majority in principal amount of all then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and any Guarantee are or will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“2019 Secured Notes” means the Company’s $560,000,000 aggregate principal amount of 7.75% Senior Secured Notes due 2019 issued under the 2019 Secured Notes Indenture.

“2019 Secured Notes Indenture” means that indenture dated as of January 28, 2011 among the Company, the guarantors party thereto and Wilmington Trust Company, as Trustee.

“2019 Secured Notes Issue Date” means January 28, 2011.

“ABL Facility” means the Amended and Restated Credit Facility, dated as of October 5, 2012 by and among Parent, the Company, the Guarantors, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as Administrative Agent, Morgan Stanley Senior Funding, Inc., as syndication agent, and Barclays Capital Inc. and RBC Capital Markets, LLC, as co-documentation agents, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at December 1, 2015 (such redemption price being set forth in the table appearing above under the heading “Optional Redemption”), plus (ii) all required interest payments due on such Note through December 1, 2015 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or surplus, obsolete or worn-out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to, the provisions described above under “Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants — Limitation on Restricted Payments” or under the definition of “Permitted Investment”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $10.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnations or any similar action with respect to assets or the granting of Liens not prohibited by the indenture;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility and any transactions in connection with the Factoring Program;

(k) any financing transaction with respect to the acquisition or construction of property by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(l) the licensing and sub-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with past practice;

(m) the sale, discount or other disposition of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable; and

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business.

“Asset Sale Offer” has the meaning set forth in the fourth paragraph under “Repurchase at the Option of Holders — Asset Sales.”

“board of directors” means with respect to a corporation, the board of directors of the corporation, and with respect to any other Person, the board or committee of such Person, or board of directors of the general partner or general manager of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the book value of all net accounts receivable owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

(2) 70% of the book value of all net inventory owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date;

all calculated on a consolidated basis and in accordance with GAAP.

“Business Day” means each day which is not a Legal Holiday.

“Calculation Date” means the date on which the event for which the calculation of the Senior Secured Leverage Ratio or the Fixed Charge Coverage Ratio, as applicable, shall occur.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that any obligations of the Company or its Restricted Subsidiaries either existing on the Issue Date or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of the Company as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations due to a change in accounting treatment or otherwise, shall for all purposes under the Indenture (including, without limitation, the calculation of Consolidated Net Income and EBITDA) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness; provided, further, that any obligations of the Company or its Restricted Subsidiaries under the Equipment Lease Agreement shall not be treated as Capitalized Lease Obligations or Indebtedness.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means (i) any Subsidiary established by the Company for the primary purpose of insuring the businesses or properties owned or operated by the Company or any of its Subsidiaries or (ii) any Subsidiary of any such insurance subsidiary established for the same primary purpose described in clause (i) above.

“Cash Equivalents” means:

(1) United States dollars;

(2)(a) Canadian dollars, pounds sterling, yen, euros, or any national currency of any participating member state of the EMU; or

(b) such local currencies held by the Company or any Restricted Subsidiary from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government (or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the U.S. government), with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and Eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or Taxing Authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(11) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Company.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees related to any Receivables Facility, amortization of intangible assets, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Hedging Obligations with respect to Indebtedness and excluding (t) penalties and interest relating to taxes; (u) accretion or accrual of discounted liabilities not constituting Indebtedness, (v) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (w) any Additional Interest and any “additional interest” with respect to other securities, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Original Transaction, the Fiberweb Acquisition and the Transactions); severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans; other restructuring costs; and commercial service fees and public company costs not expected to continue after the Original Transaction shall be excluded,

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded,

(3) any after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants — Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill and other intangible assets and in process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Original Transaction, the Fiberweb Acquisition and the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets or investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any non-cash compensation or similar charge or expense or reduction of revenue, including any such charge or amount arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any cash charges associated with the rollover, acceleration or payout of Equity

Interests by management, other employees or business partners of Parent or the Company or any of their direct or indirect parent companies or subsidiaries shall be excluded,

(11) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance, repayment or amendment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction including, without limitation, any non-cash expenses or charges recorded in accordance with GAAP relating to equity interests issued to non-employees in exchange for services provided in connection with any acquisition or business arrangement (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) shall be excluded,

(12) accruals and reserves that are established or adjusted within twelve months of the Issue Date that are so required to be established or adjusted as a result of the Fiberweb Acquisition or the Transactions in accordance with GAAP or changes as a result of a modification of accounting policies shall be excluded, and

(13) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of ASC 815 Derivatives and Hedging; and

(b) foreign currency and other non-operating gain or loss and foreign currency gain (loss) included in other operating expenses including any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds actually received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants — Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) of the first paragraph thereof.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the ABL Facility and the Term Facility, or other financing arrangements (including, without limitation, commercial paper facilities or indentures), providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Certain Covenants — Limitation on Restricted Payments” covenant.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the maturity date of the Notes; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is organized or existing under the laws of the United States, any state thereof, or the District of Columbia other than any such Restricted Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by the following, in each case (other than clauses (h), (j) and (k)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and similar taxes (such as the Delaware franchise tax, the Pennsylvania capital tax, Texas margin tax and provincial capital taxes paid in Canada) and foreign withholding taxes and penalties and interest relating to taxes of such Person paid or accrued during such period deducted and not added back in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(t) through (z) thereof to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) the amount of any restructuring charges, integration costs, retention charges, stock option and any other equity-based compensation expenses, start-up or initial costs for any individual new production line, division or new line of business; or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to IT and accounting functions, costs associated with establishing new facilities, deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions before or after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(e) any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) income attributable to non-controlling interests in Subsidiaries to the extent deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(g) the amount of management, monitoring, consulting, customary transaction and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under the Sponsors Management Agreement or otherwise to the Investors to the extent otherwise permitted under “Certain Covenants — Transactions with Affiliates” (and similar fees paid by the Company or its Affiliates to investors in the Company or its Affiliates prior to the Issue Date) and deducted (and not added back) in such period in computing Consolidated Net Income; plus

(h) the amount of net cost savings, synergies and operating expense reductions projected by the Company in good faith to be realized as a result of actions initiated or to be initiated or taken on or prior to the date that is 12 months after the Issue Date or 12 months after the consummation of any acquisition, amalgamation, merger or operational change or other action, plan or transaction and prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and quantifiable and (y) no cost savings shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges relating to such cost savings that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing “EBITDA” for such period; provided, further, that the adjustments pursuant to this clause (h) may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”; plus

(i) any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interests of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants — Limitation on Restricted Payments”; plus

(j)(i) lease expense for the use of land, building and equipment of Tesalca-99, S.A. and Texnovo, S.A. in connection with the purchase of certain assets by the Company as of November 30, 2009 (the “Tesalca-Texnovo Acquisition”); (ii) losses incurred as a result of the Tesalca-Texnovo Acquisition for the period from November 30, 2009 through January 2, 2010; and (iii) the annualized EBITDA attributable to each of Tesalca-99, S.A. and Texnovo, S.A. after giving effect to the Tesalca-Texnovo Acquisition; plus

(k) annualized incremental EBITDA contribution of the Company’s spunmelt lines in San Luis Potosi, Mexico and Cali, Colombia, in each case, based on the actual run-rate performance for the third quarter of 2010;

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company (excluding Disqualified Stock) or any of its direct or indirect parent companies to the extent contributed to the Company as equity (other than Disqualified Stock), other than:

(1) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Company; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Equipment Lease Agreement” means, collectively, that certain equipment lease agreement, dated June 24, 2010, between Chicopee, Inc. and Gossamer Holdings, LLC, and the related construction agency agreement, guarantees and other documentation, as amended and/or restated from time to time.

“€” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case after the Issue Date and in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants — Limitation on Restricted Payments.”

“Factoring Program” means any agreements or facilities entered into by the Company or any of its Subsidiaries for the purpose of factoring its receivables or payables for cash distribution.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith.

“Fiberweb Acquisition” means the acquisition of the entire issued share capital of Fiberweb plc by PGI Acquisition Limited, a wholly-owned subsidiary of the Company, on November 15, 2013.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis, assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including the Original Transaction, the Fiberweb Acquisition and the Transactions) or any other transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include, for the avoidance of doubt and without duplication, cost savings, synergies and operating expense resulting from such Investment, acquisition, disposition, merger or consolidation (including the Original Transaction, the Fiberweb Acquisition and the Transactions) or other transaction, in each case calculated in the manner described in the definition of “EBITDA” herein). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid or accrued (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means (1) generally accepted accounting principles in the United States of America which are in effect on the Issue Date or (2) if elected by the Company by written notice to the Trustee in connection with the delivery of financial statements and information, the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standard Board, as in effect on the first date of the period for which the Company is making such election; provided, that (a) any such election once made shall be irrevocable, (b) all financial statements and reports required to be provided after such election pursuant to the Indenture shall be prepared on the basis of IFRS, (c) from and after such election, all ratios, computations and other determinations based on GAAP contained in the Indenture shall be computed in conformity with IFRS, (d) in connection with the delivery of financial statements (x) for any of its first three financial quarters of any financial year, it shall restate its consolidated interim financial statements for such interim financial period and the comparable period in the prior year to the extent previously prepared in accordance with GAAP as in effect on the Issue Date and (y) for delivery of audited annual financial information, it shall provide consolidated historical financial statements prepared in accordance with IFRS for the prior most recent fiscal year to the extent previously prepared in accordance with GAAP as in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Company’s Obligations under the Indenture and the Notes.

“Guarantor” means each Subsidiary Guarantor and any other Person that becomes a Guarantor in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer, modification or mitigation of interest rate, commodity or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise on, the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) any obligations under or in respect of Receivables Facilities, Factoring Program, operating leases, or Sale and Lease-back Transactions (except any resulting Capitalized Lease Obligations).

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Citigroup Global Markets Inc., Barclays Capital Inc., HSBC Securities (USA) Inc. and RBC Capital Markets, LLC.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to directors, officers, employees and consultants in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants — Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in Cash Equivalents by the Company or a Restricted Subsidiary in respect of such Investment.

“Investors” means The Blackstone Group and each of its Affiliates, but not including any of its or such Affiliates’ portfolio companies.

“Issue Date” means June 11, 2014.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or a place of payment with respect to the Notes.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Merger” has the meaning set forth in the second paragraph under “General.”

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash and Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on such assets (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders — Asset Sales”) and any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the board of directors, the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or a Guarantor.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company or on behalf of a Guarantor by an Officer of such Guarantor, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or any officer of such Guarantor that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or, a Subsidiary of the Company.

“Original Transaction Agreement” means the Agreement and Plan of Merger, dated as of October 4, 2010, by and among Parent, Scorpio Merger Sub Corporation and MatlinPatterson Global Opportunities Partners L.P.

“Original Transaction” means the merger contemplated by the Original Transaction Agreement, the issuance of the 2019 Secured Notes and borrowings, if any, under the ABL Facility on the 2019 Secured Notes Issue Date in order to finance the merger and repay certain debt as described in the offering memorandum for the 2019 Secured Notes under “The Transactions and Certain Acquisitions” and any related transactions.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the “Repurchase at the Option of Holders — Asset Sales” covenant.

“Permitted Holders” means each of the Investors and members of management of the Company (or its direct or indirect parent or Subsidiary) on the Issue Date who are holders of Equity Interests of the Company (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies.

“Permitted Investment” means:

(1) any Investment in the Company or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product) that is engaged directly or through entities that will be Restricted Subsidiaries in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(4) any Investment in securities or other assets, including earn-outs, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the first paragraph under “Repurchase at the Option of Holders — Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Issue Date; provided, that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under the Indenture;

(6) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(b) in exchange for any other Investment or accounts receivable, indorsements for collection or deposit held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade counterparty or customer); or

(c) in satisfaction of judgments against other Persons; or

(d) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the second paragraph under the covenant described in “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants — Limitations on Restricted Payments”;

(9) guarantees of Indebtedness of the Company and any Restricted Subsidiary permitted under the covenant described in “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants —Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(11) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(12) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $75.0 million and (y) 3.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(13) Investments relating to a Receivables Subsidiary or a Factoring Program that, in the good faith determination of the Company are necessary or advisable to effect any Receivables Facility or a Factoring Program or any transaction in connection therewith;

(14) loans and advances to officers, directors and employees, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof;

(15) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(16) Investments in joint ventures of the Company or any of its Restricted Subsidiaries existing on the Issue Date or created after the Issue Date in an aggregate amount not to exceed the greater of $30.0 million and 2.0% of Total Assets;

(17) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (17) that are at that time outstanding, not to exceed the greater of $75.0 million and 3.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(18) advances to, or guarantees of Indebtedness of, employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

(19) Investments (i) by the Captive Insurance Subsidiary made in the ordinary course of its business or consistent with past practice, and (ii) in the Captive Insurance Subsidiary in the ordinary course of business or required under statutory or regulatory authority applicable to such Captive Insurance Subsidiary;

(20) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(21) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(22) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(23) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts;

(24) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(25) repurchases of Notes; and

(26) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clauses (4), (10), (12)(b) and (18) of the second paragraph under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that Liens securing Indebtedness permitted to be incurred pursuant to clause (18) extend only to the assets of Foreign Subsidiaries;

(7) Liens existing on the Issue Date including liens securing Indebtedness of Providência and its Subsidiaries that is outstanding immediately following the completion of the Transactions;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(9) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Company or any Subsidiary Guarantor;

(16) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the Company’s clients;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations not to exceed $30.0 million at any one time outstanding;

(21) Liens securing Indebtedness of any non-Guarantor Restricted Subsidiary permitted to be incurred under the Indenture, to the extent such Liens relate only to the assets and properties of such non-Guarantor Restricted

Subsidiary (and for the avoidance of doubt, any Liens permitted by this clause (21) shall continue to be permitted by this clause (21) if such non-Guarantor Restricted Subsidiary later provides a Guarantee of the Notes);

(22) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the heading “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(26) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(28) Liens securing the 2019 Secured Notes;

(29) Liens securing Indebtedness and other obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was incurred pursuant to clause (1) of the second paragraph under “Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(30) Liens securing any Indebtedness incurred pursuant to the covenant described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that after giving pro forma effect to the granting of such Liens, the Senior Secured Leverage Ratio shall not exceed 4.50 to 1.00;

(31) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(32) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(33) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder; and

(34) Liens securing the Notes;

(35) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located;

(36) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(37) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(38) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted under the Indenture to be applied against the purchase price for such Investment;

(39) any interest or title of a lessor, sub-lessor, licensor or sub-licensor or secured by a lessor’s, sub-lessor’s, licensor’s or sub-licensor’s interest under leases or licenses entered into by the Company or any of the Restricted Subsidiaries in the ordinary course of business; and

(40) deposits of cash with the owner or lessor of premises leased and operated by the Company or any of its Subsidiaries in the ordinary course of business of the Company and such Subsidiary to secure the performance of the Company’s or such Subsidiary’s obligations under the terms of the lease for such premises.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Providência Acquisition” means the Borrower’s acquisition of approximately 71.25% of the outstanding capital stock of Companhia Providência Industria e Comercio.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Redemption Date” has the meaning set forth under “Optional Redemption.”

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes, dated as of the Issue Date, among the Company, the Subsidiary Guarantors and the Initial Purchasers, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among the Company and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Company to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Secured Credit Facilities” means the credit facilities provided under the ABL Facility and the Term Facility.

“Senior Indebtedness” means any Indebtedness of the Company or any Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or the Guarantee of such Subsidiary Guarantor, as the case may be. For the avoidance of doubt, any Indebtedness of the Company or any Subsidiary Guarantor that is permitted to be incurred under the terms of the indenture shall constitute Senior Indebtedness for the purposes of the Indenture unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinate in right of payment to the Notes or any related Guarantee.

“Senior Secured Leverage Ratio” means, as of the date of determination (the “Senior Secured Leverage Ratio Calculation Date”), the ratio of (a) the Secured Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination (determined after giving pro forma effect to such incurrence of Indebtedness, and each other incurrence, assumption, guarantee, redemption, retirement and extinguishment of Indebtedness as of such date of determination) to (b) EBITDA of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available. For purposes of determining the “Senior Secured Leverage Ratio,” “EBITDA” shall be subject to the adjustments applicable to “EBITDA” as provided for in the definition of “Fixed Charge Coverage Ratio.”

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Investors and the Company and/or one of its direct or indirect parent companies.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Subsidiary Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Subsidiary of the Company that Guarantees the Notes in accordance with the terms of the Indenture.

“Taxing Authority” means any government or any political subdivision, state, province or territory of a Taxing Jurisdiction or any authority or agency therein or thereof having power to tax.

“Term Facility” means the Senior Secured Credit Agreement, dated as of December 19, 2013 by and among Parent, the Company, the lenders party thereto in their capacities as lenders thereunder and Citicorp North America, Inc., as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Total Assets” means the total assets of the Company, except where expressly provided otherwise, and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Company; provided, however, that in no event at any time shall Total Assets be deemed to equal an amount less than the amount of total assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the Issue Date.

“Transactions” means the Providência Acquisition, the issuance of the Notes, the borrowings under the Term Facility and borrowings under the ABL Facility on the Issue Date in order to finance the acquisition and repay certain debt as described in the offering memorandum distributed in connection with the private offering of the Notes under “Summary — The Providência Acquisition” and any related transactions.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to December 1, 2015; provided, however, that if the period from the Redemption Date to December 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;

(2) such designation complies with the covenant described under “Certain Covenants — Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Domestic Restricted Subsidiary” means a Domestic Restricted Subsidiary, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Domestic Restricted Subsidiaries of such Person.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The Issuer and the guarantors of the outstanding notes and the initial purchasers have entered into a registration rights agreement pursuant to where each of the Issuer and the guarantors of the outstanding notes have agreed that it will, at its expense, for the benefit of the holders of outstanding notes, (i) file one or more registration statements on an appropriate registration form with respect to a registered offer to exchange the outstanding notes for new notes, guaranteed by the guarantors on a senior basis, with terms substantially identical in all material respects to the outstanding notes and (ii) use its commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act. As of the date of this prospectus, $210.0 million aggregate principal amount of the outstanding notes are outstanding.

Under the circumstances set forth below, the Issuer and the guarantors will use their commercially reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and keep such registration statement effective for up to one year after the effective date of the shelf registration statement. These circumstances include:

•	if any change in law or in currently prevailing interpretations of the Staff of the SEC do not permit us to effect the exchange offer;

•	if the exchange offer is not consummated within the registration period contemplated by the registration rights agreement;

•	if, in certain circumstances, certain holders of unregistered exchange notes so request; or

•

if in the case of any holder that participates in the exchange offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours within the meaning of the Securities Act).

Under the registration rights agreement, if (A) we have not exchanged exchange notes for all notes validly tendered in accordance with the terms of the exchange offer or a shelf registration statement has not been declared effective under the Securities Act during the registration period contemplated by the registration rights agreement or (B) if applicable, a shelf registration statement covering resales of the notes has been declared effective and such shelf registration statement ceases to be effective at any time during the effectiveness period (subject to certain exceptions) (each such event referred to in clause (A) and clause (B), a “Registration Default”), then additional interest (“Additional Interest”) shall accrue on the principal amount of the outstanding notes at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such Additional Interest continues to accrue; provided that the rate at which such Additional Interest accrues may in no event exceed 1.00% per annum) (any such Additional Interest to be calculated by us) commencing on (x) the first day after the expiration of the registration period contemplated by the registration rights agreement (in the case of clause (A) above) or (y) the day such shelf registration statement ceases to be effective (in the case of clause (B) above); provided, however, that upon the exchange of exchange notes for all notes tendered (in the case of clause (A) above), or upon the effectiveness of a shelf registration statement that had ceased to remain effective (in the case of clause (B) above) or if the notes otherwise no longer constitute transfer restricted securities (as such term is defined in the registration rights agreement), Additional Interest on such notes as a result of such clause (or the relevant sub-clause thereof), as the case may be, shall cease to accrue.

If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are not an affiliate of the Issuer or any guarantor within the meaning of Rule 405 of the Securities Act;

•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of the Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not an affiliate of the Issuer or any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are an affiliate of the Issuer or any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•

you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, the Issuer will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in a principal amount of $2,000 and in integral multiples of $1,000 in excess thereof. The Issuer will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered in the exchange offer.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon failure by the Issuer and the guarantors to fulfill their obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that governs the terms of the outstanding notes. For a description of the indenture, see “Description of the Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. The Issuer and the guarantors intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture and the registration rights agreement except the Issuer and the guarantors will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

The Issuer will be deemed to have accepted for exchange properly tendered outstanding notes when the Issuer has given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from the Issuer and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, the Issuer expressly reserves the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on             , 2015, which is the 21st business day after the date of this prospectus. However, if the Issuer, in its sole discretion, extends the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which the Issuer shall have extended the expiration of the exchange offer.

To extend the period of time during which an exchange offer is open, the Issuer will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

The Issuer reserves the right, in its sole discretion:

•	to delay accepting for exchange any outstanding notes (if the Issuer amends or extends the exchange offer);

•

to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by notice to the registered holders of the outstanding notes. If the Issuer amends the exchange offer in a manner that it determines to constitute a material change, the Issuer will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the outstanding notes of that amendment.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, the Issuer will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and the Issuer may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in their reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in their judgment, would reasonably be expected to impair their ability to proceed with the exchange offer.

In addition, the Issuer will not be obligated to accept for exchange the outstanding notes of any holder that has not made to the Issuer:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering Outstanding Notes” and “Plan of Distribution;” or

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to the Issuer an appropriate form for registration of the exchange notes under the Securities Act.

The Issuer expressly reserves the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, the Issuer may delay acceptance of any outstanding notes by giving written notice of such extension to their holders. The Issuer will return any outstanding notes that the Issuer does not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

The Issuer expressly reserves the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. In addition, the Issuer is generally required to extend the offering period for any material change, including the waiver of a material condition, so that at least five business days remain in the exchange offer after the change. The Issuer will give written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for sole benefit of the Issuer and the Issuer may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in its sole discretion. If the Issuer fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that the Issuer may assert at any time or at various times prior to the expiration date.

In addition, the Issuer will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

•

the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between the Issuer and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letter of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf . If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by the Issuer, they should also submit evidence satisfactory to the Issuer of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the Issuer may enforce that agreement against such participant.

Acceptance of Exchange Notes

In all cases, the Issuer will promptly issue exchange notes for outstanding notes that it has accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding notes pursuant to the exchange offer, you will represent to the Issuer that, among other things:

•	you are not an affiliate of the Issuer or the guarantors within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

The Issuer will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Determinations of the Issuer in this regard will be final and binding on all parties. The Issuer reserves the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in their or their counsel’s judgment, be unlawful. The Issuer also reserves the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as the Issuer determine. Neither the Issuer, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC, as book-entry transfer facilities, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automatic Tender Offer Program, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and

•

notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent;” or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. The Issuer will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and its determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

Wilmington Trust, National Association has been appointed as the exchange agent for the exchange offer. Wilmington Trust, National Association also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Mail or Overnight Courier:	By Facsimile: (302) 636-4139	By Hand Delivery:

Wilmington Trust, National Association Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attention: Robert Rago Telephone: (302) 636-6470	To Confirm by Telephone: (302) 636-6470	Wilmington Trust, National Association Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attention: Robert Rago Telephone: (302) 636-6470

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding unregistered notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges, as the terms of the exchange notes are substantially identical to the terms of the outstanding notes. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will capitalize the expenses relating to the exchange offer.

Transfer Taxes

The Issuer and the guarantors will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct the Issuer to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•

as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment of any portion of the assets of any Plan in the notes, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to the fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition and/or holding of the notes by an ERISA Plan with respect to which the issuer, a subsidiary guarantor or any of their respective affiliates are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied. There can be no assurance that any class exemption or any other exemption will be available with respect to any particular transaction involving the notes, or that if an exemption is available, it will cover all aspects of any particular transaction.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note or an exchange note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used to acquire or hold the notes constitutes assets of any Plan or (ii) the acquisition and holding of the notes (and the exchange of outstanding notes for exchange notes) will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Law.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

The sale of notes to a Plan is in no respect a representation by the Issuer that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 90 days, we will use our reasonable best efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may reasonably request.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the exchange notes and the related guarantees will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. An investment vehicle comprised of several partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others own interest representing less than 1% of the capital commitments of funds affiliated with Blackstone.

EXPERTS

The consolidated financial statements and schedule of Polymer Group, Inc. at December 31, 2014 and December 28, 2013, and for each of the three years in the period ended December 31, 2014, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Providência as of and for the years ended December 31, 2013 and 2012, included in this prospectus have been audited by Deloitte Touche Tohmatsu Auditores Independentes, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We and our guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, our guarantors and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. The registration statement and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov). However, any such information filed with the SEC does not constitute a part of this prospectus.

So long as we are subject to the periodic reporting requirements of the Exchange Act, we are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding unregistered notes. We have agreed that, even if we are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish certain information that would be required to be furnished by us by Section 13 or 15(d) of the Exchange Act.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Polymer Group, Inc. Audited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Polymer Group, Inc.

We have audited the accompanying consolidated balance sheets of Polymer Group, Inc. as of December 31, 2014 and December 28, 2013, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule listed in the Index at Item 21. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Polymer Group, Inc. at December 31, 2014 and December 28, 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Charlotte, North Carolina

April 1, 2015

POLYMER GROUP, INC.

CONSOLIDATED BALANCE SHEETS

In thousands, except share data	December 31, 2014	December 28, 2013
ASSETS
Current assets:
Cash and cash equivalents	$178,491	$86,064
Accounts receivable, net	247,727	194,827
Inventories, net	173,701	156,074
Deferred income taxes	16,776	2,318
Other current assets	89,121	59,096

Total current assets	705,816	498,379

Property, plant and equipment, net	870,230	652,780
Goodwill	220,554	115,328
Intangible assets, net	178,911	169,399
Deferred income taxes	18,231	2,582
Other noncurrent assets	41,431	26,052

Total assets	$2,035,173	$1,464,520

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$17,665	$2,472
Accounts payable and accrued liabilities	321,313	307,731
Income taxes payable	9,636	3,613
Deferred income taxes	10,217	1,342
Current portion of long-term debt	31,892	13,797

Total current liabilities	390,723	328,955

Long-term debt	1,433,283	880,399
Deferred consideration	42,440	—
Deferred income taxes	36,223	33,236
Other noncurrent liabilities	67,124	62,191

Total liabilities	1,969,793	1,304,781

Commitments and contingencies
Redeemable noncontrolling interest	89,181	—
Shareholders’ equity:
Common stock — 1,000 shares issued and outstanding	—	—
Additional paid-in capital	277,248	294,144
Accumulated deficit	(242,439)	(127,142)
Accumulated other comprehensive income (loss)	(59,164)	(8,106)

Total Polymer Group, Inc. shareholders’ equity (deficit)	(24,355)	158,896
Noncontrolling interest	554	843

Total equity (deficit)	(23,801)	159,739

Total liabilities and equity	$2,035,173	$1,464,520

See accompanying Notes to Consolidated Financial Statements.

POLYMER GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Net sales	$1,859,914	$1,214,862	$1,155,163
Cost of goods sold	(1,526,406)	(1,018,806)	(957,917)

Gross profit	333,508	196,056	197,246
Selling, general and administrative expenses	(254,280)	(153,188)	(140,776)
Special charges, net	(59,185)	(33,188)	(19,592)
Other operating, net	(1,845)	(2,512)	287

Operating income (loss)	18,198	7,168	37,165
Other income (expense):
Interest expense	(96,153)	(55,974)	(50,414)
Debt modifications and extinguishment costs	(15,725)	(3,334)	—
Foreign currency and other, net	(27,083)	(8,851)	(5,134)

Income (loss) before income taxes	(120,763)	(60,991)	(18,383)
Income tax (provision) benefit	1,523	36,024	(7,655)

Net income (loss)	(119,240)	(24,967)	(26,038)
Less: Earnings attributable to noncontrolling interest and redeemable noncontrolling interest	(3,943)	(34)	—

Net income (loss) attributable to Polymer Group, Inc.	$(115,297)	$(24,933)	$(26,038)

See accompanying Notes to Consolidated Financial Statements.

POLYMER GROUP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Net income (loss)	$(119,240)	$(24,967)	$(26,038)
Other comprehensive income (loss)
Currency translation	(45,277)	12,731	2,287
Employee postretirement benefits	(15,279)	(738)	(19,912)
Cash flow hedge adjustments	—	—	—

Total other comprehensive income (loss)	(60,556)	11,993	(17,625)
Income tax (provision) benefit	132	(5,302)	(15)

Total other comprehensive income (loss), net of tax	(60,424)	6,691	(17,640)

Comprehensive income (loss)	(179,664)	(18,276)	(43,678)
Less: Comprehensive income (loss) attributable to noncontrolling interest and redeemable noncontrolling interest	(13,309)	(6)	—

Comprehensive income (loss) attributable to Polymer Group, Inc.	$(166,355)	$(18,270)	$(43,678)

See accompanying Notes to Consolidated Financial Statements.

POLYMER GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

In thousands	Polymer Group, Inc. Shareholders
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Polymer Group, Inc. Shareholders’ Equity (Deficit)	Noncontrolling Interest	Total Equity
	Shares	Amount
Balance — December 31, 2011	1	—	260,597	(76,171)	2,871	187,297	—	187,297
Amounts due to shareholders	—	—	1,087	—	—	1,087	—	1,087
Common stock call option reclass	—	—	(5,144)	—	—	(5,144)	—	(5,144)
Net income (loss)	—	—	—	(26,038)	—	(26,038)	—	(26,038)
Intercompany equipment sale elimination	—	—	(1,202)	—	—	(1,202)	—	(1,202)
Share-based compensation	—	—	842	—	—	842	—	842
Employee benefit plans, net of tax	—	—	—	—	(19,927)	(19,927)	—	(19,927)
Currency translation	—	—	—	—	2,287	2,287	—	2,287

Balance — December 29, 2012	1	—	256,180	(102,209)	(14,769)	139,202	—	139,202
Amounts due to shareholders	—	—	(222)	—	—	(222)	—	(222)
Issuance of stock	—	—	30,726	—	—	30,726	—	30,726
Common stock call option reclass	—	—	3,340	—	—	3,340	—	3,340
Net income (loss)	—	—	—	(24,933)	—	(24,933)	(34)	(24,967)
Acquisition of noncontrolling interest	—	—	—	—	—	—	849	849
Intercompany equipment sale elimination	—	—	130	—	—	130	—	130
Share-based compensation	—	—	3,990	—	—	3,990	—	3,990
Employee benefit plans, net of tax	—	—	—	—	(2,046)	(2,046)	—	(2,046)
Currency translation, net of tax	—	—	—	—	8,709	8,709	28	8,737

Balance — December 28, 2013	1	$—	$294,144	$(127,142)	$(8,106)	$158,896	$843	$159,739
Amounts due to shareholders	—	—	—	—	—	—	—	—
Issuance of stock	—	—	750	—	—	750	—	750
Common stock call option reclass	—	—	1,702	—	—	1,702	—	1,702
Net income (loss)	—	—	—	(115,297)	—	(115,297)	(281)	(115,578)
Periodic adjustment to redemption value	—	—	(21,409)	—	—	(21,409)	—	(21,409)
Intercompany equipment sale elimination	—	—	130	—	—	130	—	130
Share-based compensation	—	—	1,931	—	—	1,931	—	1,931
Employee benefit plans, net of tax	—	—	—	—	(15,147)	(15,147)	—	(15,147)
Currency translation, net of tax	—	—	—	—	(35,911)	(35,911)	(8)	(35,919)

Balance — December 31, 2014	1	$—	$277,248	$(242,439)	$(59,164)	$(24,355)	$554	$(23,801)

See accompanying Notes to Consolidated Financial Statements.

POLYMER GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Operating activities:
Net income (loss)	$(119,240)	$(24,967)	$(26,038)
Adjustments for non-cash transactions:
Debt modification charges	11,670	—	—
Deferred income taxes	(14,153)	(44,524)	(1,123)
Depreciation and amortization expense	118,255	76,293	66,706
Non-cash impairment charge	6,851	2,213	—
Inventory step-up	6,905	7,288	—
Accretion of deferred consideration	3,077	—	—
(Gain) loss on extinguishment of debt	—	3,334	—
(Gain) loss on financial instruments	(4,749)	(799)	(147)
(Gain) loss on sale of assets, net	1,800	185	3
Non-cash compensation	1,931	3,990	842
Changes in operating assets and liabilities:
Accounts receivable	(18,100)	(12,380)	9,427
Inventories	(4,049)	4,412	9,295
Other current assets	(2,335)	5,346	1,221
Accounts payable and accrued liabilities	8,761	22,509	13,214
Other, net	52,524	(26,050)	2,071

Net cash provided by (used in) operating activities	49,148	16,850	75,471

Investing activities:
Purchases of property, plant and equipment	(82,457)	(54,642)	(51,625)
Proceeds from sale of assets	2,306	435	1,660
Acquisition of intangibles and other	(250)	(4,582)	(268)
Acquisitions, net of cash acquired	(356,281)	(278,970)	—

Net cash provided by (used in) investing activities	(436,682)	(337,759)	(50,233)

Financing activities:
Proceeds from long-term borrowings	628,135	629,999	10,977
Proceeds from short-term borrowings	32,091	4,087	5,725
Repayment of long-term borrowings	(131,453)	(337,679)	(7,678)
Repayment of short-term borrowings	(16,809)	(2,619)	(9,933)
Loan acquisition costs	(21,283)	(16,102)	(220)
Debt modification costs	(4,055)	—	—
Issuance of common stock	750	30,504	1,087

Net cash provided by (used in) financing activities	487,376	308,190	(42)

Effect of exchange rate changes on cash	(7,415)	904	(59)

Net change in cash and cash equivalents	92,427	(11,815)	25,137
Cash and cash equivalents at beginning of period	86,064	97,879	72,742

Cash and cash equivalents at end of period	$178,491	$86,064	$97,879

Supplemental disclosures of cash flow information:
Cash payments for interest	$86,581	$49,671	$47,711
Cash payments (receipts) for taxes, net	$9,126	$17,158	$8,381

See accompanying Notes to Consolidated Financial Statements.

POLYMER GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business

Polymer Group, Inc. (“Polymer” or “PGI”), a Delaware corporation, and its consolidated subsidiaries (the “Company”) is a leading global innovator and manufacturer of specialty materials for use in a broad range of products that make the world safer, cleaner and healthier. The Company has one of the largest global platforms in the industry, with a total of 22 manufacturing and converting facilities located in 14 countries throughout the world. The Company operates through four reportable segments: North America, South America, Europe and Asia, with the main sources of revenue being the sales of primary and intermediate products to consumer and industrial markets.

Note 2. Basis of Presentation

The accompanying consolidated financial statements reflect the consolidated operations of the Company and have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) as defined by the Financial Accounting Standards Board (“FASB”) within the FASB Accounting Standards Codification (“ASC”). In the opinion of management, the accompanying consolidated financial statements contain all adjustments, which include normal recurring adjustments, necessary to present fairly the consolidated results for the periods presented. Certain reclassifications of amounts reported in prior periods have been made to conform with the current year presentation.

On January 28, 2011, pursuant to an Agreement and Plan of Merger, dated as of October 4, 2010, the Company was acquired by affiliates of the Blackstone Group (“Blackstone”), along with certain members of the Company’s management (the “Merger”), for an aggregate purchase price valued at $403.5 million. As a result, the Company became a privately-held company. Under the guidance provided by the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin Topic 5J, “New Basis of Accounting Required in Certain Circumstances,” push-down accounting is required when such transactions result in an entity becoming substantially wholly-owned. Therefore, the basis in shares of common stock of the Company has been pushed down to the Company from PGI Specialty Materials, Inc., a Delaware corporation (“Holdings”) that owns 100% of the issued and outstanding common stock of Scorpio Acquisition Corporation, a Delaware corporation (“Parent”) that owns 100% of the issued and outstanding common stock of the Company.

Prior to 2014, the Company’s fiscal year was based on a 52 week period ending on the Saturday closest to each December 31. As a result, the fiscal years ended December 28, 2013 and December 29, 2012 each contain operating results for 52 weeks, respectively. On December 11, 2014, the Board of Directors of the Company approved a change in the Company’s fiscal year end to a calendar year ending on December 31, effective beginning with the fiscal year 2014. The change has been made on a prospective basis and prior periods have not been adjusted. Since the change in the Company’s year-end commenced within seven days of the month end last reported, and the new fiscal year commenced with the end of the old fiscal year, the change is not deemed a change in fiscal year for purposes of reporting subject to Rule 13a-10 or 15d-10. As a result, a transition report is not required to be filed.

In light of the recent acquisition of Companhia Providência Indústria e Comércio, a Brazilian corporation (“Providência”), the Company realigned its internal reporting structure during the third quarter of 2014 to more closely reflect its new organizational structure and business focus. The Company’s reportable segments are as follows: North America, South America, Europe and Asia. The operations previously reported in the Oriented Polymers segment are now included within the North America segment, along with the operations in the United States and Mexico. The South America segment includes the Providência operations in Brazil in addition to our previously existing operations in Colombia and Argentina. The Europe and Asia segments remain unchanged. Prior year information has been updated to conform to the current year presentation.

Note 3. Summary of Significant Accounting Policies

A summary of significant accounting policies used in the preparation of the accompanying financial statements is as follows:

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are based on several factors including the facts and circumstances available at the time the estimates are made, historical experience, risk of loss, general economic conditions and trends, and the assessment of the probable future outcome. Estimates and assumptions are reviewed periodically, and the effects of changes, if any, are reflected in the statement of operations in the period that they are determined.

Currency Translation

Assets and liabilities of non-U.S. subsidiaries, where the functional currency is not the U.S. dollar, have been translated at year-end exchange rates, and income and expense accounts have been translated using average exchange rates throughout the year. Adjustments resulting from the process of translating an entity’s financial statements into the U.S. dollar have been recorded in the Shareholders’ Equity section of the Consolidated Balance Sheet within Accumulated other comprehensive income (loss) . Transactions that are denominated in a currency other than an entity’s functional currency are subject to changes in exchange rates with the resulting gains and losses recorded within current earnings.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and short-term investments with original maturities at the time of purchase of three months or less. The Company maintains amounts on deposit at various financial institutions, which may at times exceed federally insured limits. However, management periodically evaluates the credit-worthiness of those institutions and has not experienced any losses on such deposits.

Allowance for Doubtful Accounts

The allowance for doubtful accounts represents the best estimate of probable loss inherent within the Company’s accounts receivable balance. Estimates are based upon both the creditworthiness of specific customers and the overall probability of losses based upon an analysis of the overall aging of receivables as well as past collection trends and general economic conditions. As of December 31, 2014 and December 28, 2013, the allowance for doubtful accounts was $2.9 million and $0.8 million, respectively.

Inventories

Inventories are stated at the lower of cost, determined on the first-in, first-out (FIFO) method, or fair market value. The Company performs periodic assessments to determine the existence of obsolete, slow-moving and non-saleable inventories and records necessary provisions to reduce such inventories to net realizable value. Costs include direct materials, direct labor and applicable manufacturing overhead.

Property, Plant and Equipment

Property and equipment are stated at cost, less accumulated depreciation. For financial reporting purposes, assets placed in service are recorded at cost and depreciated using the straight-line method over the estimated useful life of the asset. Leasehold improvements are amortized over the shorter of their economic useful life or the related lease term. The range of useful lives used to depreciate property and equipment is as follows:

Range of Useful Lives
Building and improvements	10 to 31 years
Machinery and equipment	3 to 15 years
Other	3 to 7 years

Major expenditures for replacements and significant improvements that increase asset values and extend useful lives are also capitalized. Capitalized costs are amortized over their estimated useful lives using the straight-line method. Repairs and maintenance expenditures that do not extend the useful life of the asset are charged to expense as incurred. The carrying amounts of assets that are sold or retired and the related accumulated depreciation are removed from the accounts in the year of disposal, and any resulting gain or loss is reflected in within current earnings.

The Company capitalizes costs, including interest, incurred to develop or acquire internal-use software. These costs are capitalized subsequent to the preliminary project stage once specific criteria are met. Costs incurred in the preliminary project planning stage are expensed. Other costs, such as maintenance and training, are also expensed as incurred. Capitalized costs are amortized over their estimated useful lives using the straight-line method.

Pursuant to ASC 360, “Property, Plant and Equipment” (“ASC 360”), the Company assesses the recoverability of the carrying value of its property and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If the undiscounted cash flows are less than the carrying amount of the asset, an impairment loss is recognized for the amount by which the carrying value of the asset exceeds the fair value of the assets.

Goodwill and Intangible Assets

Pursuant to ASC 350, “Intangibles - Goodwill and Other” (“ASC 350”), goodwill and intangible assets with indefinite useful lives are no longer amortized, but are tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset may be less than the carrying amount of the asset.

Recoverability of goodwill is measured at the reporting unit level and begins with a qualitative assessment to determine, as a basis for whether it is necessary to perform the two-step impairment test under ASC 350, if it is more likely than not that the fair value of each reporting unit is less than its carrying amount. For the reporting units where it is required, the first step compares the carrying amount of the reporting unit to its estimated fair value. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. To the extent that the carrying value of the reporting unit exceeds its estimated fair value, a second step is performed, wherein the reporting unit’s carrying value of goodwill is compared to the implied fair value of goodwill. To the extent that the carrying value exceeds the implied fair value, impairment exists and must be recognized.

Recoverability of other intangible assets with indefinite useful lives begins with a qualitative assessment to determine, as a basis for whether it is necessary to calculate the fair value of the indefinite-lived intangible assets, if it is more likely than not that the asset is impaired. When required, recoverability is measured by a comparison of the carrying amount of the intangible assets to the estimated fair value of the respective intangible assets. Any excess of the carrying value over the estimated fair value is recognized as an impairment loss equal to that excess.

Intangible assets such as customer-related intangible assets and non-compete agreements with finite useful lives are amortized on a straight-line basis over their estimated economic lives. The weighted-average useful lives approximate the following:

Weighted-Average Useful Lives
Technology	13 years
Customer relationships	16 years
Patents	6 years

The Company assesses the recoverability of the carrying value of its intangible assets with finite useful lives whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If the undiscounted cash flows are less than the carrying amount of the asset, an impairment loss is recognized for the amount by which the carrying value of the asset exceeds the fair value of the assets.

Loan Acquisition Costs

Loan acquisition costs are expenditures associated with obtaining financings that are capitalized in the Consolidated Balance Sheets and amortized over the term of the loans to which such costs relate. Amounts capitalized are recorded within Intangible assets, net in the Consolidated Balance Sheets and amortized to Interest expense in the Consolidated Statements of Operations.

Derivative Instruments

For derivative instruments, the Company applies ASC 815, “Derivatives and Hedging” (“ASC 815”) which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative’s fair value be recognized in current earnings unless specific hedge accounting criteria are met. In addition, a company must also formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment.

Revenue Recognition

Revenue is recognized and earned when all of the following criteria are satisfied: (a) persuasive evidence of a sales arrangement exists; (b) price is fixed or determinable; (c) collectability is reasonably assured; and (d) delivery has occurred or service has been rendered. The Company recognizes revenue when the title and the risks and rewards of ownership have substantially transferred to the customer. The Company permits customers from time to time to return certain products and continuously monitors and tracks such returns and records an estimate of such future returns, which is based on historical experience and recent trends.

In the normal course of business, the Company extends credit, on open accounts, to its customers after performing a credit analysis based on a number of financial and other criteria. The Company performs ongoing credit evaluations of its customers’ financial condition and does not normally require collateral; however, letters of credit and other security are occasionally required for certain new and existing customers.

Shipping and Handling Fees and Costs

Pursuant to ASC 605, “Revenue Recognition” (“ASC 605”), the Company determined that shipping fees shall be reported on a gross basis. As a result, all amounts billed to a customer in a sale transaction related to shipping and handling fees represent revenues earned for the goods provided and therefore recorded within Net sales in the Consolidated Statement of Operations. Shipping and handling costs include expenses incurred to store, move, and prepare products for shipment. The Company classifies these costs as Selling, general and administrative expenses within the Consolidated Statement of Operations, and includes a portion of internal costs such as salaries and overhead related to these activities. For the fiscal years ended December 31, 2014, December 28, 2013 and December 29, 2012, the Company incurred $66.6 million, $38.5 million and $33.8 million related to these costs, respectively.

Research and Development Costs

The Company conducts research and development activities for the purpose of developing and improving new products and services. These costs are expensed when incurred and included in Selling, general and administrative expenses in the Consolidated Statement of Operations. For the fiscal years ended December 31, 2014, December 28, 2013 and December 29, 2012, these expenditures amounted to $18.1 million and $11.8 million and $12.5 million, respectively.

Employee Benefit Plans

The Company provides a range of benefits, including pensions and postretirement benefits to eligible current and former employees. Determining the cost associated with such benefits is dependent on various actuarial assumptions, including discount rates, expected return on plan assets, compensation increases, employee mortality, turnover rates, and healthcare cost trend rates. Actuaries perform the required calculations to determine expense in accordance with GAAP. Actual results may differ from the actuarial assumptions and are generally accumulated into Accumulated other comprehensive income (loss) and amortized into earnings over future periods. The Company reviews its actuarial assumptions at each measurement date and makes modifications to the assumptions based on current rates and trends, if appropriate.

Income Taxes

The Company records a tax provision for the anticipated tax consequences of the reported results of operations. The provision is computed using the asset and liability method of accounting, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In addition, the Company recognizes future tax benefits, such as net operating losses and tax credits, to the extent that realizing these benefits is considered in its judgment to be more likely than not. Deferred tax assets and liabilities are measured using currently enacted tax rates that apply to taxable income in effect for the years in which those tax items are expected to be realized or settled. The Company regularly reviews the recoverability of its deferred tax assets considering historic profitability, projected future taxable income, and timing of the reversals of existing temporary differences as well as the feasibility of our tax planning strategies. Where appropriate, a valuation allowance is recorded if available evidence suggests that it is more likely than not that some portion or all of a deferred tax asset will not be realized. Changes to valuation allowances are recognized in earnings in the period such determination is made.

The Company accounts for uncertain tax positions by recognizing the financial statement effects of a tax position only when, based upon the technical merits, it is more-likely-than-not that the position will be sustained upon examination. The tax impacts recognized in the financial statements from such positions are then measured based on the largest impact that has a greater than 50% likelihood of being realized upon settlement. The Company recognizes potential accrued interest and penalties associated with unrecognized tax positions as a component of the provision for income taxes.

Recent Accounting Standards

In January 2015, the FASB issued Accounting Standard Update (“ASU”) No. 2015-01, “Income Statement - Extraordinary and Unusual Items” (“ASU 2015-01”) which eliminates from GAAP the concept of extraordinary items. Under the new guidance, an event or transaction that meets the criteria for extraordinary classification is segregated from the results of ordinary operations and shown as a separate item in the income statement, net of tax. In addition, certain other related disclosures are required. ASU 2015-01 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Company does not expect that the adoption of this guidance will have a material effect on its financial results.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern” (“ASU 2014-15”). The new guidance addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Substantial doubt is defined as an indication that it is probable that an entity will be unable to meet its obligations as they become due within one year after the date that financial statements are issued. Management’s evaluation should be based on relevant conditions or events, considered in the aggregate, that are known and reasonably knowable at the date that the financial statements are issued. ASU 2014-15 is effective prospectively for reporting periods beginning after December 15, 2016, with early adoption permitted. The Company does not expect that the adoption of this guidance will have a material effect on its financial results.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which creates a comprehensive, five-step model for revenue recognition that requires a company to recognize revenue to depict the transfer of promised goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. Under the new guidance, a company will be required to use more judgment and make more estimates when considering contract terms as well as relevant facts and circumstances when identifying performance obligations, estimating the amount of variable consideration in the transaction price and allocating the transaction price to each separate performance obligation. In addition, ASU 2014-09 enhances disclosures about revenue, provides guidance for transactions that were not previously addressed comprehensively and improves guidance for multiple-element arrangements. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016 and allows for either full retrospective or modified retrospective adoption. Early application is not permitted. The Company is currently evaluating the impact of adopting ASU 2014-09 on its financial results.

In April 2014, the FASB issued ASU No. 2014-08, “Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” (“ASU 2014-08”), which changes the criteria for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements. Under the new guidance, a discontinued operation is defined as a disposal of a component or a group of components that is disposed of or is classified as held for sale and represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. In addition, ASU 2014-08 enhances disclosures for reporting discontinued operations. ASU 2014-08 is effective prospectively for reporting periods beginning after December 15, 2014, with early adoption permitted. The Company adopted this accounting pronouncement effective January 1, 2015. The adoption of this guidance did not have a significant impact on the Company’s financial results.

In July 2013, the FASB issued ASU No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU 2013-11”), which requires an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the financial statements as a reduction of a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed. In situations where a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction or the tax law of the jurisdiction does not require, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. ASU 2013-11 is effective prospectively for reporting periods beginning after December 15, 2013, with retroactive application permitted. The Company adopted this accounting pronouncement effective December 29, 2013. The adoption of this guidance did not have a significant impact on the Company’s financial results.

Note 4. Acquisitions

Providência Acquisition

On January 27, 2014, the Company announced that PGI Polímeros do Brazil, a Brazilian corporation and wholly-owned subsidiary of the Company (“PGI Acquisition Company”), entered into a Stock Purchase Agreement with Providência and certain shareholders named therein. Pursuant to the terms and subject to the conditions of the Stock Purchase Agreement, PGI Acquisition Company agreed to acquire a 71.25% controlling interest in Providência (the “Providência Acquisition”). Providência is a leading manufacturer of spunmelt nonwoven products primarily used in hygiene applications as well as industrial and healthcare applications. Based in Brazil, Providência has three locations, including one in the United States.

The Providência Acquisition was completed on June 11, 2014 (the “Providência Acquisition Date”) for an aggregate purchase price of $424.8 million and funded with the proceeds from borrowings under an incremental term loan amendment to the Company’s existing Senior Secured Credit Agreement as well as the proceeds from the issuance of $210.0 million of 6.875% Senior Unsecured Notes due in 2019.

The components of the purchase price are as follows:

In thousands	Consideration
Cash consideration paid to selling stockholders	$188,117
Cash consideration deposited into escrow	8,252
Deferred consideration	47,931
Debt repaid	180,532

Total consideration	$424,832

Total consideration paid included $47.9 million of deferred purchase price (the “Deferred Consideration”). The Deferred Consideration is denominated in Brazilian Reais (R$) and accretes at a rate of 9.5% per annum compounded daily. Depending on the resolutions of certain existing and potential tax claims (the “Providência Tax Claims”), the Deferred Consideration will be paid to the selling stockholders. If the Company or Providência incur actual tax liability in respect to the Providência Tax Claims, the amount of Deferred Consideration owed to the selling shareholders will be reduced by the amount of such actual tax liability. The Company will be responsible for any actual tax liability in excess of the Deferred Consideration and the cash consideration deposited into escrow. Based on the Company’s best estimate, resolution and payment of the existing and potential tax claims is anticipated in 2016 or later. As a result, the Deferred Consideration is classified as a noncurrent liability with accretion recognized within Interest expense .

As required by Brazilian law, PGI Acquisition Company filed a mandatory tender offer registration request with the Securities Commission of Brazil (Comissăo de Valores Mobiliários or the “CVM”) in order to launch as required by Brazilian law, after the CVM’s approval, a tender offer to acquire the remaining 28.75% of the outstanding capital stock of Providência that is currently held by the minority shareholders (the “Mandatory Tender Offer”). The price per share to be paid to the minority shareholders in connection with the Mandatory Tender Offer will be substantially the same as paid to the selling shareholders up acquisition of control, including the portion allocated to deferred consideration and escrow. In addition, the Company voluntarily opted to amend the Mandatory Tender Offer to provide the minority shareholders with an alternative price structure with no escrow or deferred purchase price. Based on the alternative offer, the minority shareholders would receive an all-cash purchase price at closing. The Mandatory Tender Offer registration request is currently under review with the CVM. Once the Mandatory Tender Offer is approved and launched, the minority shareholders have the right, but not the obligation, to sell their remaining outstanding capital stock of Providência. Given such right of the minority shareholders, the Company determined that ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”) requires the noncontrolling interest to be presented as mezzanine equity on the Consolidated Balance Sheets and adjusted to its estimated maximum redemption amount at each balance sheet date. Refer to Note 17, “Redeemable Noncontrolling Interest” for further information on the accounting of the redeemable noncontrolling interest.

The Providência Acquisition was recorded using the acquisition method of accounting in accordance with the accounting guidance for business combinations. As a result, the total purchase price has been allocated to assets acquired and liabilities assumed based on the preliminary estimate of fair market value of such assets and liabilities at the Providência Acquisition Date. Any excess of the purchase price is recognized as goodwill.

During the third quarter of 2014, the Company obtained new information related to the assets acquired and liabilities assumed of Providência. The facts and circumstances existed at the date of acquisition and, if known, would have affected the measurement of the amounts recognized at that date. During the fourth quarter of 2014, the Company updated its fair market value estimates for inventory, property, plant and equipment, intangible assets and redeemable noncontrolling interest. In addition, deferred tax impacts related to these updates were recorded. In accordance with ASC 805, “Business Combinations” (“ASC 805”), measurement period adjustments are not included in current earnings, but recognized as of the date of acquisition with a corresponding adjustment to goodwill resulting from the change in preliminary amounts. As a result, the Company adjusted the preliminary allocation of the purchase price initially recorded at the Providência Acquisition Date to reflect these measurement period adjustments. The estimated fair values of Providência assets acquired, liabilities assumed and resulting goodwill are subject to adjustment as the Company finalizes its fair value analysis. The Company has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of Providência net assets and the related allocation of purchase price. The Company is still waiting on additional information to finalize the valuation of its acquired intangible assets and property, plant and equipment accounting as well as the accounting for certain tax matters. The Company will complete its final purchase price allocation during the second quarter of 2015.

The preliminary allocation of the purchase price and related measurement period adjustments are as follows:

In thousands	Preliminary June 11, 2014	Measurement Period Adjustments	Adjusted June 11, 2014
Cash	$20,621	$—	$20,621
Accounts receivable	56,976	(4,047)	52,929
Inventory	33,000	1,077	34,077
Other current assets	27,748	4,100	31,848

Total current assets	138,345	1,130	139,475

Property, plant and equipment	400,000	(94,694)	305,306
Goodwill	106,335	27,312	133,647
Intangible assets	4,770	14,230	19,000
Other noncurrent assets	12,288	—	12,288

Total assets acquired	$661,738	$(52,022)	$609,716

Current liabilities	$28,863	$2,742	$31,605
Total debt	74,930	—	74,930
Deferred income taxes	38,373	(42,808)	(4,435)
Other noncurrent liabilities	1,992	—	1,992

Total liabilities assumed	144,158	(40,066)	104,092

Redeemable noncontrolling interest	92,990	(12,198)	80,792

Net assets acquired	$424,590	$242	$424,832

Cash, accounts receivable and current liabilities were stated at their historical carrying values, which approximate fair value, given the short-term nature of these assets and liabilities. The preliminary estimate of fair value for inventories was based on computations which considered many factors including the estimated selling price of the inventory, the cost to dispose of the inventory as well as the replacement cost of the inventory, where applicable. As a result, the Company increased the carrying value of inventory by $4.5 million. The preliminary estimate of fair value for property, plant and equipment was based on management’s assessment of the acquired assets condition, as well as an evaluation of the current market value for such assets. In addition, the Company also considered the length of time over which the economic benefit of these assets is expected to be realized and adjusted the useful life of such assets accordingly as of the valuation date. As a result, the Company decreased the carrying value of property, plant and equipment by $16.9 million. The preliminary estimate of fair value of the redeemable noncontrolling interest was based upon management’s assessment of the then current market value of the outstanding shares of stock.

The Company recorded an intangible asset, which consisted of a finite-lived customer relationships intangible asset with an estimated fair value of $19.0 million. The valuation was determined using an income approach methodology using the multi-period excess earnings method. The average estimated useful life of the intangible assets is considered to be 15 years, determined based upon various accounting studies, historical acquisition experience, economic factors and future cash flows.

The excess of the purchase price over the preliminary amounts allocated to specific assets and liabilities is included in goodwill which has been allocated on a preliminary basis to the North America and South America segments. The goodwill associated with the Providência Acquisition is not expected to be deductible for tax purposes. The premium in the purchase price paid by the Company for the acquisition of Providência broadens our scale and further solidifies the Company’s position as the largest manufacturer of nonwovens in the world. The Company anticipates that the broad base of clients associated with the acquisition of Providência will enhance the Company’s position in hygiene products and markets as well as strengthen our position in the Americas. In the short-term, the Company anticipates realizing operational and cost synergies at Providência that include purchasing optimization due to larger volumes, reduced manufacturing costs and lower general and administrative costs.

Acquisition related costs are as follows:

In thousands	Amount
Loan acquisition costs	$21,297
Transaction expenses	18,552

Total	$39,849

Capitalized loan acquisition costs related to the Providência Acquisition of $10.6 million were recorded within Intangible assets, net in the Consolidated Balance Sheets and are amortized over the term of the loan to which such costs relate. The remainder, $10.7 million, was expensed as incurred during the second quarter and included within Debt modification and extinguishment costs in the Consolidated Statements of Operations. These costs related to common lenders included in the incremental term loan amendment to the Company’s existing Senior Secured Credit Agreement. In accordance with ASC 805, transaction expenses related to the Providência Acquisition were expensed as incurred within Special charges, net in the Consolidated Statements of Operations.

Fiberweb Acquisition

On September 17, 2013, PGI Acquisition Limited, a wholly-owned subsidiary of the Company, entered into an agreement with Fiberweb Limited (formerly Fiberweb plc)(“Fiberweb”) containing the terms of a cash offer to purchase 100% of the issued and to be issued ordinary share capital of Fiberweb at a cash price of £1.02 per share (the “Fiberweb Acquisition”). Under the terms of the agreement, Fiberweb would become a wholly-owned subsidiary of the Company. The offer was effected by a court sanctioned scheme of arrangement of Fiberweb under Part 26 of the UK Companies Act 2006 and consummated on November 15, 2013 (the “Fiberweb Acquisition Date”). The aggregate purchase price was valued at $287.8 million and funded on November 27, 2013 with the proceeds of borrowings under a $268.0 million Senior Secured Bridge Credit Agreement and a $50.0 million Senior Unsecured Bridge Credit Agreement (together, the “Bridge Facilities”). The Bridge Facilities were subsequently refinanced, along with transaction expenses, with the proceeds from a $295.0 million Senior Secured Credit Agreement and a $30.7 million equity investment from Blackstone. Fiberweb is one of the largest global manufacturers of specialized technical fabrics with eight production sites in six countries.

The Fiberweb Acquisition was recorded using the acquisition method of accounting in accordance with the accounting guidance for business combinations. As a result, the total purchase price was allocated to assets acquired and liabilities assumed based on the estimated fair market value of such assets and liabilities at the Fiberweb Acquisition Date. Any excess of the purchase price was recognized as goodwill in the North America segment. During the quarter ended September 27, 2014, the Company finalized its valuation of assets acquired and liabilities assumed, which resulted in the necessity to revise the original estimate of fair value. As required by the acquisition method of accounting, the Company retrospectively adjusted the acquisition date balance sheet and the results of operations of the fourth quarter and year ended December 28, 2013 to reflect the following: (1) an increase in the estimated fair value of property, plant and equipment; (2) an increase in the estimated fair value of identifiable intangible assets; (3) an increase in the deferred tax liability related to the increased value of property, plant and equipment and intangible assets; and (4) a decrease in goodwill caused by the net effect of these adjustments.

The recast allocation of the purchase price was as follows:

In thousands	November 15, 2013
Cash	$8,792
Accounts receivable	49,967
Inventory	71,081
Other current assets	29,889

Total current assets	159,729

Property, plant and equipment	187,529
Goodwill	33,699
Intangible assets	85,996
Other noncurrent assets	1,403

Total assets acquired	$468,356

Current liabilities	84,255
Financing obligation	20,300
Total debt	19,391
Deferred income taxes	45,974
Other noncurrent liabilities	9,825
Noncontrolling interest	849

Total liabilities assumed	$180,594

Net assets acquired	$287,762

Cash, accounts receivable and current liabilities were stated at their historical carrying values, which approximate their fair value, given the short-term nature of these assets and liabilities. Inventories were recorded at fair value and was based on computations which considered many factors including the estimated selling price of the inventory, the cost to dispose of the inventory as well as the replacement cost of the inventory, where applicable. As a result, the Company increased the carrying value of inventory by $9.7 million. The estimate of fair value for property, plant and equipment was based on management’s assessment of the acquired assets condition, as well as an evaluation of the current market value for such assets. In addition, the Company also considered the length of time over which the economic benefit of these assets is expected to be realized and adjusted the useful life of such assets accordingly as of the valuation date. As a result, the Company increased the carrying value of property, plant and equipment by $24.5 million.

The Company recorded intangible assets based on their estimated fair value, and consisted of the following:

In thousands	Useful Life	Amount
Technology	15 years	$31,827
Trade names	Indefinite	11,412
Customer relationships	20 years	42,757

Total		$85,996

The Company allocated $11.4 million to trade names, primarily related to Typar and Reemay. Management considered many factors in the determination that it will account for the asset as an indefinite-lived, including the current market leadership position of the name as well as the recognition in the industry. Therefore, in accordance with current accounting guidance, the indefinite-lived intangible asset will not be amortized, but instead tested for impairment at least annually (more frequently if certain indicators are present).

The excess of the purchase price over the amounts allocated to specific assets and liabilities is included in goodwill and has been allocated to the North America segment. The goodwill is not deductible for tax purposes. The premium in the purchase price paid by the Company for the acquisition of Fiberweb reflects the establishment of the largest manufacturers of nonwovens in the world. The Company anticipates that the improved diversity associated with the acquisition of Fiberweb will provide a foundation for enhanced access to clients in highly specialized, niche end markets as well as provide complementary solutions and new technologies to address our customer’s desire for innovation and customized solutions. In the short-term, the Company anticipates realizing significant operational and cost synergies that include purchasing optimization due to larger volumes, improvement in manufacturing costs and lower general and administrative costs.

Acquisition related costs were as follows:

In thousands	Amount
Loan acquisition costs	$16,102
Transaction expenses	15,783
Total	$31,885

Loan acquisition costs related to the Fiberweb Acquisition were capitalized and recorded within Intangible assets, net in the Consolidated Balance Sheets and amortized over the term of the loan to which such costs relate. In accordance with ASC 805, “Business Combinations” (“ASC 805”), transaction expenses related to the Acquisition are expensed as incurred within Special charges, net in the Consolidated Statement of Operations.

Pro Forma Information

The following unaudited pro forma information for the fiscal year ended December 31, 2014 and December 28, 2013 assumes the acquisition of Fiberweb and Providência occurred as of the beginning of 2014 and 2013, respectively.

In thousands	December 31, 2014	December 28, 2013
Net sales	$1,983,751	$1,966,103
Net income (loss)	(226,853)	(78,847)

The unaudited pro forma information does not purport to be indicative of the results that actually would have been achieved had the operations been combined during the periods presented, nor is it intended to be a projection of future results or trends. During 2014, net sales and operating income (loss) attributable to Providência since the Providência Acquisition Date was $194.3 million and a loss of $3.4 million, respectively.

PGI Acquisition

On January 28, 2011, pursuant to an Agreement and Plan of Merger, dated as of October 4, 2010, the Company was acquired by affiliates of the Blackstone Group (“Blackstone”), along with certain members of the Company’s management (the “Merger”), for an aggregate purchase price valued at $403.5 million. As a result, the Company became a privately-held company. The Merger was financed by $560.0 million in aggregate principal of debt financing as well as common equity capital. In addition, the Company repaid its existing outstanding debt.

The Merger was recorded using the acquisition method of accounting in accordance with the accounting guidance for business combinations and non-controlling interest. The purchase price has been allocated to assets acquired and liabilities assumed based on the estimated fair market value of such assets and liabilities at the date of merger and resulted in goodwill of $86.4 million and intangible assets of $72.0 million, of which $48.5 million related to definite-lived intangible assets and $23.5 million related to indefinite-lived tradenames. Cash and cash equivalents, accounts receivable and accounts payable were stated at their historical carrying values, which approximate their fair value, given the short-term nature of these assets and liabilities. Inventories were recorded at fair value, based on computations which considered many factors including the estimated selling price of the inventory, the cost to dispose the inventory as well as the replacement cost of the inventory, where applicable.

Note 5. Accounts Receivable Factoring Agreements

In the ordinary course of business, the Company may utilize accounts receivable factoring agreements with third-party financial institutions in order to accelerate its cash collections from product sales. In addition, these agreements provide the Company with the ability to limit credit exposure to potential bad debts, to better manage costs related to collections as well as to enable customers to extend their credit terms. These agreements involve the ownership transfer of eligible trade accounts receivable, without recourse or discount, to a third-party financial institution in exchange for cash.

The Company accounts for these transactions in accordance with ASC 860, “Transfers and Servicing” (“ASC 860”). ASC 860 allows for the ownership transfer of accounts receivable to qualify for sale treatment when the appropriate criteria is met, which permits the Company to present the balances sold under the program to be excluded from Accounts receivable, net on the Consolidated Balance Sheet. Receivables are considered sold when (i) they are transferred beyond the reach of the Company and its creditors, (ii) the purchaser has the right to pledge or exchange the receivables, and (iii) the Company has surrendered control over the transferred receivables. In addition, the Company provides no other forms of continued financial support to the purchaser of the receivables once the receivables are sold. Amounts due from financial institutions are recorded with Other current assets in the Consolidated Balance Sheet.

The Company has a U.S. based program where certain U.S. based receivables are sold to an unrelated third-party financial institution. Under the current terms of the U.S. agreement, the maximum amount of outstanding advances at any one time is $20.0 million, which limitation is subject to change based on the level of eligible receivables, restrictions on concentrations of receivables and the historical performance of the receivables sold. In addition, the Company’s subsidiaries in Brazil, Colombia, France, Italy, Mexico, Netherlands and Spain have entered into factoring agreements to sell certain receivables to an unrelated third-party financial institutions. Under the terms of the non-U.S. agreements, the maximum amount of outstanding advances at any one time is $84.4 million (measured at December 31, 2014 foreign exchange rates), which limitation is subject to change based on the level of eligible receivables, restrictions on concentrations of receivables and the historical performance of the receivables sold.

The following is a summary of receivables sold to the third-party financial institutions that existed at the following balance sheet dates:

In thousands	December 31, 2014	December 28, 2013
Trade receivables sold to financial institutions	$92,528	$71,542
Net amounts advanced from financial institutions	78,900	63,667

Amounts due from financial institutions	$13,628	$7,875

The Company sold $657.8 million and $414.0 million of receivables under the terms of the factoring agreements during the fiscal years ended December 31, 2014 and December 28, 2013, respectively. The year-over-year increase in receivables sold is primarily attributable to accounts receivable factoring agreements acquired with both the Fiberweb Acquisition and the Providência Acquisition. In addition, a new agreement that was established in France contributed to the increase. The Company pays a factoring fee associated with the sale of receivables based on the dollar of the receivables sold. Amounts incurred for the Company were $1.6 million, $1.2 million and $1.1 million for the fiscal years ended December 31, 2014, December 28, 2013 and December 29, 2012, respectively. These amounts are recorded within Foreign currency and other, net in the Consolidated Statements of Operations.

Note 6. Inventories, Net

At December 31, 2014 and December 28, 2013, the major classes of inventory were as follows:

In thousands	December 31, 2014	December 28, 2013
Raw materials and supplies	$58,951	$55,544
Work in process	19,151	19,102
Finished goods	95,599	81,428

Total	$173,701	$156,074

Inventories are stated at the lower of cost, determined on the first-in, first-out (“FIFO”) method, or fair market value. The Company performs periodic assessments to determine the existence of obsolete, slow-moving and non-saleable inventories and records necessary provisions to reduce such inventories to net realizable value. Reserve balances, primarily related to obsolete and slow-moving inventories, were $7.8 million and $3.3 million at December 31, 2014 and December 28, 2013, respectively.

As a result of the acquisition of Providência, the Company increased the carrying value of inventory by $4.5 million as of the Providência Acquisition Date in order to adjust to estimated fair value in accordance with the accounting guidance for business combinations. The preliminary change in the fair value of the assets were based on computations which considered many factors including the estimated selling price of the inventory, the cost to dispose of the inventory as well as the replacement cost of the inventory, where applicable. The step-up in inventory value was amortized to Cost of Goods Sold over the period of Providência’s normal inventory turns, which approximated one month.

As a result of the acquisition of Fiberweb, the Company increased the carrying value of inventory by $9.7 million as of the Fiberweb Acquisition Date in order to adjust to estimated fair value in accordance with the accounting guidance for business combinations. The change in the fair value of the assets were based on computations which considered many factors including the estimated selling price of the inventory, the cost to dispose of the inventory as well as the replacement cost of the inventory, where applicable. The step-up in inventory value was amortized to Cost of Goods Sold over the period of the Company’s normal inventory turns, which approximated two months.

Note 7. Property, Plant and Equipment, Net

The major classes of property, plant and equipment consist of the following:

In thousands	December 31, 2014	December 28, 2013
Land	$54,919	$50,780
Buildings and land improvements	240,515	179,821
Machinery, equipment and other	755,590	569,157
Construction in progress	49,887	28,181

Subtotal	1,100,911	827,939
Less: Accumulated depreciation	(230,681)	(175,159)

Total	$870,230	$652,780

Depreciation expense was $101.8 million, $64.4 million and $58.1 million for the fiscal years ended December 31, 2014, December 28, 2013 and December 29, 2012, respectively.

Note 8. Goodwill

The Company records as goodwill the excess of the purchase price over the fair value of the net assets acquired. Once the final valuation has been performed for each acquisition, adjustments may be recorded. Goodwill is tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset may be less than the carrying amount of the asset.

The changes in the carrying amount of goodwill are as follows:

In thousands	North America	South America	Europe	Asia	Total
December 29, 2012	$39,129	$6,851	$—	$34,628	$80,608

Acquisitions	33,699	—	—	—	33,699
Impairment	—	—	—	—	—
Translation	781	—	—	240	1,021

December 28, 2013	$73,609	$6,851	$—	$34,868	$115,328

Acquisitions	5,688	127,959	—	—	133,647
Impairment	—	(6,851)	—	—	(6,851)
Translation	(781)	(20,597)	—	(192)	(21,570)

December 31, 2014	$78,516	$107,362	$—	$34,676	$220,554

As of December 29, 2012, the Company had recorded goodwill of $80.6 million. The balance primarily related to the Merger in which $86.4 million was recorded as goodwill, net of a $7.6 million impairment charge to goodwill in the fourth quarter of 2011 as a result of its annual goodwill impairment test. Other than the amount recorded during 2011, the Company does not have any accumulated impairment losses through December 28, 2013.

On September 15, 2013, PGI Acquisition Limited, a wholly-owned subsidiary of the Company, entered into an agreement with Fiberweb containing the terms of a cash offer to purchase 100% of the issued and to be issued ordinary share capital of Fiberweb. The Acquisition was consummated on November 15, 2013 and funded on November 27, 2013 with the proceeds of the Bridge Facilities. The purchase price has been allocated to assets acquired and liability assumed based on the fair value estimates of such assets and liabilities at the date of acquisition. As a result, the Company recorded $33.7 million as goodwill.

On January 27, 2014, PGI Acquisition Company, a wholly-owned subsidiary of the Company, entered into an agreement with Providência to acquire a 71.25% controlling interest in Providência. The acquisition was consummated on June 11, 2014 and funded with the proceeds from borrowings under an incremental term loan amendment to the Company’s existing Senior Secured Credit Agreement as well as the proceeds form the issuance of $210.0 million of 6.875% Senior Unsecured Notes due in 2019. The purchase price has been allocated to assets acquired and liabilities assumed based on the fair value estimates of such assets and liabilities at the date of acquisition. As a result, the Company recorded $133.6 million as goodwill.

In connection with the Providência Acquisition, the Company realigned its internal reporting structure to reflect its new organizational structure and business focus. Per ASC 350, “Goodwill and Other” (“ASC 350”), goodwill is required to be tested for impairment both before and after a reorganization. As a result, the Company performed a qualitative assessment during the third quarter and determined that goodwill was not impaired at any of the reporting units prior to the reorganization. Subsequent to the reorganization, the Company performed an interim goodwill impairment test and determined that the fair value of goodwill at the Argentina/Colombia reporting unit was zero and that all of its goodwill would be impaired. As a result, the Company recorded a non-cash impairment charge of $6.9 million. Refer to Note 13, “Fair Value of Financial Instruments” for further information on the interim goodwill impairment test.

Note 9. Intangible Assets

Indefinite-lived intangible assets are tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset may be less than the carrying amount of the asset. All other intangible assets with finite useful lives are being amortized on a straight-line basis over their estimated useful lives.

The following table sets forth the gross amount and accumulated amortization of the Company’s intangible assets at December 31, 2014 and December 28, 2013:

	December 31, 2014			December 28, 2013
In thousands	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Technology	$63,726	$(14,902)	$48,824	$63,705	$(9,359)	$54,346
Customer relationships	76,242	(12,735)	63,507	60,078	(8,404)	51,674
Loan acquisition costs	40,612	(14,447)	26,165	30,067	(7,817)	22,250
Other	7,104	(1,601)	5,503	6,928	(711)	6,217
Tradenames (indefinite-lived)	34,912	—	34,912	34,912	—	34,912

Total	$222,596	$(43,685)	$178,911	$195,690	$(26,291)	$169,399

As of December 31, 2014, the Company had recorded intangible assets of $178.9 million. Included in this amount are loan acquisition costs incurred in association with acquisitions. These expenditures represent the cost of obtaining financings that are capitalized in the Consolidated Balance Sheets and amortized over the term of the loans to which such costs relate.

The following table presents amortization of the Company’s intangible assets for the following periods:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Intangible assets	$10,801	$7,095	$5,906
Loan acquisition costs	5,698	4,796	2,665

Total	$16,499	$11,891	$8,571

Estimated amortization expense on existing intangible assets for each of the next five years is expected to approximate $15 million in 2015, $16 million in 2016, $16 million in 2017, $16 million in 2018 and $16 million in 2019.

Note 10. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

In thousands	December 31, 2014	December 28, 2013
Accounts payable to vendors	$209,527	$209,031
Accrued salaries, wages, incentive compensation and other fringe benefits	42,485	33,889
Accrued interest	19,748	19,063
Other accrued expenses	49,553	45,748

Total	$321,313	$307,731

Note 11. Debt

The following table presents the Company’s outstanding debt at December 31, 2014 and December 28, 2013:

In thousands	December 31, 2014	December 28, 2013
Term Loans	$703,029	$293,545
Senior Secured Notes	504,000	560,000
Senior Unsecured Notes	210,000	—
ABL Facility	—	—
Argentina credit facilities:
Nacion Facility	5,010	8,341
Galicia Facility	2,047	3,082
China Credit Facility	18,920	24,920
Brazil export credit facilities:
Itaú Facility ($)	—	—
Itaú Facility (R$)	18,871	—
Recovery Zone Facility Bonds	—	—
India Loans	2,437	3,216
Capital lease obligations	861	1,092

Total long-term debt including current maturities	1,465,175	894,196
Short-term borrowings	17,665	2,472

Total debt	$1,482,840	$896,668

The fair value of the Company’s long-term debt was $1,463.9 million at December 31, 2014 and $933.8 million at December 28, 2013. The fair value of long-term debt is based upon quoted market prices in inactive markets or on available rates for debt with similar terms and maturities (Level 2).

At December 31, 2014, long-term debt maturities are as follows:

In thousands	Amount
2015	$32,011
2016	29,801
2017	7,704
2018	682,994
2019	714,005
2020 and thereafter	—

Total	$1,466,515

Term Loans

On December 19, 2013, the Company entered into a Senior Secured Credit Agreement (the loans thereunder, the “Term Loans”) with a maturity date upon the earlier of (i) December 19, 2019 and (ii) the 91st day prior to the scheduled maturity of the Company’s 7.75% Senior Secured Notes; provided that on such 91st day, the Company’s 7.75% Senior Secured Notes have an outstanding aggregate principal amount in excess of $150.0 million. The Term Loans provide for a commitment by the lenders to make secured term loans in an aggregate amount not to exceed $295.0 million, the proceeds of which were used to partially repay amounts outstanding under the Senior Secured Bridge Credit Agreement and the Senior Unsecured Bridge Credit Agreement (the “Bridge Facilities”). In connection with the refinancing of the Bridge Facilities with the Term Loans, the Company recognized a loss on the extinguishment of debt of $3.3 million during the fourth quarter of 2013. This amount, included within Debt modification and extinguishment costs , represented debt issuance costs that were previously capitalized and required to be written off upon the refinancing.

Borrowings bear interest at a fluctuating rate per annum equal to, at the Company’s option, (i) a base rate equal to the highest of (a) the federal funds rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Citicorp North America, Inc. as its “prime rate” and (c) the LIBOR rate for a one-month interest period plus 1.0% (provided that in no event shall such base rate with respect to the Term Loans be less than 2.0% per annum), in each case plus an applicable margin of 3.25% or (ii) a LIBOR rate for the applicable interest period (provided that in no event shall such LIBOR rate with respect to the Term Loans be less than 1.0% per annum) plus an applicable margin of 4.25%. The applicable margin for the Term Loans is subject to a 25 basis point step-down upon the achievement of a certain senior secured net leverage ratio. The Company is required to repay installments on the Term Loans in quarterly installments in aggregate amounts equal to 1.0% per annum of their funded total principal amount, with the remaining amount payable on the maturity date.

On June 10, 2014, the Company entered into an incremental term loan amendment (the “Incremental Amendment”) to the existing Term Loans in which the Company obtained $415.0 million of commitments for incremental term loans from the existing lenders, the terms of which are substantially identical to the terms of the Term Loans. Pursuant to the Incremental Amendment, the Company borrowed $310.0 million, the proceeds of which were used to fund a portion of the consideration paid for the Providência Acquisition. The remaining commitments were used during the third quarter of 2014 to repay existing indebtedness. The terms of the Incremental Amendment are substantially identical to the Term Loans.

The Term Loans are secured (i) together with the Tranche 2 (as defined below) loans, on a first-priority lien basis by substantially all of the Company’s assets and the assets of any existing and future subsidiary guarantors (other than collateral securing the ABL Facility on a first-priority basis), including all of the Company’s capital stock and the capital stock of each restricted subsidiary (which, in the case of foreign subsidiaries, will be limited to 65% of the capital stock of each first-tier foreign subsidiary) and (ii) on a second-priority basis by the collateral securing the ABL Facility, in each case, subject to certain exceptions and permitted liens. The

Company may voluntarily repay outstanding loans at any time without premium or penalty, other than voluntary prepayment of Term Loans in connection with a repricing transaction on or prior to the date that is six months after the closing date of the Incremental Amendment and customary “breakage” costs with respect to LIBOR loans.

The agreement governing the Term Loans, among other restrictions, limit the Company’s ability and the ability of the Company’s restricted subsidiaries to: (i) incur or guarantee additional debt or issue disqualified stock or preferred stock; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) repurchase stock; (v) incur certain liens; (vi) enter into transactions with affiliates; (vii) merge or consolidate; (viii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments to Polymer Group, Inc,; (ix) designate restricted subsidiaries as unrestricted subsidiaries; and (x) transfer or sell assets. In addition, the Term Loans contain certain customary representations and warranties, affirmative covenants and events of default.

Under the credit agreement governing the Term Loans, the Company’s ability to engage in activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA (defined as Consolidated EBITDA in the credit agreement governing the Terms Loans).

Senior Secured Notes

In connection with the Merger, the Company issued $560.0 million of 7.75% Senior Secured Notes due 2019 on January 28, 2011. The Senior Secured Notes are fully and unconditionally guaranteed, jointly and severally on a senior secured basis, by each of the Polymer Group’s wholly-owned domestic subsidiaries. Interest on the Senior Secured Notes is paid semi-annually on February 1 and August 1 of each year. On July 23, 2014, the Company redeemed $56.0 million aggregate principal amount of the Senior Secured Notes at a redemption price of 103.0% of the aggregate principal amount plus any accrued and unpaid interest, to, but excluding, July 23, 2014. The redemption amount was funded by proceeds from the Incremental Amendment. Pursuant to ASC 470, “Modifications and Extinguishments” (“ASC 470”), the Company recognized a loss on debt extinguishment of $2.6 million, which included $0.9 million related to unamortized debt issuance costs. As the nature of this transaction related to a non-operating event, the loss on extinguishment is included in Debt modifications and extinguishment costs in the current period.

The indenture governing the Senior Secured Notes limits, subject to certain exceptions, the Company’s ability and the ability of its restricted subsidiaries to: (i) incur or guarantee additional debt or issue disqualified stock or preferred stock; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) incur certain liens; (v) enter into transactions with affiliates; (vi) merge or consolidate; (vii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments to Polymer Group, Inc.; (viii) designate restricted subsidiaries as unrestricted subsidiaries; and (ix) transfer or sell assets. It does not limit the activities of the Parent or the amount of additional indebtedness that Parent or its parent entities may incur. In addition, it also provides for specified events of default, which, if any of them occurs, would permit or require the principal of and accrued interest on the Senior Secured Notes to become or to be declared due and payable.

Under the indenture governing the Senior Secured Notes, the Company’s ability to engage in certain activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by the Company’s ability to satisfy tests based on Adjusted EBITDA (defined as EBITDA in the indenture governing the Senior Secured Notes).

Senior Unsecured Notes

In connection with the Providência Acquisition, the Company issued $210.0 million of 6.875% Senior Unsecured Notes due 2019 on June 11, 2014. The Senior Unsecured Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by each of the Polymer Group’s wholly-owned domestic subsidiaries. Interest on the Senior Unsecured Notes is paid semi-annually on June 1 and December 1 of each year.

The indenture governing the Senior Unsecured Notes limits, subject to certain exceptions, the Company’s ability and the ability of its restricted subsidiaries to: (i) incur or guarantee additional debt or issue disqualified stock or preferred stock; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) incur certain liens; (v) enter into transactions with affiliates; (vi) merge or consolidate; (vii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments to Polymer Group, Inc.; (viii) designate restricted subsidiaries as unrestricted subsidiaries; and (iv) transfer or sell assets. It does not limit the activities of Parent or the amount of additional indebtedness that Parent or its parent entities may incur. In addition, it also provides for specified events of default which, if any occurs, would permit or require the principal of and accrued interest on the Senior Unsecured Notes to become or to be declared due and payable.

Under the indenture governing the Senior Unsecured Notes, the Company’s ability to engage in certain activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by the Company’s ability to satisfy tests based on Adjusted EBITDA (defined as EBITDA in the indenture governing the Senior Unsecured Notes).

ABL Facility

On January 28, 2011, the Company entered into a senior secured asset-based revolving credit facility which was amended and restated on October 5, 2012 (the “ABL Facility”) to provide for borrowings not to exceed $50.0 million, subject to borrowing base availability. The ABL Facility provides borrowing capacity available for letters of credit and borrowings on a same-day basis and is comprised of (i) a revolving tranche of up to $42.5 million (“Tranche 1”) and (ii) a first-in, last out revolving tranche of up to $7.5 million (“Tranche 2”). Provided that no default or event of default was then existing or would arise therefrom, the Company had the option to request that the ABL Facility be increased by an amount not to exceed $20.0 million. The facility matures on October 5, 2017.

On November 26, 2013, the Company entered into an amendment to the ABL Facility which increased the Tranche 1 revolving credit commitments by $30.0 million (for a total aggregate revolving credit commitment of $80.0 million) as well as made certain other changes to the agreement. In addition, the Company increased the amount by which the Company can request that the ABL Facility be increased at the Company’s option to an amount not to exceed $75.0 million. The effectiveness of the amendment was subject to the satisfaction of certain specified closing conditions by no later than January 31, 2014, all of which were satisfied prior to such date.

Based on current average excess availability, the borrowings under the ABL Facility will bear interest at a rate per annum equal to, at the Company’s option, either (A) British Bankers Association LIBOR Rate (“LIBOR”) (adjusted for statutory reserve requirements) plus a margin of (i) 2.00% in the case of Tranche 1 or (ii) 4.00% in the case of Tranche 2; or (B) the higher of (a) the rate of interest in effect for such day as publicly announced from time to time by Citibank, N.A. as its “prime rate” and (b) the federal funds effective rate plus 0.5% of 1.0% (“ABR”) plus a margin of (x) 1.00% in the case of Tranche 1 or (y) 3.00% in the case of the Tranche 2. As of December 31, 2014, the Company had no outstanding borrowings under the ABL Facility. The borrowing base availability was $62.9 million based on initial advanced rate formulas prior to the completion of the field exam. Outstanding letters of credit in the aggregate amount of $19.3 million left $43.6 million available for additional borrowings. The aforementioned letters of credit were primarily provided to certain administrative service providers and financial institutions. None of these letters of credit had been drawn on as of December 31, 2014.

The ABL Facility contains certain restrictions which limit the Company’s ability and the ability of its restricted subsidiaries to: (i) incur or guarantee additional debt; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) repurchase stock; (v) incur certain liens; (vi) enter into transactions with affiliates; (vii) merge or consolidate or other fundamental changes; (viii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments; (ix) designate restricted subsidiaries as unrestricted subsidiaries; (x) transfer or sell assets and (xi) prepay junior financing or other restricted debt. In addition, it contains certain customary representations and warranties, affirmative covenants and events of default. If such an event of default occurs, the lenders under the ABL Facility would be entitled to take various actions, including the acceleration of amounts due under the ABL Facility and all actions permitted to be taken by a secured creditor.

Under the credit agreement governing the ABL Facility, the Company’s ability to engage in activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part by, the Company’s ability to satisfy tests based on Adjusted EBITDA (defined as Consolidated EBITDA in the credit agreement governing the ABL Facility).

Nacion Facility

In January 2007, the Company’s subsidiary in Argentina entered into an arrangement with banking institutions in Argentina in order to finance the installation of a new spunmelt line at its facility located near Buenos Aires, Argentina. The maximum borrowings available under the facility, excluding any interest added to principal, were 33.5 million Argentine pesos with respect to an Argentine peso-denominated loan and $26.5 million with respect to a U.S. dollar-denominated loan. The loans are secured by pledges covering (i) the subsidiary’s existing equipment lines; (ii) the outstanding stock of the subsidiary; and (iii) the new machinery and equipment being purchased, as well as a trust assignment agreement related to a portion of receivables due from certain major customers of the subsidiary.

The interest rate applicable to borrowings under these term loans is based on LIBOR plus 290 basis points for the U.S. dollar-denominated loan and Buenos Aires Interbanking Offered Rate plus 475 basis points for the Argentine peso-denominated loan. Principal and interest payments began in July 2008 with the loans maturing as follows: annual amounts of $3.5 million beginning in 2011 and continuing through 2015, and the remaining $1.7 million in 2016.

In connection with the Merger, the Company repaid and terminated the Argentine peso-denominated loan. In addition, the U.S. dollar-denominated loan was adjusted to reflect its fair value as of the date of the Merger. As a result, the Company recorded a contra-liability in Long-term debt and will amortize the balance over the remaining life of the facility. At December 31, 2014, the face amount of the outstanding indebtedness under the U.S. dollar-denominated loan was $5.2 million, with a carrying amount of $5.0 million and a weighted average interest rate of 3.13%.

Galicia Facility

On September 27, 2013, the Company’s subsidiary in Argentina entered into an arrangement with a banking institution in Argentina in order to partially finance the upgrade of a manufacturing line at its facility located near Buenos Aires, Argentina. The maximum borrowings available under the facility, excluding any interest added to principal, is 20.0 million Argentine pesos (approximately $3.5 million). The three-year term of the agreement began with the date of the first draw down on the facility, which occurred in the third quarter of 2013, with payments required in twenty-five equal monthly installments beginning after one year. Borrowings will bear interest at 15.25%. As of December 31, 2014, the outstanding balance under the facility was $2.0 million. The remainder of the upgrade is expected to be financed by existing cash balances and cash generated from operations.

China Credit Facility

In the third quarter of 2012, the Company’s subsidiary in China entered into a three-year U.S. dollar-denominated construction loan agreement (the “Hygiene Facility”) with a banking institution in China to finance a portion of the installation of a new spunmelt line at its manufacturing facility in Suzhou, China. The interest rate applicable to borrowings under the Hygiene Facility is based on three-month LIBOR plus an amount to be determined at the time of funding based on the lender’s internal head office lending rate (520 basis points at the time the credit agreement was executed).

The maximum borrowings available under the facility, excluding any interest added to principal, were $25.0 million. At December 28, 2013, the outstanding balance under the Hygiene Facility was $24.9 million with a weighted-average interest rate of 5.46%. The Company repaid $6.0 million of the principal balance during 2014 using a combination of existing cash balances and cash generated from operations. As a result, the outstanding balance under the Hygiene Facility was $18.9 million at December 31, 2014 with a weighted-average interest rate of 5.43%.

Brazil Export Credit Facilities

As a result of the Providência Acquisition, the Company assumed a U.S. dollar-denominated export credit facility with Itaú Unibanco S.A., pursuant to which Providência borrowed $52.4 million in the third quarter of 2011 for the purpose of financing certain export transactions from Brazil. Borrowings bear interest at 4.85% per annum, payable semi-annually. Principal payments are due in 11 equal installments, beginning in September 2013 and ending at final maturity in September 2018. The facility is secured by interests in the receivables related to the exports financed by the facility.

On September 22, 2014, the Company entered into an assignment agreement with Itaú Unibanco S.A in order to transfer its rights and obligations under the agreement to the Company. The purchase price for the assigned interest totaled $45.2 million, which the Company funded with a portion of the proceeds from the Incremental Amendment. Pursuant to ASC 470, the Company recognized a loss on debt extinguishment of $2.4 million. As the nature of this transaction related to a non-operating event, the loss on extinguishment is included in Debt modifications and extinguishment costs in the current period.

As a result of the Providência Acquisition, the Company assumed a Brazilian real-denominated export credit facility with Itaú Unibanco S.A., pursuant to which Providência borrowed R$50.0 million in the first quarter of 2013 for the purpose of financing certain export transactions from Brazil. Borrowings bear interest at 8.0% per annum, payable quarterly. The facility matures in February 2016 and is unsecured. At December 31, 2014, outstanding borrowings under the facility totaled $18.9 million.

Recovery Zone Facility Bonds

As a result of the Providência Acquisition, the Company assumed a loan agreement in connection with the issuance of a like amount of recovery zone facility bonds by the Iredell County Industrial Facilities and Pollution Control Financing Authority. The proceeds of $9.1 million were used to finance, in part, the construction of a manufacturing facility in Statesville, North Carolina. The borrowings bear interest at a floating rate, which is reset weekly, and are supported by a letter of credit. On July 21, 2014, the Company repaid the aggregate principal amount of indebtedness with a portion of the proceeds from the Incremental Amendment.

India Indebtedness

As a result of the Fiberweb Acquisition, the Company assumed control of Terram Geosynthetics Private Limited, a joint venture located in Mundra, India in which the Company maintains a 65% controlling interest. As part of the net assets acquired, the Company assumed $3.8 million of debt (including short-term borrowings) that was entered into with a banking institution in India. Amounts outstanding primarily relate to a 14.70% term loan, due in 2017, used to purchase fixed assets. Other amounts relate to short-term credit facilities used to finance working capital requirements (included in Short-term borrowings in the Consolidated Balance Sheets). Combined, the outstanding balances totaled $3.1 million at December 31, 2014.

Other Indebtedness

The Company periodically enters into short-term credit facilities in order to finance various liquidity requirements, including insurance premium payments and short-term working capital needs. At December 31, 2014 and December 28, 2013, outstanding amounts related to such facilities were $17.0 million and $0.4 million, respectively. Borrowings under these facilities are included in Short-term borrowings in the Consolidated Balance Sheets.

The Company also has documentary letters of credit not associated with the ABL Facility or the Hygiene Facility. These letters of credit were primarily provided to certain raw material vendors and amounted to $7.8 million and $8.5 million at December 31, 2014 and December 28, 2013, respectively. None of these letters of credit have been drawn upon.

Note 12. Derivative Instruments

In the normal course of business, the Company is exposed to certain risks arising from business operations and economic factors. These fluctuations can increase the cost of financing, investing and operating the business. The Company may use derivative financial instruments to help manage market risk and reduce the exposure to fluctuations in interest rates and foreign currencies. These financial instruments are not used for trading or other speculative purposes.

All derivatives are recognized on the Consolidated Balance Sheet at their fair value as either assets or liabilities. On the date the derivative contract is entered into, the Company designates the derivative as (1) a hedge of the fair value of a recognized asset or liability (fair value hedge), (2) a hedge of a forecasted transaction or the variability of cash flow to be paid (cash flow hedge), or (3) an undesignated instrument. Changes in the fair value of a derivative that is designated as a fair value hedge and determined to be highly effective are recorded in current earnings, along with the gain or loss on the recognized hedged asset or liability that is attributable to the hedged risk. Changes in the fair value of a derivative that is designated as a cash flow hedge and considered highly effective are recorded in Accumulated other comprehensive income (loss) until they are reclassified to earnings in the same period or periods during which the hedged transaction affects earnings. Changes in the fair value of undesignated derivative instruments and the ineffective portion of designated derivative instruments are reported in current earnings.

The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value hedges to specific assets and liabilities on the Consolidated Balance Sheet and linking cash flow hedges to specific forecasted transactions or variability of cash flow to be paid.

The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the designated derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flow of hedged items. When a derivative is determined not to be highly effective as a hedge or the underlying hedged transaction is no longer probable, hedge accounting is discontinued prospectively, in accordance with current accounting standards.

The following table presents the fair values of the Company’s derivative instruments for the following periods:

	As of December 31, 2014		As of December 28, 2013
In thousands	Notional	Fair Value	Notional	Fair Value
Designated hedges:
Hygiene Euro Contracts	$—	$—	$—	$—

Undesignated hedges:
Providência Contracts	140,623	3,962	—	—
Providência Instruments	20,179	(560)	—	—
Hygiene Euro Contracts	—	—	—	—
Healthcare Euro Contracts	—	—	—	—

Total	$160,802	$3,402	$—	$—

Asset derivatives are recorded within Other current assets and liability derivatives are recorded within Accounts payable and accrued expenses on the Consolidated Balance Sheets.

Providência Contracts

On January 27, 2014, the Company entered into a series of financial instruments with a third-party financial institution used to minimize foreign exchange risk on the future consideration to be paid for the Providência Acquisition and the Mandatory Tender Offer (the “Providência Contracts”). Each contract allows the Company to purchase fixed amounts of Brazilian Reais (R$) in the future at specified U.S. dollar exchange rates, coinciding with either the Providência Acquisition or the Mandatory Tender Offer. The Providência Contracts do not qualify for hedge accounting treatment, and therefore, are considered undesignated hedges. As the nature of this transaction is related to a non-operating notional amount, changes in fair value were recorded in Foreign currency and other, net in the current period.

The primary financial instrument was related to the Providência Acquisition and consisted of a foreign exchange forward contract with an aggregate notional amount equal to the estimated purchase price. Prior to the Providência Acquisition Date, the Company amended the primary financial instrument to reduce the notional amount to align with the consideration to be paid to the selling stockholders, which resulted in a realized gain for the Company. Upon consummation of the Providência Acquisition, the Company purchased the required Brazilian Real at the rate specified per the terms of the contract. In addition, the primary financial instrument was settled in the Company’s favor due to a strengthening U.S. Dollar. As a result, the Company fulfilled its obligations under the terms of the contract that specifically relate to the primary financial instrument and adjusted the fair value to zero with a realized gain of $18.9 million recognized within Foreign currency and other, net. The remaining financial instruments relate to a series of options that expire between 1 year and 5 years associated with the Mandatory Tender Offer and the deferred portion of the consideration paid for the Providência Acquisition.

Providência Instruments

As a result of the acquisition of Providência, the Company assumed a variety of derivative instruments used to reduce the exposure to fluctuations in interest rates and foreign currencies. These financial instruments include an interest rate swap, forward foreign exchange contracts and call option contracts (the “Providência Instruments”). The counterparty to each financial instrument is a third-party financial institution. The Providência Instruments do not qualify for hedge accounting treatment, and therefore, are considered undesignated derivatives. As the nature of the foreign exchange contracts and call option contracts relate to operating notional amounts, changes in the fair value are recorded in Other operating, net in the current period. Changes in the fair value of the interest rate swap is recorded in Interest expense in the current period as the nature of the transaction relates to interest on our outstanding third-party debt.

Bridge Loan Contract

On September 17, 2013, the Company entered into a foreign exchange forward contract with a third-party financial institution used to minimize foreign exchange risk on the Secured Bridge Facility and Unsecured Bridge Facility, the proceeds of which were used to fund the Fiberweb Acquisition (the “Bridge Loan Contract”). The contract allowed the Company to purchase a fixed amount of pounds sterling in the future at a specified U.S. Dollar rate. The Bridge Loan Contract did not qualify for hedge accounting treatment, therefore, it was considered an undesignated hedge. As the nature of this transaction is related to a non-operating notional amount, changes in fair value were recorded in Foreign currency and other, net in the current period.

The Fiberweb Acquisition was funded on November 27, 2013, at which time the Company purchased the underlying pounds sterling amount at the U.S. Dollar rate specified in the contract. Upon settlement, the Company benefited from a strengthening U.S. Dollar, whereby less U.S. Dollars were required to purchase the fixed notional amount. As a result, the Company fulfilled its obligations under the terms of the contract, adjusted the fair value of the Bridge Loan Contract to zero with no gain or loss recognized and terminated the agreement.

Hygiene Euro Contracts

On June 30, 2011, the Company entered into a series of foreign exchange forward contracts with a third-party financial institution used to minimize foreign exchange risk on certain future cash commitments related to the new hygiene line under construction in China (the “Hygiene Euro Contracts”). The contracts allow the Company to purchase fixed amount of Euros on specified future dates, coinciding with the payment amounts and dates of equipment purchase contracts. The Hygiene Euro Contracts qualify for hedge accounting treatment and are considered a fair value hedge; therefore, changes in the fair value of each contract is recorded in Other operating, net along with the gain or loss on the recognized hedged asset or liability that is attributable to the hedged risk. Since inception, the Company amended the equipment purchase contract on the hygiene line to which the Hygiene Euro Contracts are linked. However, the Company modified the notional amounts of the Hygiene Euro Contracts to synchronize with the underlying updated contract payments. As a result, the Hygiene Euro Contracts remained highly effective and continued to qualify for hedge accounting treatment.

In May 2013, the Company completed commercial acceptance of the new hygiene line under construction in China and recorded a liability for the remaining balance due. As a result, the Company removed the hedge designation of the Hygiene Euro Contracts and continued to recognize changes in the fair value of the contracts in current earnings as an undesignated hedge until the final payment date. However, changes in the fair value of the hedged asset that is attributable to the hedged risk has been capitalized in the cost base of the hygiene line and no longer recognized in current earnings. During the fourth quarter of 2013, the Company remitted the final payment on the hygiene line and simultaneously fulfilled its obligations under the Hygiene Euro Contracts.

Healthcare Euro Contracts

In January 2011, the Company entered into a series of foreign exchange forward contracts with a third-party financial institution used to minimize foreign exchange risk on certain future cash commitments related to the new healthcare line under construction in China (the “Healthcare Euro Contracts”). The contracts allowed the Company to purchase fixed amount of Euros on specified future dates, coinciding with the payment amounts and dates of equipment purchase contracts. The Healthcare Euro Contracts qualified for hedge accounting treatment and were considered a fair value hedge; therefore, changes in the fair value of each contract was recorded in Other operating, net along with the gain or loss on the recognized hedged asset or liability that was attributable to the hedged risk.

In July 2011, the Company completed commercial acceptance of the new healthcare line under construction in China and recorded a liability for the remaining balance due. As a result, the Company removed the hedge designation of the Healthcare Euro Contracts and will continue to recognize changes in the fair value of the contracts in current earnings as an undesignated hedge. However, changes in the fair value of the hedged asset that is attributable to the hedged risk has been capitalized in the cost base of the healthcare line and no longer recognized in current earnings. During the first quarter of 2012, the Company remitted the final payment on the healthcare line and simultaneously fulfilled its obligations under the Healthcare Euro Contracts.

The following table represents the amount of (gain) or loss associated with derivative instruments in the Consolidated Statement of Operations:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Designated hedges:
Hygiene Euro Contracts	$—	$(449)	$(2,559)
Undesignated hedges:
Providência Contracts	(13,554)	—	—
Providência Instruments	(786)	—	—
Healthcare Euro Contracts	—	—	(147)
Hygiene Euro Contracts	—	(799)	—

Total	$(14,340)	$(1,248)	$(2,706)

Gains and losses associated with the Company’s designated fair value hedges are offset by the changes in the fair value of the underlying transactions. However, once the hedge is undesignated, the fair value of the hedge is no longer offset by the fair value of the underlying transaction.

Note 13. Fair Value of Financial Instruments

The accounting standard for fair value measurements establishes a framework for measuring fair value that is based on the inputs market participants use to determine the fair value of an asset or liability and establishes a fair value hierarchy to prioritize those inputs. The fair value hierarchy is comprised of three levels that are described below:

Level 1 —	Inputs based on quoted prices in active markets for identical assets or liabilities.

Level 2 —	Inputs other than Level 1 quoted prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 —	Unobservable inputs based on little or no market activity and that are significant to the fair value of the assets and liabilities, therefore requiring an entity to develop its own assumptions.

The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs are obtained from independent sources and can be validated by a third party, whereas unobservable inputs reflect assumptions regarding what a third party would use in pricing an asset or liability based on the best information available under the circumstances. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Recurring Basis

The following tables present the fair value and hierarchy levels for the Company’s assets and liabilities, which are measured at fair value on a recurring basis as of the following period:

In thousands	Level 1	Level 2	Level 3	December 31, 2014
Assets				(1)
Providência Contracts	$—	$3,962	$—	$3,962
Liabilities
Providência Instruments	—	(560)	—	(560)

(1)	At December 28, 2013, the Company did not have any financial assets or liabilities required to be measured at fair value.

ASC 820 “Fair Value Measurements and Disclosures” (ASC 820) defines fair value as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The Company determines fair value of its financial assets and liabilities using the following methodologies:

•

Firm Commitment — Assets recognized associated with an unrecognized firm commitment to purchase equipment. The fair value of the assets is based upon indicative price information obtained from a third-party financial institution that is the counterparty to the transaction.

•

Derivative instruments — These instruments consist of foreign exchange forward contracts. The fair value is based upon indicative price information obtained from a third-party financial institution that is the counterparty to the transaction.

The fair values of cash and cash equivalents, accounts receivable, inventories, short-term borrowings and accounts payable and accrued liabilities approximate their carrying values due to the short-term nature of these instruments. The methodologies used by the Company to determine the fair value of its financial assets and liabilities at December 31, 2014 are the same as those used at December 28, 2013. As a result, there have been no transfers between Level 1 and Level 2 categories.

In order to value the Providência Contracts, quantitative models that utilize multiple market inputs (including interest rates, prices and indices to generate continuous yield or pricing curves and volatility factors) are utilized. Prior to the consummation of the Providência Acquisition, management considered the probability of the Providência Acquisition being finalized as a component of the valuation. As a result, the Company considered the fair value of the Providência Contracts a Level 3 fair value determination. Subsequent to the Providência Acquisition and after the settlement of the primary financial instrument included in the Providência Contracts, management no longer is required to consider the probability of the Providência Acquisition being finalized as a component of the valuation. Therefore, the fair value of the remaining Providência Contracts are considered a Level 2 fair value determination.

Non-Recurring Basis

In light of the recent acquisition of Providência, the Company realigned its internal reporting structure during the third quarter of 2014, whereby the former Americas Nonwovens segment was divided into North America and South America segments. As a result of the realignment of the Company’s segments, some of the reporting units changed. When reporting units are changed, ASC 350 requires that goodwill be tested for impairment both before and after the reorganization. Therefore, the Company performed an interim goodwill impairment test and determined that goodwill was not impaired at any of the reporting units prior to the reorganization. Subsequent to the reorganization and reallocation of goodwill, the Company performed an interim goodwill impairment test on the North America and Argentina/Colombia reporting units, using a two-step impairment test to determine if the allocated goodwill is recoverable. The first step compares the carrying amount of the reporting unit to its estimated fair value. If the estimated fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. To the extent that the carrying value of the reporting unit exceeds its estimated fair value, a second step is performed, wherein the reporting unit’s carrying value of goodwill is compared to the implied fair value of goodwill. To the extent that the carrying value exceeds the implied fair value, impairment exists and must be recognized.

The estimated fair values of the reporting units were determined using a discounted cash flow (income approach) valuation methodology. Key assumptions regarding estimated cash flows include profit margins, long-term forecasts, discount rates, terminal growth rates and the estimated fair value of certain assets and liabilities. The Company made various assumptions when completing step one and step two of the analysis, which were consistent with our previous annual impairment test. Based on this analysis, the Company determined that subsequent to the reorganization the North American reporting unit passed step one. However, the Argentina/Colombia reporting unit failed the step one impairment calculation and it was necessary to proceed to step two. In step two, the fair value calculated in step one is used to apply the fair value to the assets and liabilities of the reporting unit based on a hypothetical purchase price allocation. The implied fair value of goodwill is determined in the allocation process and compared to the book value of goodwill. Based on this analysis, the Company determined the fair value of goodwill allocated to the Argentina/Colombia reporting unit to be zero and that all of its allocated goodwill would be impaired. As a result, the Company recorded a non-cash impairment charge of $6.9 million. The amount is considered a non-recurring Level 3 fair value determination.

The Company reviews long-lived assets for impairment whenever changes in events or circumstances indicate that the carrying value of an asset may not be recoverable. As a result of the realignment, the Company performed an interim impairment test in accordance with ASC 360, “Property, Plant and Equipment” (“ASC 360”), which requires a long-lived asset (asset group) to be tested for recoverability by comparing the net carrying value of the asset or asset group to the undiscounted net cash flows to be generated from the use and eventual disposition of that asset (asset group). Based on this analysis, the Company determined that the undiscounted net cash flows were greater than the net carrying value of the asset group and therefore no impairment existed.

At December 28, 2013, the Company did not have any financial assets or liabilities required to be measured at fair value on a recurring basis. However, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In the fourth quarter of 2013, the Company performed an impairment test on long-lived assets in Argentina. The Company determined the fair value of the long-lived assets to be $14.4 million. As a result, the Company recorded an impairment charge of $2.2 million. Personal property was valued using the cost and market approaches, and the cost approach for construction in progress. Land was valued using a combination of the cost, income and sales comparison approaches. Key assumptions included market rent rates ($5 per square foot), management fees (5%) and an overall capitalization rate (12%). The amount is considered a non-recurring Level 3 fair value determination.

Note 14. Pension and Postretirement Benefit Plans

The Company and its subsidiaries sponsor multiple defined benefit plans that cover certain employees. Postretirement benefit plans, other than pensions, provide healthcare benefits for certain eligible employees. Benefits are primarily based on years of service and the employee’s compensation.

Pension Plans

The Company has both funded and unfunded pension benefit plans. It is the Company’s policy to fund such plans in accordance with applicable laws and regulations in order to ensure adequate funds are available in the plans to make benefit payments to plan participants and beneficiaries when required.

The following table details information regarding the Company’s pension plans:

In thousands	U.S. Pension Plans		Non-U.S. Pension Plans
	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013
Pension Plans
Change in Projected Benefit Obligation:
Benefit obligation at beginning of year	$(98,320)	$(16,309)	$(138,304)	$(131,580)
Service costs	(322)	(4)	(2,995)	(3,398)
Interest costs	(4,416)	(1,067)	(5,356)	(4,980)
Participant contributions	—	—	(171)	(170)
Acquisition / transfers	—	(84,932)	(2,594)	(1,602)
Plan amendments	—	—	—	622
Actuarial gain / (loss)	(18,229)	2,670	(39,661)	2,273
Settlements / curtailments	—	—	204	—
Benefit payments	6,261	1,322	4,959	4,917
Currency translation	—	—	20,768	(4,386)

Benefit obligation at end of year	$(115,026)	$(98,320)	$(163,150)	$(138,304)

Change in Plan Assets:
Fair value at beginning of year	$98,822	$12,172	$144,331	$139,064
Actual return on plan assets	10,776	2,270	41,160	(877)
Employer and participant contributions	721	721	4,938	4,788
Acquisition / transfers	—	84,981	—	1,203
Settlements / curtailments	—	—	(204)	(263)
Benefit payments	(6,261)	(1,322)	(4,959)	(4,618)
Currency translation	—	—	(21,103)	5,034

Fair value at end of year	$104,058	$98,822	$164,163	$144,331

Funded (unfunded) status	$(10,968)	$502	$1,013	$6,027

Amounts included in the balance sheet:
Current assets	$—	$—	$—	$—
Other noncurrent assets	—	—	10,018	12,133
Accounts payable and accrued liabilities	—	—	(1,217)	(346)
Other noncurrent liabilities	(10,968)	502	(7,788)	(5,760)

Net amount recognized	$(10,968)	$502	$1,013	$6,027

Weighted average assumptions used:
Return on plan assets	5.9 - 7.0%	5.9 - 7.0%	3.0 - 5.5%	3.0 - 5.5%
Discount rate	3.7 - 4.0%	4.6%	1.7 - 8.0%	3.4 - 8.0%
Salary and wage escalation rate	N/A	N/A	2.0 - 4.5%	2.8 - 4.5%

The Company has plans whose fair value of plan assets exceeds the benefit obligation. In addition, the Company also has plans whose benefit obligation exceeds the fair value of plan assets. The total amount of prepaid benefit cost included in the net prepaid (accrued) benefit cost recognized for all pension plans approximates $(10.0) million and $6.5 million at December 31, 2014 and December 28, 2013, respectively. The accumulated benefit obligation was $275.0 million and $232.2 million at December 31, 2014 and December 28, 2013, respectively.

The following table summarizes the pretax amounts recorded in Accumulated other comprehensive income (loss) for the Company’s pension plans as of December 31, 2014 and December 28, 2013:

In thousands	U.S. Pension Plans		Non-U.S. Pension Plans
	December 31, 2014	December 28, 2013	December 31, 2014	December 28, 2013
Transition net asset	$—	$—	$—	$—
Net actuarial (gain) loss	14,454	1,174	15,932	12,583
Prior service cost	—	—	(525)	—

Net amounts recognized	$14,454	$1,174	$15,407	$12,583

The components of the Company’s pension related costs for the following periods are as follows:

	U.S. Pension Plans			Non-U.S. Pension Plans
In thousands, except percentage data	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Pension Benefit Plans
Components of net periodic benefit cost:
Service cost	$322	$4	$—	$2,995	$3,398	$2,002
Interest cost	4,416	1,067	620	5,356	4,980	5,032
Return on plan assets	(5,829)	(1,679)	(899)	(6,487)	(6,574)	(5,462)
Curtailment / settlement (gain) loss	—	—	—	61	—	792
Net amortization of:
Transition costs and other	3	253	181	1	95	(238)

Net periodic benefit cost	$(1,088)	$(355)	$(98)	$1,926	$1,899	$2,126

Weighted average assumptions used:
Return on plan assets	5.9 - 7.0%	5.9 - 7.0%	8.0%	3.0 - 5.5%	3.0 - 5.5%	1.5 - 6.0%
Discount rate	4.6%	4.6%	3.8%	3.2 - 8.0%	3.4 - 8.0%	3.7 - 7.0%
Salary and wage escalation rate	N/A	N/A	N/A	1.0 - 4.5%	2.8 - 4.5%	2.0 - 4.5%
During the fourth quarter of 2012, the Company completed the liquidation of two pension plans related to its former Dominion Textile, Inc. business in Canada. All pension benefits legally owed to plan participants were fully paid from plan assets by the end 2012. Excess plan assets left in the trust after all participants were paid was $0.3 million and is reported within Other current assets in the Company’s Consolidated Balance Sheet at December 29, 2012. The surplus was received by the Company in the first quarter of 2013. As a result of the liquidation of these plans, the Company recognized a settlement loss of $0.8 million within Special charges, net in the Company’s Consolidated Statement of Operations during the fiscal year ended December 29, 2012.

The expected long-term rate of return on plan assets reflects the average rate of returns expected on the funds invested or to be invested in order to provide for the benefits included in the projected benefit obligation.

The expected long-term rate of return on plan assets is based on what is achievable given the plan’s investment policy, the types of assets held and target asset allocations. The expected long-term rate of return is determined as of the measurement date. The Company reviews each plan and its historical returns and target asset allocations to determine the appropriate long-term rate of return on plan assets to be used. Discount rates are primarily based on the market yields of global bond indices for AA-rated corporate bonds, applied to a portfolio for which the term and currency correspond with the estimated term and currency of the obligation.

The Company’s practice is to fund amounts for its qualified pension plans at least sufficient to meet the minimum requirements set forth in applicable employee benefit laws and local tax laws. In addition, the Company manages these plans to ensure that all present and future benefit obligations are met as they come due. During 2015, employer contributions are expected to approximate $3.7 million. As well, the Company expects to recognize amortization of actuarial gains/losses as components of net periodic benefit cost of $0.4 million.

Investment decisions

The Company’s overall investment strategy for pension plan assets is to achieve a blend of approximately 80 percent of investments for long-term growth and 20 percent for near-term benefit payments with a wide diversification of asset types, fund strategies and fund managers. In the U.S., the target allocations for plan assets are 40-55 percent in equity securities, 40-55 percent in corporate bonds and U.S. Treasury securities and the remainder in cash, cash equivalents or other types of investments. Equity securities primarily include investments in large-cap, mid-cap and small-cap companies principally located in the U.S. Fixed income securities include corporate bonds of companies of diversified industries and U.S. Treasuries.

The plans’ weighted-average asset allocations by asset category are as follows:

	December 31, 2014	December 28, 2013
Cash	6%	12%
Equity Securities	27%	30%
Fixed Income Securities	67%	58%

Total	100%	100%

The trust funds are sufficiently diversified to maintain a reasonable level of risk without imprudently sacrificing return. The investment managers select investment fund managers with demonstrated experience and expertise, and funds with demonstrated historical performance, for the implementation of the plans’ investment strategy. The investment managers will consider both actively and passively managed investment strategies and will allocate funds across the asset classes to develop an efficient investment structure. It is the responsibility of the trustee to administer the investments of the trust within reasonable costs. These costs include, but are not limited to, management and custodial fees, consulting fees, transaction costs and other administrative costs chargeable to the Trust.

The fair value of the Company’s pension plan assets at December 31, 2014 by asset category is as follows:

In thousands	Total	Level 1	Level 2	Level 3
Cash	$3,904	$1,979	$1,925	$—
Equity securities:
U.S. equities (a)	17,191	11,269	5,922	—
Foreign equities (b)	12,190	5,413	6,777	—
Global equity funds (c)	42,829	13,017	29,812	—
Emerging markets (d)	749	749	—	—

Total equity securities	72,959	30,448	42,511	—

Fixed income securities:
U.S. fixed income funds (e)	68,036	1,939	66,097	—
Foreign fixed income funds (f)	120,299	—	120,299	—

Total fixed income securities	188,335	1,939	186,396	—

Insurance funds	3,023	—	—	3,023

Total	$268,221	$34,366	$230,832	$3,023

(a)	This category consists of commingled and registered mutual funds that focus on equity securities of U.S companies. It includes both indexed and actively managed funds.
(b)	This category consists of commingled and registered mutual funds that focus on equity securities of companies outside of the U.S. It includes both indexed and actively managed funds.
(c)	This category consists of commingled and registered mutual funds that invest in equity securities of both U.S. and foreign companies. It includes actively managed funds
(d)	This category consists of commingled and registered mutual funds that invest in equity securities of companies in emerging market economies. It includes actively managed funds.
(e)	This category consists of actively managed funds that invest in investment-grade bonds of U.S. issuers from diverse industries and U.S. government bonds and treasury notes.
(f)	This category consists of funds that invest in investment-grade bonds of foreign companies and Euro region government bonds.

The fair value of the Company’s pension plan assets at December 28, 2013 by asset category is as follows:

In thousands	Total	Level 1	Level 2	Level 3
Cash	$28,671	$27,803	$868	$—
Equity securities:
U.S. equities (a)	16,566	11,023	5,543	—
Foreign equities (b)	16,233	4,993	11,240	—
Global equity funds (c)	37,697	13,489	24,208	—
Emerging markets (d)	2,423	1,083	1,340	—

Total equity securities	72,919	30,588	42,331	—

Fixed income securities:
U.S. fixed income funds (e)	43,069	11,030	27,332	4,707
Foreign fixed income funds (f)	97,264	—	97,264	—

Total fixed income securities	140,333	11,030	124,596	4,707

Insurance funds	1,230	$—	$—	$1,230

Total	$243,153	$69,421	$167,795	$5,937

(a)	This category consists of commingled and registered mutual funds that focus on equity securities of U.S companies. It includes both indexed and actively managed funds.

(b)	This category consists of commingled and registered mutual funds that focus on equity securities of companies outside of the U.S. It includes both indexed and actively managed funds.
(c)	This category consists of commingled and registered mutual funds that invest in equity securities of both U.S. and foreign companies. It includes actively managed funds
(d)	This category consists of commingled and registered mutual funds that invest in equity securities of companies in emerging market economies. It includes actively managed funds.
(e)	This category consists of actively managed funds that invest in investment-grade bonds of U.S. issuers from diverse industries and U.S. government bonds and treasury notes.
(f)	This category consists of funds that invest in investment-grade bonds of foreign companies and Euro region government bonds.

Postretirement Plans

The Company sponsors several Non-U.S. postretirement plans that provide healthcare benefits to cover certain eligible employees. These plans have no plan assets, but instead are funded by the Company on a pay-as-you-go basis in the form of direct benefit payments.

The following table details information regarding the Company’s postretirement plans:

	U.S. Postretirement Plans		Non-U.S. Postretirement Plans
In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013
Postretirement Benefit Plans
Change in Projected Benefit Obligation:
Benefit obligation at beginning of year	$(2,034)	$—	$(5,511)	$(4,864)
Additional benefit obligations	—	—	—	—
Service costs	—	—	(7)	(59)
Interest costs	(89)	(11)	(146)	(187)
Acquisition / transfers	—	(2,030)	1,834	(1,419)
Actuarial gain / (loss)	17	7	(237)	305
Settlements / curtailments	—	—	—	182
Benefit payments	25	—	314	381
Currency translation	—	—	321	150

Benefit obligation at end of year	$(2,081)	$(2,034)	$(3,432)	$(5,511)

Change in Plan Assets:
Fair value at beginning of year	$—	$—	$—	$—
Actual return on plan assets	—	—	—	—
Employer and participant contributions	25	—	314	381
Benefit payments	(25)	—	(314)	(381)
Currency translation	—	—	—	—

Fair value at end of year	$—	$—	$—	$—

Funded status	$(2,081)	$(2,034)	$(3,432)	$(5,511)

Amounts included in the balance sheet:
Other noncurrent assets	$—	$—	$—	$—
Accounts payable and accrued liabilities	(97)	(119)	(297)	(492)
Other noncurrent liabilities	(1,984)	(1,915)	(3,135)	(5,019)

Net amount recognized	$(2,081)	$(2,034)	$(3,432)	$(5,511)

Weighted average assumptions used:
Return on plan assets	N/A	N/A	N/A	N/A
Discount rate	3.7%	4.6%	3.2 - 3.7%	4.1 - 4.8%
Salary and wage escalation rate	N/A	N/A	2.5%	3.0%

The following table summarizes the pretax amounts recorded in Accumulated other comprehensive income (loss) for the Company’s postretirement benefit plans as of December 31, 2014 and December 28, 2013:

	U.S. Postretirement Plans		Non-U.S. Postretirement Plans
In thousands	December 31, 2014	December 28, 2013	December 31, 2014	December 28, 2013
Transition net asset	$—	$—	$—	$—
Net actuarial (gain) loss	(23)	(7)	122	(12)
Prior service cost	—	—	—	—

Net amounts recognized	$(23)	$(7)	$122	$(12)

The components of the Company’s postretirement related costs for the following periods are as follows:

	U.S. Postretirement Plans			Non-U.S. Postretirement Plans
In thousands, except percentage data	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Postretirement Benefit Plans
Components of net periodic benefit cost:
Service cost	$—	$—	$—	$7	$59	$69
Interest cost	89	11	—	146	187	218
Curtailment / settlement (gain) loss	—	—	—	—	114	186
Net amortization of:
Transition costs and other	—	—	—	—	35	26

Net periodic benefit cost	$89	$11	$—	$153	$395	$499

Weighted average assumptions used:
Discount rate	4.6%	4.6%	N/A	4.1 - 4.8%	4.1 - 4.8%	3.5 - 7.0%
Salary and wage escalation rate	N/A	N/A	N/A	3.0%	3.0%	3.0 - 4.5%

Assumed health care cost trend rates

The health care cost trend rate assumptions for the Company provided health care benefits for retirees in Canada are reflected in the following table. The Company does not provide post-employment health care benefits for retirees in other countries.

	December 31, 2014	December 28, 2013
Weighted average health care cost trend rate assumed for next year	6.22%	6.44%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	4.50%	4.50%
Year that the rate reached the ultimate trend rate	2028	2028

A one-percentage point increase in the assumed health care cost trend rate would have increased aggregate service and interest cost in 2014 by less than $0.1 million and the accumulated postretirement benefit obligation as of December 31, 2014 by $0.1 million. A one-percentage point decrease in the assumed health care cost trend rate would have decreased aggregate service and interest cost in 2014 by less than $0.1 million and the accumulated postretirement benefit obligation as of December 31, 2014 by $0.1 million.

Expected Benefit Payments

The following table reflects the total benefits projected to be paid from the pension plans or from the Company’s general assets, under the current actuarial assumptions used for the calculation of the projected benefit obligations. Therefore, actual payments may differ from projected benefit payments. The expected level of payments to, or on the behalf of, participants is as follows:

In thousands	Pension	Postretirement
2015	$10,833	$393
2016	10,526	385
2017	10,898	377
2018	11,316	370
2019	11,619	363
2020 to 2024	65,189	1,715

Defined Contribution Plans

The Company sponsors several defined contribution plans through its domestic subsidiaries covering employees who meet certain service requirements. The Company makes contributions to the plans based upon a percentage of the employees’ contribution in the case of its 401(k) plans or upon a percentage of the employees’ salary or hourly wages in the case of its noncontributory money purchase plans. The cost of the plans was $4.2 million, $2.7 million and $2.5 million for fiscal 2014, 2013 and 2012, respectively.

Note 15. Equity Compensation Plans

The Company accounts for stock-based compensation plans in accordance with ASC 718, “Compensation - Stock Compensation” (“ASC 718”), which requires a fair-value based method for measuring the value of stock-based compensation. Fair value is measured once at the date of grant and is not adjusted for subsequent changes. The Company’s stock-based compensation plans have included a program for stock options and restricted stock units.

In January 2011, Holdings adopted an Incentive Stock Plan (the “2011 Plan”), pursuant to which Holdings will grant equity-based awards to selected employees and directors of the Company. The 2011 Plan, which included time-vesting, performance-vesting and exit-vesting options as well as restricted stock units, provides that 32,622 shares of common stock of Holdings are available for grant. At December 31, 2014, the indirect parent has 6,901 shares available for future incentive awards.

During 2013, the Holdings’ board of directors reviewed the historical and projected financial performance of the Company in regard to the satisfaction of the performance-vesting options and exit-vesting options. Under the then-current vesting conditions, a performance-based option would become vested if certain free cash flow targets were achieved in either a given fiscal year or based on cumulative targets over multiple fiscal years. As none of these targets had been achieved since the date of grant and, based on recent performance, were not expected to be satisfied in the next several years, the Company decided to commence an offer to all eligible option holders to modify the terms of all performance-vesting and exit-vesting options. All of the eligible option holders elected to participate. As a result, on August 30, 2013, the vesting terms for all performance-vesting options were modified to vest on terms similar to the existing exit-vesting options. In addition, the required annual rate of return for both the existing modified performance-vesting options and the exit-vesting options was reduced from 20% to 15%. Per ASC 718, the change in vesting conditions was treated as a Type IV modification whereby the expectation about whether the vesting condition will be satisfied remains the same. The Company does not consider the vesting of these options probable and therefore, no additional compensation expense was recognized.

On June 17, 2013, Veronica Hagen and the Company entered into a Retirement Agreement (the “Retirement Agreement”) whereby she retired from the position of President and Chief Executive Officer effective June 19, 2013 and retired from the Company on August 31, 2013. Per the terms of the Retirement Agreement, the Company modified her equity-based awards in that certain time-vesting and exit-vesting awards became fully vested, with all remaining awards forfeited. Per ASC 718, the change in vesting conditions of the time-vesting options was treated as a Type III modification whereby the original equity awards are considered forfeited and new, fully vested awards are granted. The change in vesting conditions of the exit-vesting options was treated as a Type IV modification whereby the expectation about whether the vesting condition will be satisfied remains the same. On June 18, 2013, the Company announced the appointment of J. Joel Hackney Jr. as President and Chief Executive Officer, effective June 19, 2013. Per the terms of his employment agreement, Mr. Hackney received 9,000 equity-based awards, which included 3,000 restricted stock units.

Since the inception of the 2011 Plan, certain select employees that have been granted equity-based awards are no longer employed by the Company. In certain cases, the Board of Directors have agreed to modify the terms of option awards to provide that all unexercised time-vesting options that were vested upon their departure date will remain exercisable until the earlier of (1) the expiration date of the options or (2) such earlier date that the individual breaches any restrictive covenant. All other time-vesting and exit-vesting options that were not vested were immediately forfeited. Per ASC 718, the change in vesting conditions of the time-vesting options were treated as a Type III modification whereby the original equity awards are considered forfeited and new, fully vested awards are granted. The change in vesting conditions of the exit-vesting options was treated as a Type IV modification whereby the expectation about whether the vesting condition will be satisfied remains the same.

Stock Options

Options granted under the 2011 Plan expire on the tenth anniversary date of the date of grant and vest based on the type of option granted. Time-vesting options vest based upon the passage of time in equal installments at the respective anniversaries of the date of grant. Modified performance-vesting options and exit-vesting options vest on the date, if any, when Blackstone receives cash proceeds in excess of 2.0 times its investment in the Company’s equity securities (performance condition) and such cash proceeds result in an annual internal rate of return of at least 15% on its cumulative invested capital in the securities of the Company (market condition). All options are subject to continued employment with the Company.

Changes in options outstanding under the 2011 Plan are as follows:

	Number of Shares	Weighted Average Exercise Price	Intrinsic Value	Weighted Average Estimated Contractual Life
Outstanding - December 31, 2011	16,857	$—
Granted	4,582	1,000
Canceled / Forfeited	(979)	1,000
Exercised	—	—

Outstanding - December 29, 2012	20,460	1,000
Granted	6,817	1,000
Canceled / Forfeited	(3,882)	1,000
Exercised	—	—

Outstanding - December 28, 2013	23,395	1,000
Granted	3,761	1,000
Canceled / Forfeited	(4,435)	1,000
Exercised	—	—

Outstanding - December 31, 2014	22,721	$1,000	$—	7.57

Exercisable - December 31, 2014	4,416	$1,000	$—	6.75

The fair value of each time-vesting award is expensed on a straight-line basis over the requisite service period, which is generally the three or five year vesting period of the options. However, for options granted with performance target and market requirements, compensation expense would be recognized when it is probable that the performance target will be achieved and the requisite service period was satisfied. Compensation expense is not recognized for modified performance-vesting options and exit-vesting options as the performance condition is not considered probable. As of December 31, 2014, unrecognized compensation expense related to non-vested time-vesting stock options granted under the 2011 Plan totaled $1.5 million.

The weighted-average fair value of time-vesting stock options granted during fiscal 2014 and 2013 was $509.280 and $568.420, respectively, using the Black-Scholes option pricing model. The following weighted-average assumptions are as follows:

	Fiscal 2014	Fiscal 2013
Risk-free interest rate	1.74%	1.55%
Dividend yield	—%	—%

Expected life	5.8 years	6.4 years
Volatility	54.10%	59.00%

As the Company does not have sufficient historical volatility data for the common stock of Holdings, the stock price volatility utilized in the fair value calculation is based on the Company’s peer group in the industry in which it does business. The risk-free interest rate is based on the yield-curve of a zero-coupon U.S. Treasury bond on the date the award is granted with a maturity equal to the expected term of the award. Prior to 2013, the expected life was based on the vesting schedule of the options and their contractual life, taking into consideration the expected time in which the share price of the option would exceed the exercise price of the option. However, subsequent equity grants utilize the Simplified Method as allowed under SAB Topic 14 to derive the expected life assumption.

Restricted Stock Units

Restricted stock units represent a promise to deliver shares to the individual at a future date if certain vesting conditions are met. Under the Holdings Plan, restricted stock unit’s will become vested on the third anniversary of the date of grant and will be settled in shares of Holdings. Dividend equivalent shares will accrue if dividends are paid on Holdings common stock and will vest proportionately with the restricted stock unit’s to which they relate.

Changes in restricted stock units outstanding under the 2011 Plan are as follows:

	Number of Shares	Grant Date Fair Value
Outstanding - December 29, 2012	—	$—
Granted	3,000	1,000
Canceled / Forfeited	—	—
Exercised	—	—

Outstanding - December 28, 2013	3,000	$1,000

Granted	—	—
Canceled / Forfeited	—	—
Exercised	—	—

Outstanding - December 31, 2014	3,000	$1,000

The fair value of each restricted stock unit is measured as the grant-date price of the common stock which is expensed on a straight-line basis over the three year vesting period. As of December 31, 2014, unrecognized compensation expense related to non-vested restricted stock units granted under the 2011 Plan totaled $1.5 million.

Call Option on Common Stock

Under the 2011 Plan, the Company set forth a management equity subscription agreement whereby certain selected employees of the Company were able to invest in shares of Holding’s common stock. The agreement contains an employer call option clause that states that the Company can repurchase the common stock from the employee prior to the third anniversary of the purchase date. This feature creates an in-substance service period because the employer can repurchase the shares at the original purchase price (or less) if the employee terminates within the specified time period. The employee does not partake in any of the risks or rewards of stock ownership until the end of the three year implied service period. As a result, the cash acquired by the Company for the common stock shares have been recorded as a liability, as they are subject to repayment upon employee termination and compensation cost will be recognized over the implied three-year requisite service period equal to the fair value of the call option. Upon the third anniversary of the purchase date of the common stock, the three-year requisite service period expired and all remaining amounts recorded as a liability were reclassified to equity.

Other Compensation Agreements

In contemplation of the Merger, the former Chief Executive Officer entered into an employment agreement which became effective as of the time of the Merger. The agreement provided that as long as Ms. Hagen was an employee in good standing on April 23, 2013, that she would be entitled to a one-time grant of shares in Holdings having a value equal to $694,000 (the “Equity Award”). In accordance with the terms of her employment agreement, Ms. Hagen received the equity award of 694 shares of Holdings common stock (less applicable withholding taxes) on the appropriate date. The Company recognized compensation expense on a straight-line basis over the requisite service period and has no further obligations under the agreement.

Compensation Expense

Stock-based compensation expense is included in Selling, general and administrative expenses in the Consolidated Statement of Operations. The amount of compensation expense recognized during the period is based on the portion of granted awards that are expected to vest. Ultimately, the total expense recognized of the vesting period will equal the fair value of the awards as of the grant date that actually vest. The following table summarizes the compensation expense recognized:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Stock options	$901	$950	$532
Restricted stock units	1,000	500	—
Employee call option	30	2,443	—
Equity award	—	97	310

Total	$1,931	$3,990	$842

The Company recognizes stock-based compensation expense related to the 2011 Plan over the period of time in which an employee must provide service in exchange for an award (the requisite service period). For time-vesting options, the requisite service period is the vesting period of the particular options granted in which the full fair value of the award in recognized. For amended performance-vesting and exit-vesting options (which contain both a performance and market condition that affects the vesting date), the requisite service period is the date, if any, when Blackstone receives cash proceeds with respect to its investment in the Company’s equity securities that meets a specified financial yield. In accordance with ASC 718, the Company does not recognize any stock-based compensation expense related to the amended performance-vesting and exit-vesting options as it cannot conclude it is probable that a liquidity event will occur as such an event is outside the control of the Company.

Note 16. Income Taxes

The provision for income taxes is computed based on the following components of income (loss) before income tax expense and discontinued operations:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Domestic	$(109,702)	$(64,320)	$(44,664)
Foreign	(11,061)	3,329	26,281

Total	$(120,763)	$(60,991)	$(18,383)

The components of income tax (provision) benefit for the respective periods are as follows:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Current:
Federal and state	$(1,603)	$3,947	$397
Foreign	(11,028)	(12,474)	(9,175)
Deferred:
Federal and state	(1,077)	36,689	90
Foreign	15,231	7,862	1,033

Income tax (provision) benefit	$1,523	$36,024	$(7,655)

The income tax (provision) benefit differs from the amount of income taxes determined by applying the applicable U.S. federal statutory rate of 35% to pretax income as a result of the following differences:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Computed income tax (provision) benefit at statutory rate	$42,267	$21,347	$6,435
State income taxes, net of U.S. federal tax benefit	(2,250)	(540)	(5)
Change in valuation allowance	(36,760)	6,263	(17,035)
Local country withholding tax	(3,527)	(5,307)	(800)
Intra-period allocation rule exception	—	5,201	—
Foreign rate difference	1,933	11,729	5,560
Uncertain tax positions	2,552	(3,989)	(755)
Foreign exchange	(1,680)	1,226	(953)
Other	(1,012)	94	(102)

Income tax (provision) benefit	$1,523	$36,024	$(7,655)

In the fourth quarter of 2013, Mexico passed and implemented tax reform. Among the many changes, the IETU tax regime was repealed. The PGI Mexico subsidiary was paying tax under the IETU tax regime and all deferred taxes were on the balance sheet using the attributes of the IETU tax regime. With the repeal, the PGI Mexico subsidiary had to remove all deferred tax items related to the IETU and replace them with the attributes consistent with the ISR, or income tax regime. The income statement impact on the tax expense related to this change was benefit of $4.1 million.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as net operating losses and other tax credit carryforwards.

Deferred income tax assets and liabilities consist of the following:

In thousands	December 31, 2014	December 28, 2013
Deferred tax assets:
Provision for bad debts	$2,247	$1,169
Inventory capitalization and allowances	3,617	1,997
Net operating loss and capital loss carryforwards	284,050	220,890
Tax credits	9,834	5,748
Employee compensation and benefits	9,478	10,322
Other, net	49,035	14,456

Total deferred tax assets	358,261	254,582
Valuation allowance	(227,475)	(193,442)

Net deferred tax assets	$130,786	$61,140

Deferred tax liabilities:
Property, plant and equipment, net	$(66,337)	$(33,050)
Intangibles	(35,890)	(38,761)
Undistributed earnings	(17,504)	(12,477)
Other, net	(22,488)	(6,530)

Total deferred tax liabilities	(142,219)	(90,818)

Net deferred tax liabilities	$(11,433)	$(29,678)

The Company records a deferred tax liability associated with the excess of book basis over tax basis in the shares of subsidiaries not considered indefinitely invested. At December 31, 2014, the Company has not provided deferred income taxes on approximately $7.4 million of unremitted earnings of its foreign subsidiaries where the earnings are considered indefinitely invested. If management decided to repatriate these earnings, they would become taxable and would incur approximately $0.7 million of tax. In the event of additional tax, unrecognized tax attributes may be available to reduce some portion of any U.S. income tax liability.

After Internal Revenue Code Section 382 (“Section 382”) limitations, the Company has $380.7 million of U.S. federal operating loss carryforwards that expire between 2024 and 2033. In addition, the Company has $657.6 million of aggregated state operating loss carryforwards that expire over various time periods, and has $426.5 million of foreign operating loss carryforwards, of which $252.1 million have an unlimited carryforward life and $142.9 million expire between 2015 and 2023. The remaining $31.5 million of foreign operating loss carryforwards expire between 2015 and 2034. The Company has potential tax benefits of $2.0 million of tax credit carryforwards on foreign jurisdictions, all of which expire between 2015 and 2023. The Company has $1.5 million of AMT credit with an unlimited carryforward life.

A valuation allowance is recorded when, based on the weight of the evidence, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. In assessing the likelihood that a deferred tax asset will be realized, management considers, among other factors, the trend of historical and projected future taxable income, the scheduled reversal of deferred tax liabilities, the carryforward period for net operating losses and credits as well as tax planning strategies available to the Company. After consideration of all available evidence both positive and negative, the Company has determined that valuation allowances of $227.5 million and $193.4 million are appropriate as of December 31, 2014 and December 28, 2013, respectively.

A reconciliation of the beginning and ending amount of unrecognized tax benefits, included in Other noncurrent liabilities in the accompanying Consolidated Balance Sheet, excluding potential interest and penalties associated with uncertain tax positions, is as follows:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Unrecognized tax benefits at beginning of period	$16,392	$12,794	$12,892

Gross increases for tax positions of prior years	—	—	—
Gross decreases for tax positions of prior years	(2,658)	(260)	(127)

Increases in tax positions for the current year	1,585	1,753	2,085
Lapse of statute of limitations	(1,461)	(1,873)	(1,810)

Purchase accounting adjustment	—	4,705	—
Currency translation	(888)	(727)	(246)

Unrecognized tax benefits at end of period	$12,970	$16,392	$12,794

The total amount of unrecognized tax benefits (the “UTBs”) as of December 31, 2014 and December 28, 2013 were $20.3 million and $24.0 million, respectively. These amounts include accrued interest and penalties of $9.1 million and $9.3 million at December 31, 2014 and December 28, 2013, respectively. Included in the UTBs as of December 31, 2014 is $1.8 million of operating loss carryforwards for which a UTB has been established. Further, the UTBs of $20.3 million represent the amount that, if recognized, would affect the effective tax rate of the Company in future periods. Included in the balance as of December 31, 2014 was $1.1 million related to tax positions for which it is reasonably possible that the total amounts could significantly change during the next twelve months. This amount represents a decrease in UTBs comprised of items related to lapse of statute of limitations or settlement of issues. The Company continues to recognize interest and/or penalties related to income taxes as a component of income tax expense.

During 2013, Mexico initiated a tax amnesty program that provides a reduction in taxes owed and the elimination of all related penalties and interest. In May 2013, the Company exercised its right under the amnesty program related to the country’s Asset Tax. As a result, the Company recorded a discrete tax expense of $2.9 million during the second quarter associated with the amnesty program. In July 2013, Colombia initiated a tax amnesty program under which the Company filed for tax amnesty for the 2007 tax year related to a transfer pricing issue. The Colombia tax authorities accepted the amnesty request and as a result, the Company paid $0.5 million to settle the outstanding issue.

During 2012, the Company completed a sale of leased equipment between its’ Netherlands and Colombia subsidiaries. At December 29, 2012, the capitalized assets have a book value of $20.7 million, which will be depreciated over the remaining useful life of the equipment. The Company recognized no gain or loss on this intercompany transaction. However, due to different tax rates in each jurisdiction, the transaction resulted in a deferred tax expense of $0.1 million at December 28, 2013 and a deferred tax benefit of $1.2 million at December 29, 2012 which the Company recorded within Additional paid-in-capital during 2012. The equity adjustment will be recognized in earnings over the remaining useful life of the equipment.

Management judgment is required in determining tax provisions and evaluating tax positions. Although management believes its tax positions and related provisions reflected in the consolidated financial statements are fully supportable, it recognizes that these tax positions and related provisions may be challenged by various tax authorities. These tax positions and related provisions are reviewed on an ongoing basis and are adjusted as additional facts and information become available, including progress on tax audits, changes in interpretations of tax laws, developments in case law and closing of statute of limitations. The Company’s tax provision includes the impact of recording reserves and any changes thereto. As of December 31, 2014, the Company has a number of open tax years with various taxing jurisdictions that range from 2003 to 2014. The results of current tax audits and reviews related to open tax years have not been finalized, and management believes that the ultimate outcomes of these audits and reviews will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

The major jurisdictions where the Company files income tax returns include the United States, Canada, China, India, the Netherlands, France, Germany, Spain, United Kingdom, Italy, Mexico, Colombia, and Argentina. The U.S. federal tax returns have been examined through fiscal 2004 and the various taxing jurisdictions generally remain open and subject to examination by the relevant tax authorities for the tax years 2003 through 2014.

As a result of the acquisition of Fiberweb, the Company now has additional operations in the U.S. and France, and new operations in the United Kingdom, Germany, Italy and India. Based on the weight of the evidence, it is management’s opinion, it is more likely than not that some portion, or all, of the deferred tax assets associated with some of these entities will not be realized. Therefore, the net deferred tax asset associated with the United Kingdom, Germany and Italy were fully valued as of the opening balance sheet date.

The Fiberweb U.S. operations are owned directly by Fiberweb plc which became part of the Company’s U.S. consolidated federal tax return on December 22, 2013. Fiberweb entities in the U.S. have a net deferred tax liability which, when combined with the Company’s pre-existing U.S. operations, created a source of future taxable income resulting in a reduction in the valuation allowance and a tax benefit of $36.7 million.

As a result of the acquisition of Providência, the Company now has additional operations in the U.S. and new operations in Brazil. Based on the weight of the evidence, it is management’s opinion, it is more likely than not that some portion, or all, of the deferred tax assets associated with some of these entities will be realized. In addition, the Providência U.S. operations are owned directly by Providência. As a result of this ownership structure, the Providência U.S. operations are not included as part of the PGI U.S. Consolidated filing group.

Note 17. Redeemable Noncontrolling Interest

In connection with the Providência Acquisition, as required by Brazilian law, PGI Acquisition Company filed the Mandatory Tender Offer registration request with the CVM in order to launch, after its approval, a tender offer to acquire all of the remaining outstanding capital stock of Providência from the minority shareholders. As of December 31, 2014, the Mandatory Tender Offer was still under review by the CVM. Hence, the conditions for the launch of the Mandatory Tender Offer have not been met as of December 31, 2014. However, once the Mandatory Tender Offer is approved and launched, the minority shareholders will have the right, but not the obligation, to sell their remaining outstanding capital stock of Providência. Given such right of the minority shareholders, the Company determined that ASC 480 requires the noncontrolling interest to be presented as mezzanine equity on the Consolidated Balance Sheets and adjusted to its estimated maximum redemption amount at each balance sheet date.

Financial results of Providência are attributed to the minority shareholders based on their ownership percentage and accordingly disclosed in the Consolidated Statements of Operations. Subsequent to the allocation of earnings, the carrying value is then adjusted to its redemption value as of each balance sheet date with a corresponding adjustment to additional paid-in capital.

A reconciliation of the redeemable noncontrolling interest since the Providência Acquisition Date is as follows:

In thousands	2014
Beginning Balance	$80,792
Comprehensive income (loss) attributable to redeemable noncontrolling interest	(13,020)
Periodic adjustment to redemption value, net of currency adjustment	21,409

Ending Balance	$89,181

The estimated redemption value of the redeemable noncontrolling interest is determined based on the terms and conditions of the Mandatory Tender Offer, which state that the purchase price payable for the tendered shares is not impacted by the earnings attributable to the redeemable noncontrolling interest. As a result, earnings attributable to the redeemable noncontrolling interest are offset by a deemed dividend, as a periodic adjustment to the recorded redemption value, to the minority shareholders recognized in additional paid-in capital. In addition, the recorded redemption value accretes at a variable interest rate which is also recognized as a periodic adjustment to the redemption value. Lastly, the Mandatory Tender Offer is denominated in Brazilian Reais. Therefore, the redemption value is recorded at the U.S. Dollar equivalent on the Consolidated Balance Sheets, initially using the exchange rate in effect on the date of issuance and translated using the current exchange rate at each subsequent balance sheet date. The respective currency exchange rate movement is recognized as a periodic adjustment to the recorded redemption value in additional paid-in capital.

Note 18. Equity

In connection with the closing of the Merger on January 28, 2011, Blackstone, along with certain members of the Company’s management, contributed $259.9 million (the “Initial Capital”) through the purchase of

Holdings. As consideration for the Initial Capital, the Company issued a total of 259,865 shares of common stock, with a par value of $0.01 per share. Simultaneously, all prior existing shares of Polymer Group, Inc’s common and preferred stock were canceled and converted into the right to redeem for a portion of the merger consideration. As a result of the Merger, Scorpio Acquisition Corporation owns 100% of the Company’s issued and outstanding common stock.

Common Stock

The authorized share capital of the Company is $10, consisting of 1,000 shares, par value $0.01 per share. The Company did not pay any dividends during fiscal years 2014 or 2013 and intends to retain future earnings, if any, to finance the further expansion and continued growth of the business. In addition, our indebtedness obligations limit certain restricted payments, which include dividends payable in cash, unless certain conditions are met.

Additional Paid-in-Capital

In accordance with push-down accounting, the basis in the Initial Capital has been pushed down from Holdings to the Company. Amounts related to Blackstone and certain board members are recorded in Additional paid-in capital. The remaining portion, related to certain members of the Company’s management, was recorded in Other noncurrent liabilities as they contained a three-year call option feature which specifies that the employer can repurchase the shares at the original purchase price (or less) if the employee terminates within the specified time period. Upon the expiration of the three-year call option, associated amounts were no longer considered a liability and recorded in Additional paid-in capital. Subsequent to January 28, 2011, certain members of the Company’s management and certain board members purchased common stock of Holdings. In addition, the Company has repurchased common stock from former employees. At December 31, 2014, the net amount purchased was $2.1 million and accordingly, the Company recorded the basis in these shares as additional paid-in capital or as a noncurrent liability, as necessary.

On December 18, 2013, the Company received an additional equity investment of $30.7 million from Blackstone (the “Equity Investment”). The Equity Investment, along with the proceeds received from the Term Loans, were used to repay all outstanding borrowings under the Senior Secured Bridge Credit Agreement and the Senior Unsecured Bridge Credit Agreement.

In connection with Providência Acquisition, the Company determined that the related noncontrolling interest is required to be presented as mezzanine equity on the Consolidated Balance Sheets and adjusted to its estimated maximum redemption amount at each balance sheet date. As a result, adjustments to the redeemable noncontrolling interest are offset by a deemed dividend to the minority shareholders recognized in Additional paid-in capital . Refer to Note 17, “Redeemable Noncontrolling Interest” for further information on the accounting of the redeemable noncontrolling interest.

Accumulated Other Comprehensive Income (Loss)

The changes in Accumulated other comprehensive income (loss) by component are as follows:

In thousands	Pension and Postretirement Benefit Plans	Cumulative Translation Adjustments	Total
Balance - December 29, 2012	$(13,766)	$(1,003)	$(14,769)

Other comprehensive income (loss) before reclassifications	(2,519)	8,709	6,190
Amounts reclassified out of accumulated comprehensive income (loss)	473	—	473

Net current period other comprehensive income (loss)	(2,046)	8,709	6,663

Balance - December 28, 2013	(15,812)	7,706	(8,106)

Other comprehensive income (loss) before reclassifications	(15,201)	(35,911)	(51,112)
Amounts reclassified out of accumulated comprehensive income (loss)	54	—	54

Net current period other comprehensive income (loss)	(15,147)	(35,911)	(51,058)

Balance - December 31, 2014	$(30,959)	$(28,205)	$(59,164)

Amounts presented in Other comprehensive income (loss) before reclassifications are net of tax. For the fiscal year ended December 31, 2014, the Company recorded $0.1 million and $0.0 million of tax expense for pension and postretirement benefit plans and cumulative translation adjustments, respectively. For the fiscal year ended December 28, 2013, the Company recorded $1.3 million and $4.0 million of tax expense for pension and postretirement benefit plans and cumulative translation adjustments, respectively.

Amounts reclassified out of Accumulated other comprehensive income (loss) are as follows:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013
Pension and other postretirement benefit plans:
Net amortization of actuarial gains (losses)	$(4)	$(383)
Curtailment / settlement gain (loss)	(61)	(114)

Total reclassifications, before tax	(65)	(497)

Income tax (provision) benefit	11	24

Total reclassifications, net of tax	$(54)	$(473)

Amounts associated with pension and postretirement benefit plans reclassified from Accumulated other comprehensive income (loss) are recorded within Selling, general and administrative expenses on the Consolidated Statement of Operations. The components are included in the computation of net periodic benefit cost.

Note 19. Special Charges, Net

As part of our business strategy, the Company incurs amounts related to corporate-level decisions or actions by the Board of Directors. These actions are primarily associated with initiatives attributable to acquisition integration, restructuring and realignment of manufacturing operations and management structures as well as the pursuit of certain transaction opportunities when applicable. In addition, the Company evaluates its long-lived assets for impairment whenever events or changes in circumstances including the aforementioned, indicate that the carrying amounts may not be recoverable. These amounts are included in Special charges, net in the Consolidated Statement of Operations.

A summary of special charges for each respective period is as follows:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Restructuring and plant realignment costs	$9,713	$8,633	$15,074
Acquisition - Blackstone	—	37	452
Acquisition and integration - Providência	24,435	—	—
Acquisition and integration - Fiberweb	14,643	18,306	—
Colombia flood	—	—	57
Goodwill impairment	6,851	—	—
Asset impairment	—	2,259	—
Other charges	3,543	3,953	4,009

Total	$59,185	$33,188	$19,592

Restructuring and Plant Realignment Costs

The Company incurs costs associated with restructuring initiatives intended to result in improved operating performance, profitability and working capital levels. Costs associated with these initiatives include reducing headcount, improving manufacturing productivity, realignment of management structures, reducing corporate costs and rationalizing certain assets, businesses and employee benefit programs. Costs incurred for the current period primarily relate to costs incurred to realize cost improvement initiatives associated with the acquisition and integration of Fiberweb. Amounts in the prior period primarily consist of plant realignment initiatives in the North America and Europe regions. In addition, the Company incurs costs associated with less significant ongoing restructuring initiatives resulting from the continuous evaluation of opportunities to optimize manufacturing facilities and manufacturing processes. Costs associated with these initiatives primarily relate to professional consulting fees.

During 2012, the Company initiated the internal redesign and restructuring of its global operations for the purposes of realigning and repositioning the Company to consolidate the benefits of its global footprint, align resources and capabilities with future growth opportunities and provide for a more efficient structure to serve existing markets. In addition, the Company launched an initiative to utilize a third-party service provider for its Information Systems support tactical functions, including: service desk; desktop/end-user computing; server administration; network services; data center operations; database and applications development; and maintenance. Cost incurred for the respective periods presented primarily consisted of employee separation and severance expenses.

Acquisition - Blackstone

As a result of the Merger on January 28, 2011, the Company incurred direct acquisition costs associated with the transaction including investment banking, legal, accounting and other fees for professional services.

Other expenses included direct financing costs associated with the issuance of the Senior Secured Notes as well as the fee to enter into the ABL Facility, both of which have been capitalized as intangible assets on the Consolidated Balance Sheet as of the date of the Merger.

Acquisition and Integration - Providência

In association with the Providência Acquisition, the Company incurred direct acquisition costs associated with the transaction including investment banking, legal, accounting and other fees for professional services. Other expenses included direct financing costs associated with both the Senior Unsecured Notes and the Incremental Amendment to the Term Loans. These costs have been capitalized as intangible assets on the Consolidated Balance Sheet as of the date of the Providência Acquisition. However, a portion of these costs related to the Incremental Term loan were expensed as incurred.

Acquisition and Integration - Fiberweb

In association with the Fiberweb Acquisition, the Company incurred direct acquisition costs associated with the transaction including investment banking, legal, accounting and other fees for professional services. Other expenses included direct financing costs associated with both the Secured Bridge Facility and the Unsecured Bridge Facility, as well as with the Term Loans. These costs have been capitalized as intangible assets on the Consolidated Balance Sheet as of the date of the Fiberweb Acquisition. In addition, the Company has launched several initiatives during 2014 focused on the integration of Fiberweb into the existing operations and underlying processes of the Company. These initiatives include cost reduction initiatives and costs associated with integrating the back office activities of the combined business. As a result, the Company incurred costs directly associated with these activities which include legal, accounting and other fees for professional services.

Colombia Flood

In December 2010, a severe rainy season impacted many parts of Colombia and caused the Company to temporarily cease manufacturing at its Cali, Colombia facility due to a breach of a levy and flooding at the industrial park where its manufacturing facility is located. The Company established temporary offices away from the flooded area and worked with customers to meet their critical needs through the use of our global manufacturing base. The facility re-established manufacturing operations on April 4, 2011 and operations reached full run rates in third quarter of 2011. The costs related to restoration of the facility were net of insurance proceeds.

Goodwill Impairment

Goodwill is tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset may be less than the carrying amount of the asset. In light of the recent acquisition of Providência, the Company realigned its reportable segments during the third quarter of 2014 to reflect its new organizational structure and business focus. The Company reviewed the recoverability of goodwill at reporting units impacted by the reorganization and determined that amounts allocated to the Argentina/Colombia reporting unit were impaired. As a result, the Company recorded a non-cash impairment charge of $6.9 million.

Asset Impairment

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In the fourth quarter of 2013, the Company performed an impairment test on long-lived assets in Argentina. The Company determined the fair value of the long-lived assets to be $14.4 million. As a result, the Company recorded an non-cash impairment charge of $2.2 million to adjust the carrying value to its fair value.

Other Charges

Other charges consist primarily of expenses related to the Company’s pursuit of other business opportunities. The Company reviews its business operations on an ongoing basis in light of current and anticipated market conditions and other factors and, from time to time, may undertake certain actions in order to optimize overall business, performance or competitive position. To the extent any such decisions are made, the Company would likely incur costs associated with such actions, which could be material. Other charges also includes various corporate-level initiatives and the relocation of our Nanhai, China manufacturing facility.

Restructuring Reserve

Amounts accrued for Restructuring and Plant Realignment costs are included in Accounts payable and accrued liabilities in the Consolidated Balance Sheets. Changes in the Company’s reserves for the respective periods presented are as follows:

In thousands	North America	South America	Europe	Asia	Corporate	Total
December 29, 2012	$920	$848	$1,431	$639	$2,440	$6,278

Additions	1,700	922	4,238	1	1,772	8,633
Acquisitions	92	—	1,789	129	—	2,010
Cash payments	(1,647)	(868)	(2,980)	(505)	(2,343)	(8,343)
Translation and other	—	(127)	9	—	—	(118)

December 28, 2013	1,065	775	4,487	264	1,869	8,460

Additions	1,324	842	7,472	(64)	139	9,713
Acquisitions	—	—	—	—	—	—
Cash payments	(2,304)	(164)	(8,807)	(99)	(1,828)	(13,202)
Translation and other	513	(308)	(1,434)	(62)	—	(1,291)

December 31, 2014	$598	$1,145	$1,718	$39	$180	$3,680

The Company accounts for its restructuring programs in accordance with ASC 712, “Compensation - Non-retirement Postemployment Benefits” (“ASC 712”) and ASC 420, “Exit of Disposal Cost Obligations” (“ASC 420”). Programs in existence prior to the acquisition of Fiberweb are substantially complete as of the end of 2014. As a result of the acquisition of Fiberweb, the Company has initiated a restructuring program to integrate and optimize the combined footprint. Total Projected costs for these programs are expected to range between $16.0 million and $23.0 million with payments continuing into 2015. Cost incurred since the Fiberweb Acquisition Date totaled $12.8 million.

A summary of special charges by reportable segment is as follows:

In thousands	Restructuring and Plant Realignment Costs	Acquisition and Integration Costs	Other Special Charges	Total Special Charges, Net
For the year ended December 31, 2014
North America	$1,324	$4,906	$881	$7,111
South America	842	4,627	6,851	12,320
Europe	7,472	3,999	—	11,471
Asia	(64)	—	2,215	2,151
Corporate	139	25,546	447	26,132

Total	$9,713	$39,078	$10,394	$59,185

For the year ended December 28, 2013
North America	$1,700	$244	$139	$2,083
South America	922	4	2,213	3,139
Europe	4,238	1,275	—	5,513
Asia	1	—	202	203
Corporate	1,772	16,820	3,658	22,250

Total	$8,633	$18,343	$6,212	$33,188

For the year ended December 29, 2012
North America	$4,212	$—	$—	$4,212
South America	1,721	—	65	1,786
Europe	3,180	—	—	3,180
Asia	829	—	—	829
Corporate	5,132	452	4,001	9,585

Total	$15,074	$452	$4,066	$19,592

Note 20. Other Operating, Net

Transactions that are denominated in a currency other than an entity’s functional currency are subject to changes in exchange rates with the resulting gains and losses recorded within current earnings. The Company includes these gains and losses related to receivables and payables as well as the impacts of other operating transactions as a component of Operating income (loss) .

Amounts associated with these components for the respective periods are as follows:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Foreign currency gains (losses)	$(5,448)	$(2,838)	$151
Other operating income (expense)	3,603	326	136

Total	$(1,845)	$(2,512)	$287

Note 21. Foreign Currency and Other, Net

Transactions that are denominated in a currency other than an entity’s functional currency are subject to changes in exchange rates with the resulting gains and losses recorded within current earnings. The Company includes these gains and losses related to intercompany loans and debt as well as other non-operating activities as a component of Other income (expense) .

Amounts associated with these components for the respective periods are as follows:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Foreign currency gains (losses)	$(35,558)	$(6,689)	$(3,433)
Other non-operating income (expense)	8,475	(2,162)	(1,701)

Total	$(27,083)	$(8,851)	$(5,134)

Amounts included within other non-operating income (expense) are primarily related to fees associated with our accounts receivable factoring agreements. Other items include gains or losses on the sale of assets and other non-operating transactions.

On January 27, 2014, the Company entered into a series of foreign exchange forward contracts with a third-party financial institution used to minimize foreign exchange risk on the future consideration to be paid for the Providência Acquisition and the Mandatory Tender Offer. The primary financial instrument was related to the Providência Acquisition and consisted of a foreign exchange forward contract with an aggregate notional amount equal to the estimated purchase price. On June 11, 2014, the Company settled the primary financial instrument which provided $18.9 million of income realized at the date of acquisition. As the nature of this transaction is related to a non-operating notional amount, changes in fair value are included in other non-operating income (expense).

The remaining financial instruments relate to a series of options that expire between 1 year and 5 years associated with the Mandatory Tender Offer and the deferred portion of the consideration to be paid for the Providência Acquisition. Since inception, the Company recognized a loss of $5.3 million associated with the changes in fair value of the options. As the nature of these transactions are related to a non-operating notional amount, changes in fair value are included in other non-operating income (expense).

Note 22. Commitments and Contingencies

The Company is involved from time to time in various litigations, claims and administrative proceedings arising out of the ordinary conduct of its business. Amounts recorded for identified contingent liabilities are estimates, which are reviewed periodically and adjusted to reflect additional information when it becomes available. Subject to the uncertainties inherent in estimating future costs for contingent liabilities, management believes that any liability which may result from these legal matters would not have a material adverse effect on the Company’s business or financial condition.

Non-affiliate Leases

The Company leases certain manufacturing, warehousing and other facilities and equipment under operating leases. The leases on most of the properties contain renewal provisions. Future minimum rental payments required under non-affiliate operating leases that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 2014 are presented in the following table:

In thousands	Gross Minimum Rental Payments
2015	$15,352
2016	14,093
2017	13,345
2018	11,495
2019	3,912
Thereafter	20,267

Total	$78,464

Rent expense (net of sub-lease income), including incidental leases, was $20.1 million, $15.4 million and $14.5 million for the Company during the fiscal years ended December 31, 2014, December 28, 2013 and December 29, 2012, respectively. These expenses are generally recognized on a straight-line basis over the life of the lease.

In the third quarter of 2011, the Company’s state-of-the-art spunmelt line in Waynesboro, Virginia commenced commercial production. The plant expansion increased capacity to meet demand for nonwoven materials in the hygiene and healthcare applications in the U.S. The line was principally funded by a seven year equipment lease with a capitalized cost of $53.6 million. From the commencement of the lease to its fourth anniversary date, the Company will make annual lease payments of $8.3 million. From the fourth anniversary date to the end of the lease term, the Company’s annual lease payments may change, as defined in the lease agreement. The aggregate monthly lease payments under the agreement, subject to adjustment, are expected to approximate $58 million. The lease includes covenants, events of default and other provisions that requires the Company to maintain certain financial ratios and other requirements.

Financing Obligation

As a result of the Fiberweb Acquisition, the Company acquired a manufacturing facility in Old Hickory, Tennessee, the assets of which included a utility plant used to generate steam for use in its manufacturing process. Upon completion of its construction in 2011, the utility plant was sold to an unrelated third-party and subsequently leased back by Fiberweb for a period of 10 years. The Company has accounted for this transaction as a direct financing lease, recognizing the assets as part of property, plant and equipment and a related financing obligation as a long-term liability. Cash payments to the lessor are allocated between interest expense and amortization of the financing obligation. At the end of the lease term, the Company will recognize the sale of the utility plant, however, no gain or loss will be recognized as the financing obligation will equal the expected carrying value of the assets. At December 31, 2014, the outstanding balance of the financing obligation was $18.4 million, which is included in Other noncurrent liabilities in the Consolidated Balance Sheets.

Purchase Commitments

At December 31, 2014, the Company had purchase commitments of $92.1 million, of which $77.1 million related to the purchase of raw materials in the normal course of business. The remaining $15.0 million related to capital projects, primarily associated with the plan to relocate the Company’s Nanhai, China manufacturing facilities and the warehouse expansion project at the Company’s Old Hickory, Tennessee manufacturing facilities.

Providência Tax Claims

Total consideration paid for the acquisition of Providência includes $47.9 million of deferred purchase price which is denominated in Brazilian Reais. The Deferred Consideration accretes at a rate of 9.5% per annum compounded daily, which shall be paid to the selling stockholders to the extent certain existing and potential tax claims of Providência are resolved in Providência’s favor. At December 31, 2014, the outstanding balance of the Deferred Consideration was $42.4 million. If the Company incurs actual tax liability with respect to the Providência Tax Claims, the amount of the Deferred Purchase Price owed to the selling stockholders will be reduced by the amount of such actual tax liability. The Company will be responsible for any actual tax liability in excess of the Deferred Purchase Price. The Deferred Consideration is reflected on the Consolidated Balance Sheet as a noncurrent liability as the settlement of existing and potential claims is expected to be greater than one year. Refer to Note 4, “Acquisitions” for further information on the accounting of the Deferred Consideration.

Redeemable Noncontrolling Interest

In connection with the Providência Acquisition, as required by Brazilian law, PGI Acquisition Company filed the Mandatory Tender Offer registration request with the CVM in order to launch, after its approval, a tender offer to acquire all of the remaining outstanding capital stock of Providência from the minority shareholders. As of December 31, 2014, the Mandatory Tender Offer was still under review by the CVM. Hence, the conditions for the launch of the Mandatory Tender Offer have not been met as of December 31, 2014. However, once the Mandatory Tender Offer is approved and launched, the minority shareholders will have the right, but not the obligation, to sell their remaining outstanding capital stock of Providência. Given such right of the minority shareholders, the Company determined that ASC 480 requires the noncontrolling interest to be presented as mezzanine equity on the Consolidated Balance Sheets and adjusted to its estimated maximum redemption amount at each balance sheet date. At December 31, 2014, the redemption value of the redeemable noncontrolling interest was $89.2 million. Refer to Note 17, “Redeemable Noncontrolling Interest” for further information on the accounting of the redeemable noncontrolling interest.

Environmental

The Company is subject to a broad range of federal, foreign, state and local laws and regulations relating to pollution and protection of the environment. The Company believes that it is currently in substantial compliance with applicable environmental requirements and does not currently anticipate any material adverse effect on its operations, financial or competitive position as a result of its efforts to comply with environmental requirements. Some risk of environmental liability is inherent, however, in the nature of the Company’s business and, accordingly, there can be no assurance that material environmental liabilities will not arise.

Note 23. Segment Information

The Company is a leading global innovator and manufacturer of specialty materials, primarily focused on the production of nonwoven products. The Company operates through four operating segments, which represent its four reportable segments: North America, South America, Europe and Asia, with the main source of revenue being the sales of primary and intermediate products to consumer and industrial markets. The Company has one major customer, Procter & Gamble, that accounts for approximately 12% of its business, the loss of which would have a material adverse impact on reported financial results. Sales to this customer are reported within each of the operating segments.

Segment information is based on the “management” approach which designates the internal reporting used by management for making decisions and assessing performance. The Company manages its business on a geographic basis, as each region provides similar products and services. The operating segments are consistent with the manner in which financial information is desegregated for internal review and decision making. The accounting policies of the operating segments are the same as those described in Note 3, “Summary of Significant Accounting Policies.” Intercompany sales between the operating segments are eliminated.

Financial data by operating segment is as follows:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Net sales
North America	$828,633	$572,095	$542,788
South America	306,164	153,770	161,509
Europe	530,440	316,400	294,120
Asia	194,677	172,597	156,746

Total	$1,859,914	$1,214,862	$1,155,163

Operating income (loss)
North America	$87,159	$51,485	$49,988
South America	6,791	7,681	18,047
Europe	21,484	8,571	11,102
Asia	17,352	17,809	18,130
Unallocated Corporate	(54,954)	(45,059)	(40,586)
Eliminations	(449)	(131)	76

Subtotal	77,383	40,356	56,757
Special charges, net	(59,185)	(33,188)	(19,592)

Total	$18,198	$7,168	$37,165

Depreciation and amortization expense
North America	$48,173	$27,614	$28,072
South America	18,652	8,458	9,204
Europe	22,061	13,695	11,267
Asia	22,009	19,954	13,780
Unallocated Corporate	1,662	1,776	1,718

Subtotal	112,557	71,497	64,041
Amortization of loan acquisition costs	5,698	4,796	2,665

Total	$118,255	$76,293	$66,706

Capital spending
North America	$35,351	$11,754	$4,909
South America	10,819	3,991	611
Europe	15,812	6,419	8,802
Asia	16,511	31,122	36,626
Corporate	3,964	1,356	677

Total	$82,457	$54,642	$51,625

In thousands	December 31, 2014	December 28, 2013
Division assets
North America	$819,133	$644,913
South America	536,140	135,373
Europe	304,879	351,591
Asia	261,172	265,729
Corporate	113,849	66,914

Total	$2,035,173	$1,464,520

Geographic Data:

Export sales from the Company’s United States operations to unaffiliated customers were $19.1 million, $20.1 million and $32.1 million for the fiscal years ended December 31, 2014, December 28, 2013 and December 29, 2012, respectively.

Geographic data for the Company’s operations, based on the geographic region that the sale is made from, are presented as follows:

In thousands	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013	Fiscal Year Ended December 29, 2012
Net sales
United States	$619,162	$380,836	$357,193
Mexico	138,041	130,451	128,284
Canada	71,430	60,808	57,312
Europe	530,440	316,400	294,120
Asia	194,676	172,597	156,746
South America	306,165	153,770	161,508

Total	$1,859,914	$1,214,862	$1,155,163

In thousands	December 31, 2014	December 28, 2013
Property, plant and equipment, net
United States	$286,204	$209,861
Mexico	51,295	56,229
Canada	4,088	5,026
Europe	136,993	155,383
Asia	146,240	158,006
South America	245,410	68,275

Total	$870,230	$652,780

Note 24. Selected Quarterly Financial Data

The unaudited quarterly financial data for the fiscal years ended December 31, 2014 and December 28, 2013 are presented below. All quarters included below were comprised of 13 weeks except for the fourth quarter ended December 31, 2014 which contained 14 weeks. The additional week was a result of a change in the Company’s fiscal year-end to a calendar year ending on December 31 from a 52 week period ending on the Saturday closest to each December 31. Refer to Note 2, “Basis of Presentation” for further information on the change in the Company’s fiscal year-end.

Quarterly data for fiscal 2014:

In thousands	Fourth Quarter Ended December 31, 2014	Third Quarter Ended September 27, 2014	Second Quarter Ended June 28, 2014	First Quarter Ended March 29, 2014
Operating Data:
Net sales	$499,419	$498,013	$439,898	$422,584
Gross profit	91,965	80,492	86,586	74,465
Net income (loss)	(30,652)	(57,151)	(21,941)	(9,496)
Net income (loss) attributable to Polymer Group, Inc.	(30,925)	(55,228)	(19,664)	(9,480)

Quarterly data for fiscal 2013:

In thousands	Fourth Quarter Ended December 28, 2013	Third Quarter Ended September 28, 2013	Second Quarter Ended June 29, 2013	First Quarter Ended March 30, 2013
Operating Data:
Net sales	$347,263	$288,979	$291,538	$287,082
Gross profit	51,600	48,200	50,390	45,866
Net income (loss)	(2,567)	(8,267)	(7,906)	(6,227)
Net income (loss) attributable to Polymer Group, Inc.	(2,533)	(8,267)	(7,906)	(6,227)

Note 25. Certain Relationships and Related Party Transactions

In connection with the Merger, Holdings entered into a shareholders agreement (the “Shareholders Agreement”) with Blackstone and certain members of the Company’s management. The Shareholders Agreement governs certain matters relating to ownership of Holdings, including with respect to the election of directors of our parent companies, restrictions on the issuance or transfer of shares, including tag-along rights and drag-along rights, other special corporate governance provisions and registration rights (including customary indemnification provisions). Each party to the Shareholders Agreement also agrees to vote all of its voting securities, whether at a shareholders meeting, or by written consent, in the manner which Blackstone directs, except that an employee shareholder shall not be required to vote in favor of any change to the organizational documents of Holdings that would have a disproportionate adverse effect on the terms of such employee shareholder’s shares of Common Stock relative to other shareholders. Each employee shareholder also grants to the Chief Executive Officer of Holdings a proxy to vote all of the securities owned by such employee shareholder in the manner described in the preceding sentence. As of December 31, 2014, the Board of Directors of the Company includes one Blackstone member, five outside members and the Company’s Chief Executive Officer as an employee director. Furthermore, Blackstone has the power to designate all of the members of the Board of Directors of the Company and the right to remove any or all directors that it appoints, with or without cause.

Advisory Agreement

Upon the completion of the Merger, the Company became subject to a transaction and fee advisory agreement (“Advisory Services Agreement”) with Blackstone Management Partners V L.L.C. (“BMP”), an affiliate of Blackstone. Under the Advisory Services Agreement, BMP (including through its affiliates) has agreed to provide certain monitoring, advisory and consulting services for an annual non-refundable advisory fee, to be paid at the beginning of each fiscal year, equal to the greater of (i) $3.0 million or (ii) 2.0% of the Company’s consolidated EBITDA (as defined under the credit agreement governing our ABL Facility) for the immediately preceding fiscal year. The amount of such fee shall be initially paid based on the Company’s then most current estimate of the Company’s projected EBITDA amount for the fiscal year immediately preceding the date upon which the advisory fee is paid. After completion of the fiscal year to which the fee relates and following the availability of audited financial statements for such period, the parties will recalculate the amount of such fee based on the actual consolidated EBITDA for such period and the Company or BMP, as applicable, shall adjust such payment as necessary based on the recalculated amount. Since the Merger until fiscal 2014, the Company’s advisory fee has been $3.0 million, which is paid at the beginning of each year. However, as a result of actual Consolidated EBITDA for the fiscal year ended December 31, 2014, the Company’s advisory fee was adjusted to $5.2 million. The amounts are included in Selling, general and administrative expenses in the Consolidated Statements of Operations.

In addition, in the absence of an express agreement to provide investment banking or other financial advisory services to the Company, and without regard to whether such services were provided, BMP will be entitled to receive a fee equal to 1.0% of the aggregate transaction value upon the consummation of any acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including an initial public offering of equity securities), financing or similar transaction by the Company. The fee associated with the Fiberweb transaction totaled $2.5 million and was paid in December 2013. The fee associated with the Providência transaction totaled $5.3 million and was paid in October 2014. These amounts are included in Special charges, net in the Consolidated Statement of Operations.

At any time in connection with or in anticipation of a change of control of the Company, a sale of all or substantially all of the Company’s assets or an initial public offering of common equity of the Company or parent entity of the Company or their successors, BMP may elect to receive, in consideration of BMP’s role in facilitating such transaction and in settlement of the termination of the services, a single lump sum cash payment equal to the then-present value of all then-current and future annual advisory fees payable under the Advisory Services Agreement, assuming a hypothetical termination date of the Advisory Service Agreement to be the twelfth anniversary of such election. The Advisory Service Agreement will continue until the earlier of the twelfth anniversary of the date of the agreement or such date as the Company and BMP may mutually determine. The Company will agree to indemnify BMP and its affiliates, directors, officers, employees, agents and representatives from and against all liabilities relating to the services contemplated by the transaction and advisory fee agreement and the engagement of BMP pursuant to, and the performance of BMP and its affiliates of the services contemplated by, the Advisory Services Agreement.

Other Relationships and Transactions

An affiliate of Blackstone, the Blackstone Group International Partners, LLP (“BGIP”), provided certain financial advisory services to the Company in connection with the acquisition of Fiberweb for which BGIP received an aggregate fee of $3.0 million. The Company reimbursed BGIP for its reasonable documented expenses, and agreed to indemnify BGIP and related persons against certain liabilities arising out of its engagement. As a result, the Company recognized $3.2 million during the year ended December 28, 2013, which is included within Special charges, net in the Consolidated Statements of Operations.

Blackstone and its affiliates have ownership interests in a broad range of companies. The Company has entered into commercial transactions in the ordinary course of our business with some of these companies, including the sale of goods and services and the purchase of goods and services. In addition, Blackstone Holdings Finance Co., LLC, an affiliate of Blackstone, participated in the Fiberweb financing group and received $0.6 million associated with their pro rata participation.

Under our Restated Articles of Incorporation, the Company’s directors do not have a duty to refrain from engaging in similar business activities as the Company or doing business with any client, customer or vendor of the Company engaging in any other corporate opportunity that the Company has any expectancy or interest in engaging in. The Company has also waived, to the fullest extent permitted by law, any expectation or interest or right to be informed of any corporate opportunity, and any director acquiring knowledge of a corporate opportunity shall have no duty to inform the Company of such corporate opportunity.

Note 26. Financial Guarantees and Condensed Consolidating Financial Statements

Polymer’s Senior Secured Notes and Senior Unsecured Notes are fully and unconditionally guaranteed, jointly and severally on a senior secured basis, by each of Polymer’s 100% owned domestic subsidiaries (collectively, the “Guarantors”). As substantially all of Polymer’s operating income and cash flow is generated by its subsidiaries, funds necessary to meet Polymer’s debt service obligations may be provided, in part, by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of Polymer’s subsidiaries, could limit Polymer’s ability to obtain cash from its subsidiaries for the purpose of meeting its debt service obligations, including the payment of principal and interest on the Senior Secured Notes. Although holders of the Senior Secured Notes will be direct creditors of Polymer’s principal direct subsidiaries by virtue of the guarantees, Polymer has subsidiaries that are not included among the Guarantors (collectively, the “Non-Guarantors”), and such subsidiaries will not be obligated with respect to the Senior Secured Notes and the Senior Unsecured Notes. As a result, the claims of creditors of the Non-Guarantors will effectively have priority with respect to the assets and earnings of such Non-Guarantors over the claims of holders of the Senior Secured Notes and the Senior Unsecured Notes.

The following Condensed Consolidating Financial Statements are presented to satisfy the disclosure requirements of Rule 3-10 of Regulation S-X. In accordance with Rule 3-10, the subsidiary guarantors are all 100% owned by PGI (the “Issuer”). The guarantees on the Senior Secured Notes are full and unconditional and all guarantees are joint and several. The information presents Condensed Consolidating Balance Sheets as of December 31, 2014 and December 28, 2013 and Condensed Consolidating Statements of Operations and Condensed Consolidating Statements of Cash Flows for the fiscal years ended December 31, 2014, December 28, 2013 and December 29, 2012 of (1) PGI (Issuer), (2) the Guarantors, (3) the Non-Guarantors and (4) consolidating eliminations to arrive at the information for the Company on a consolidated basis.

Condensed Consolidating Balance Sheets

As of December 31, 2014

In thousands	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$34,720	$76,744	$67,027	$—	$178,491
Accounts receivable, net	—	39,504	208,223	—	247,727
Inventories, net	—	54,044	120,775	(1,118)	173,701
Deferred income taxes	—	3,279	16,523	(3,026)	16,776
Other current assets	10,465	19,250	59,406	—	89,121

Total current assets	45,185	192,821	471,954	(4,144)	705,816

Property, plant and equipment, net	5,445	204,800	659,985	—	870,230
Goodwill	—	55,999	164,555	—	220,554
Intangible assets, net	34,529	118,283	26,099	—	178,911
Net investment in and advances to (from) subsidiaries	1,437,946	494,906	(811,794)	(1,121,058)	—
Deferred income taxes	1,578	—	18,232	(1,579)	18,231
Other noncurrent assets	285	7,111	34,035	—	41,431

Total assets	$1,524,968	$1,073,920	$563,066	$(1,126,781)	$2,035,173

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$405	$—	$17,260	$—	$17,665
Accounts payable and accrued liabilities	39,529	64,552	217,232	—	321,313
Income taxes payable	223	2,986	6,427	—	9,636
Deferred income taxes	2,322	—	10,216	(2,321)	10,217
Current portion of long-term debt	7,143	—	24,749	—	31,892

Total current liabilities	49,622	67,538	275,884	(2,321)	390,723

Long-term debt	1,410,059	—	23,224	—	1,433,283
Deferred income taxes	—	14,897	23,760	(2,434)	36,223
Other noncurrent liabilities	461	36,839	72,264	—	109,564

Total liabilities	1,460,142	119,274	395,132	(4,755)	1,969,793

Redeemable noncontrolling interest	89,181	—	—	—	89,181
Common stock	—	—	16,966	(16,966)	—
Other shareholders’ equity	(24,355)	954,646	150,414	(1,105,060)	(24,355)
Noncontrolling interests	—	—	554	—	554

Total shareholders’ equity	(24,355)	954,646	167,934	(1,122,026)	(23,801)

Total liabilities and shareholders’ equity	$1,524,968	$1,073,920	$563,066	$(1,126,781)	$2,035,173

Condensed Consolidating Balance Sheets

As of December 28, 2013

In thousands	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$2,068	$13,103	$70,893	$—	$86,064
Accounts receivable, net	—	46,828	147,999	—	194,827
Inventories, net	—	46,428	109,646	—	156,074
Deferred income taxes	385	2,438	2,318	(2,823)	2,318
Other current assets	1,887	12,696	44,513	—	59,096

Total current assets	4,340	121,493	375,369	(2,823)	498,379

Property, plant and equipment, net	2,756	207,256	442,768	—	652,780
Goodwill	—	54,683	60,645	—	115,328
Intangible assets, net	31,525	125,146	12,728	—	169,399
Net investment in and advances to (from) subsidiaries	1,013,856	615,314	(363,414)	(1,265,756)	—
Deferred income taxes	—	—	2,582	—	2,582
Other noncurrent assets	298	8,869	16,885	—	26,052

Total assets	$1,052,775	$1,132,761	$547,563	$(1,268,579)	$1,464,520

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$410	$—	$2,062	$—	$2,472
Accounts payable and accrued liabilities	36,510	61,950	209,271	—	307,731
Income taxes payable	369	—	3,244	—	3,613
Deferred income taxes	—	—	194	1,148	1,342
Current portion of long-term debt	3,039	—	10,758	—	13,797

Total current liabilities	40,328	61,950	225,529	1,148	328,955

Long-term debt	850,767	—	29,632	—	880,399
Deferred income taxes	974	12,543	23,689	(3,970)	33,236
Other noncurrent liabilities	1,810	31,718	28,663	—	62,191

Total liabilities	893,879	106,211	307,513	(2,822)	1,304,781

Common stock	—	—	16,966	(16,966)	—
Other shareholders’ equity	158,896	1,026,550	222,241	(1,248,791)	158,896
Noncontrolling interests	—	—	843	—	843

Total shareholders’ equity	158,896	1,026,550	240,050	(1,265,757)	159,739

Total liabilities and shareholders’ equity	$1,052,775	$1,132,761	$547,563	$(1,268,579)	$1,464,520

Condensed Consolidating Statements of Operations

For the Fiscal Year Ended December 31, 2014

In thousands	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$—	$594,464	$1,303,006	$(37,556)	$1,859,914
Cost of goods sold	(583)	(478,465)	(1,084,914)	37,556	(1,526,406)

Gross profit	(583)	115,999	218,092	—	333,508
Selling, general and administrative expenses	(51,197)	(55,105)	(147,978)	—	(254,280)
Special charges, net	(24,177)	(3,277)	(31,731)	—	(59,185)
Other operating, net	298	473	(2,616)	—	(1,845)

Operating income (loss)	(75,659)	58,090	35,767	—	18,198
Other income (expense):
Interest expense	(74,389)	11,678	(33,442)	—	(96,153)
Debt modification and extinguishment costs	(13,350)	—	(2,375)	—	(15,725)
Intercompany royalty and technical service fees	13,904	(10,918)	(2,986)	—	—
Foreign currency and other, net	12,460	894	(40,437)	—	(27,083)
Equity in earnings of subsidiaries	9,646	(34,131)	—	24,485	—

Income (loss) before income taxes	(127,388)	25,613	(43,473)	24,485	(120,763)
Income tax (provision) benefit	12,091	(16,064)	5,496	—	1,523

Net income (loss)	(115,297)	9,549	(37,977)	24,485	(119,240)
Less: Earnings attributable to noncontrolling interest and redeemable noncontrolling interest	—	—	(3,943)	—	(3,943)

Net income (loss) attributable to Polymer Group, Inc.	$(115,297)	$9,549	$(34,034)	$24,485	$(115,297)

Comprehensive income (loss)	$(166,355)	$(41,779)	$(56,270)	$98,049	$(166,355)

Condensed Consolidating Statements of Operations

For the Fiscal Year Ended December 28, 2013

In thousands	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$—	$392,212	$844,997	$(22,347)	$1,214,862
Cost of goods sold	(103)	(334,278)	(706,772)	22,347	(1,018,806)

Gross profit	(103)	57,934	138,225	—	196,056
Selling, general and administrative expenses	(44,835)	(28,744)	(79,609)	—	(153,188)
Special charges, net	(22,080)	(1,381)	(9,727)	—	(33,188)
Other operating, net	34	(442)	(2,104)	—	(2,512)

Operating income (loss)	(66,984)	27,367	46,785	—	7,168
Other income (expense):
Interest expense	(51,558)	14,655	(19,071)	—	(55,974)
Debt modification and extinguishment costs	(3,334)	—	—	—	(3,334)
Intercompany royalty and technical service fees	20,405	(4,445)	(15,960)	—	—
Foreign currency and other, net	375	(246)	(8,980)	—	(8,851)
Equity in earnings of subsidiaries	64,273	(1,179)	—	(63,094)	—

Income (loss) before income taxes	(36,823)	36,152	2,774	(63,094)	(60,991)
Income tax (provision) benefit	11,890	28,758	(4,624)	—	36,024

Net income (loss)	(24,933)	64,910	(1,850)	(63,094)	(24,967)
Less: Earnings attributable to noncontrolling interest	—	—	(34)	—	(34)

Net income (loss) attributable to Polymer Group, Inc.	(24,933)	64,910	(1,816)	(63,094)	(24,933)

Comprehensive income (loss)	$(18,270)	$75,369	$(1,496)	$(73,873)	$(18,270)

Condensed Consolidating Statements of Operations

For the Fiscal Year Ended December 29, 2012

In thousands	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$—	$367,548	$808,134	$(20,519)	$1,155,163
Cost of goods sold	131	(319,537)	(659,030)	20,519	(957,917)

Gross profit	131	48,011	149,104	—	197,246
Selling, general and administrative expenses	(40,053)	(24,190)	(76,533)	—	(140,776)
Special charges, net	(8,515)	(2,305)	(8,772)	—	(19,592)
Other operating, net	5	264	18	—	287

Operating income (loss)	(48,432)	21,780	63,817	—	37,165
Other income (expense):
Interest expense	(52,090)	21,192	(19,516)	—	(50,414)
Intercompany royalty and technical service fees	17,097	(4,132)	(12,965)	—	—
Foreign currency and other, net	18,938	(18,901)	(5,171)	—	(5,134)
Equity in earnings of subsidiaries	32,077	19,260	—	(51,337)	—

Income (loss) before income taxes	(32,410)	39,199	26,165	(51,337)	(18,383)
Income tax (provision) benefit	6,372	(5,886)	(8,141)	—	(7,655)

Net income (loss)	(26,038)	33,313	18,024	(51,337)	(26,038)

Comprehensive income (loss)	$(43,678)	$17,536	$481	$(18,017)	$(43,678)

Condensed Consolidating Statements of Cash Flows

For the Fiscal Year Ended December 31, 2014

In thousands	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(249,860)	$165,527	$133,481	$—	$49,148

Investing activities:
Purchases of property, plant and equipment	(3,964)	(32,731)	(45,762)	—	(82,457)
Proceeds from the sale of assets	—	—	2,306	—	2,306
Acquisition of intangibles and other	(250)	—	—	—	(250)
Acquisitions, net of cash acquired	—	—	(356,281)	—	(356,281)
Intercompany investing activities, net	(333,910)	(443,791)	791	776,910	—

Net cash provided by (used in) investing activities	(338,124)	(476,522)	(398,946)	776,910	(436,682)

Financing activities:
Issuance of common stock	750	—	—	—	750
Proceeds from long-term borrowings	628,000	—	135	—	628,135
Proceeds from short-term borrowings	1,691	—	30,400	—	32,091
Repayment of long-term borrowings	(65,085)	—	(66,368)	—	(131,453)
Repayment of short-term borrowings	(1,696)	—	(15,113)	—	(16,809)
Loan acquisition costs	(21,283)	—	—	—	(21,283)
Debt modification costs	(1,680)	—	(2,375)	—	(4,055)
Intercompany financing activities, net	79,939	374,636	322,335	(776,910)	—

Net cash provided by (used in) financing activities	620,636	374,636	269,014	(776,910)	487,376

Effect of exchange rate changes on cash	—	—	(7,415)	—	(7,415)

Net change in cash and cash equivalents	32,652	63,641	(3,866)	—	92,427
Cash and cash equivalents at beginning of period	2,068	13,103	70,893	—	86,064

Cash and cash equivalents at end of period	$34,720	$76,744	$67,027	$—	$178,491

Condensed Consolidating Statements of Cash Flows

For the Fiscal Year Ended December 28, 2013

In thousands	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(97,500)	$64,440	$49,910	$—	$16,850

Investing activities:
Purchases of property, plant and equipment	(1,356)	(9,841)	(43,445)	—	(54,642)
Proceeds from the sale of assets	—	—	435	—	435
Acquisition of intangibles and other	(356)	—	(4,226)	—	(4,582)
Acquisitions, net of cash acquired	(278,970)	—	—	—	(278,970)
Intercompany investing activities, net	(12,783)	(81,373)	(15,000)	109,156	—

Net cash provided by (used in) investing activities	(293,465)	(91,214)	(62,236)	109,156	(337,759)

Financing activities:
Issuance of common stock	30,504	—	—	—	30,504
Proceeds from long-term borrowings	612,602	—	17,397	—	629,999
Proceeds from short-term borrowings	2,216	—	1,871	—	4,087
Repayment of long-term borrowings	(318,154)	—	(19,525)	—	(337,679)
Repayment of short-term borrowings	(2,619)	—	—	—	(2,619)
Loan acquisition costs	(16,102)	—	—	—	(16,102)
Intercompany financing activities, net	84,100	11,592	13,464	(109,156)	—

Net cash provided by (used in) financing activities	392,547	11,592	13,207	(109,156)	308,190

Effect of exchange rate changes on cash	—	—	904	—	904

Net change in cash and cash equivalents	1,582	(15,182)	1,785	—	(11,815)
Cash and cash equivalents at beginning of period	486	28,285	69,108	—	97,879

Cash and cash equivalents at end of period	$2,068	$13,103	$70,893	$—	$86,064

Condensed Consolidating Statements of Cash Flows

For the Fiscal Year Ended December 29, 2012

In thousands	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(81,186)	$77,313	$79,344	$—	$75,471

Investing activities:
Purchases of property, plant and equipment	(26,043)	(4,021)	(21,561)	—	(51,625)
Proceeds from the sale of assets	—	1,646	14	—	1,660
Acquisition of intangibles and other	(268)	—	—	—	(268)
Intercompany investing activities, net	57,118	(37,797)	(25,218)	5,897	—

Net cash provided by (used in) investing activities	30,807	(40,172)	(46,765)	5,897	(50,233)

Financing activities:
Issuance of common stock	1,087	—	—	—	1,087
Proceeds from long-term borrowings	—	—	10,977	—	10,977
Proceeds from short-term borrowings	2,725	—	3,000	—	5,725
Repayment of long-term borrowings	(107)	—	(7,571)	—	(7,678)
Repayment of short-term borrowings	(1,933)	—	(8,000)	—	(9,933)
Loan acquisition costs	(220)	—	—	—	(220)
Intercompany financing activities, net	46,178	(23,430)	(16,851)	(5,897)	—

Net cash provided by (used in) financing activities	47,730	(23,430)	(18,445)	(5,897)	(42)

Effect of exchange rate changes on cash	—	—	(59)	—	(59)

Net change in cash and cash equivalents	(2,649)	13,711	14,075	—	25,137
Cash and cash equivalents at beginning of period	3,135	14,574	55,033	—	72,742

Cash and cash equivalents at end of period	$486	$28,285	$69,108	$—	$97,879

Note 27. Subsequent Event

On March 25, 2015, the Company announced that PGI France Holdings SAS, a wholly-owned subsidiary of the Company, entered into an agreement to acquire Dounor SAS (“Dounor”). The Company expects to finalize the acquisition of Dounor in the second quarter of 2015. The closing is subject to customary terms and conditions and there is no assurance that the acquisition or the related financing transactions will be consummated within any particular time period or at all. The Company expects to fund the acquisition of Dounor and to pay related fees and expenses using the proceeds of a proposed add-on to its existing term loan.

INDEPENDENT AUDITOR’S REPORT

To

The Shareholders and Board of Directors of

Companhia Providência Indústria e Comércio

São José dos Pinhais – PR

We have audited the accompanying consolidated financial statements of Companhia Providência Indústria e Comércio and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated income statements and statements of comprehensive income, changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards (IFRS), issued by the International Accounting Standards Board - IASB; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by Management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Companhia Providência Indústria e Comércio and its subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board - IASB.

/s/ DELOITTE TOUCHE TOHMATSU

DELOITTE TOUCHE TOHMATSU

Auditores Independentes

Curitiba, BR

May 13, 2014

COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2013 AND 2012

All amounts in thousands of Brazilian reais (R$)

ASSETS	December 31, 2013	December 31, 2012
CURRENT ASSETS
Cash and cash equivalents (Note 6)	64,250	84,145
Derivative financial instruments (Note 7)	24,674	10,708
Trade receivables (Note 8)	177,822	144,059
Inventories (Note 9)	64,119	52,329
Recoverable taxes (Note 10)	44,988	43,181
Other receivables	11,647	12,451

	387,500	346,873

NONCURRENT ASSETS
Trade receivables (Note 8)	2,987	4,196
Recoverable taxes (Note 10)	7,587	20,628
Deferred income tax and social contribution (Note 11)	37,279	48,529
Escrow deposits (Note 18)	372	56
Deposits and compulsory loans	31	30
Other receivables	127	127
Intangible assets (Note 13)	41,130	42,683
Property, plant and equipment (Note 14)	867,852	837,048

	957,365	953,297

TOTAL ASSETS	1,344,865	1,300,170

LIABILITIES AND EQUITY	December 31, 2013	December 31, 2012
CURRENT LIABILITIES
Trade payables (Note 15)	59,975	43,390
Borrowings (Note 16)	83,694	112,361
Payroll, social security and related taxes	6,730	8,814
Taxes, fees and contributions payable (Note 17)	4,762	4,460
Provisions for tax, labor and civil risks (Note 18)	250	427
Dividends payable	27	9
Other payables	1,290	2,776

	156,728	172,237

NONCURRENT LIABILITIES
Borrowings (Note 16)	507,236	423,346
Taxes, fees and contributions payable (Note 17)	154	218
Deferred income tax and social contribution (Note 19)	14,385	13,817
Provisions for tax, labor and civil risks (Note 18)	812	575

	522,587	437,956

Total liabilities	679,315	610,193

Equity
Share capital (Note 20 (a))	409,003	409,003
Capital reserves (Note 20 (c))	12,425	11,878
Valuation adjustments to equity (Note 20 (h))	146,539	157,862
Profit reserves (Note 20 (e))	97,683	112,047
Treasury shares (Note 20 (d))	(100)	(813)
	665,550	689,977

TOTAL LIABILITIES AND EQUITY	1,344,865	1,300,170

The accompanying notes are an integral part of these financial statements

COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO

CONSOLIDATED INCOME STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

All amounts in thousands of Brazilian reais (R$), unless otherwise stated

	2013	2012
Revenue (Note 21)	782,002	608,634
Cost of revenues (Note 22)	(578,579)	(423,055)

Gross profit	203,423	185,579

Selling expenses (Note 22)	(41,309)	(34,596)
Administrative expenses (Note 22)	(77,909)	(62,034)
Other income (Note 22)	(3,308)	79

	(122,526)	(96,551)

Operating income	80,897	89,028

Finance income (Note 23)	6,028	15,375
Finance expenses (Note 23)	(45,393)	(35,808)

Finance expenses, net	(39,365)	(20,433)

Income before income tax and social contribution	41,532	68,595

Income tax and social contribution (Note 24)	(14,612)	(23,524)

Income from continuing operations	26,920	45,071

Net profit	26,920	45,071

Earnings per share (basic and diluted)
From continuing operations (Note 20 (g))	0.34	0.56

The accompanying notes are an integral part of these financial statements.

COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

All amounts in thousands of Brazilian reais (R$)

	2013	2012
Net profit for the year	26,920	45,071

Other comprehensive income
Foreign currency translation adjustments	(1,078)	(490)

Total comprehensive income	25,842	44,581

The accompanying notes are an integral part of these financial statements.

COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

All amounts in thousands of Brazilian reais (R$)

			Capital reserves			Profit reserves						Valuation adjustments to equity
	Capital	Issuance costs	Share premium reserve	Stock options	Total	Legal reserve	Profit retention	Investment reserve	Total	Treasury shares	Retained earnings	Deemed cost adjustment	Accumulated other comprehensive income	Total	Total equity
As of December 31, 2011	422,269	(13,266)	10,703	361	11,064	7,486	25,430	68,518	101,434	(813)		168,688	(91)	168,597	689,285

Profit for the period											45,071				45,071
Exchange rate changes on foreign investees (Note 12)													(490)	(490)	(490)

Total comprehensive income for the period											45,071		(490)	(490)	44,581

Realization of deemed cost (Note 14)											15,523	(15,523)		(15,523)
(-) Taxes on realization of deemed cost (Note 20)											(5,278)	5,278		5,278
Other convergence adjustments

Total realization of deemed cost											10,245	(10,245)		(10,245)

Contributions/distributions to shareholders:
Share-based payment (Note 20)				814	814										814
Allocation of profit for the year:
Interim dividends paid (Note 20)											(19,273)				(19,273)
Dividends paid (Note 20)							(25,430)		(25,430)						(25,430)
Legal reserve						2,254			2,254		(2,254)
Accrued additional proposed dividends							33,789		33,789		(33,789)

Total contributions/distributions to shareholders				814	814	2,254	8,359		10,613		(55,316)				(43,889)

As of December 31, 2012	422,269	(13,266)	10,703	1,175	11,878	9,740	33,789	68,518	112,047	(813)		158,443	(581)	157,862	689,977

Profit for the period											26,920				26,920
Exchange rate changes on foreign investees (Note 12)													(1,078)	(1,078)	(1,078)

Total comprehensive income for the period											26,920		(1,078)	(1,078)	25,842

			Capital reserves			Profit reserves						Valuation adjustments to equity
	Capital	Issuance costs	Share premium reserve	Stock options	Total	Legal reserve	Profit retention	Investment reserve	Total	Treasury shares	Retained earnings	Deemed cost adjustment	Accumulated other comprehensive income	Total	Total equity
Realization of deemed cost (Note 14)											15,523	(15,523)		(15,523)
(-) Taxes on realization of deemed cost (Note 20)											(5,278)	5,278		5,278
Other convergence adjustments

Total realization of deemed cost											10,245	(10,245)		(10,245)

Contributions/distributions to shareholders:
Treasury shares										713					713
Share-based payment (Note 20)			162	385	547						206				753
Allocation of profit for the period:
Interim dividends paid (Note 20)											(17,946)				(17,946)
Dividends paid (Note 20)							(33,789)		(33,789)						(33,789)
Legal reserve						1,346			1,346		(1,346)
Transfer between reserves								18,079	18,079		(18,079)

Total contributions/distributions to shareholders			162	385	547	1,346	(33,789)	18,079	(14,364)	713	(37,165)				(50,269)

As of December 31, 2013	422,269	(13,266)	10,865	1,560	12,425	11,086		86,597	97,683	(100)		148,198	(1,659)	146,539	665,550

The accompanying notes are an integral part of these financial statements.

COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

All amounts in thousands of Brazilian reais (R$)

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net profit for the period	26,920	45,071
Adjustments:
Depreciation of property, plant and equipment	40,816	31,912
Amortization of intangible assets	4,267	3,906
Interests	31,601	21,667
Share-based payment	547	814
Deferred income tax and social contribution	12,423	21,125
Provision for doubtful accounts	117	958

	116,691	125,453
Changes in assets and liabilities:
(Increase) decrease in trade receivables	(23,646)	18,138
Increase in inventories	(11,790)	(2,178)
Decrease in recoverable taxes	11,234	5,792
Decrease in other receivables	487	5,869
Increase in trade payables	16,585	8,135
Increase (decrease) in payroll, social security and related taxes	(2,084)	196
Increase in taxes, fees and contributions	1,993	3,977
Decrease in other payables	(1,408)	(2,703)

	(8,629)	37,226

Other cash flows from operating activities:
Payment of income tax and social contribution	(1,755)	(1,510)

Net cash provided by operating activities	106,307	161,169
Cash flows from investing activities
Purchase of property, plant and equipment	(26,190)	(71,374)
Acquisition of intangible assets	(2,403)	(1,825)
Related parties
Proceeds from the sale of fixed assets	301	109

Net cash used in investing activities	(28,292)	(73,090)
Cash flows from financing activities
Proceeds from borrowings and financing	106,127	51,184
Payment of borrowings and financing – principal	(129,299)	(73,021)
Payment of borrowings, financing – interest	(21,476)	(18,148)
Sale of shares	875
Dividends paid	(51,720)	(44,700)

Net cash used in financing activities	(95,493)	(84,685)
Effect of exchange rate changes on cash and cash equivalents	(2,417)	(425)
Decrease or increase in cash and cash equivalents, net	(19,895)	2,969

Cash and cash equivalents at the beginning of period (Note 6)	84,145	81,176
Cash and cash equivalents at the end of period (Note 6)	64,250	84,145

The accompanying notes are an integral part of these financial statements.

COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

In thousands of Brazilian reais, except when otherwise indicated

1	GENERAL INFORMATION

Companhia Providência Indústria e Comércio, headquartered in São José dos Pinhais, State of Paraná, Brazil, and its subsidiaries (the “Company” or the “Group”) are engaged in the manufacture and sale of plastic products, including nonwoven fabrics under the KAMI brand, resulting from the transformation of polypropylene.

The Company has two subsidiaries, one in the City of Pouso Alegre, State of Minas Gerais, Brazil, and another in Statesville, North Carolina, in the United States of America. In order to expand its production capacity in 2012, the Group installed two new machines. The first was installed in the second quarter in Pouso Alegre and the second in Statesville, which started to operate in the last quarter of 2012.

The issuance of these consolidated financial statements of the Group was authorized by the Board of Directors on May 13, 2014.

2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all reporting periods, unless otherwise stated.

2.1	Statement of compliance

The accompanying consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS).

2.2	Basis of preparation

The accompanying consolidated financial statements has been prepared based on the historical cost and adjusted in order to reflect financial assets and financial liabilities (including derivatives) stated at fair value through profit or loss, as well as the “deemed cost” of land, buildings, machinery and equipment on the date of transition to IFRS.

The preparation of financial statements requires Management to use certain critical accounting estimates and the exercise of judgment by the Company’s management when applying the accounting policies of the Company. The areas involving a higher degree of judgment and complexity, as well as those where assumptions and estimates are significant to the consolidated financial statements, are disclosed in Note 3.

(a)	Changes in accounting policies and disclosures

There are no new IFRS pronouncements or interpretations effective beginning 2013 that had a material impact on the Company’s consolidated financial statements.

2.3	Consolidation

(a)	Consolidated financial statements

The following accounting policies are applied in the preparation of the consolidated financial statements.

Subsidiaries

Subsidiaries are all entities over which the Company has the power to govern the financial and operating policies, whose interest held correspond to more than half of the voting rights (voting capital). The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Company controls another entity.

Subsidiaries are fully consolidated from the date control is transferred to the Company and, when applicable, such consolidation is discontinued from the date control ceases.

Intercompany transactions, balances and unrealized gains and losses are eliminated in consolidation. The accounting policies of subsidiaries are changed, where necessary, to ensure consistency with the policies adopted by the Company and its subsidiaries.

2.4	Segment reporting

Operating segments are reported consistently with the internal report provided to the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing the performance of the operating segments, is the Board of Directors, which is also responsible for making the strategic decisions of the Company.

Considering that all decisions are made based on consolidated reports, the only product sold by the Company is the nonwoven fabric, and all decisions related to strategic and financial planning, purchases, sales, investments and allocation of funds are made on a consolidated basis, the Company concluded that they have only one reportable segment.

2.5	Foreign currency translation

(a)	Functional and reporting currency

Items included in the financial statements of each of the consolidated companies are measured using the currency of the primary economic environment where the companies operates (“functional currency”). The consolidated financial statements are presented in Brazilian reais (R$), which is the Company’s functional currency, and also the reporting currency of the consolidated financial statements.

(b)	Transactions and balances

Foreign currency-denominated transactions are translated into the Company’s functional currency using the exchange rates prevailing at the transactions or the valuation dates, when items are remeasured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation using yearend exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement as “Finance income” or “Finance costs”.

(c)	Consolidated companies using a different functional currency

The results of operations and financial position of the subsidiary located in the United States, which has a functional currency different from the reporting currency, are translated into the reporting currency as follows:

(i)	The balances of assets and liabilities reported in each balance sheet are translated using the closing rate on the balance sheet date;

(ii)	Income and expenses reported in the income statement are translated using average exchange rates, which are a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates; and

(iii)	All resulting exchange differences are recognized as a separate component of equity.

2.6	Cash and cash equivalents

Cash and cash equivalents include cash, bank deposits and other highly liquid short-term investments, which are readily convertible into a known cash amount and subject to an insignificant risk of change in value.

2.7	Financial assets

2.7.1 Classification

The Company classifies their financial assets in the following categories: at fair value through profit or loss and receivables. The Company does not have held-to-maturity and available-for-sale financial assets. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of financial assets on initial recognition.

(a)	Financial assets at fair value through profit or loss

Financial assets and financial liabilities measured at fair value through profit or loss are derivatives contracted to be held to maturity, designated as hedging instruments. All financial assets and financial liabilities in this category are classified as current assets and current liabilities.

(b)	Receivables

Receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market, and comprise “trade and other receivables”. They are included in current assets, except for those with maturities 12 months after the end of the reporting period, which are classified as noncurrent assets.

2.7.2 Recognition and measurement

Financial assets are recognized on the trade date – the date in which the Company undertakes to purchase or sell the asset. Loans and receivables are subsequently carried at amortized cost using the effective interest method.

Gains or losses arising from changes in the fair value of financial assets at fair value through profit or loss are presented in the income statement in “Finance income (costs)” when earned or incurred.

2.7.3 Impairment of financial assets

Assets stated at amortized cost

The Company assess on the balance sheet date whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a “loss event”) and such loss event (or events) affects the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

The criteria that the Company uses to determine whether there is objective evidence of an impairment loss include:

(i)	significant financial difficulty of the issuer or debtor;

(ii)	a breach of contract, such as a default or delinquency in the payment of interest or principal;

(iii)	the Company, for economic or legal reasons arising from the borrower’s financial difficulty, grant to the borrower a concession that a lender would not otherwise consider;

(iv)	it becomes probable that the borrower will file for bankruptcy or other financial reorganization;

(v)	the disappearance of an active market for that financial asset because of financial difficulties; or

(vi)	observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified against the individual financial assets in the portfolio, including:

•	adverse changes in the payment status of borrowers in the portfolio; and

•	national or local economic conditions that correlate with defaults on the assets in the portfolio.

The amount of any impairment loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced and the amount of the loss is recognized in the income statement. If a loan or held-to-maturity investment is subject to a variable interest rate, the discount rate for measuring an impairment loss is the current effective interest rate set out in the contract. As a practical measure, the Company may measure impairment on the basis of an instrument’s fair value using an observable market price.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor’s credit rating), the reversal of the previously recognized loss is recognized in the income statement.

2.8	Derivative financial instruments and hedging activities

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value, with the changes in fair value charged against profit or loss.

Although the Company uses derivatives for hedging purposes, it does not apply the hedge accounting.

The fair values of derivative instruments are disclosed in Note 7.

2.9	Trade receivables

Trade receivables are amounts due from customers for sales in the ordinary course of business of the Company. If collection is expected in one year or less, they are classified as current assets. Otherwise, they are presented as noncurrent assets.

Trade receivables are initially stated at present value, less the allowance for doubtful accounts, which is recognized when there is objective evidence that the Company will not be able to recover all the amounts due on their original terms. The allowance for doubtful accounts corresponds to the difference between the carrying amount and the recoverable value. The present value is calculated based on the market rates (Interbank Deposit Certificate (CDI which as of December 31, 2013 was equivalent to 9,77% p.a. (6.90% p.a. as of December 31, 2012).

2.10	Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined using the moving weighted average method. The cost of finished products and work in process comprise raw materials, direct labor, other direct costs and related overhead expenses (based on normal operating capacity), except for borrowing costs. Net realizable value is the estimated selling price in the ordinary course of business, less estimated implementation costs and selling expenses. Imports in transit are stated at the accumulated cost of each import.

2.11	Intangible assets

(a)	Goodwill

Goodwill is measured at cost, represented by its carrying amount at the date of transition to IFRS, less accumulated impairment losses, if any.

The carrying amount of goodwill at the date of transition to IFRS was established on the acquisition or subscription of capital in another entity, represented by the cost of acquisition of the investment which exceeds the book value of the investment, calculated by applying the appropriate acquisition or capital subscription percentage on the investee’s equity amount.

In connection with the first time adoption of IFRS, beginning January 1, 2009, the Company no longer amortizes goodwill arising from investments acquired. Considering that goodwill continues to be amortized for tax purposes, the corresponding deferred tax effects are recorded on the portion of amortization deducted for tax purposes.

Goodwill is tested annually for impairment.

(b)	Software

Costs on the maintenance or development of software are recognized as an expense when incurred. Expenditures directly associated with identifiable and exclusive software, controlled by the Company and its subsidiaries, and which will probably generate economic benefits greater than the costs for over one year, are recognized as assets. Direct expenses include the compensation payable to the software development team and the appropriate portion of related general expenses.

Software development costs recognized as assets are amortized under the straight-line method over their useful lives, at the rates disclosed in Note 13.

2.12	Property, plant and equipment

Land, buildings and construction, machinery and equipment, industrial facilities and furniture and fixtures refer mainly to plants and offices and are stated at historical acquisition cost, adjusted for inflation through December 31, 1995, plus the deemed cost, in January 1, 2009.

Property, plant and equipment items are stated at their historical cost, less accumulated depreciation. The historical cost includes expenditures directly attributable to the acquisition of items and may also include financial charges on borrowings used to finance the construction of property, plant and equipment, which are capitalized over the period necessary to build and prepare the asset for the intended use.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, where appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the item cost can be measured reliably. The carrying amount of replaced items or parts is derecognized. All other repairs and maintenance are charged to profit or loss, when incurred.

Land is not depreciated. Depreciation of other assets is calculated under the straight-line method to allocate their costs to their residual values over the estimated useful lives. The useful lives are listed in Note 14.

The residual values and useful lives of assets are reviewed and adjusted, if applicable, at the end of each reporting period.

The carrying amount of an asset is written down immediately to its recoverable amount its carrying amount is greater than its estimated recoverable amount (Note 2.13).

Gains and losses from sales are determined by comparing sales proceeds with the carrying amounts and recorded in line item “Other income (expenses), net” in the income statement.

2.13	Impairment of non-financial assets

Assets with indefinite useful life, e.g. goodwill, are not amortized and are tested annually for impairment. Property, plant and equipment and other non-financial assets are tested annually for impairment, and also whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In this case, the recoverable value is calculated to determine if assets are impaired. An impairment loss is recognized at the amount by which the carrying amount of an asset exceeds its recoverable amount, which is the higher of net selling price or the value in use of an asset. For measurement purposes, assets are grouped at the lowest level for which there are separately identifiable cash flows.

2.14	Trade payables

Trade payables refer to amounts payable for goods or services acquired from suppliers in the ordinary course of business, classified as current liabilities if payment is due within one year or less (or in the regular course of business, even if longer). Otherwise, they are recorded as noncurrent liabilities.

Trade payables are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method. In practice, they are usually recognized at the related invoice amount.

2.15	Borrowings

Borrowings are initially recognized at fair value, less transaction costs incurred and subsequently carried at amortized cost. Any difference between the amounts raised (less transaction costs) and the settlement amount is recognized in the income statement over the period borrowings are outstanding, using the effective interest method.

Borrowings are classified as current liabilities unless the Company has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period.

2.16	Provisions for tax, labor and civil risks

Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, based on the opinion of their legal counsel, and the amount can be reliably estimated.

2.17	Current and deferred income tax and social contribution

Income tax and social contribution expenses comprise current and deferred taxes, and are calculated based on the effective income tax and social contribution rates adjusted as prescribed in the prevailing tax laws. The offset of tax loss carry forwards is limited to 30% of taxable income in Brazil. Income taxes are recognized in the income statement, except to the extent that they relate to items recognized directly in comprehensive income or equity.

Deferred income tax and social contribution are recognized on tax loss carry forwards and the related temporary differences arising from differences between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred income tax and social contribution are calculated at the rates of 15% (plus a 10% surtax, where applicable) and 9%, respectively Brazil.

Deferred income tax and social contribution assets are recognized only to the extent that it is probable that future taxable income will be available against which temporary differences may be offset. Therefore, in order to support recognition, Management prepares annually a study about the utilization of these income-based taxes, based on internal assumptions and future economic scenarios.

For the subsidiary Providência USA Inc., current and deferred taxes are calculated at the rates of 32% for federal tax and 7% for state tax.

2.18	Employee benefits

(a)	Pension obligations

The Company offers their employees a defined contribution private pension plan (Note 25), whose purpose is to accumulate funds that can become monthly income to supplement the Government Social Security benefit. The plan provides for the employee’s voluntary contributions, deducted from the employee payroll, and contributions made by the Company and its subsidiaries, which are recorded as personnel expenses, with a corresponding entry to current liabilities.

(b)	Share-based payments

The Company offers to executives and certain employees, a share-based compensation plan (“Stock Options”), which is duly approved by the Board of Directors ((Note 20.b), according to which the Company receives services in exchange for the stock options granted. The fair value of share options granted, calculated on the grant date, is recognized as an expense with a corresponding increase in equity, during the vesting period, to the extent services are provided.

(c)	Profit sharing

The Company recognizes a profit sharing liability and expense on accrual basis, in accordance with the compensation policy.

2.19	Capital

Ordinary shares are classified in equity. Incremental costs directly attributable to the issue of new shares or options are recorded in equity as a deduction from proceeds, net of taxes.

2.20	Revenue recognition

Revenue comprises the fair value of the consideration received or receivable for the sale of goods in the ordinary course of business of the Company. Revenue is stated net of taxes, returns, as well as after the elimination of intercompany sales. Revenue is recognized when:

•	The significant risks and rewards of ownership of the products are transferred to the buyer;

•	The entity retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

•	The amount of revenue can be measured reliably;

•	it is probable that the economic benefits associated with the transaction will flow to the entity; and

•	the costs incurred or to be incurred in respect of the transaction can be measured reliably

Therefore, the Company recognizes revenues on the date the product is delivered to the buyer.

2.21	Distribution of dividends

Dividends declared to the Company’s stockholders are recognized as a liability in the financial statements, based on the Company’s bylaws. Any amount declared above the mandatory minimum dividend is only accrued on the date it is approved by shareholders at the General Meeting.

2.22	New and revised IFRS issued but not yet effective

The following standards issued were not yet effective on the issuance date of the financial statements. This list of standards and interpretations issued includes those which the Company reasonably expects to impact disclosures, financial condition or performance upon their application in the future. The Company intends to adopt such standards when they become effective.

IFRS 9 Financial Instruments – Classification and Measurement – IFRS 9 completes the first part of the project to supersede “IAS 39 Financial Instruments: Recognition and Measurement”. IFRS 9 uses a simple approach to determine whether a financial asset is stated at amortized cost or fair value, based on how an entity manages its financial instruments (its business model) and contractual cash flows underlying the financial assets. The standard also requires the adoption of only one method to determine asset impairment. This standard is effective for years beginning January 1, 2015, and the Company does not expect any significant effect as a result of its adoption.

IASB issued clarifications on the standards and amendments to IFRS. Below are the main amendments:

IAS 32 – Financial Instruments – Presentation: provides clarifications on the offset between financial assets and financial liabilities, whose amendment is effective for years beginning on or after January 1, 2014, and the Company does not expect any significant effect as a result of its adoption.

There are no other standards and interpretations issued and not yet adopted that can significantly impact the profit or loss or equity reported by the Company, based on Management’s opinion.

3	CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

Accounting estimates and judgments are continually assessed and are based on historical experience and other factors, including expected future events that are believed to be reasonable under the circumstances.

3.1	Critical accounting estimates and assumptions

Based on assumptions, the Company makes forward-looking estimates. By definition, the resulting accounting estimates will are rarely equal to actual results.

The estimates and assumptions that present a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities in the next year are discussed below.

(a)	Estimated impairment of goodwill

The Company tests annually whether goodwill is impaired, in accordance with the accounting policy stated in Note 2.11. The recoverable amounts of cash-generating units (CGUs) were determined based on the value-in-use, which is calculated based on estimates (Note 13).

Management believes that probable additional changes in the main assumptions on which the recoverable amounts are based would not cause its carrying amount to exceed the recoverable amount.

(b)	Income tax, social contribution and other taxes

The Company recognizes deferred tax assets and liabilities based on the differences between the carrying amount presented in the financial statements and the tax basis of assets and liabilities using effective tax rates. The Company also recognizes provisions as a result of circumstances where it is probable that additional taxes will be due. When the final tax outcome of these issues is different from the amounts that were initially estimated and recorded, such differences will impact current and deferred income tax assets and liabilities in the period in which such determination is made.

The Company reviews on a regular basis the possibility of recovery of their deferred tax assets, taking into account the historical profit generated and the projected future taxable income, based on a recoverability study.

(c)	Fair value of derivatives and other financial instruments

The Company assesses the fair value of financial instruments using available information and valuation methodologies set by Management. However, both the interpretation of market data and the selection of valuation methodologies require considerable judgment and reasonable estimates to produce the most appropriate realizable value. Consequently, the estimates presented in Note 7 are not necessarily indicative of the amounts that can be realized in the current market. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated realizable values.

(d)	Provisions for tax, labor and civil risks

The Company is party to several administrative proceedings and lawsuits, as described in Note 18. Consequently, it recognizes provisions for all risks on lawsuits and administrative proceedings with respect to which the likelihood of loss is assessed as probable and which the amount of the loss can be reliably estimated. The assessment of the likelihood of loss includes the analysis of available evidence, the hierarchy of laws, the applicable case law, most recent decisions issued by the courts and their relevance within the legal system, as well as the opinion of the outside legal counsel. The Company believes that the provisions for tax, civil and labor risks are properly presented in the financial statements.

(e)	ICMS tax incentives

The Company has State VAT (ICMS) tax incentives granted by the government of the State of Paraná and by the government of the State of Minas Gerais. The Federal Supreme Court (STF) handed down decisions in Direct Actions, declaring the unconstitutionality of several state laws that granted ICMS tax incentives without previous agreement between the States.

Despite the fact that the Company does not have ICMS tax incentives covered by the decision handed down by the STF, it consulted its legal counsel, who issued an opinion on the matter, based on which the Company believes that it does not meet the criteria under IAS 37 for the recognition of a liability.

4	FINANCIAL RISK MANAGEMENT

4.1	Financial risk factors

The Company has a Risk Management Committee, designated by the Board of Directors, to assist it and is responsible for defining the policy and managing the risks and the financial instruments using control systems that set currency limits and interest exposures and identify financial institutions where Company’s cash and short-term investment funds will be invested in. The carrying amount of all financial instruments, including derivatives, as well as the results obtained compared to the proposed goals, are presented to and analyzed monthly by the Risk Management Committee and submitted to the approval of the Company’s Board of Directors.

Among the procedures defined by the current policy, the Company adopts monthly routines that enable it to project and assess currency exposure since it has transactions and debts in the foreign market and is exposed to these risks.

(a)	Market risk

(i)	Currency and interest rate risk

The Company is exposed to market risks related to adverse changes in interest and foreign exchange rates, 9% of the indebtedness is pegged to local currency and subject to variable and fixed interest rates, and the remaining 91% is indexed to the LIBOR (London Interbank Offered Rate) and SIFMA (Securities Industry and Financial Markets Association). A significant portion of revenues (30%) derives from sales in foreign markets and is equally exposed to fluctuations in exchange rates.

A portion of the indebtedness is indexed to the Interbank Deposit Certificate (CDI) and is, therefore, subject to variable interest rates. The financial result is partially affected by changes in the benchmark interest rate (Special System for Settlement and Custody (SELIC).

Financial instruments are stated at amortized cost, which approximate their fair values.

The table below shows the Company’s foreign currency exposure.

	Consolidated
	December 31, 2013		December 31, 2012
	R$ mil	USD mil	R$ mil	USD mil
Assets:
Trade receivables	85,958	36,693	74,514	36,464

Liabilities:
Trade payables	(2,989)	(1,276)	(5,594)	(2,737)
Borrowings and financing	(540,393)	(230,681)	(485,153)	(237,413)

Liability exposure	(543,382)	(231,957)	(490,747)	(240,150)

Net exposure	(457,424)	(195,264)	(416,233)	(203,686)

The Company invests in foreign operations, whose net assets are exposed to the currency risk. Currency exposure arising from the investment in foreign operations is hedged mainly through borrowings denominated in the same currency as these investments.

Sensitivity to the foreign exchange rate – The impacts arising from a fluctuation by 25% and 50% in the reasonable possible scenario of the U.S. dollar exchange rate for each financial instrument exposed are as follows:

	Risk	(-) 50%	(-) 25%	Reasonable possible scenario	(+) 25%	(+) 50%
Foreign exchange rate	Dollar	1.2250	1.8375	2.4500	3.0625	3.6750
Trade receivables	Dollar	(41,009)	(18,535)	3,940	26,414	48,889
Borrowings	Dollar	257,809	116,517	(24,775)	(166,068)	(307,360)
Trade payables	Dollar	1,426	644	(137)	(919)	(1,700)

Gains or Losses		218,226	98,626	(20,972)	(140,573)	(260,171)

In addition to the sensitivity analysis presented above, the Company measures its financial instruments considering the reasonable possible effects in profit or loss and equity against the risks assessed by the Company’s management at the end of the reporting period. Based on the financial position as of December 31, 2013, it is estimated that these effects would approximate the amounts disclosed in the reasonable possible scenario column of the table above, as the assumptions used by the Company approximate those described above.

Sensitivity to the interest rate – The impacts of a 25% and 50% fluctuation of interest rates on profit or loss in the reasonable possible scenario of indexes (CDI/LIBOR6) in the 12-month period are described below:

	Risk	(-) 50%	(-) 25%	Reasonable possible scenario	(+) 25%	(+) 50%
Rates	CDI/Selic	5.25	7.88	10.5	13.13	15.75
Rates	LIBOR6	0.17	0.26	0.35	0.44	0.52

Short-term investments	CDI/Selic	2,857	4,338	5,855	7,408	8,999
Borrowings and financing	LIBOR6	(9,355)	(9,680)	(9,991)	(10,293)	(10,600)

Loss		(6,498)	(5,342)	(4,136)	(2,885)	(1,601)

In addition to the sensitivity analysis presented above, the Company measures its financial instruments considering the reasonable possible effects on profit or loss and equity against the risks assessed by the Company’s management at the end of the reporting period. Based on the financial position of outstanding short-term investments and borrowings and financing as of December 31, 2013, it is estimated that these effects would be close to the amounts disclosed in the reasonable possible scenario column of the table above, as the assumptions used by the Company are close to those described above.

(ii)	Derivative transactions

The Company carries out transactions in the foreign market and are exposed to market risks arising from fluctuations in foreign currencies and interest rates. The exposure to the risk arising from future payments in local currency of liabilities linked to the foreign exchange market is hedged mainly by the portfolio of trade receivables from export sales or realized by the Company.

The Company also carries out transactions with derivatives pegged to foreign currencies, mainly the U.S. dollar, for hedging purposes (hedge against possible interest and exchange rate fluctuations), based on the guidelines set in the Market Risk Management Policy approved by the Board of Directors and implemented by the Risk Management Committee.

The objective of the Market Risk Management Policy is basically to hedge at least 75% of the Company’s short-term cash flow for defined periods ranging from 9 to 12 months, primarily through traditional market transactions, such as, for example, Non-Deliverable Forward (NDF) contracts, options and the dollar futures on the Brazilian Commodities & Futures Exchange (BM&F), defining limits by type of transaction and counterparty.

In order to measure the effects of the fluctuations in the indices and rates linked to derivative transactions, the Company prepared the sensitivity analysis table below, including a scenario considered as reasonable possible by the Company’s management, a situation considered possible of at least 25% reduction in the variables used, and a situation considered remote of at least 50% reduction in the risk variables:

Sensitivity analysis table

Transaction	Risk	(-) 50%	(-) 25%	Reasonable possible scenario	(+) 25%	(+) 50%
Swap US$ x CDI	CDI fluctuation	(19,243)	(5,981)	7,590	21,453	35,591
Currency forward (NDF)	US$ fluctuation	(12,318)	(5,232)	1,847	8,940	16,026

Gain (loss)		(31,561)	(11,213)	9,437	30,393	51,617

The amounts in the sensitivity analysis table were determined considering the U.S. dollar curve and the future U.S. dollar quotations published by the BM&F. Based on these rates, the Company applied the reduction percentages in accordance with each scenario, projected the cash flows up through to the maturity of transactions and discounted them through the balance sheet date.

This analysis was only considered for purposes of compliance with the prevailing legislation in Brazil for public companies (CVM 475/08), since the Company carries out derivative transactions only for hedging purposes and elimination of the effects of currency and interest rate fluctuations, which are not used for speculative purposes.

In addition to the sensitivity analysis, the Company measures its financial instruments considering the reasonable possible effects on profit or loss and equity against the risks assessed by the Company’s management at the end of the reporting period. Based on the financial position and notional amount of outstanding derivatives as of December 31, 2013, it is estimated that these effects would approximate the amounts disclosed in the reasonable possible scenario column of the table above, as the assumptions used by the Company approximate those described above.

The Company has no exotic derivative agreements outstanding as of December 31, 2013 and 2012.

(b)	Credit risk

The Company’s sales policy is closely related to the Credit Policy established by the Company and to the level of credit risk which it is willing to accept in the course of its business. To minimize possible default, the Company diversifies its receivables portfolio, selects customers, and monitors sales terms and individual credit limits, and requires collaterals.

The credit quality of financial assets that are neither past due nor impaired can be assessed by reference to external credit ratings or to historical information about default rates for counterparties.

Trade receivables: the credit risk of customers is subject to the procedures, controls and policies established by the Company for this purpose. Credit limits are set for all customers based on internal classification criteria. The amounts classified in Group 1 refer to customers with no default in the past. The amounts in Group 2 refer to defaulting customers in the past, i.e., those which on any time were included in the criteria for recognition of allowance for doubtful accounts.

	December 31, 2013	December 31, 2012
Trade receivables
Group 1	175,662	144,308
Group 2	5,147	3,947

	180,809	148,255

Cash and cash equivalents: the credit risk of balances with banks and other financial institutions is managed by the treasury area according to the policy established.

Bank account, deposits and short-term investments	December 31, 2013	December 31, 2012
brAAA	43,742	56,536
brAA		7,380
brA+f	6,436	8,022
brA	7,579	7,036
AA-	6,493	5,171

	64,250	84,145

Source: Standard & Poor’s and Fitch Ratings

(c)	Liquidity risk

Cash flow is projected in the operating entities consolidated by the Company’s Finance Department. The liquidity risk management of the Company, which is Management’s responsibility, monitors rolling forecasts of the liquidity requirements of the Company to ensure they have sufficient cash to meet operating needs.

Surplus cash held by the operating entities, in addition to the balance required for working capital management, is invested in short-term instruments, in order to offer maximum liquidity and cover disbursements.

The table below analyzes the consolidated non-derivative financial assets and liabilities and derivative financial assets and liabilities to be settled by the Company, according to relevant maturity dates, corresponding to the remaining period in the balance sheet through the contractual maturity date. Derivative financial liabilities are included in the analysis if their contractual maturities are essential for an understanding of the timing of the cash flows. The amounts disclosed in the table are the contractual undiscounted cash flows.

	Up to 1 month	1 to 3 months	3 months to 1 year	1 to 5 years	Over 5 years	Total
At December 31, 2013
Assets
Cash and cash equivalents	64,250					64,250
Derivative financial instruments	24,674					24,674
Trade receivables	70,023	88,430	19,369	2,987		180,809
Escrow deposits				372		372

	158,947	88,430	19,369	3,359		270,105
Liabilities:
Trade payables	(50,886)	(9,089)				(59,975)
Borrowings and financing
– Floating rates	(1,192)	(14,783)	(37,369)	(294,403)	(104,082)	(451,829)
– Fixed rates	(5)	(14,861)	(16,632)	(154,264)	(21,844)	(207,606)

	(52,083)	(38,733)	(54,001)	(448,667)	(125,926)	(719,410)

	106,864	49,697	(34,632)	(445,308)	(125,926)	(449,305)

Derivatives are managed based on net fair value. These derivatives include interest rate swaps, non-deliverable forward and e U.S. dollar option contracts used by the Company to manage the consolidated interest rate profile.

4.2	Capital management

The objectives of the Company in managing capital are to safeguard their ability to continue as going concerns in order to offer returns to shareholders and security to other stakeholders and to maintain an efficient capital structure.

Capital management is monitored using the debt/capitalization ratio, whose objective is to maintain a ratio equal to or lower than 0.65. As of December 31, 2013, this ratio was 0.47 (0.44 as of December 31, 2012), which demonstrates that the Company’s capital structure is maintained within the preset limits. The table below shows the calculation:

	December 31, 2013	December 31, 2012
Total borrowings balance (note 16)	590,930	535,707
Equity balance	665,550	689,977

Capitalization	1,256,480	1,225,684
Total debt / capitalization
Total debt	0.47	0.44

4.3	Fair value estimation

The carrying amounts of trade receivables (net of allowance for doubtful accounts) and payables approximate their fair values. The fair values of financial liabilities for disclosure purposes are estimated by discounting the future contractual cash flows at the current market interest rate available to the Company for similar financial instruments, as disclosed in Note 16.

The Company categorize its financial instruments measured at fair value through profit or loss, according to the following hierarchy levels:

Level 1 – prices quoted (unadjusted) in active markets for identical assets or liabilities. This level does not apply to the Company as of December 31, 2013;

Level 2 – inputs other than prices quoted in active markets included in Level 1 that are observable for an asset or liability, either directly or indirectly; and

Level 3 – techniques using input with significant effects on the fair value recorded that are not based on observable market inputs. This level does not apply to the Company as of December 31, 2013.

	December 31, 2013	December 31, 2012
	Level 2	Level 2
Current assets
Cash and cash equivalents
Fair value through profit or loss	64,250	84,145

	64,250	84,145

Derivative financial assets
Derivative financial instruments	24,674	10,708

	24,674	10,708

Total current assets	88,924	94,853

The Company did not transfer assets or liabilities between the hierarchy levels of fair value for the years ended December 31, 2013 and December 31, 2012.

5	FINANCIAL INSTRUMENTS BY CATEGORY

	December 31, 2013	December 31, 2012
Cash and cash equivalents
Banks and short-term investments	64,250	84,145

	64,250	84,145

Financial assets
Loans and receivables:
Trade receivables	180,809	148,255
Related parties
Escrow deposits	372	56

	181,181	148,311

Fair value through profit or loss:
Derivative financial instruments	24,674	10,708

	24,674	10,708

Total assets	270,105	243,164

Financial liabilities
Stated at amortized cost:
Trade payables	59,975	43,390
Borrowings and financing	590,930	535,707

Total liabilities	650,905	579,097

6	CASH AND CASH EQUIVALENTS

The balance of line item ‘Cash and cash equivalents’ includes cash held by the Company. At the end of the reporting period, this balance, as recorded in the statement of cash flows, may be reconciled with the related balance sheet items, as shown below:

	December 31, 2013	December 31, 2012
Banks and cash on hand	11,124	11,475
Short-term investment funds	53,126	72,670

Cash and cash equivalents in the balance sheet	64,250	84,145

Short-term investment funds comprise mainly of investment funds, whose investment portfolios are comprised basically of highly liquid investments in federal government bonds, repurchase transactions and Bank Certificates of Deposit (CDB), yielding average interest of 102% (102% as of December 31, 2012) of the Interbank Deposit Certificate (CDI) fluctuation. The Company does not invest in exclusive investment funds.

7	DERIVATIVE FINANCIAL INSTRUMENTS

	Assets
	December 31, 2013	December 31, 2012
Interest rate swaps (a)	21,571	9,696
Foreign exchange forwards contracts (b)	1,487	311
U.S. dollar option contracts (c)	1,616	701

Current portion	24,674	10,708

The fair values of derivatives were calculated by the Company and represent the exit price on the balance sheet date. Consequently, the fair values calculated are only valid on the dates of the consolidated information and may be subject to subsequent changes due to changes in market variables in the future, in particular with respect to fluctuations in exchange rates.

The financial derivatives entered into by the consolidated companies do not require margin call, and amounts are only increased or reduced on the established dates.

(a)	Interest rate swaps – CDI x US$ and LIBOR6 floating x fixed

The notional amounts of the interest rate swap contracts outstanding as of December 31, 2013 total R$167,294 (R$129,133 as of December 31, 2012).

In order to hedge its liability exposures (CDI and LIBOR interest rates) from borrowings and financing, the Company entered into swap contracts, traded in Bolsa de Mercadorias e Futuros – BM&F and registered with CETIP, whose balances and conditions are as follows:

•	Banco Itaú: US$52,4 million – Company receives in US$ + 4.85% p.a. and pays in CDI + 1.7% p.a., maturing on a semiannual basis through September 2018; and,

•	Banco Itaú: R$50 million – Company receives in R$ + 8% p.a., and pays in 98.70% of CDI p.a., maturing on a quarterly basis through February 2016.

(b)	Forward foreign exchange contracts:

The notional amounts of the outstanding forward foreign exchange contracts outstanding as of December 31, 2013 total R$28,147 (R$25,330 as of December 31, 2012).

In order to hedge against the volatility of liability exposures in U.S. dollars, arising from the total exposure (cash flows) through December 31, 2013, the Company entered into Non-Deliverable Forward contracts in U.S. dollars, in the following amounts and conditions:

•	Banco HSBC: US$1,7 million – long position in U.S. dollars, strike rate of R$2.0810, maturing on January 15, 2014;

•	Banco Santander: US$1,0 million – long position in U.S. dollars, strike rate of R$2.2794, maturing on March 17, 2014;

•	Banco Itaú BBA: US$2,8 million – long position in U.S. dollars, strike rate of R$2.4748, maturing on September 15, 2013;

•	Banco Bradesco: US$4 million – long position in U.S. dollars, strike rate of R$2.4126, maturing on June 16, 2014; July 15, 2014; August 15, 2014 and

•	Banco BTG: US$2,5 million – long position in U.S. dollars, strike rate of R$2.1240, maturing on February 17, 2014.

(c)	U.S. dollar call option contracts:

The notional values of the U.S. dollar call option contracts outstanding as of December 31, 2013 total R$27,713 (R$30,905 as of December 31, 2012). Total premium paid was R$163.

In order to hedge against the volatility of the liability exposures in U.S. dollar, arising from the total exposure (cash flows) through December 31, 2013, the Company entered into call option contracts in U.S. dollars in the following amounts and conditions:

•	Banco Votorantim: US$3,1 million – call option at the rate of R$2.3617, maturing on April 15, 2014 and July 15, 2014; premium paid: R$317 thousand;

•	Banco Itaú: US$5 million – call option at the rate of R$2.4447, maturing on May 15, 2014; June 16, 2014 and August 15, 2014; premium paid: R$554 thousand;

•	Banco Bradesco: US$1,8 million – call option at the rate of R$2.1240, maturing on February 17, 2014; premium paid: R$132 thousand; and

•	Banco Citibank: US$1,9 million – call option at the rate of R$2.1929, maturing on January 15, 2014 and March 17, 2014; premium paid: R$161 thousand.

8	TRADE RECEIVABLES

	December 31, 2013	December 31, 2012
Trade receivables – domestic customers	99,840	78,307
Trade receivables – foreign customers	86,187	75,050
Allowance for doubtful accounts – domestic customers	(4,989)	(4,566)
Allowance for doubtful accounts – foreign customers	(229)	(536)

Trade receivables, net	180,809	148,255

Current portion	177,822	144,059
Noncurrent portion	2,987	4,196

As of December 31, 2013, the average days sales outstanding is 73 days (81 days as of December 31, 2012). The Company recognized an allowance for doubtful accounts for all domestic trade receivables past-due over 90 days. For foreign trade receivables, the allowance for doubtful accounts relies on the analysis of the current financial condition and the economic and political environment in the country where each borrower is located.

The aging list of trade receivables is as follows:

	December 31, 2013	December 31, 2012
Current	174,109	139,239
Up to 60 days past-due	4,996	6,960
61 to 90 days past-due	630	181
Over 90 days past-due	6,292	6,977

Total	186,027	153,357

Allowance for doubtful accounts	(5,218)	(5,102)

Total	180,809	148,255

The changes in the allowance for doubtful accounts were as follows:

	December 31, 2013	December 31, 2012
Opening balance	(5,102)	(4,144)
Provision for doubtful accounts	(946)	(1,506)
Recoveries, net of writte-offs	830	548

Closing balance	(5,218)	(5,102)

The recognition and derecognition of the allowance for doubtful accounts were recorded in “Selling expenses” in the income statement. Amounts charged to the allowance for doubtful account are generally written off when there is no expectation of recovering the accounts.

The maximum exposure to credit risk on the reporting period is the carrying amount of each type of receivables mentioned above.

9	INVENTORIES

	December 31, 2013	December 31, 2012
Raw materials	15,760	8,616
Auxiliary raw materials	10,470	10,209
Work in process	1,116	1,958
Finished products	20,903	20,534
Storeroom supplies	15,870	10,900
Goods in transit		112

Total	64,119	52,329

Management expects inventories to be consumed within a period of less than 12 months.

10	RECOVERABLE TAXES

	December 31, 2013		December 31, 2012
	Current assets	Noncurrent assets	Current assets	Noncurrent assets
State VAT (ICMS)	10,936	592	12,388	3,122
Federal VAT (IPI)	6,241		3,355
Tax on revenue (COFINS)	19,672	4,817	12,202	14,975
Tax on revenue (PIS)	4,345	1,049	2,724	1,415
Prepayments of income tax and social contribution	1,456	86	6,303	82
Withholding income tax (IRRF)	2,338	1,043	6,209	1,034

Total	44,988	7,587	43,181	20,628

Current ICMS credits arise from purchase of raw materials consumed on production sold to foreign countries. The Company files qualification/accreditation processes with the State Government of Paraná, to subsequently trade (sale) and/or use them as part of the payment of the electric energy bill.

Noncurrent ICMS credits arise from the purchase of property, plant and equipment items which are realizable within 48 months, pursuant to prevailing regulations.

PIS/COFINS credits refer to taxes paid when importing a new machine, whose credits can be offset against with future PIS/COFINS payables.

As of December 31, 2013, the period covered originally under the Special Regime for Recovery of Exporting Company Tax Amounts (REINTEGRA), introduced by Decree 7633/2011 and extended by MP 601/2012, ended. In 2013 the Company recorded R$6,410 (R$5,679 in 2012) relating to credits obtained through this tax grant, of which part will be received in cash in 2014 through a reimbursement request and the outstanding balance will be offset against other federal taxes.

11	DEFERRED INCOME TAX AND SOCIAL CONTRIBUTION ASSETS

The Company adopted the Transitional Tax Regime (RTT) introduced by Law 11941/09, according to which corporate income tax (IRPJ), social contribution (CSLL), taxes on revenues (PIS and COFINS) for fiscal years 2008 and 2009 continue to be calculated based on the accounting methods and criteria prescribed by Law 6404, of December 15, 1976, effective as of December 31, 2007. Accordingly, deferred income tax and social contribution calculated on the adjustments arising from the adoption of the new accounting practices introduced by Law 11638/07 and Law 11941/09 (laws that regulated in Brazil the transition to IFRS) were recorded in the Company’s financial statements, when applicable, in conformity with IAS 12. The Company elected such option in the Corporate Income Tax Return (DIPJ) on June 30, 2011.

The balances of deferred income tax and social contribution credits on tax loss carry forwards and temporary differences are as follows:

	December 31, 2013	December 31, 2012
Income tax and social contribution assets – Companhia Providência Indústria e Comércio
Income tax and social contribution
Accumulated tax losses	233,715	200,661
Income tax and social contribution rate	34%	34%
Deferred income tax and social contribution credits on tax losses	79,463	68,224
Deferred income tax and social contribution credits on goodwill arising from downstream merger	56,750	75,666

Total deferred income tax and social contribution assets – Companhia Providência Indústria e Comércio	136,213	143,890

Income tax – Providência USA Inc
Accumulated tax losses	6,948	9,590
Federal tax (32% rate)	2,223	3,069
State tax – North Carolina (rate of 7%)	486	671
Exchange gain on foreign currency translation	984	487

Total deferred income tax asset – Providência USA Inc.	3,693	4,227

Total deferred income and social contribution tax assets	139,906	148,117

Income tax and social contribution liabilities
Income tax
Deemed cost of property, plant and equipment	(221,843)	(237,212)
Temporary differences*	(80,374)	(56,073)

	(302,217)	(293,285)
Income tax rate	25%	25%
Deferred income tax debts on deemed cost and temporary differences	(75,554)	(73,320)
Social contribution
Deemed cost of property, plant and equipment	(221,843)	(237,212)
Temporary differences*	(78,951)	(54,650)
	(300,794)	(291,862)
Social contribution rate	9%	9%
Deferred social contribution debts on deemed cost and temporary differences	(27,071)	(26,268)
Total deferred income tax and social contribution – liabilities	(102,627)	(99,588)
Total deferred income tax and social contribution, net	37,279	48,529

*	The balance of temporary differences is basically comprised of: difference on depreciation recognized for tax purposes and depreciation recognized in the accounting records according to the useful lives of property, plant and equipment items (Law 11638, art.1, § 7), allowance for doubtful accounts, accrued profit sharing and foreign currency changes recognized on the accrual basis.

The realization of deferred income tax and social contribution are broken down by year as follows:

	December 31, 2013	December 31, 2012
Through December 2014	22,770	19,306
From January 2015 to December 2015	21,215	22,858
From January 2016 to December 2016	23,169	24,221
From January 2017 to December 2017	9,421	25,834
From January 2018 to December 2020	63,331	55,898

	139,906	148,117

Deferred income tax and social contribution assets, arising from tax loss carry forwards and temporary differences, are recognized to the extent that is probable that future taxable profit will be available, supported by projections using internal assumptions and future economic scenarios, which may, therefore, change, as approved by the Board of Directors.

Deferred income tax and social contribution assets on goodwill arising from downstream merger refers to tax effects of the reversed merger into the Company in February 2007 of Alnilan S.A., an investment vehicle used in the acquisition of Companhia Providência Indústria e Comércio, which recognized goodwill from such acquisition. As an investment vehicle Alnilan S.A. was not considered the accounting acquirer. As such, following the regulation prescribed by CVM Instruction 319/99 and CVM Instruction 349/2001, when going public in July 2007, the Company wrote off the goodwill merged by means of a full provision, and recognized the related deferred income tax and social contribution credit. For accounting and tax purposes, the goodwill and the related provision were amortized on a straight-line basis at the rate of 10% per annum through December 31, 2008.

Beginning January 1, 2009, as a result of the changes introduced by Law 11638/07 and Law 11941/09 and the adoption of IFRS, the goodwill arising from the merger and the related provision were no longer amortized for accounting purposes. Therefore, the amounts corresponding to the deferred income tax and social contribution benefits on future tax amortization of the goodwill are recognized as deferred income tax and social contribution credit.

12	INVESTMENTS

The adjustments resulting from the translation of the financial statements of Providência USA Inc., which were originally prepared in U.S. dollar and translated into Brazilian reais, were recorded as cumulative translation adjustments under accumulated other comprehensive income in equity. In the year ended December 31, 2013, the Company recognized as other comprehensive income foreign currency translation adjustment gain derived from exchange rate changes on foreign investments of R$1,078 (loss of R$490 in 2012).

13	INTANGIBLE ASSETS

(a)	Breakdown

	Software	Goodwill	Total
As of December 31, 2012	9,550	33,133	42,683

Adjusted cost	23,510	39,759	63,269
Accumulated amortization	(15,513)	(6,626)	(22,139)

As of December 31, 2013	7,997	33,133	41,130

(b)	Changes in intangible assets

	Internally-generated software development costs	Goodwill	Total
As of December 31, 2011	11,499	33,133	44,632

Additions	1,825		1,825
Amortization	(3,906)		(3,906)
Exchange rate changes	132		132

As of December 31, 2012	9,550	33,133	42,683

Additions	2,403		2,403
Amortization	(4,267)		(4,267)
Exchange rate changes	150		150
Transfer	161		161

As of December 31, 2013	7,997	33,133	41,130

In January 2008, the direct parent company Providência Participações Ltda. was merged (downstream merger) into its subsidiary Isofilme Indústria e Comércio de Plásticos Ltda. (Isofilme). The goodwill recognized by Providência Participações Ltda. in its accounting records, arising from the acquisition of Isofilme, was being amortized on a straight-line basis at the rate of 20% p.a. based on the expected future earnings, supported by an economic appraisal report prepared by a specialized company that used a real discount rate of 9.60% p.a. Beginning January 1, 2009, goodwill is no longer being amortized in the accounting records in a systematic manner, and is only subject to impairment tests, in accordance with IAS 36 – Impairment of assets.

Since the Company opted for the Transitional Tax Regime introduced by Law 11638/07 and Law 11941/09, the goodwill described above continued to be amortized for purposes of calculation of the provision for income tax and social contribution for the year ended December 31, 2009, and the related effects of deferred income tax and social contribution are recognized in profit or loss. Such goodwill was being amortized for tax purposes, and was fully amortized in February 2013.

Goodwill, in the amount of R$33,133, is based on expected future profitability and annually tested for impairment. As of December 31, 2013, impairment test did not identify the need of adjustments to the goodwill amount. The assumptions adopted in the calculation of the recoverable amount through the projection of cash flows were based on the analysis of their performance over the past years, analysis and expectations of growth of the operating market, besides Management’s expectations and strategies. Projected amounts were presented in real terms, i.e., they did not consider future inflation effects, and cash flows from operating activities were projected from January 1, 2014 to December 31, 2023. As of December 31, 2013, no impairment indicators were identified for the aforementioned goodwill.

In order to calculate the recoverable amounts, the Company considered the present value of perpetuity of the cash flows for the last year of projection. The discount rate used to calculate the present value of projected cash flows was 9.77% p.a., corresponding to the CDI rate in December 2013 – Source: Focus Bulletin issued by the Central Bank of Brazil.

14	PROPERTY, PLANT AND EQUIPMENT

	Land	Buildings and construction	Machinery and equipment	Plants	Construction in progress	Other tangible assets	Total
Cost of property, plant and equipment, gross
As of December 31, 2011	15,108	112,812	818,189	9,379	73,404	9,409	1,038,301

Additions		245	13,409	274	158,678	355	172,961
Currency gain (loss) on foreign currency translation	226	1,533	10,658	2	2,885	99	15,403
Write-offs		(1)	(97)			(19)	(117)
Transfers	5,046	24,440	99,225	652	(129,752)	389

As of December 31, 2012	20,380	139,029	941,384	10,307	105,215	10,233	1,226,548

Additions		1,653	17,588	1,377	12,136	1,143	33,897
Currency gain (loss) on foreign currency translation	403	4,696	23,145	35	9,720	25	38,024
Write-offs			(316)	(256)		(14)	(586)
Transfers		8,970	112,109		(121,885)	806

As of December 31, 2013	20,783	154,348	1,093,910	11,463	5,186	12,193	1,297,883

Accumulated depreciation:
As of December 31, 2011		(18,691)	(328,874)	(4,403)		(5,628)	(357,596)

Depreciation		(3,677)	(26,685)	(650)		(900)	(31,912)
Write-offs						8	8

As of December 31, 2012		(22,368)	(355,559)	(5,053)		(6,520)	(389,500)

Depreciation		(4,622)	(34,415)	(745)		(1,034)	(40,816)
Write-offs		—	187	93		5	285

As of December 31, 2013		(26,990)	(389,787)	(5,705)		(7,549)	(430,031)

Property plant and equipment, net:
As of December 31, 2011	15,108	94,121	489,315	4,976	73,404	3,781	680,705
As of December 31, 2012	20,380	116,661	585,825	5,254	105,215	3,713	837,048
As of December 31, 2013	20,783	127,358	704,123	5,758	5,186	4,644	867,852

As allowed by IFRS 1, the Company adopted the deemed cost to determine the fair value of property, plant and equipment, whose carrying amount was substantially lower than its fair value.

The appraisal was carried out by an independent engineering company specialized in appraising assets, in accordance with the standards and requirements of the Brazilian Association of Technical Standards (ABNT).

The adjustment in the consolidated balance sheet as of January 1, 2009, which was made based on the appraisal report and reviewed by Management, totaled R$302,157. Depreciation on adjustments to the fair value in the periods ended December 31, 2013 and December 31, 2012 was R$15,523 for each period, deferred income tax and social contribution were realized on the depreciation amount of R$5,278.

Depreciation for the period ended December 31, 2013, allocated to the consolidated cost of revenues, totals R$36,025 (R$25,337 as of December 31, 2012), and operating expenses total R$4,791 (R$6,575 as of December 31, 2012).

In order to expand its production capacity, the Company has been investing in the acquisition of new machinery in Statesville plant (13th machinery), so that advances were made in line item “Constructions in progress”.

The amount of borrowing costs capitalized during 2013 amounts to R$1,036 (R$2,928 in 2012) and the capitalization rate used is 2.57% p.a. in 2013 (1.93% p.a. in 2012).

15	TRADE PAYABLES

	December 31, 2013	December 31, 2012
Trade payables	59,975	43,390

Total	59,975	43,390

As of December 31, 2013, the average payment period is 17 days (30 days as of December 31, 2012). The Company implements their financial risk management policies to ensure that all obligations are paid in accordance with the originally agreed terms and conditions.

16	BORROWINGS AND FINANCING

Type		Finance charges	Currency	Maturities	December 31, 2013	December 31, 2012
Financing of a nonwoven manufacturing machinery – Kami 9 machine (a)	(a)	LIBOR +	U.S. dollar	Interest: Semiannual through 2013		312
		1.25% p.a.		Principal: semiannual from 2009 to 2013		14,547

Export credit notes	(b)	8% p.a.	Real	Interest: quarterly through 2016	537
				Principal: by 2016	50,000

EXIM-PSI	(c)	9% p.a.	Real	Interest: quarterly through 2013		554
				Principal: May 2013		50,000

Prepayment	(d)	4.85% p.a.	U.S. dollar	Interest: semiannual through 2018	1,470	766
				Principal: semiannual from 2013 to 2018	111,500	106,989

Machinery financing	(e)	LIBOR + 0.85% p.a.	U.S. dollar	Interest: semiannual through 2016	1	1
				Principal: semiannual through 2016	9,482	11,769

	(f)	LIBOR + 1.25% p.a.	U.S. dollar	Interest: semiannual through 2023	826	580
				Principal: semiannual through 2023	84,698	73,121

Type		Finance charges	Currency	Maturities	December 31, 2013	December 31, 2012
Financing of USA plant	(g)	Libor + 4%	U.S. dollar	Interest: semiannual through 2013		166
				Principal: semiannual through 2013		10,218

	(h)	Libor + 2.45%	U.S. dollar	Interest: semiannual through 2015		60
				Principal: semiannual through 2015		17,530

	(i)	Libor + 3.91%	U.S. dollar	Interest: semiannual through 2014	66	60
				Principal: semiannual through 2014	2,376	3,832

	(j)	Libor + 3.08%	U.S. dollar	Interest: semiannual through 2016	116	143
				Principal: semiannual through 2016	13,177	16,093

	(k)	LIBOR + 2.50%	U.S. dollar	Interest: semiannual through 2016	32	99
				Principal: 04/03/2016	11,713	10,217

	(l)	SIFMA	U.S. dollar	Interest: monthly through 2030	571	4
				Principal: 2030	20,176	18,225

	(m)	LIBOR + 1.50%	U.S. dollar	Interest: semiannual through 2020	439	489
				Principal: semiannual through 2020	85,847	86,333

	(n)	LIBOR + 1.20%	U.S. dollar	Interest: semiannual through 2022	3	500
				Principal: semiannual through 2022	79,628	61,828

	(o)	LIBOR + 2.85%	U.S. dollar	Interest: semiannual through 2017	666	636
				Principal: 07/01/2017	46,381	40,277

	(p)	LIBOR + 3.05%	U.S. dollar	Interest: semiannual through 2014	201	141
				Principal: 08/21/2014	11,712	10,217

	(q)	LIBOR + 3.05%	U.S. dollar	Interest: semiannual through 2015	301
				Principal: 01/30/2015	15,227

	(r)	LIBOR + 2.10%	U.S. dollar	Interest: semiannual through 2015	61
				Principal: 01/28/2015	6,103

	(s)	LIBOR + 2.95%	U.S. dollar	Interest: semiannual through 2015	58
				Principal: 04/07/2015	7,028

Type		Finance charges	Currency	Maturities	December 31, 2013	December 31, 2012

	(t)	LIBOR + 2.60%	U.S. dollar	Interest: semiannual through 2015	49
				Principal: 06/18/2015	12,884

	(u)	LIBOR + 2.10%	U.S. dollar	Interest: semiannual through 2015	11
				Principal: 07/01/2015	4,685

	(v)	LIBOR + 2.75%	U.S. dollar	Interest: semiannual through 2015	21
				Principal: 12/02/2015	12,884
Total					590,930	535,707

Current portion					83,694	112,361
Noncurrent portion					507,236	423,346

					590,930	535,707

a)	The export prepayment contract (machinery financing) is pledged by promissory notes in the amount of US$36,5 million, subject to interest and exchange rate changes, as set forth in the Credit Agreement entered into by the parties. The agreement was settled in July 2013.
b)	On February 8, 2013, the Company entered into a NCE – Export Credit Note transaction with Banco Itaú in the amount of R$50,000, at a fixed BRL rate + 8% p. a., together with a swap by the same amount, where Company receives BRL + 8% p. a. and pays 98.70% of CDI.
c)	On November 28, 2011, the Company entered into an agreement with Banco Votorantim to raise a loan using funds from the National Bank for Economic and Social Development (BNDES), through the “BNDES-Exim” program, under the “BNDES-Exim Pré-Embarque PSI” category, in the amount of R$50,000. The loan proceeds are used by the Company in the manufacture and export of products included in Group II of Circular Letter 31/2007 of July 30, 2007 issued by the BNDES. Interest was calculated at the rate of 9% p.a., including quarterly payments up to the final maturity of the principal. The agreement was settled on May 15, 2013.
d)	On December 26, 2011, the Company entered into a loan agreement Banco Itaú in the amount of US$52,4 million, with a two-year grace period and semiannual payments through September 26, 2018. The interest rate negotiated 4.85% p.a. In order to hedge this transaction against the fluctuations of the U.S. dollar, the Company contracted a swap transaction in the same amount, where Company receives in USD + 4.85% p.a. and pays in CDI + 1.70% p.a..
e)	The amount of R$9,483 refers to the loan agreement entered into between Isofilme and the German bank Kreditanstalt für Wiederaufbau (KFW), signed on July 27, 2005, for the purchase of machinery for the manufacture of nonwoven fabrics, bearing interest rate equivalent to the LIBOR fluctuation + 0.85% p.a., with semiannual payment of principal and interest through 2016.
f)	The amount of R$85,915 refers to the installments released, out of the total of US$36,5 million, contracted by Isofilme from Banco HSBC, collateralized by German agency Euler Hermes Kreditversicherungs AG. The amount was used to finance a machine set up in Pouso Alegre, Minas Gerais. The interest rate contracted corresponds to LIBOR fluctuation + 1.25% per annum, with semiannual payment of principal and interest.
g)	The financing agreement entered into among Providência USA Inc. and Banco HSBC, on September 19, 2008, and used to finance the plant in the United States, was settled on August 26, 2013.
h)	On November 16, 2010 and December 31, 2010, loans totaling US$10,1 million were raised from HSBC to finance the working capital requirements of the plant in the United States, These loans mature on April 24, 2015 and November 25, 2015, and bear average interest rate equivalent to LIBOR fluctuation + 2.45% p.a., with semiannual payment. The agreement was settled on December 17, 2013.

i)	On March 5, 2012, the Company entered into with HSBC a loan agreement in the amount of US$2,5 million to finance working capital requirements of the plant in the United States. The loan will mature on August 26, 2014; principal and interest will be paid semiannually and bears interest equivalent to LIBOR fluctuation + 3.91% p.a..
j)	On March 4, 2011 and July 7, 2011, US$9 million transactions were contracted from Banco Itaú to finance the US plant’s working capital. These transactions mature on March 4, 2016 and December 10, 2016, subject to semiannual interest based on LIBOR rate + 3.08% p.a., on average.
k)	On April 13, 2011, a loan contract of US$5 million was entered into with Banco do Brasil to finance the working capital requirements of the plant in the United States. This loan matures on April 3, 2016, and bears interest rate equivalent to LIBOR fluctuation + 2.50% p.a., with semiannual payment.
l)	On May 12, 2010, US$9,1 million was raised to finance the construction of the plant in the United States, The transaction, called as Recovery Zone Facility Bonds, consists of the issue of US government bonds of the county of Iredell, managed by a financial agent (Wells Fargo Bank), and collateralized by HSBC, bearing interest calculated on a weekly basis and paid on a monthly basis in accordance with the SIFMA (securities Industry and Financial Markets Association) rate. The SFIMA rate as of December 31, 2013 was 0.27% p.a.
m)	The amount of R$86,286 refers to the installments released out of the total loan contract amounting to US$51,8 million, entered into on February 12, 2010 between Providência USA Inc., and HSBC, collateralized by the German agent Euler Hermes Kreditversicherungs AG. The funds were used to finance the purchase of the machinery installed in the United States. The loan bears interest equivalent to LIBOR fluctuation + 1.50% p.a., with semiannual payment of interest and principal.
n)	The amount of R$79,631 refers to the installment released out of the total loan contract amounting to US$37,5 million entered into on August 8, 2011 between Providência USA Inc., and HSBC, collateralized by the German agent Euler Hermes Kreditversicherungs AG, to finance the purchase of the machinery to be installed in the United States, which is released as the machinery and its components are shipped. The loan bears interest equivalent to LIBOR fluctuation + 1.20% p.a. with semiannual payment of interest and principal.
o)	On July 27, 2012, a US$20 million transaction was contracted from Banco do Brasil to finance the purchase of the plant in the United States. The transaction will mature on December 29, 2017, subject to semi-annual interest based on LIBOR rate + 2.85% per year.
p)	On August 16, 2012, a US$5 million transaction was contracted from Banco Bradesco to finance the US plant’s working capital. The transaction will mature on August 21, 2014, subject to semi-annual interest based on LIBOR rate + 3.05% per year.
q)	On January 30, 2013, a US$6,5 million transaction was contracted from Banco Bradesco to finance the US plant’s working capital. The transaction will mature on January 30, 2015, subject to semi-annual interest based on LIBOR rate + 3.05% per year.
r)	On February 6. 2013, a US$2,6 million transaction was contracted from Banco do Brasil to finance the US plant’s working capital. The transaction will mature on January 28, 2015, subject to semi-annual interest based on LIBOR rate + 2.10% per year.
s)	On April 7, 2013, a US$3,0 million transaction was contracted from Banco Bradesco to finance the US plant’s working capital. The transaction will mature on April 7, 2015, subject to semi-annual interest based on LIBOR rate + 2.95% per year.
t)	On September 18, 2013, a US$5,5 million transaction was contracted from Banco Bradesco to finance the US plant’s working capital. The transaction will mature on September 18, 2015, subject to semi-annual interest based on LIBOR rate + 2.60% per year.
u)	On July 9, 2013, a US$2,0 million transaction was contracted from Banco do Brasil to finance the US plant’s working capital. The transaction will mature on July 1, 2015, subject to semiannual interest based on LIBOR rate + 2.10% p.a.
v)	On December 11, 2013, a US$5,5 million transaction was contracted from Banco Santander to finance the US plant’s working capital. The transaction will mature on December 2, 2015, subject to semi-annual interest based on LIBOR rate + 2.75% per year.

The noncurrent portion matures as follows:

	December 31, 2013	December 31, 2012
2014		73,152
2015	123,365	60,534
2016	121,703	61,676
From 2017 to 2030	262,168	227,984

	507,236	423,346

Companhia Providência Indústria e Comércio has an international letter of guarantee issued by HSBC to collateralize the amount of US$9,1 million related to the funds raised through the Recovery Zone Facility Bond.

The funds for the exclusive financing of machinery are collateralized by the financed machinery at the remaining balance of the financing. As of December 31, 2013, this amount represents R$260,924, of which R$165,917 refers to the machinery in the plant in the United States and R$95,007 refers to Isofilme’s machinery.

Domestic loans are not collateralized.

Abbreviations:

CDI	– Interbank Deposit Certificate
LIBOR	– London Interbank Offered Rate
NCE	– Export Credit Note
SIFMA	– Securities Industry and Financial Markets Association

Also with the objective of financing the construction and buildings and the working capital of the new plants, the Company has available credit lines totaling US$100 million from several financial institutions, bearing interest at rates ranging from Libor + 3% to Libor + 4.94% per annum. These funds will be released as the plants receiving the investments identify their cash requirements.

The carrying amounts of borrowings and financing their respective estimated fair values are as follows:

	Carrying amount		Fair value
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Borrowings and financing	590,930	535,707	576,566	539,201

	590,930	535,707	576,566	539,201

17	TAXES, FEES AND CONTRIBUTIONS PAYABLE

	December 31, 2013		December 31, 2012
	Current liabilities	Noncurrent liabilities	Current liabilities	Noncurrent liabilities
ICMS	419	154	472	218
PIS	10		121
COFINS	22		542
IRRF	559		578
Social security contribution on gross revenues	454		315
IRPJ and CSLL	523		614
Property tax – Statesville	2,324		1,395
Other taxes	451		423

	4,762	154	4,460	218

18	PROVISIONS FOR TAX, LABOR AND CIVIL RISKS

The Company is a party to ongoing labor, tax and civil lawsuits at the administrative and judicial levels.

The amounts to be accrued are calculated based on the amounts effectively involved and on the opinion of the outside and in-house legal counsel in charge of the lawsuits. Provisions are only recognized for lawsuits whose likelihood of loss is assessed as probable.

The table below shows the provisions for probable losses and escrow deposits as of December 31, 2013:

	December 31, 2013		December 31, 2012
	Provision	Deposits	Provision	Deposits
Labor	1,037	339	977	23
Civil	25		25
Tax		33		33

Total	1,062	372	1,002	56

Current	250		427
Noncurrent	812	372	575	56

The changes in the provisions during the period ended December 30, 2013 were as follows:

Balance at December 31, 2012	1,002

Additions	457
Write-offs	(397)

Balance at December 31, 2013	1,062

(a)	Labor lawsuits

In general, labor claims address to overtime, health hazard bonus and/or hazardous duty premium, salary equalization, vacation pay, pain and suffering resulting from accidents, occupational sick and joint liability involving service providers, among others.

(b)	Civil lawsuits

In general, civil claims address the usual matters inherent to the Company’s business and refer mainly to indemnity claims, collection of receivables, matters related to the declaration of undue collection of an execution instrument and suspension of protest.

(c)	Tax lawsuits

As of December 31, 2013, Isofilme is a party to a lawsuit relating to ICMS (State VAT) on electric power made available but not used.

On April 15, 2013, Decree 46215, which regulates the relinquishment of payment of ICMS on power not effectively used, was published in the Official Gazette of the State of Minas Gerais.

(d)	Possible contingencies not accrued

The Company is a party to tax, labor and civil lawsuits whose likelihood of loss is assessed by Management and its legal counsel as possible; no provision was recorded for these lawsuits, as shown below:

	December 31, 2013	December 31, 2012
Labor	403	874
Civil	1,943	3,054
Tax*	154,904

	157,250	3,928

*	These lawsuits and administrative proceedings include two tax deficiency notices relating to the determination of the Companhia Providência Indústria e Comércio and Isofilme’s taxable income for 2007 and 2008, drawn up in August and November 2013, which are being timely challenged at administrative level.

(e)	Former controlling shareholders

As of December 31, 2013, the amounts relating to lawsuits under the responsibility of the former controlling shareholders, whose risks of loss are assessed by Management as possible and probable, amount to R$2,327 (R$2,442 as of December 31, 2012).

19	DEFERRED INCOME TAX AND SOCIAL CONTRIBUTION LIABILITIES

Deferred tax liabilities are recorded to cover the realization of temporary differences and are stated on a net basis. They are broken down as follows:

	2013	2012
Liabilities
Income tax (IR) and Social contribution (CS)
Deferred on the effects of Laws 11638 and 11941 (see Note 11)	39,609	37,785
Deemed cost of property, plant and equipment	2,699	2,853

	42,308	40,638

Income tax and social contribution rate	34%	34%
Total deferred income tax and social contribution, net	14,385	13,817

In subsidiary Isofilme, temporary differences that give rise to deferred income tax and social contribution liabilities refer mainly to the tax amortization of the goodwill on the acquisition of subsidiary Isofilme.

20	EQUITY

(a)	Capital

As of December 31, 2013, capital totaled R$409,003, represented by 80,041,132 book-entry, registered ordinary shares, without par value, held as follows:

Controlling shareholders and related parties
FIP Volluto	13,952,203	17.4%
Investidores Institucionais II – Fundo de Investimento em Participações	10,074,423	12.6%
FIP Bssf II	9,417,737	11.8%
FIP Brasil Equity II	6,278,492	7.8%
Banco Espírito Santo S.A.	5,861,269	7.3%
Boreal Fundo de Investimentos em Participações*	4,651,081	5.8%
Espírito Santo Capital – Sociedade de Capital de Risco S.A.	1,953,757	2.4%
Fundo de Investimentos em Partic. C.A.	1,162,683	1.5%
Fip Ggpar (Gov. e Gestão Investimentos Ltda.)	970,724	1.2%
Boreal Ações III Fia*	2,690,700	3.4%

Total controlling shareholders and related parties	57,013,069	71.2%

Management
Executive Board	52,009	0.1%
Board of Directors	4	0.0%
Supervisory Board	4,000	0.0%

Total Management	56,013	0.1%

Free float shares
Sul América Invest. Distrib. de Títulos e Valores Mobiliários S.A.**	4,041,400	5.0%
Victoire Brasil Investimentos Administração de Recursos Ltda.***	4,380,000	5.5%
Others	14,532,350	18.2%

Total free float shares	22,953,750	28.7%

Treasury shares	18,300	0.0%

Total treasury shares	18,300	0.0%

Total shares	80,041,132	100.0%

*	Shareholders related to Boreal Fundo de Investimentos em Participações.
**	Sul América FI em Ações, Sul América Dividendos FI em Ações and NBF Sulamérica Master Prev FIM, three investment funds managed by Sul América Investimentos Distribuidora de Títulos e Valores Mobiliários S.A, with ownership interest equal to or above 5% of the Company’s capital.
***	Victoire Brazil Small Cap. Fund. SP, Victoire Small Cap. Ações FI., Victoire Dividendos FIA., Victoire Brazil Fund. LLC. and VBI Exclusivo Ações Fundo de Investimento (all managed by Victoire Brasil Investimentos Administração de Recursos Ltda.) exceeded the percentage of 5% of total common shares issued by Companhia Providência Indústria e Comércio

Under the Company’s bylaws, the Company is authorized to increase its capital up to 4,050,000 (four million and fifty thousand) book-entry, registered ordinary shares, with no par value, regardless of any amendment to the bylaws.

b)	Stock options

Under the Company’s bylaws, as approved by the Board of Directors and pursuant to the guidelines for the structuring of the Stock Option Plan approved at the Annual General Meetings held on May 11, 2007 and September 10, 2010, the Company is authorized to grant stock options or subscription warrants, with no preemptive rights for existing shareholders, executives and senior employees of the Company and its subsidiaries.

The guidelines adopted to grant stock options are set by the Board of Directors, which may grant stock options to the persons indicated. Stock options to be granted under these guidelines will correspond to, on any time, up to 3% of total shares issued by the Company. The terms and conditions, including the price per share, are set by the Board of Directors on grant or concession date. Pursuant to the provisions of Article 171, paragraph 3 of Brazilian Corporation Law, shareholders will not be entitled to any preemptive rights over the stock option term.

Currently, one stock option plan is effective (the 2nd Stock Option Plan). The plan has three vesting periods to exercise the underlying options: After the lapse of 12 months, the plan’s participant is entitled to acquire 20% of the shares under the option; after the lapse of 24 months, the plan’s participant is entitled to acquire 30% of the shares under the option; and, after the lapse of 36 months, the plan’s participant is entitled to acquire the remaining 50% of the shares under the option. The plan expires within 7 (seven) years.

The recognition in the financial statements begins from the month in which the Company starts to receive the services related to the stock option plan.

The vesting of the stock option is contingent on the employee remaining in the Company.

Up to December 31, 2013, 130,800 shares relating to the plan approved on May 30, 2011 were exercised. The shares delivered by the Company were acquired between September 26, 2011 and September 25, 2012 and were recorded as treasury shares. The effect for the year in the amount of R$162 of the options exercised was recorded as Capital Reserve. Options corresponding to 175,000 shares were also cancelled due to the withdrawal of persons eligible to the plan.

Below are details of the effective plan:

Approval date	Number of shares granted	Exercise price	Maturity date	Fair value	% of capital
05/30/2011	829,000	6.10	05/30/2018	1,510	1.04%
05/25/2012	460,000	6.35	05/25/2019	711	0.58%

The assumptions used in the calculation on the grant date fair value were as follows:

Approval date	Number of shares granted	Annual risk-free interest rate	Total term (in years)	Expected annual volatility	Option’s fair value as of the granting date
05/30/2011	829,000	12.15%	3	52.86%	1.82
05/25/2012	460,000	8.79%	3	48.56%	1.57

If options are fully exercised by their holders, the interest held by Company’s current shareholders will be diluted by 1.21%. Such dilution was calculated based on the ratio between (i) the total number of shares under the stock option plan in effect, and (ii) the total number of shares issued by the Company as of December 31, 2013, plus the total number of shares under the stock option plan, i.e.:

“Dilution as of 12/31/2013” = 983,200 / (80,041,132 + 983,200) x 100 = 1.21%

Changes in options	2013	2012
Balance at the beginning of the year	1,289,000	829,000
Options granted		460,000
Options exercised	(130,800)
Options forfeited	(175,000)

Balance at the end of the year	983,200	1,289,000

Exercise price – plan approved on 5/30/2011	6.10	6.10
Exercise price – plan approved on 5/25/2012	6.35	6.35

Expiry date – plan approved on 5/30/2011	05/30/2018	05/30/2018
Expiry date – plan approved on 5/25/2012	05/25/2019	05/25/2019

(c)	Capital reserves

As of December 31, 2013, the capital reserve balance of R$12,425 (R$11,878 as of December 31, 2012) is comprised of a goodwill reserve recognized on the issuance of shares, in the amount of R$10,865 (R$10,703 as of December 31, 2012), as well as of a special reserve recognized to meet commitments from the new stock option plan, as mentioned in Note 20 (b), whose balance amounts to R$1,560 as of December 31, 2013 (R$1,175 as of December 31, 2012). A reversal of R$206 was made during the year due to forfeiture of stock options as described in Note 20 (b).

(d)	Treasury shares

Changes in treasury shares	Amount	Number
Balance at December 31, 2012	813	149,100
Stock Option Program	(713)	(130,800)
Balance at December 31, 2013	100	18,300

On September 26, 2011, the Company launched the third Share Buyback Program in connection with the Company’s shares, which expired on September 25, 2012.

In this period, the Company bought back 149,100 shares, at the amount of R$813. Through December 31, 2013, the Company sold 130,800 shares due to the exercise of options under the Stock Option plan.

(e)	Profit reserves

	December 31, 2013	December 31, 2012
Legal reserve	11,086	9,740
Reserve for future investments	86,597	68,518
Accrued proposed additional dividends		33,789

Total	97,683	112,047

The legal reserve is recorded at 5% of net profit, before any allocation, up to 20% of capital.

The reserve for future investments was proposed by Management and approved at the Shareholders’ Meeting to finance the Company’s investment project, which involves setting up new machinery.

(f)	Dividends

Shareholders are entitled to a mandatory minimum dividend of 25% of net profit, considering mainly the adjustments to the amounts allocated to the legal reserve in the year.

Dividends were calculated as follows:

	December 31, 2013		December 31, 2012
(a) Calculation of mandatory minimum dividends:
Net profit for the year		26,920		45,071
Legal reserve - 5%		(1,346)		(2,254)

Basis for calculation of minimum dividends		25,574		42,817

Mandatory minimum dividends (25%)		6,394		10,704

(b) Adjusted dividend calculation basis
Net profit for the year		26,920		45,071
Legal reserve - 5%		(1,346)		(2,254)
Reversal of capital reserve (stock option)		206
Exclusion of the effect of the depreciation of deemed cost on the net profit of the year		10,245		10,245

Adjusted calculation base		36,025		53,062

(-) Mandatory minimum dividends (25%)		6,394		10,704
(=) Proposed additional dividends				42,358

		6,394		53,062
Dividend paid (R$0.22 per share in 2013 and R$0.24 in 2012)		(17,946)		(19,273)

Proposed additional dividend (equity)				33,789
Dividends per share			R$	0.42

Total dividend (paid + proposed)
Dividends per share	R$	0.22	R$	0.66

After allocation of the legal reserve, based on the proposal of the Board of Directors to be approved in an Annual General Meeting, the remaining balance of retained earnings as of December 31, 2013 (R$18,079) was allocated to Reserve for future investments.

With respect to the dividend policy, the Company will keep the policy set forth in the bylaws.

(g)	Basic and diluted earnings per share

Basic and diluted earnings per share were calculated based on the profit attributable to the Company’s owners and noncontrolling interest in the period, as detailed in the table below. There were no changes in the number of shares issued, and the calculation of the number of dilutive shares made by the Company did not show any significant results that might cause earnings per share to be changed. Accordingly, diluted earnings per share did not present any difference that could be material for reporting purposes, that is, diluted earnings per share were virtually equal to basic earnings per share:

	2013	2012
Net profit for the period	26,920	45,071
Number of ordinary shares (thousands)	80,010	79,892

Earnings per share – basic and dilutive	0.34	0.56

(h)	Valuation adjustments to equity

	2013	2012
Deemed cost of property, plant and equipment (a)	148,198	158,443
Cumulative translation adjustments (b)	(1,659)	(581)

Total	146,539	157,862

Changes in the period refer to:

(a)	Deemed cost of property, plant and equipment: Realization of net income tax depreciation, in the amount of R$10,245, in the periods ended December 31, 2013 and December 31, 2012;
(b)	Accumulated translation adjustments: Exchange rate changes on the investment made in subsidiary Providência USA Inc. (negative), in the amount of R$1,078.

21	REVENUE

The reconciliation between gross revenue and net revenue is as follows:

	2013	2012
Gross revenue	896,231	702,610
Sales returns	(26,716)	(19,504)
Taxes on sales	(87,513)	(74,472)

Net revenue	782,002	608,634

22	EXPENSES BY NATURE AND COST OF REVENUES

The Company’s income statement is presented based on a classification of the expenses according to their function. Information on the nature of these expenses recognized in the income statement is shown below:

	2013	2012
Cost of revenues	(578,579)	(423,055)

Selling expenses
Logistics	(35,226)	(29,670)
Commissions	(3,662)	(2,119)
Other	(2,421)	(2,807)

Total selling expenses	(41,309)	(34,596)

Administrative expenses
Personnel	(28,805)	(23,589)
Management	(5,657)	(6,700)
Employee benefit expense	(10,715)	(9,195)
Utilities	(2,476)	(1,247)
Services rendered	(10,360)	(7,110)
Travel	(2,855)	(2,282)
Taxes and fees	(1,717)	(892)
Depreciation and amortization expenses	(9,058)	(6,575)
Other	(6,266)	(4,444)

Total administrative expenses	(77,909)	(62,034)

Other income (expenses)		939
Provision for risks *	(2,717)	(27)
Other	(591)	(833)

Total other income (expenses)	(3,308)	79

Total	(701,105)	(519,606)

*	Includes the amount of R$2,631 relating to payments made to former owners which, by contract were entitled to reimbursement of certain tax recoveries relating to period prior to 2007, and was settled on December 12, 2013.

23	FINANCE INCOME AND EXPENSES

(a)	Finance income

	2013	2012
Interest	748	1,635
Income from derivative transactions	846	7,691
Interest from short-term investments	4,334	5,938
Other	100	111

	6,028	15,375

Changes in finance income in the period ended December 31, 2013, compared to the same period in 2012, are due mainly to the effect of exchange rate changes on assets denominated in foreign currency and the reduction in the earnings on short-term investments due to the decrease in the amounts invested and decrease in income from derivative transactions.

Revenues from derivatives refer to income (loss) on swap transactions, forward exchange contracts and U.S. dollar option contracts.

(b)	Financial expenses

	2013	2012
Interest	(32,893)	(21,828)
Exchange losses	(5,003)	(3,704)
Expenses from derivative transactions	(5,085)	(8,205)
Other	(2,412)	(2,071)

	(45,393)	(35,808)

The changes in financial expenses for the period ended December 31, 2013, compared to the same period in 2012, refer mainly to addition of interest due to the increase in interest rates in the period, reversal of interest on recoverable taxes and to the effect of rate changes in foreign currency-denominated liabilities.

Expenses on derivatives refer to income (loss) on swap transactions, forward exchange contracts and U.S. dollar option contracts.

24	INCOME TAX AND SOCIAL CONTRIBUTION EXPENSES

(a)	Reconciliation of the effective rate of taxes

	2013	2012
Income before income tax and social contribution	41,532	68,595
Statutory tax rate (income tax and social contribution)	34%	34%

Income tax and social contribution expenses at statutory rates	(14,121)	(23,322)

Tax effects from (additions) deductions:
Permanent items, net	(491)	(202)

Amounts charged to profit or loss	(14,612)	(23,524)

Current	(2,189)	(2,399)
Deferred	(12,423)	(21,125)

Amounts charged to profit or loss	(14,612)	(23,524)

(b)	Statement of changes in deferred income tax and social contribution, net, as of December 31, 2013

	2012	Changes	2013
Tax loss carryforwards	201,307	32,408	233,715
Tax losses – USA	9,590	(2,642)	6,948

1) Tax effects on deferred income tax and social contribution assets	72,185	9,988	82,173

Temporary difference subject to statutory rate of 34%:

Temporary additions	17,548	(305)	17,243
Depreciation	(82,397)	(27,634)	(110,031)
Other	9,563	5,373	14,936
Temporary difference subject to statutory rate of 9%:
Provisions	1,423		1,423

2) Tax effects on deferred income tax and social contribution assets	(18,670)	(7,545)	(26,215)

Deferred IRPJ – goodwill	55,637	(13,909)	41,728
Deferred CSLL – goodwill	20,029	(5,007)	15,022
Deferred IRPJ – deemed cost	(59,303)	3,841	(55,462)
Deferred CSLL – deemed cost	(21,349)	1,383	(19,966)
3) Effect on deemed cost and goodwill on deferred income tax and social contribution	(4,986)	(13,692)	(18,678)

Total tax effects on deferred income tax and social contribution assets (1+2+3)	48,529	(11,250)	37,279

Current income tax and social contribution		(2,189)

Temporary and permanent differences – subsidiaries (liabilities)		(1,173)

Total income tax and social contribution recorded in profit or loss		(14,612)

25	PRIVATE PENSION PLAN

In December 2009, the Company contracted with Banco Itaú a defined contribution private pension plan called ProvidênciaPrev, whose contributions are made monthly and voluntarily by the participants and also by the Company, in accordance with two groups of salary ranges, based on the maximum contribution required by the Government Social Security System.

The Company, as the sponsor, does not assume any financial obligation for the cost of past services.

The first group includes all employees whose base salary exceeds the ceiling for the social security contribution. The Company’s contributions are equal to 100% of the employees’ basic contributions.

The second group is comprised of the other employees and the Company’s contributions, corresponding to three times the salary of an employee, will be made on the date of eligibility to the benefit, which is related to employee contract termination on entity’s decision.

The amount of the contribution made by the Company for the period ended December 31, 2013 was R$521 (R$355 in the same period of 2012), recorded in profit or loss under “Personnel expenses”.

26	INSURANCE

The Company takes insurance for assets at amounts considered sufficient by management to cover probable losses, taking into account the nature of their activities. The insurance policies are quoted with several insurance companies, are effective and the premiums were duly paid. The Company manage risks with the objective of minimizing probable risks and claims.

As of December 31, 2013 and December 31, 2012, the Company had the following insurance policies:

	Insured amounts
	2013	2012
Line
Property
Named perils and operational risks and loss of profits	929,136	647,892
Comprehensive civil liability
Commercial establishments	105,264	82,864
Civil liability
D&O	35,227	33,199
International transportation
Import and export	13,275	6,831

Total	1,082,902	770,786

The insurance coverage can be summarized as follows:

•

Property (plants) – guarantees indemnity for electrical damages, fire, loss of profits, machinery shutdown, robbery/theft of assets, twist, hurricane, cyclones, tornadoes, collision of land vehicles and aircraft crashes. Includes insurance of forklift trucks and vehicles that guarantees indemnity for losses on, and property damages to, the assets;

•	comprehensive civil liability insurance for manufactured products and internal operations, as well as employer risks and contingent risks of motor vehicles;

•	civil liability insurance for Directors and/or Officers (D&O);

•	transport insurance – insures any and all assets and/or goods/raw materials inherent in the line of activity and transported under the companies’ responsibility; and,

•

warranty insurance – insures, if necessary, obligations undertaken by the Company to various public or private agencies, related to prepayments, performance of contractors, suppliers or service providers, bids, proper operation and payment retention.

The increases in the insured amounts refer basically to the inclusion of a new machinery in Statesville, United States, plant and also arises out of the work performed by Management to increase the insured amounts without increasing the cost of insurance.

27	MANAGEMENT COMPENSATION

The Extraordinary and General Shareholders Meeting of April 01, 2013 approved the new management compensation proposal for the current year, in the annual amount of up to R$7,050, which will be allocated to management members as set forth in article 10, paragraph 1, of the Company’s bylaws.

As required by IAS 24 - Related Parties Disclosures, in the year ended December 31, 2013, key management personnel’s compensation was as follows:

	2013	2012
Compensation	5,066	6,700
Share-based compensation	547	814

	5,613	7,514

28	NON-CASH TRANSACTIONS

Through December 31, 2013, the Company borrowed R$7,707 (R$96,408 as of December 31, 2012), which was used to purchase property, plant and equipment items, and as such this transaction is not reflected in the consolidated statement of cash flows.

29	COMMITMENTS

The Company has a property lease agreement, classified as operational leasing, maturing on May 31, 2015, which entails a monthly commitment of R$100.

30	EVENT AFTER THE REPORTING PERIOD

On January 27, 2014, the Company disclosed a Material Event Notice about the execution of a purchase and sale agreement between PGI Polímeros do Brasil S.A. and Polymer Group, Inc., and some specific Selling Shareholders which hold 57,013,069 common shares issued by the Company, corresponding to approximately 71.25% of the total shares issued, less treasury shares, and, therefore, the Company’s shareholding control. The purchase price of all Shares Sold is R$555,877,422.75 (five hundred and fifty five million, eight hundred and seventy seven thousand, and seventy five cents).

PGI Brasil is a holding Company, subsidiary of PGI, a North American Company, engaged in the manufacture and sale of nonwoven.

The closing of the transaction will occur after the verification and satisfaction of specific suspensive conditions that are usual in similar transactions, including the prior approval by the antitrust authorities in Brazil and the United States.

After the closing of the transaction, the new controlling shareholder will perform a public offering of shares, as requested by the Company’s bylaws and by regulation applicable to the Company.

COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO

CONDENSED CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2014 AND DECEMBER 31, 2013 (UNAUDITED)

All amounts in thousands of Brazilian reais (R$)

	March 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents (Note 6)	47,404	64,250
Derivative financial instruments (Note 7)	14,746	24,674
Trade receivables (Note 8)	165,408	177,822
Inventories (Note 9)	77,677	64,119
Recoverable taxes (Note 10)	48,991	44,988
Other receivables	9,777	11,647

	364,003	387,500

Noncurrent assets
Trade receivables (Note 8)	2,664	2,987
Recoverable taxes (Note 10)	7,532	7,587
Deferred income tax and social contribution (Note 11)	35,402	37,279
Escrow deposits (Note 18)	411	372
Deposits and compulsory loans	32	31
Other receivables	127	127
Intangible assets (Note 13)	41,176	41,130
Property, plant and equipment (Note 14)	853,866	867,852

	941,210	957,365

Total assets	1,305,213	1,344,865

	March 31, 2014	December 31, 2013
Liabilities and equity
Current liabilities
Trade payables (Note 15)	41,805	59,975
Borrowings (Note 16)	95,750	83,694
Payroll, social security and related taxes	7,546	6,730
Taxes, fees and contributions payable (Note 17)	2,470	4,762
Provisions for tax, labor and civil risks (Note 18)	240	250
Dividends payable	27	27
Other payables	1,738	1,290

	149,576	156,728

Noncurrent liabilities
Borrowings (Note 16)	473,954	507,236
Taxes, fees and contributions payable (Note 17)	125	154
Deferred income tax and social contribution (Note 19)	16,455	14,385
Provisions for tax, labor and civil risks (Note 18)	832	812

	491,366	522,587

Total liabilities	640,942	679,315

Equity
Share capital (Note 20 (a))	409,003	409,003
Capital reserves (Note 20 (c))	12,539	12,425
Valuation adjustments to equity (Note 20 (h))	144,235	146,539
Profit reserves (Note 20 (e))	97,683	97,683
Treasury shares (Note 20 (d))	(100)	(100)
Retained earnings	911

	664,271	665,550

Total liabilities and equity	1,305,213	1,344,865

The accompanying notes are an integral part of these interim financial information.

COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO

CONDENSED CONSOLIDATED INCOME STATEMENTS FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)

All amounts in thousands of Brazilian reais (R$), unless otherwise stated

	Three-month period ended March 31,
	2014	2013
Net revenue (Note 21)	211,749	160,609
Cost of revenues (Note 22)	(160,554)	(114,921)

Gross profit	51,195	45,688

Selling expenses (Note 22)	(12,943)	(11,507)
Administrative expenses (Note 22)	(22,488)	(18,057)
Other income (Note 22)	(129)	(164)

	(35,560)	(29,728)
Operating income	15,635	15,960
Finance income (Note 23)	3,652	1,432
Finance expenses (Note 23)	(15,601)	(9,514)

Finance expenses, net	(11,949)	(8,082)

Income before income tax and social contribution	3,686	7,878

Income tax and social contribution (Note 24)	(5,336)	(2,828)

Net income (loss)	(1,650)	5,050

Earnings per share (basic and diluted) (Note 20 (g))	(0,02)	0,06

The accompanying notes are an integral part of these interim financial information.

COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED).

All amounts in thousands of Brazilian reais (R$)

	Three-month period ended March 31,
	2014	2013
Net income (loss) for the period	(1,650)	5,050

Other comprehensive income
Items that may be reclassified subsequently to profit or loss
Foreign currency translation adjustments	257	102

Total comprehensive income (loss)	(1,393)	5,152

The accompanying notes are an integral part of these interim financial information.

COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)

All amounts in thousands of Brazilian reais (R$)

			Capital reserves			Profit reserves						Valuation adjustments to equity
	Capital	Issuance costs	Share premium reserve	Stock options	Total	Legal reserve	Profit retention	Investment reserve	Total	Treasury shares	Retained earnings	Deemed cost adjustment	Accumulated other comprehensive income	Total	Total equity
As of January 01, 2013	422,269	(13,266)	10,703	1,175	11,878	9,740	33,789	68,518	112,047	(813)		158,443	(581)	157,862	689,977

Income for the period											5,050				5,050
Exchange rate changes on foreign investees (Note 12)													102	102	102

Total comprehensive income for the period											5,050		102	102	5,152
Realization of deemed cost (Note 14)											3,881	(3,881)		(3,881)
(-) Taxes on realization of deemed cost (Note 20)											(1,319)	1,319		1,319

Total realization of deemed cost											2,562	(2,562)		(2,562)

Contributions/distributions to shareholders:
Treasury shares cancelled (Note 19)										642					642
Share-based payment (Note 20)			146	(21)	125						206				331
Total contributions/distributions to shareholders			146	(21)	125					642	206				973

As of March 31, 2013	422,269	(13,266)	10,849	1,154	12,003	9,740	33,789	68,518	112,047	(171)	7,818	155,881	(479)	155,402	696,102

As of January 01, 2014	422,269	(13,266)	10,865	1,560	12,425	11,086		86,597	97,683	(100)		148,198	(1,659)	146,539	665,550

Loss for the period											(1,650)				(1,650)
Exchange rate changes on foreign investees (Note 12)													257	257	257

Total comprehensive income for the period											(1,650)		257	257	(1,393)
Realization of deemed cost (Note 14)											3,880	(3,880)		(3,880)
(-) Taxes on realization of deemed cost (Note 20)											(1,319)	1,319		1,319

Total realization of deemed cost											2,561	(2,561)		(2,561)

Contributions/distributions to shareholders:
Share-based payment (Note 20)				114	114										114
Total contributions/distributions to shareholders				114	114										114

As of March 31, 2014	422,269	(13,266)	10,865	1,674	12,539	11,086		86,597	97,683	(100)	911	145,637	(1,402)	144,235	664,271

The accompanying notes are an integral part of these interim financial information.

COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2014 AND 2013 (UNAUDITED)

All amounts in thousands of Brazilian reais (R$)

	Period ended March 31,
	2014	2013
Cash flows from operating activities
Net income for the period	(1,650)	5,050
Adjustments:
Depreciation of property, plant and equipment	11,249	9,245
Amortization of intangible assets	1,157	1,027
Accrued interests	12,662	6,253
Loss on disposal of fixed assets	3	128
Share-based payment	114	185
Deferred income tax and social contribution	3,806	2,828
Provision for tax, labor and civil risks	10
Provision for doubtful accounts	87	295

	27,438	25,011

Changes in assets and liabilities:
(Increase) decrease in trade receivables	9,092	(11,549)
Increase in inventories	(13,558)	(8,689)
(Increase) decrease in recoverable taxes	(3,948)	305
Decrease in other receivables	2,964	5,002
Decrease in trade payables	(18,170)	(5,672)
Increase (decrease) in payroll, social security and related taxes	806	(2,825)
Decrease in taxes, fees and contributions	(935)	(1,505)
Decrease in other payables	(1,044)	(8)

	(24,793)	(24,941)

Other cash flows from operating activities:
Payment of income tax and social contribution taxes	(1,386)

	(1,386)
Net cash provided by operating activities	1,259	70

Cash flows from investing activities
Purchase of property, plant and equipment	(7,121)	(6,415)
Acquisition of intangible assets	(1,233)	(935)

Net cash used in investing activities	(8,354)	(7,350)

Cash flows from financing activities
Proceeds from borrowings and financing	23,410	70,478
Payment of borrowings and financing – principal	(23,616)	(12,111)
Payment of borrowings and financing – interest	(7,104)	(7,081)
Sale of shares		788

Net cash provided by (used in) financing activities	(7,310)	52,074
Effect of exchange rate changes on cash and cash equivalents	(2,441)	(3,076)
Decrease or increase in cash and cash equivalents, net	(16,846)	41,718

Cash and cash equivalents at the beginning of period (Note 6)	64,250	84,145
Cash and cash equivalents at the end of period (Note 6)	47,404	125,863

Decrease or increase in cash and cash equivalents, net	(16,846)	41,718

The accompanying notes are an integral part of these interim financial information.

Cia Providência Indústria e Comércio

COMPANHIA PROVIDÊNCIA INDÚSTRIA E COMÉRCIO

NOTES TO THE CONDENSED INTERIM FINANCIAL INFORMATION

FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2014 (UNAUDITED)

In thousands of Brazilian reais, except when otherwise indicated

1	GENERAL INFORMATION

Companhia Providência Indústria e Comércio, headquartered in São José dos Pinhais, State of Paraná, Brazil, and its subsidiaries (the “Company” or the “Group”) are engaged in the manufacture and sale of plastic products, including nonwoven fabrics under the KAMI brand, resulting from the transformation of polypropylene.

The Company has two subsidiaries, one in the City of Pouso Alegre, State of Minas Gerais, Brazil, and another in Statesville, North Carolina, in the United States of America. In order to expand its production capacity in 2012, the Group installed two new machines. The first was installed in the second quarter in Pouso Alegre and the second in Statesville, which started to operate in the last quarter of 2012.

The issuance of these consolidated interim financial information of the Group was authorized by the Board of Directors on May 13, 2014.

2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies applied in the preparation of these consolidated interim financial information are set out below. These policies have been consistently applied to all reporting periods, unless otherwise stated.

2.1	Statement of compliance

The accompanying consolidated interim financial information have been prepared in accordance with IAS 34 – Interim Financial Reporting, issued by the International Accounting Standards Board (IASB).

2.2	Basis of preparation

The accompanying condensed consolidated interim financial information has been prepared based on the historical cost and adjusted in order to reflect financial assets and financial liabilities (including derivatives) stated at fair value through profit or loss, as well as the “deemed cost” of land, buildings, machinery and equipment on the date of transition to IFRS.

The preparation of the condensed interim financial information requires Management to use certain accounting estimates and the exercise of judgment by the Company’s management when applying the accounting policies of the Company. The areas involving a higher degree of judgment and complexity, as well as those where assumptions and estimates are significant to the condensed consolidated interim financial information, are disclosed in Note 3.

(a)	Changes in accounting policies and disclosures

There are no new IFRS pronouncements or interpretations effective beginning 2014 and 2013 that had a material impact on the Company’s condensed consolidated interim financial information.

2.3	Consolidation

(a)	Condensed consolidated interim financial information

The following accounting policies are applied in the preparation of the condensed consolidated interim financial information.

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Subsidiaries

Subsidiaries are all entities over which the Company has the power to direct the relevant activities, in which it is exposed to variable returns from its involvement and has the ability to use its power to affect investor’s returns.

Subsidiaries are fully consolidated from the date control is transferred to the Company and, when applicable, such consolidation is discontinued from the date control ceases.

Intercompany transactions, balances and unrealized gains and losses are eliminated in consolidation. The accounting policies of subsidiaries are changed, where necessary, to ensure consistency with the policies adopted by the Company and its subsidiaries.

2.4	Segment reporting

Operating segments are reported consistently with the internal report provided to the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing the performance of the operating segments, is the Board of Directors, which is also responsible for making the strategic decisions of the Company.

Considering that all decisions are made based on consolidated reports, the only product sold by the Company is the nonwoven fabric, and all decisions related to strategic and financial planning, purchases, sales, investments and allocation of funds are made on a consolidated basis, the Company concluded that they have only one reportable segment.

2.5	Foreign currency translation

(a)	Functional and reporting currency

Items included in the interim financial information of each of the consolidated companies are measured using the currency of the primary economic environment where the companies operates (“functional currency”). The consolidated interim financial information are presented in Brazilian reais (R$), which is the Company’s functional currency, and also the reporting currency of the consolidated interim financial information.

(b)	Transactions and balances

Foreign currency-denominated transactions are translated into the Company’s functional currency using the exchange rates prevailing at the transactions or the valuation dates, when items are remeasured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation using yearend exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement as “Finance income” or “Finance costs”.

(c)	Consolidated companies using a different functional currency

The results of operations and financial position of the subsidiary located in the United States, which has a functional currency different from the reporting currency, are translated into the reporting currency as follows:

(i)	The balances of assets and liabilities reported in each balance sheet are translated using the closing rate on the balance sheet date;

(ii)	Income and expenses reported in the income statement are translated using average exchange rates, which are a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates; and

(iii)	All resulting exchange differences are recognized as a separate component of equity.

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2.6	Cash and cash equivalents

Cash and cash equivalents include cash, bank deposits and other highly liquid short-term investments, which are readily convertible into a known cash amount and subject to an insignificant risk of change in value.

2.7	Financial assets

2.7.1 Classification

The Company classifies their financial assets in the following categories: at fair value through profit or loss and receivables. The Company does not have held-to-maturity and available-for-sale financial assets. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of financial assets on initial recognition.

(a)	Financial assets at fair value through profit or loss

Financial assets and financial liabilities measured at fair value through profit or loss are derivatives contracted to be held to maturity, designated as hedging instruments. All financial assets and financial liabilities in this category are classified as current assets and current liabilities.

(b)	Receivables

Receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market, and comprise “trade and other receivables”. They are included in current assets, except for those with maturities 12 months after the end of the reporting period, which are classified as noncurrent assets.

2.7.2 Recognition and measurement

Financial assets are recognized on the trade date – the date in which the Company undertakes to purchase or sell the asset. Loans and receivables are subsequently carried at amortized cost using the effective interest method.

Gains or losses arising from changes in the fair value of financial assets at fair value through profit or loss are presented in the income statement in “Finance income (expenses)” when earned or incurred.

2.7.3 Impairment of financial assets

Assets stated at amortized cost

The Company assets on the balance sheet date whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a “loss event”) and such loss event (or events) affects the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

The criteria that the Company uses to determine whether there is objective evidence of an impairment loss include:

(i)	significant financial difficulty of the issuer or debtor;

(ii)	a breach of contract, such as a default or delinquency in the payment of interest or principal;

(iii)	the Company, for economic or legal reasons arising from the borrower’s financial difficulty, grant to the borrower a concession that a lender would not otherwise consider;

(iv)	it becomes probable that the borrower will file for bankruptcy or other financial reorganization;

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(v)	the disappearance of an active market for that financial asset because of financial difficulties; or

(vi)	observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified against the individual financial assets in the portfolio, including:

•	adverse changes in the payment status of borrowers in the portfolio; and

•	national or local economic conditions that correlate with defaults on the assets in the portfolio.

The amount of any impairment loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced and the amount of the loss is recognized in the income statement. If a loan or held-to-maturity investment is subject to a variable interest rate, the discount rate for measuring an impairment loss is the current effective interest rate set out in the contract. As a practical measure, the Company may measure impairment on the basis of an instrument’s fair value using an observable market price.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor’s credit rating), the reversal of the previously recognized loss is recognized in the income statement.

2.8	Derivative financial instruments and hedging activities

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value, with the changes in fair value charged against profit or loss.

Although the Company uses derivatives for hedging purposes, it does not apply the hedge accounting.

The fair values of derivative instruments are disclosed in Note 7.

2.9	Trade receivables

Trade receivables are amounts due from customers for sales in the ordinary course of business of the Company. If collection is expected in one year or less, they are classified as current assets. Otherwise, they are presented as noncurrent assets.

Trade receivables are initially stated at present value, less the allowance for doubtful accounts, which is recognized when there is objective evidence that the Company will not be able to recover all the amounts due on their original terms. The allowance for doubtful accounts corresponds to the difference between the carrying amount and the recoverable value. The present value is calculated based on the market rates (Interbank Deposit Certificate (CDI which as of March 31, 2014 was equivalent to 10.55% p.a. (9.77% p.a. as of December 31, 2013).

2.10	Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined using the moving weighted average cost method. The cost of finished products and work in process comprise raw materials, direct labor, other direct costs and related overhead expenses (based on normal operating

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capacity), except for borrowing costs. Net realizable value is the estimated selling price in the ordinary course of business, less estimated implementation costs and selling expenses. Imports in transit are stated at the accumulated cost of each import.

2.11	Intangible assets

(a)	Goodwill

Goodwill is measured at cost, represented by its carrying amount at the date of transition to IFRS, less accumulated impairment losses, if any.

The carrying amount of goodwill at the date of transition to IFRS was established on the acquisition or subscription of capital in another entity, represented by the cost of acquisition of the investment which exceeds the book value of the investment, calculated by applying the appropriate acquisition or capital subscription percentage on the investee’s equity amount.

In connection with the first time adoption of IFRS, beginning January 1, 2009, the Company no longer amortizes goodwill arising from investments acquired. Considering that goodwill continues to be amortized for tax purposes, the corresponding deferred tax effects are recorded on the portion of amortization deducted for tax purposes.

Goodwill is tested annually for impairment.

(b)	Software

Costs on the maintenance or development of software are recognized as an expense when incurred. Expenditures directly associated with identifiable and exclusive software, controlled by the Company and its subsidiaries, and which will probably generate economic benefits greater than the costs for over one year, are recognized as assets. Direct expenses include the compensation payable to the software development team and the appropriate portion of related general expenses.

Software development costs recognized as assets are amortized under the straight-line method over their useful lives, at the rates disclosed in Note 13.

2.12	Property, plant and equipment

Land, buildings and construction, machinery and equipment, industrial facilities and furniture and fixtures refer mainly to plants and offices and are stated at historical acquisition cost, adjusted for inflation through December 31, 1995, plus the deemed cost, in January 1, 2009.

Property, plant and equipment items are stated at their historical cost, less accumulated depreciation. The historical cost includes expenditures directly attributable to the acquisition of items and may also include financial charges on borrowings used to finance the construction of property, plant and equipment, which are capitalized over the period necessary to build and prepare the asset for the intended use.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, where appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the item cost can be measured reliably. The carrying amount of replaced items or parts is derecognized. All other repairs and maintenance are charged to profit or loss, when incurred.

Land is not depreciated. Depreciation of other assets is calculated under the straight-line method to allocate their costs to their residual values over the estimated useful lives. The useful lives are listed in Note 14.

The residual values and useful lives of assets are reviewed and adjusted, if applicable, at the end of each reporting period.

The carrying amount of an asset is written down immediately to its recoverable amount its carrying amount is greater than its estimated recoverable amount (Note 2.13).

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Gains and losses from sales are determined by comparing sales proceeds with the carrying amounts and recorded in line item “Other income (expenses), net” in the income statement.

2.13	Impairment of non-financial assets

Assets with indefinite useful life, e.g. goodwill, are not amortized and are tested annually for impairment. Property, plant and equipment and other non-financial assets are tested annually for impairment, and also whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In this case, the recoverable value is calculated to determine if assets are impaired. An impairment loss is recognized at the amount by which the carrying amount of an asset exceeds its recoverable amount, which is the higher of net selling price or the value in use of an asset. For measurement purposes, assets are grouped at the lowest level for which there are separately identifiable cash flows.

2.14	Trade payables

Trade payables refer to amounts payable for goods or services acquired from suppliers in the ordinary course of business, classified as current liabilities if payment is due within one year or less (or in the regular course of business, even if longer). Otherwise, they are recorded as noncurrent liabilities.

Trade payables are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method. In practice, they are usually recognized at the related invoice amount.

2.15	Borrowings

Borrowings are initially recognized at fair value, less transaction costs incurred and subsequently carried at amortized cost. Any difference between the amounts raised (less transaction costs) and the settlement amount is recognized in the income statement over the period borrowings are outstanding, using the effective interest method.

Borrowings are classified as current liabilities unless the Company has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period.

2.16	Provisions for tax, labor and civil risks

Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, based on the opinion of their legal counsel, and the amount can be reliably estimated.

2.17	Current and deferred income tax and social contribution

Income tax and social contribution expenses comprise current and deferred taxes, and are calculated based on the effective income tax and social contribution rates adjusted as prescribed in the prevailing tax laws. The offset of tax loss carry forwards is limited to 30% of taxable income in Brazil. Income taxes are recognized in the income statement, except to the extent that they relate to items recognized directly in comprehensive income or equity.

Deferred income tax and social contribution are recognized on tax loss carry forwards and the related temporary differences arising from differences between the tax bases of assets and liabilities and their carrying amounts in the interim financial information, Deferred income tax and social contribution are calculated at the rates of 15% (plus a 10% surtax, where applicable) and 9%, respectively Brazil.

Deferred income tax and social contribution assets are recognized only to the extent that it is probable that future taxable income will be available against which temporary differences may be offset. Therefore, in order to support recognition, Management prepares annually a study about the utilization of these income-based taxes, based on internal assumptions and future economic scenarios.

For the subsidiary Providência USA Inc., current and deferred taxes are calculated at the rates of 32% for federal tax and 7% for state tax.

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2.18	Employee benefits

(a)	Pension obligations

The Company offers their employees a defined contribution private pension plan (Note 25), whose purpose is to accumulate funds that can become monthly income to supplement the Government Social Security benefit. The plan provides for the employee’s voluntary contributions, deducted from the employee payroll, and contributions made by the Company and its subsidiaries, which are recorded as personnel expenses, with a corresponding entry to current liabilities.

(b)	Share-based payments

The Company offers to executives and certain employees, a share-based compensation plan (“Stock Options”), which is duly approved by the Board of Directors ((Note 20.b), according to which the Company receives services in exchange for the stock options granted. The fair value of share options granted, calculated on the grant date, is recognized as an expense with a corresponding increase in equity, during the vesting period, to the extent services are provided.

(c)	Profit sharing

The Company recognizes a profit sharing liability and expense on accrual basis, in accordance with the compensation policy.

2.19	Capital

Ordinary shares are classified in equity. Incremental costs directly attributable to the issue of new shares or options are recorded in equity as a deduction from proceeds, net of taxes.

2.20	Revenue recognition

Revenue comprises the fair value of the consideration received or receivable for the sale of goods in the ordinary course of business of the Company. Revenue is stated net of taxes, returns, as well as after the elimination of intercompany sales. Revenue is recognized when:

•	The significant risks and rewards of ownership of the products are transferred to the buyer.

•	The entity retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

•	The amount of revenue can be measured reliably;

•	it is probable that the economic benefits associated with the transaction will flow to the entity; and

•	the costs incurred or to be incurred in respect of the transaction can be measured reliably

Therefore, the Company recognizes revenues on the date the product is delivered to the buyer.

2.21	Distribution of dividends

Dividends declared to the Company’s stockholders are recognized as a liability in the interim financial information, based on the Company’s bylaws. Any amount declared above the mandatory minimum dividend is only accrued on the date it is approved by shareholders at the General Meeting.

2.22	New and revised IFRS issued but not yet effective

The following standards issued were not yet effective on the issuance date of the interim financial information. This list of standards and interpretations issued includes those which the Company reasonably expects to impact disclosures, financial condition or performance upon their application in the future. The Company intends to adopt such standards when they become effective.

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IFRS 9 Financial Instruments – Classification and Measurement – IFRS 9 completes the first part of the project to supersede “IAS 39 Financial Instruments: Recognition and Measurement”. IFRS 9 uses a simple approach to determine whether a financial asset is stated at amortized cost or fair value, based on how an entity manages its financial instruments (its business model) and contractual cash flows underlying the financial assets. The standard also requires the adoption of only one method to determine asset impairment. This standard is effective for years beginning January 1, 2015, and the Company does not expect any significant effect as a result of its adoption.

There are no other standards and interpretations issued and not yet adopted that can significantly impact the profit or loss or equity reported by the Company, based on Management’s opinion.

3	CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

Accounting estimates and judgments are continually assessed and are based on historical experience and other factors, including expected future events that are believed to be reasonable under the circumstances.

3.1	Critical accounting estimates and assumptions

Based on assumptions, the Company makes forward-looking estimates. By definition, the resulting accounting estimates will are rarely equal to actual results.

The estimates and assumptions that present a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities in the next year are discussed below.

(a)	Income tax, social contribution and other taxes

The Company recognizes deferred tax assets and liabilities based on the differences between the carrying amount presented in the interim financial information and the tax basis of assets and liabilities using effective tax rates. The Company also recognizes provisions as a result of circumstances where it is probable that additional taxes will be due. When the final tax outcome of these issues is different from the amounts that were initially estimated and recorded, such differences will impact current and deferred income tax assets and liabilities in the period in which such determination is made.

The Company reviews on a regular basis the possibility of recovery of their deferred tax assets, taking into account the historical profit generated and the projected future taxable income, based on a recoverability study.

(b)	Fair value of derivatives and other financial instruments

The Company assesses the fair value of financial instruments using available information and valuation methodologies set by Management. However, both the interpretation of market data and the selection of valuation methodologies require considerable judgment and reasonable estimates to produce the most appropriate realizable value. Consequently, the estimates presented in Note 7 are not necessarily indicative of the amounts that can be realized in the current market. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated realizable values.

(c)	Provisions for tax, labor and civil risks

The Company is party to several administrative proceedings and lawsuits, as described in Note 18. Consequently, it recognizes provisions for all risks on lawsuits and administrative proceedings with respect to which the likelihood of loss is assessed as probable and which the amount of the loss can be reliably estimated. The assessment of the likelihood of loss includes the analysis of available evidence, the hierarchy of laws, the applicable case law, most recent decisions issued by the courts and their relevance within the legal system, as well as the opinion of the outside legal counsel. The Company believes that the provisions for tax, civil and labor risks are properly presented in the interim financial information.

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(d)	ICMS tax incentives

The Company has State VAT (ICMS) tax incentives granted by the government of the State of Paraná and by the government of the State of Minas Gerais. The Federal Supreme Court (STF) handed down decisions in Direct Actions, declaring the unconstitutionality of several state laws that granted ICMS tax incentives without previous agreement between the States.

Despite the fact that the Company does not have ICMS tax incentives covered by the decision handed down by the STF, it consulted its legal counsel, who issued an opinion on the matter, based on which the Company believes that it does not meet the criteria under IAS 37 for the recognition of a liability.

4	FINANCIAL RISK MANAGEMENT

4.1	Financial risk factors

The Company has a Risk Management Committee, designated by the Board of Directors, to assist it and is responsible for defining the policy and managing the risks and the financial instruments using control systems that set currency limits and interest exposures and identify financial institutions where Company’s cash and short-term investment funds will be invested in. The carryng amount of all financial instruments, including derivatives, as well as the results obtained compared to the proposed goals, are presented to and analyzed monthly by the Risk Management Committee and submitted to the approval of the Company’s Board of Directors.

Among the procedures defined by the current policy, the Company adopts monthly routines that enable it to project and assess currency exposure since it has transactions and debts in the foreign market and is exposed to these risks.

(a)	Market risk

(i)	Currency and interest rate risk

The Company is exposed to market risks related to adverse changes in interest and foreign exchange rates, 27% of the indebtedness is denominated to local currency and subject to variable and fixed interest rates, and the remaining 73% is indexed to the LIBOR (London Interbank Offered Rate) and SIFMA (Securities Industry and Financial Markets Association). A significant portion of revenues (31%) derives from sales in foreign markets and is equally exposed to fluctuations in exchange rates.

A portion of the indebtedness is indexed to the Interbank Deposit Certificate (CDI) and is, therefore, subject to variable interest rates. The financial result is partially affected by changes in the benchmark interest rate (Special System for Settlement and Custody (SELIC).

The table below shows the Company’s net foreign currency exposure.

	Consolidated
	March 31, 2014		December 31, 2013
	R$ thousand	US$ thousand	R$ thousand	US$ thousand
Assets:
Trade receivables	85,071	37,592	85,958	36,693
Liabilities:
Trade payables	(7,781)	(3,438)	(2,989)	(1,276)
Borrowings and financing	(515,126)	(227,630)	(540,393)	(230,681)

Short positions	(522,907)	(231,068)	(543,382)	(231,957)

Total exposure	(437,836)	(193,476)	(457,424)	(195,264)

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The Company invests in foreign operations, whose net assets are exposed to the currency risk. Currency exposure arising from the investment in foreign operations is hedged mainly through borrowings denominated in the same currency as these investments.

Sensitivity to the foreign exchange rate – The impacts arising from a fluctuation by 25% and 50% in the reasonable possible scenario of the U.S. dollar exchange rate for each financial instrument exposed are as follows:

	Risk	(-) 50%	(-) 25%	Reasonable possible scenario	(+) 25%	(+) 50%
Foreign exchange rate	Dollar	1.2300	1.8450	2.4600	3.0750	3.6900

Trade receivables	Dollar	(38,833)	(15,714)	7,406	30,525	53,645
Borrowings	Dollar	235,141	95,149	(44,843)	(184,835)	(324,828)
Trade payables	Dollar	3,552	1,437	(677)	(2,792)	(4,907)

Gains or Losses		199,860	80,872	(38,114)	(157,102)	(276,090)

In addition to the sensitivity analysis presented above, the Company measures its financial instruments considering the reasonable possible effects in profit or loss and equity against the risks assessed by the Company’s management at the end of the reporting period. Based on the financial position as of March 31, 2014, it is estimated that these effects would approximate the amounts disclosed in the reasonable possible scenario column of the table above, as the assumptions used by the Company approximate those described above.

Sensitivity to the interest rate – The impacts of a 25% and 50% fluctuation of interest rates on profit or loss in the reasonable possible scenario of indexes (CDI/LIBOR6) in the 12-month period are described below:

	Risk	(-) 50%	(-) 25%	Reasonable possible scenario	(+) 25%	(+) 50%
Rates	CDI/Selic	5.63	8.44	11.25	14.06	16.88
Rates	LIBOR6	0.16	0.25	0.33	0.41	0.49

Short-term investments	CDI/Selic	1,846	2,805	3,789	4,799	5,835
Borrowings and financing	LIBOR6	(7,510)	(7,764)	(8,032)	(8,271)	(8,524)

Loss		(5,664)	(4,959)	(4,243)	(3,472)	(2,689)

In addition to the sensitivity analysis presented above, the Company measures its financial instruments considering the reasonable possible effects on profit or loss and equity against the risks assessed by the Company’s management at the end of the reporting period. Based on the financial position of outstanding short-term investments and borrowings and financing as of March 31, 2014, it is estimated that these effects would be close to the amounts disclosed in the reasonable possible scenario column of the table above, as the assumptions used by the Company are close to those described above.

(ii)	Derivative transactions

The Company carries out transactions in the foreign market and are exposed to market risks arising from fluctuations in foreign currencies and interest rates. The exposure to the risk arising from future payments in local currency of liabilities linked to the foreign exchange market is hedged mainly by the portfolio of trade receivables from export sales or realized by the Company.

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The Company also carries out transactions with derivatives pegged to foreign currencies, mainly the U.S. dollar, for hedging purposes (hedge against possible interest and exchange rate fluctuations), based on the guidelines set in the Market Risk Management Policy approved by the Board of Directors and implemented by the Risk Management Committee.

The objective of the Market Risk Management Policy is basically to hedge at least 75% of the Company’s short-term cash flow for defined periods ranging from 9 to 12 months, primarily through traditional market transactions, such as, for example, Non-Deliverable Forward (NDF) contracts, options and the dollar futures on the Brazilian Commodities & Futures Exchange (BM&F), defining limits by type of transaction and counterparty.

In order to measure the effects of the fluctuations in the indices and rates linked to derivative transactions, the Company prepared the sensitivity analysis table below, including a scenario considered as reasonable possible by the Company’s management, a situation considered possible of at least 25% reduction in the variables used, and a situation considered remote of at least 50% reduction in the risk variables:

Sensitivity analysis table

Transaction	Risk	(-) 50%	(-) 25%	Reasonable possible scenario	(+) 25%	(+) 50%
Swap US$ x CDI	CDI fluctuation	(20,994)	(9,359)	2,586	14,823	27,333
Currency forward (NDF)	US$ fluctuation	(12,876)	(7,670)	(962)	3,180	8,451

Gain (loss)		(33,870)	(17,029)	1,624	18,003	35,784

The amounts in the sensitivity analysis table were determined considering the US dollar curve and the future US dollar quotations published by the BM&F. Based on these rates, the Company applied the reduction percentages in accordance with each scenario, projected the cash flows up through to the maturity of transactions and discounted them through the balance sheet date.

This analysis was only considered for purposes of compliance with the prevailing legislation, in Brazil for public companies (CVM 475/08), since the Company carries out derivative transactions only for hedging purposes and elimination of the effects of currency and interest rate fluctuations, which are not used for speculative purposes.

In addition to the sensitivity analysis, the Company measures its financial instruments considering the reasonable possible effects on profit or loss and equity against the risks assessed by the Company’s management at the end of the reporting period. Based on the financial position and notional amount of outstanding derivatives as of March 31, 2014, it is estimated that these effects would approximate the amounts disclosed in the reasonable possible scenario column of the table above, as the assumptions used by the Company approximate those described above.

(b)	Credit risk

The Company’s sales policy is closely related to the Credit Policy established by the Company and to the level of credit risk which it is willing to accept in the course of its business. To minimize possible default, the Company diversifies its receivables portfolio, selects customers, and monitors sales terms and individual credit limits, and requires collaterals.

The credit quality of financial assets that are neither past due nor impaired can be assessed by reference to external credit ratings or to historical information about default rates for counterparties.

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Trade receivables: the credit risk of customers is subject to the procedures, controls and policies established by the Company for this purpose. Credit limits are set for all customers based on internal classification criteria. The amounts classified in Group 1 refer to customers with no default in the past. The amounts in Group 2 refer to defaulting customers in the past, i.e., those which on any time were included in the criteria for recognition of allowance for doubtful accounts.

	March 31, 2014	December 31, 2013
Trade receivables
Group 1	162,925	175,662
Group 2	5,147	5,147

	168,072	180,809

Cash and cash equivalents: the credit risk of balances with banks and other financial institutions is managed by the treasury area according to the policy established.

Bank account, deposits and short-term investments	March 31, 2014	December 31, 2013
brAAA	37,001	43,742
brA+f	6,570	6,436
brA		7,579
AA-	3,833	6,493

	47,404	64,250

Source: Standard & Poor’s and Fitch Ratings

(c)	Liquidity risk

Cash flow is projected in the operating entities consolidated by the Company’s Finance Department. The liquidity risk management of the Company, which is Management’s responsibility, monitors rolling forecasts of the liquidity requirements of the Company to ensure they have sufficient cash to meet operating needs.

Surplus cash held by the operating entities, in addition to the balance required for working capital management, is invested in short-term instruments, in order to offer maximum liquidity and cover disbursements.

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The table below analyzes the consolidated non-derivative financial assets and liabilities and derivative financial assets and liabilities to be settled by the Company, according to relevant maturity dates, corresponding to the remaining period in the balance sheet through the contractual maturity date. Derivative financial liabilities are included in the analysis if their contractual maturities are essential for an understanding of the timing of the cash flows. The amounts disclosed in the table are the contractual undiscounted cash flows.

	Up to 1 month	1 to 3 months	3 months to 1 year	1 to 5 years	Over 5 years	Total
At March 31, 2014
Assets
Cash and cash equivalents	47,404					47,404
Derivative financial instruments	14,746					14,746
Trade receivables	65,519	86,660	13,229	2,664		168,072
Escrow deposits				411		411

	127,669	86,660	13,229	3,075		230,633
Liabilities:
Trade payables	(31,740)	(10,065)				(41,805)
Borrowings and financing
– Floating rates	(7,969)	(3,371)	(58,800)	(278,964)	(90,867)	(439,971)
– Fixed rates	(83)	(993)	(29,288)	(141,341)	(21,277)	(192,982)

	(39,792)	(14,429)	(88,088)	(420,305)	(112,144)	(674,758)

	87,877	72,231	(74,859)	(417,230)	(112,144)	(444,125)

Derivatives are managed based on net fair value. These derivatives include interest rate swaps, non-deliverable forward and e U.S. dollar option contracts used by the Company to manage the consolidated interest rate profile.

4.2	Capital management

The objectives of the Company in managing capital are to safeguard their ability to continue as going concerns in order to offer returns to shareholders and security to other stakeholders and to maintain an efficient capital structure.

Capital management is monitored using the debt/capitalization ratio, whose objective is to maintain a ratio equal to or lower than 0.65. As of March 31, 2014, this ratio was 0.46 (0.47 as of December 31, 2013), which demonstrates that the Company’s capital structure is maintained within the preset limits. The table below shows the calculation:

	March 31, 2014	December 31, 2013
Total borrowings balance	569,704	590,930
Equity balance	664,271	665,550

Capitalization	1,233,975	1,256,480

Total debt / capitalization
Total debt	0.46	0.47

4.3	Fair value estimation

The carrying amounts of trade receivables (net of allowance for doubtful accounts) and payables, approximate their fair values. The fair values of financial liabilities for disclosure purposes are estimated by discounting the future contractual cash flows at the current market interest rate available to the Company for similar financial instruments, as disclosed in Note 16.

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The Company categorize its financial instruments measured at fair value through profit or loss, according to the following hierarchy levels:

Level 1 – prices quoted (unadjusted) in active markets for identical assets or liabilities. This level does not apply to the Company as of March 31, 2014;

Level 2 – inputs other than prices quoted in active markets included in Level 1 that are observable for an asset or liability, either directly or indirectly; and

Level 3 – techniques using input with significant effects on the fair value recorded that are not based on observable market inputs. This level does not apply to the Company as of March 31, 2014.

	March 31, 2014	December 31, 2013
	Level 2	Level 2
Current assets
Cash and cash equivalents
Fair value through profit or loss	47,404	64,250

	47,404	64,250

Derivative financial assets
Derivative financial instruments	14,746	24,674

	14,746	24,674

Total current assets	62,150	88,924

The Company did not transfer assets or liabilities between the hierarchy levels of fair value for the three-month period ended March 31, 2014 and for the year ended December 31, 2013.

5	FINANCIAL INSTRUMENTS BY CATEGORY

	March 31, 2014	December 31, 2013
Cash and cash equivalents
Banks and short-term investments	47,404	64,250

	47,404	64,250

Financial assets
Loans and receivables:
Trade receivables	168,072	180,809
Escrow deposits	411	372

	168,483	181,181

Fair value through profit or loss:
Derivative financial instruments	14,746	24,674

	14,746	24,674

Total assets	230,633	270,105

Financial liabilities
Stated at amortized cost:
Trade payables	41,805	59,975
Borrowings and financing	569,704	590,930

Total liabilities	611,509	650,905

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6	CASH AND CASH EQUIVALENTS

The balance of line item ‘Cash and cash equivalents’ includes cash held by the Company. At the end of the reporting period, this balance, as recorded in the statement of cash flows, may be reconciled with the related balance sheet items, as shown below:

	March 31, 2014	December 31, 2013
Banks and cash on hand	15,422	11,124
Short-term investment funds	31,982	53,126

Cash and cash equivalents in the balance sheet	47,404	64,250

Short-term investment funds comprise mainly of investment funds, whose investment portfolios are comprised basically of highly liquid investments in federal government bonds, repurchase transactions and Bank Certificates of Deposit (CDB), yielding average interest of 102% (102% as of December 31, 2013) of the Interbank Deposit Certificate (CDI) fluctuation. The Company does not invest in exclusive investment funds.

7	DERIVATIVE FINANCIAL INSTRUMENTS

	Assets
	March 31, 2014	December 31, 2013
Interest rate swaps (a)	15,499	21,571
Foreign exchange forwards contracts (b)	(943)	1,487
US dollar option contracts (c)	190	1,616

Current portion	14,746	24,674

The fair values of derivatives were calculated by the Company and represent the exit price on the balance sheet date. Consequently, the fair values calculated are only valid on the dates of the consolidated information and may be subject to subsequent changes due to changes in market variables in the future, in particular with respect to fluctuations in exchange rates.

The financial derivatives entered into by the consolidated companies do not require margin call, and amounts are only increased or reduced on the established dates.

(a)	Interest rate swaps – CDI x US$ and LIBOR6 floating x fixed

The notional amounts of the interest rate swap contracts outstanding as of March 31, 2014 total R$154,601 (R$167,294 as of December 31, 2013).

In order to hedge its liability exposures (CDI and LIBOR interest rates) from borrowings and financing, the Company entered into swap contracts, traded in Bolsa de Mercadorias e Futuros – BM&F and registered with CETIP, whose balances and conditions are as follows:

•	Banco Itaú: US$52,4 million – Company receives in US$ + 4.85% p.a. and pays in CDI + 1.70% p.a., maturing on a semiannual basis through September 2018;

•	Banco Itaú: R$50 million – Company receives in R$ + 8% p.a., and pays in 98.70% of CDI p.a., maturing on a quarterly basis through February 2016; and

•	Banco Santander: R$ 4 million – Company receives in R$ + 8% p.a., and pays in 100% of CDI p.a., maturing on a quarterly basis through February 2016.

(b)	Forward foreign exchange contracts:

The notional amounts of the outstanding forward foreign exchange contracts outstanding as of March 31, 2014 total R$ 24,061 (R$28,147 as of December 31, 2013).

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In order to hedge against the volatility of liability exposures in U.S. dollars, arising from the total exposure (cash flows) through March 31, 2014, the Company entered into Non-Deliverable Forward contracts in U.S. dollars, in the following amounts and conditions:

•	Banco HSBC: US$3,9 million – long position in U.S. dollars, strike rate of R$2.5267, maturing on October 15, 2014; November 17, 2014 and December 15, 2014.

•	Banco Itaú BBA: US$2,8 million – long position in U.S. dollars, strike rate of R$2.4748, maturing on September 15, 2013;

•	Banco Bradesco: US$4 million – long position in U.S. dollars, strike rate of R$2.4126, maturing on June 16, 2014; July 15, 2014; August 15, 2014.

(c)	U.S. dollar call option contracts:

The notional values of the US dollar call option contracts outstanding as of March 31, 2014 total R$24,061 (R$27,713 as of December 31, 2013). Total premium paid was R$1,142.

In order to hedge against the volatility of the liability exposures in U.S. dollar, arising from the total exposure (cash flows) through March 31, 2014, the Company entered into call option contracts in U.S. dollars in the following amounts and conditions:

•	Banco Votorantim: US$3,1 million – call option at the rate of R$2.3618, maturing on April 15, 2014 and July 15, 2014; premium paid: R$317 thousand;

•	Banco Itaú: US$5,7 million – call option at the rate of R$2.4588, maturing on May 15, 2014; June 16, 2014, August 15, 2014 and November 17, 2014; premium paid: R$635 thousand;

•	Banco Bradesco: US$1 million – call option at the rate of R$2.52, maturing on December 15, 2014; premium paid: R$114 thousand; and

•	Banco Santander: US$0,7 million – call option at the rate of R$2.5040, maturing on October 15, 2014; premium paid: R$76 thousand.

8	TRADE RECEIVABLES

	March 31, 2014	December 31, 2013
Trade receivables – domestic customers	88,077	99,840
Trade receivables – foreign customers	85,300	86,187
Allowance for doubtful accounts – domestic customers	(5,076)	(4,989)
Allowance for doubtful accounts – foreign customers	(229)	(229)

Trade receivables, net	168,072	180,809

Current portion	165,408	177,822

Noncurrent portion	2,664	2,987

As of March 31, 2014, the average days sales outstanding is 73 days (73 days as of December 31, 2013). The Company recognized an allowance for doubtful accounts for all domestic trade receivables past-due over 90 days. For foreign trade receivables, the allowance for doubtful accounts relies on the analysis of the current financial condition and the economic and political environment in the country where each borrower is located.

Cia Providência Indústria e Comércio

The aging list of trade receivables is as follows:

	March 31, 2014	December 31, 2013
Current	157,509	174,109
Up to 60 days past-due	7,954	4,996
61 to 90 days past-due	2,605	630
Over 90 days past-due	5,309	6,292

Total	173,377	186,027

Allowance for doubtful accounts	(5,305)	(5,218)

Total	168,072	180,809

The changes in the allowance for doubtful accounts were as follows:

	March 31, 2014	December 31, 2013
Opening balance	(5,218)	(5,102)
Allowance for doubtful accounts	(243)	(946)
Unused amounts reversed	156	830

Closing balance	(5,305)	(5,218)

The recognition and derecognition of the allowance for doubtful accounts were recorded in “Selling expenses” in the income statement. Amounts charged to the allowance for doubtful account are generally written off when there is no expectation of recovering the accounts.

The maximum exposure to credit risk on the reporting period is the carrying amount of each type of receivables mentioned above.

9	INVENTORIES

	March 31, 2014	December 31, 2013
Raw materials	21,385	15,760
Auxiliary raw materials	9,094	10,470
Work in process	5,365	1,116
Finished products	22,221	20,903
Storeroom supplies	16,846	15,870
Goods in transit	2,766

Total	77,677	64,119

Management expects inventories to be consumed within a period of less than 12 months.

10	RECOVERABLE TAXES

	March 31, 2014		December 31, 2013
	Current assets	Noncurrent assets	Current assets	Noncurrent assets
State VAT (ICMS)	13,930	534	10,936	592
Federal VAT (IPI)	5,883		6,241
Tax on revenue (COFINS)	21,016	4,817	19,672	4,817
Tax on revenue (PIS)	4,636	1,049	4,345	1,049
Prepayments of income tax and social contribution	1,000	87	1,456	86
Withholding income tax (IRRF)	2,526	1,045	2,338	1,043

Total	48,991	7,532	44,988	7,587

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Current ICMS credits arise from purchase of raw materials consumed on production sold to foreign countries. The Company files qualification/accreditation processes with the State Government of Paraná, to subsequently trade (sale) and/or use them as part of the payment of the electric energy bill.

Noncurrent ICMS credits arise from the purchase of property, plant and equipment items which are realizable within 48 months, pursuant to prevailing regulations.

PIS/COFINS credits refer to taxes paid when importing a new machine, whose credits can be offset against with future PIS/COFINS payables.

As of December 31, 2013, the period covered originally under the Special Regime for Recovery of Exporting Company Tax Amounts (REINTEGRA), introduced by Decree 7633/2011 and extended by MP 601/2012, ended. In 2013 the Company recorded R$6,410 (R$5,679 in 2012) relating to credits obtained through this tax grant, of which part will be received in cash in 2014 through a reimbursement request and the outstanding balance will be offset against other federal taxes.

11	DEFERRED INCOME TAX AND SOCIAL CONTRIBUTION ASSETS

The Company adopted the Transitional Tax Regime (RTT) introduced by Law 11.941/09, according to which corporate income tax (IRPJ), social contribution (CSLL), taxes on revenues (PIS and COFINS) for fiscal years 2008 and 2009 continue to be calculated based on the accounting methods and criteria prescribed by Law 6.404, of December 15, 1.976, effective as of December 31, 2.007. Accordingly, deferred income tax and social contribution calculated on the adjustments arising from the adoption of the new accounting practices introduced by Law 11.638/07 and Law 11.941/09 (laws that regulated in Brazil the transition to IFRS) were recorded in the Company’s interim financial information, when applicable, in conformity with IAS 12. The Company elected such option in the Corporate Income Tax Return (DIPJ) on June 30, 2011.

The balances of deferred income tax and social contribution credits on tax loss carry forwards and temporary differences are as follows:

	March 31, 2014	December 31, 2013
Income tax and social contribution assets – Companhia Providência Indústria e Comércio
Accumulated tax losses	233,715	233,715
Income tax and social contribution rate	34%	34%
Deferred income tax and social contribution credits on tax losses	79,463	79,463
Deferred income tax and social contribution credits on goodwill arising from downstream merger	52,021	56,750

Total deferred income tax and social contribution assets – Companhia Providência Indústria e Comércio	131,484	136,213

Income tax assets - Providência USA Inc.
Accumulated tax losses	7,316	6,948
Federal tax (32% rate)	2,341	2,223
State tax – North Carolina (rate of 7%)	512	486
Exchange gain on foreign currency translation	943	984

Total deferred income tax asset – Providência USA Inc.	3,796	3,693
Total deferred income and social contribution tax assets	135,280	139,906
Income tax and social contribution liabilities
Income tax
Deemed cost of property, plant and equipment	(218,001)	(221,844)
Temporary differences:
Difference between depreciation for accounting records and recognized for tax purposes	(80,258)	(76,673)
Other temporary differences*	4,120	(3,700)
Total temporary differences	(76,138)	(80,373)

	(294,139)	(302,217)
Income tax rate	25%	25%
Deferred income tax debts on deemed cost and temporary differences	(73,535)	(75,555)

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	March 31, 2014	December 31, 2013
Income tax and social contribution assets – Companhia Providência Indústria e Comércio
Social contribution
Deemed cost of property, plant and equipment	(218,001)	(221,844)
Temporary differences:
Difference between depreciation for accounting records and recognized for tax purposes	(80,258)	(76,673)
Other temporary differences*	5,555	(2,278)
Total temporary differences	(74,703)	(78,951)

	(292,704)	(300,795)
Social contribution rate	9%	9%

Deferred social contribution debts on deemed cost and temporary differences	(26,343)	(27,072)

Total deferred income tax and social contribution – liabilities	(99,878)	(102,627)

Total deferred income tax and social contribution, net	35,402	37,279

*	The balance of other temporary differences is basically comprised of: allowance for doubtful accounts, accrued profit sharing and foreign currency changes recognized on the accrual basis.

The realization of deferred income tax and social contribution are broken down by year as follows:

	March 31, 2014	December 31, 2013
Through December 2014	18,144	22,770
From January 2015 to December 2015	21,215	21,215
From January 2016 to December 2016	23,169	23,169
From January 2017 to December 2017	9,421	9,421
From January 2018 to December 2023	63,331	63,331

	135,280	139,906

Deferred income tax and social contribution assets, arising from tax loss carry forwards and temporary differences, are recognized to the extent that is probable that future taxable profit will be available, supported by projections using internal assumptions and future economic scenarios, which may, therefore, change, as approved by the Board of Directors.

Deferred income tax and social contribution assets on goodwill arising from downstream merger refers to tax effects of the reversed merger into the Company in February 2007 of Alnilan S.A., an investment vehicle used in the acquisition of Companhia Providência Indústria e Comércio, which recognized goodwill from such acquisition. As an investment vehicle Alnilan S.A. was not considered the accounting acquirer. As such following the regulation prescribed by CVM Instruction 319/99 and CVM Instruction 349/2001, when going public in July 2007, the Company wrote off the goodwill merged by means of a full provision, and recognized the related deferred income tax and social contribution credit. For accounting and tax purposes, the goodwill and the related provision were amortized on a straight-line basis at the rate of 10% per annum through December 31, 2008.

Beginning January 1, 2009, as a result of the changes introduced by Law 11638/07 and Law 11941/09 and the adoption of IFRS, the goodwill arising from the merger and the related provision were no longer amortized for accounting purposes. Therefore, the amounts corresponding to the deferred income tax and social contribution benefits on future tax amortization of the goodwill are recognized as deferred income tax and social contribution credit.

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12	INVESTMENTS

The adjustments resulting from the translation of the interim financial information of Providência USA Inc., which were originally prepared in U.S. dollar and translated into Brazilian reais, were recorded as cumulative translation adjustments under accumulated other comprehensive income in equity. In the three-month period ended March 31, 2014, the Company recognized as other comprehensive income foreign currency translation adjustment gain derived from exchange rate changes on foreign investments of R$257 (R$102 in 2013).

13	INTANGIBLE ASSETS

(a)	Breakdown

	Software	Goodwill	Total
As of December 31, 2013	7,997	33,133	41,130

Adjusted cost	24,674	39,759	64,433
Accumulated amortization	(16,631)	(6,626)	(23,257)

As of March 31, 2014	8,043	33,133	41,176

(b)	Changes in intangible assets

	Internally-generated software development costs	Goodwill	Total
As of December 31, 2012	9,550	33,133	42,683

Additions	2,403		2,403
Amortization	(4,267)		(4,267)
Exchange rate changes	150		150
Transfer	161		161

As of December 31, 2013	7,997	33,133	41,130

Additions	1.233		1.233
Amortization	(1.157)		(1.157)
Exchange rate changes	(30)		(30)

As of March 31, 2014	8,043	33,133	41,176

In January 2008, the direct parent company Providência Participações Ltda. was merged (downstream merger) into its subsidiary Isofilme Indústria e Comércio de Plásticos Ltda. (Isofilme). The goodwill recognized by Providência Participações Ltda. in its accounting records, arising from the acquisition of Isofilme, was being amortized on a straight-line basis at the rate of 20% p.a. based on the expected future earnings, supported by an economic appraisal report prepared by a specialized company that used a real discount rate of 9.60% p.a. Beginning January 1, 2009, goodwill is no longer being amortized in the accounting records in a systematic manner, and is only subject to impairment tests, in accordance with IAS 36 - Impairment of assets.

Since the Company opted for the Transitional Tax Regime introduced by Law 11638/07 and Law 11941/09, the goodwill described above continued to be amortized for purposes of calculation of the provision for income tax and social contribution for the year ended December 31, 2009, and the related effects of deferred income tax and social contribution are recognized in profit or loss. Such goodwill was being amortized for tax purposes, and was fully amortized in February, 2013.

Cia Providência Indústria e Comércio

Goodwill, in the amount of R$ 33,133, is based on expected future profitability and annually tested for impairment. The last test was performed on December 31, 2013. The assumptions adopted in the calculation of the recoverable amount through the projection of cash flows were based on the analysis of their performance over the past years, analysis and expectations of growth of the operating market, besides Management’s expectations and strategies. Projected amounts were presented in real terms, i.e., they did not consider future inflation effects, and cash flows from operating activities were projected from January 1, 2014 to December 31, 2023. As of March 31, 2014, no impairment indicators were identified for the aforementioned goodwill.

In order to calculate the recoverable amounts, the Company considered the present value of perpetuity of the cash flows for the last year of projection. The discount rate used to calculate the present value of projected cash flows was 9.77% p.a..

14	PROPERTY, PLANT AND EQUIPMENT

	Land	Buildings and construction	Machinery and equipment	Plants	Construction in progress	Other tangible assets	Total
Cost of property, plant and equipment, gross
As of December 31, 2012	20,380	139,029	941,384	10,307	105,215	10,233	1,226,548

Additions		1,653	17,588	1,377	12,136	1,143	33,897
Currency gain (loss) on foreign currency translation	403	4,696	23,145	35	9,720	25	38,024
Write-offs			(316)	(256)		(14)	(586)
Transfers		8,970	112,109		(121,885)	806

As of December 31, 2013	20,783	154,348	1,093,910	11,463	5,186	12,193	1,297,883

Additions		679	4,916	125	1,280	121	7,121
Currency gain (loss) on foreign currency translation	(107)	(1,226)	(8,360)	(8)	(93)	(61)	(9,855)
Write-offs			(1)			(3)	(4)

As of March 31, 2014	20,676	153,801	1,090,465	11,580	6,373	12,250	1,295,145

Accumulated depreciation:
As of December 31, 2012		(22,368)	(355,559)	(5,053)		(6,520)	(389,500)

Depreciation		(4,622)	(34,415)	(745)		(1,034)	(40,816)
Write-offs			187	93		5	285

As of December 31, 2013		(26,990)	(389,787)	(5,705)		(7,549)	(430,031)

Depreciation		(1,193)	(9,551)	(203)		(302)	(11,249)
Write-offs						1	1

As of March 31, 2014		(28,183)	(399,338)	(5,908)		(7,850)	(441,279)

Property plant and equipment, net:
As of December 31, 2012	20,380	116,661	585,825	5,254	105,215	3,713	837,048
As of December 31, 2013	20,783	127,358	704,123	5,758	5,186	4,644	867,852
As of March 31, 2014	20,676	125,618	691,127	5,672	6,373	4,400	853,866

Cia Providência Indústria e Comércio

As allowed by IFRS 1, the Company adopted the deemed cost to determine the fair value of property, plant and equipment, whose carrying amount was substantially lower than its fair value.

The adjustment in the consolidated balance sheet as of January 1, 2009, which was made based on the appraisal report and reviewed by Management, totaled R$302,157. Depreciation on adjustments to the fair value in the three-month periods ended March 31, 2014 and 2013 was R$3,880 for each period, deferred income tax and social contribution were realized on the depreciation amount of R$1,319 for each period.

Depreciation for the three-month period ended March 31, 2014, allocated to the consolidated cost of revenues, totals R$8,954 (R$7,762 as of March 31, 2013), and operating expenses total R$2,295 (R$1,483 as of March 31, 2013).

In order to expand its production capacity, the Company has been investing in the acquisition of new machinery in Statesville plant (13th machinery), so that advances were made in line item “Constructions in progress”.

No borrowing costs were capitalized during the three-month period ended March 31, 2014 (R$482 in the same period of 2013) and the capitalization rate used is 2.39% p.a. in the three-month period ended March 31, 2013.

15	TRADE PAYABLES

	March 31, 2014	December 31, 2013
Trade payables – domestic suppliers	34,023	56,986
Trade payables – foreign suppliers	7,782	2,989

Total	41,805	59,975

As of March 31, 2014, the average payment period is 15 days (17 days as of December 31, 2013). The Company implements their financial risk management policies to ensure that all obligations are paid in accordance with the originally agreed terms and conditions.

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16	BORROWINGS AND FINANCING

Type		Finance charges	Currency	Maturities	March 31, 2014	December 31, 2013
Export credit notes	(a)	8% p.a.	Real	Interest: quarterly through 2016	526	537
				Principal: by 2016	50,000	50,000

Prepayment	(b)	4.85% p.a.	US dollar	Interest: semiannual through 2018	30	1,470
				Principal: semiannual from 2013 to 2018	97,033	111,500

Export credit notes	(c)	8% p.a.	Real	Interest: quarterly through 2016	52
				Principal: by 2016	4,000

Machinery financing	(d)	LIBOR + 0.85% p.a.	US dollar	Interest: semiannual through 2016	85	1
				Principal: semiannual through 2016	9,312	9,482

	(e)	LIBOR + 1.25% p.a.	US dollar	Interest: semiannual through 2023	115	826
				Principal: semiannual through 2023	77,371	84,698

Financing of USA plant	(f)	Libor + 3.91%	US dollar	Interest: semiannual through 2014		66
				Principal: semiannual through 2014		2,376

	(g)	Libor + 3.08%	US dollar	Interest: semiannual through 2016	120	116
				Principal: semiannual through 2016	11,032	13,177

	(h)	LIBOR + 2.50%	US dollar	Interest: semiannual through 2016		32
				Principal: 04/03/2016	11,273	11,713

	(i)	SIFMA	US dollar	Interest: monthly through 2030	5	571
				Principal: 2030	20,264	20,176

	(j)	LIBOR + 1.50%	US dollar	Interest: semiannual through 2020	816	439
				Principal: semiannual through 2020	82,930	85,847

	(k)	LIBOR + 1.20%	US dollar	Interest: semiannual through 2022	227	3
				Principal: semiannual through 2022	71,944	79,628
	(l)	LIBOR + 2.85%	US dollar	Interest: semiannual through 2017	441	666

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Type		Finance charges	Currency	Maturities	March 31, 2014	December 31, 2013
				Principal: 07/01/2017	44,348	46,381

	(m)	LIBOR + 3.05%	US dollar	Interest: semiannual through 2014	110	201
				Principal: 08/21/2014	11,315	11,712

	(n)	LIBOR + 3.05%	US dollar	Interest: semiannual through 2015	225	301
				Principal: 01/30/2015	14,709	15,227

	(o)	LIBOR + 2.10%	US dollar	Interest: semiannual through 2015	22	61
				Principal: 01/28/2015	5,895	6,103

	(p)	LIBOR + 2.95%	US dollar	Interest: semiannual through 2015	111	58
				Principal: 04/07/2015	6,789	7,028

	(q)	LIBOR + 2.60%	US dollar	Interest: semiannual through 2015	141	49
				Principal: 06/18/2015	12,446	12,884

	(r)	LIBOR + 2.10%	US dollar	Interest: semiannual through 2015	34	11
				Principal: 01/07/2015	4,473	4,685

	(s)	LIBOR + 2.75%	US dollar	Interest: semiannual through 2015	115	21
				Principal: 12/02/2015	12,446	12,884

	(t)	LIBOR + 2.5%	US dollar	Interest: semiannual through 2016	109
				Principal: 01/05/2016	18,840

Total					569,704	590,930

Current portion					95,750	83,694
Noncurrent portion					473,954	507,236

					569,704	590,930

a)	On February 8, 2013, the Company entered into a NCE – Export Credit Note transaction with Banco Itaú in the amount of R$50,000, at a fixed BRL rate + 8% p.a., together with a swap by the same amount, where Company receives BRL + 8% p.a. and pays 98.70% of CDI.
b)	On December 26, 2011, the Company entered into a loan agreement Banco Itaú in the amount of US$52,4 million, with a two-year grace period and semiannual payments through September 26, 2018. The interest rate negotiated 4.85% p.a. In order to hedge this transaction against the fluctuations of the US dollar, the Company contracted a swap transaction in the same amount, where Company receives in USD + 4.85% p.a. and pays in CDI + 1.70% p.a..
c)	On January 30, 2014, the Company entered into a NCE transaction with Banco Santander in the amount of R$4,000 at a fixed BRL rate + 8% p.a., together with a swap by the same amount, where Company receives BRL + 8% p.a. and pays of 100% of CDI.

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d)	The amount of R$9,397 refers to the loan agreement entered into between Isofilme and the German bank Kreditanstalt für Wiederaufbau (KFW), signed on July 27, 2005, for the purchase of machinery for the manufacture of nonwoven fabrics, bearing interest rate equivalent to the LIBOR fluctuation + 0.85% p.a., with semiannual payment of principal and interest through 2016.
e)	The amount of R$77,486 refers to the installments released, out of the total of US$37,5 million, contracted by Isofilme from Banco HSBC, collateralized by German agency Euler Hermes Kreditversicherungs AG. The amount was used to finance a machine set up in Pouso Alegre, Minas Gerais. The interest rate contracted corresponds to LIBOR fluctuation + 1.25% per annum, with semiannual payment of principal and interest.
f)	On March 5, 2012, the Company entered into with HSBC a loan agreement in the amount of US$2,5 million to finance working capital requirements of the plant in the United States. The loan matured on February 21, 2014; principal and interest was paid semiannually and bears interest equivalent to LIBOR fluctuation + 3.91% p.a.
g)	On March 4, 2011 and July 7, 2011, US$9 million transactions were contracted from Banco Itaú to finance the US plant’s working capital. These transactions mature on March 4, 2016 and December 10, 2016, subject to semiannual interest based on LIBOR rate + 3.08% p.a., on average.
h)	On April 13, 2011, a loan contract of US$5 million was entered into with Banco do Brasil to finance the working capital requirements of the plant in the United States. This loan matures on April 3, 2016, and bears interest rate equivalent to LIBOR fluctuation + 2.50% p.a., with semiannual payment.
i)	On May 12, 2010, US$9,1 million was raised to finance the construction of the plant in the United States, The transaction, called as Recovery Zone Facility Bonds, consists of the issue of US government bonds of the county of Iredell, managed by a financial agent (Wells Fargo Bank), and collateralized by HSBC, bearing interest calculated on a weekly basis and paid on a monthly basis in accordance with the SIFMA (securities Industry and Financial Markets Association) rate. The SFIMA rate as of March 31, 2014 was 0.15% p.a.
j)	The amount of R$72,171 refers to the installments released out of the total loan contract amounting to US$ 36,2 million, entered into on February 12, 2010 between Providência USA Inc., and HSBC, collateralized by the German agent Euler Hermes Kreditversicherungs AG. The funds were used to finance the purchase of the machinery installed in the United States. The loan bears interest equivalent to LIBOR fluctuation + 1.50% p.a., with semiannual payment of interest and principal.
k)	The amount of R$ 79,631 refers to the installment released out of the total loan contract amounting to US$37,5 million entered into on August 8, 2011 between Providência USA Inc., and HSBC, collateralized by the German agent Euler Hermes Kreditversicherungs AG, to finance the purchase of the machinery to be installed in the United States, which is released as the machinery and its components are shipped. The loan bears interest equivalent to LIBOR fluctuation + 1.20% p.a. with semiannual payment of interest and principal.
l)	On July 27, 2012, a US$20 million transaction was contracted from Banco do Brasil to finance the purchase of the plant in the United States. The transaction will mature on December 29, 2017, subject to semi-annual interest based on LIBOR rate + 2.85% per year.
m)	On August 16, 2012, a US$5 million transaction was contracted from Banco Bradesco to finance the US plant’s working capital. The transaction will mature on August 21, 2014, subject to semi-annual interest based on LIBOR rate + 3.05% per year.
n)	On January 30, 2013, a US$6,5 million transaction was contracted from Banco Bradesco to finance the US plant’s working capital. The transaction will mature on January 30, 2015, subject to semi-annual interest based on LIBOR rate + 3.05% per year.
o)	On February 6, 2013, a US$2,6 million transaction was contracted from Banco do Brasil to finance the US plant’s working capital. The transaction will mature on January 28, 2015, subject to semi-annual interest based on LIBOR rate + 2.10% per year.
p)	On April 7, 2013, a US$3,0 million transaction was contracted from Banco Bradesco to finance the US plant’s working capital. The transaction will mature on April 7, 2015, subject to semi-annual interest based on LIBOR rate + 2.95% per year.

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q)	On September 18, 2013, a US$5,5 million transaction was contracted from Banco Bradesco to finance the US plant’s working capital. The transaction will mature on September 18, 2015, subject to semi-annual interest based on LIBOR rate + 2.60% per year.
r)	On July 9, 2013, a US$2,0 million transaction was contracted from Banco do Brasil to finance the US plant’s working capital. The transaction will mature on July 1, 2015, subject to semiannual interest based on LIBOR rate + 2.10% p.a.
s)	On December 11, 2013, a US$5,5 million transaction was contracted from Banco Santander to finance the US plant’s working capital. The transaction will mature on December 2, 2015, subject to semi-annual interest based on LIBOR rate + 2.75% per year.
t)	On January 15, 2014, a US$8 million transaction was contrated from Banco HSBC to finance the US plant’s working capital. The transaction will mature on January 05, 2016, subject to semi-annual interest based on LIBOR + 2.50% p.a.

The noncurrent portion matures as follows:

	March 31, 2014	December 31, 2013
2015	76,989	123,365
2016	141,371	121,703
2017	98,804	262,168
From 2018 to 2030	156,790

	473,954	507,236

Companhia Providência Indústria e Comércio has an international letter of guarantee issued by HSBC to collateralize the amount of US$9,1 million related to the funds raised through the Recovery Zone Facility Bond.

The funds for the exclusive financing of machinery are collateralized by the financed machinery at the remaining balance of the financing. As of March 31, 2014, this amount represents R$241,800, of which R$155,917 refers to the machinery in the plant in the United States and R$86,883 refers to Isofilme’s machinery.

Domestic loans are not collateralized.

Abbreviations:

CDI	– Interbank Deposit Certificate
LIBOR	– London Interbank Offered Rate
NCE	– Export Credit Note
SIFMA	– Securities Industry and Financial Markets Association

Also with the objective of financing the construction and buildings and the working capital of the new plants, the Company has available credit lines totaling US$100 million from several financial institutions, bearing interest at rates ranging from Libor + 3.00% to Libor + 4.94% per annum. These funds will be released as the plants receiving the investments identify their cash requirements.

The carrying amounts of borrowings and financing their respective estimated fair values are as follows:

	Carrying amount		Fair value
	March 31, 2014	December 31, 2013	March 31, 2014	December 31, 2013
Borrowings and financing	569,704	590,930	554,102	576,566

	569,704	590,930	554,102	576,566

The fair values presented above included in the level 2 category have been determined in accordance with generally accepted pricing models based on a discounted cash flow analysis, with the most significant inputs being the discount rate that reflects the market interest rates for similar liabilities on the date of the assessment.

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17	TAXES, FEES AND CONTRIBUTIONS PAYABLE

	March 31, 2014		December 31, 2013
	Current liabilities	Noncurrent liabilities	Current liabilities	Noncurrent liabilities
ICMS	407	125	419	154
PIS	10		10
COFINS	22		22
IRRF	545		559
IRPJ and CSLL	657		523
Social security contribution on gross revenues	435		454
Property tax – Statesville			2,324
Other taxes	394		451

Total	2,470	125	4,762	154

18	PROVISIONS FOR TAX, LABOR AND CIVIL RISKS

The Company is a party to ongoing labor, tax and civil lawsuits at the administrative and judicial levels.

The amounts to be accrued are calculated based on the amounts effectively involved and on the opinion of the outside and in-house legal counsel in charge of the lawsuits. Provisions are only recognized for lawsuits whose likelihood of loss is assessed as probable.

The table below shows the provisions for probable losses and escrow deposits as of March 31, 2014:

	March 31, 2014		December 31, 2013
	Provision	Deposits	Provision	Deposits
Labor	1,052	371	1,037	339
Civil	20		25
Tax		33		33
Other		7

Total	1,072	411	1,062	372

Current	240		250
Noncurrent	832	411	812	372

The changes in the provisions during the three-month period ended March 31, 2014 were as follows:

Balance at December 31, 2013	1,062

Additions	55
Write-offs	(45)

Balance at March 31, 2014	1,072

(a)	Labor lawsuits

In general, labor claims address to overtime, health hazard bonus and/or hazardous duty premium, salary equalization, vacation pay, pain and suffering resulting from accidents, occupational sick and joint liability involving service providers, among others.

(b)	Civil lawsuits

In general, civil claims address the usual matters inherent to the Company’s business and refer mainly to indemnity claims, collection of receivables, matters related to the declaration of undue collection of an execution instrument and suspension of protest.

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(c)	Tax lawsuits

As of March 31, 2014, Isofilme is a party to a lawsuit relating to ICMS (State VAT) on electric power made available but not used.

On April 15, 2013, Decree 46215, which regulates the relinquishment of payment of ICMS on power not effectively used, was published in the Diário Oficial do Estado de Minas Gerais.

(d)	Possible contingencies not accrued

The Company is a party to tax, labor and civil lawsuits whose likelihood of loss is assessed by Management and its legal counsel as possible; no provision was recorded for these lawsuits, as shown below:

	March 31, 2014	December 31, 2013
Labor	368	403
Civil	1,720	1,943
Tax*	154,904	154,904

	156,992	157,250

*	These lawsuits and administrative proceedings include two tax deficiency notices relating to the determination of the Companhia Providência Indústria e Comércio and Isofilme’s taxable income for 2007 and 2008, drawn up in August and November 2013, which are being timely challenged at administrative level.

(e)	Former controlling shareholders

As of March 31, 2014, the amounts relating to lawsuits under the responsibility of the former controlling shareholders, whose risks of loss are assessed by Management as possible and probable, amount to R$2,279 (R$2,327 as of December 31, 2013).

19	DEFERRED INCOME TAX AND SOCIAL CONTRIBUTION LIABILITIES

Deferred tax liabilities are recorded to cover the realization of temporary differences and are stated on a net basis. They are broken down as follows:

	March 31, 2014	December 31, 2013
Liabilities
Income tax (IR) and Social contribution (CS)
Deferred on the effects of Laws 11638 and 11941	45,740	39,609
Deemed cost of property, plant and equipment	2,660	2,699

	48,400	42,308

Income tax and social contribution rate	34%	34%
Total deferred income tax and social contribution, net	16,455	14,385

In subsidiary Isofilme, temporary differences that give rise to deferred income tax and social contribution liabilities refer mainly to the tax amortization of the goodwill on the acquisition of subsidiary Isofilme.

Cia Providência Indústria e Comércio

20	EQUITY

(a)	Capital

As of March 31, 2014 and December 31, 2013, capital totaled R$409,003, represented by 80,041,132 book-entry, registered ordinary shares, without par value, held as follows:

	March 31, 2014		December 31, 2013
Controlling shareholders and related parties
FIP Volluto	13,952,203	17.4%	13,952,203	17.4%
Investidores Institucionais II – Fundo de Investimento em Participações	10,074,423	12.6%	10,074,423	12.6%
FIP Bssf II	9,417,737	11.8%	9,417,737	11.8%
FIP Brasil Equity II	6,278,492	7.8%	6,278,492	7.8%
Banco Espírito Santo S.A.	5,861,269	7.3%	5,861,269	7.3%
Boreal Fundo de Investimentos em Participações*	4,651,081	5.8%	4,651,081	5.8%
Espírito Santo Capital – Sociedade de Capital de Risco S.A.	1,953,757	2.4%	1,953,757	2.4%
Fundo de Investimentos em Partic. C.A.	1,162,683	1.5%	1,162,683	1.5%
Fip Ggpar (Gov. e Gestão Investimentos Ltda.)	970,724	1.2%	970,724	1.2%
Boreal Ações III Fia*	2,690,700	3.4%	2,690,700	3.4%

Total controlling shareholders and related parties	57,013,069	71.2%	57,013,069	71.2%

Management
Executive Board	52,009	0.1%	52,009	0.1%
Board of Directors	4	0.0%	4	0.0%
Supervisory Board	4	0.0%	4	0.0%

Total Management	56,013	0.1%	56,013	0.1%

Free float shares
Sul América Invest. Distrib. de Títulos e Valores Mobiliários S.A.**	4,041,400	5.0%	4,041,400	5.0%
Victoire Brasil Investimentos Administração de Recursos Ltda.***	4,495,000	5.7%	4,380,000	5.5%
Others	14,417,350	18.0%	14,532,350	18.2%

Total free float shares	22,953,750	28.7%	22,953,750	28.7%

Treasury shares	18,3	0.0%	18,3	0.0%

Total treasury shares	18,3	0.0%	18,3	0.0%

Total shares	80,041,132	100.0%	80,041,132	100.0%

*	Shareholders related to Boreal Fundo de Investimentos em Participações.
**	Sul América FI em Ações, Sul América Dividendos FI em Ações and NBF Sulamérica Master Prev FIM, three investment funds managed by Sul América Investimentos Distribuidora de Títulos e Valores Mobiliários S.A, with ownership interest equal to or above 5% of the Company’s capital.
***	Victoire Brazil Small Cap. Fund. SP, Victoire Small Cap. Ações FI., Victoire Dividendos FIA., Victoire Brazil Fund. LLC. and VBI Exclusivo Ações Fundo de Investimento (all managed by Victoire Brasil Investimentos Administração de Recursos Ltda.) exceeded the percentage of 5% of total common shares issued by Companhia Providência Indústria e Comércio.

Under article 6º of the Company’s bylaws, the Company is authorized to increase its capital up to the limit of 4,050,000 (four million and fifty thousand) book-entry, registered common shares, with no par value, regardless of any amendment to the bylaws, and the Board of Directors must approve the terms on the issuance of shares, including par value, form and the time to pay-in capital.

Cia Providência Indústria e Comércio

b)	Stock options

Under the Company’s bylaws, as approved by the Board of Directors and pursuant to the guidelines for the structuring of the Stock Option Plan approved at the Annual General Meetings held on May 11, 2007 and September 10, 2010, the Company is authorized to grant stock options or subscription warrants, with no preemptive rights for existing shareholders, executives and senior employees of the Company and its subsidiaries.

The guidelines adopted to grant stock options are set by the Board of Directors, which may grant stock options to the persons indicated. Stock options to be granted under these guidelines will correspond to, on any time, up to 3% of total shares issued by the Company. The terms and conditions, including the price per share, of the stock option plans are set by the Board of Directors on grant or concession date. Pursuant to the provisions of Article 171, paragraph 3 of Brazilian Corporation Law, shareholders will not be entitled to any preemptive rights over the stock option term.

Currently, two stock option plans are effective. The plans have three vesting periods to exercise the underlying options: After the lapse of 12 months, the plan’s participant is entitled to acquire 20% of the shares under the option; after the lapse of 24 months, the plan’s participant is entitled to acquire 30% of the shares under the option; and, after the lapse of 36 months, the plan’s participant is entitled to acquire the remaining 50% of the shares under the option. The plan expires within 7 (seven) years.

The recognition in the interim financial information begins from the month in which the Company starts to receive the services related to the stock option plan.

The vesting of the stock option is contingent on the employee remaining employed by the Company.

Up to March 31, 2014, 130,800 shares relating to the plan approved on May 30, 2011 were exercised. The shares delivered by the Company were acquired between September 26, 2011 and September 25, 2012 and were recorded as treasury shares. The effect for the year ended December 31, 2013, in the amount of R$162 of the options exercised was recorded as Capital Reserve. Options corresponding to 175,000 shares were also cancelled due to the withdrawal of persons eligible to the plan.

Below are details of the effective plan:

Approval date	Number of shares granted	Exercise price	Maturity date	Fair value	% of capital
05/30/2011	829,000	6.10	05/30/2018	1,510	1.04%
05/25/2012	460,000	6.35	05/25/2019	711	0.58%

The assumptions used in the calculation on the grant date fair value were as follows:

Approval date	Number of shares granted	Annual risk-free interest rate	Total term (in years)	Expected annual volatility	Option’s fair value as of the granting date
05/30/2011	829,000	12.15%	3	52.86%	1.82
05/25/2012	460,000	8.79%	3	48.56%	1.57

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If options are fully exercised by their holders, the interest held by Company’s current shareholders will be diluted by 1.21%. Such dilution was calculated based on the ratio between (i) the total number of shares under the stock option plan in effect, and (ii) the total number of shares issued by the Company as of March 31, 2014, plus the total number of shares under the stock option plan, i.e.:

“Dilution as of 03/31/2014” = 983,200 / (80,041,132 + 983,200) x 100 = 1.21%

Changes in options	Three-month period ended March 31, 2014	Year 2013
Balance at the beginning of the period	983,200	1,289,000
Options granted	—	—
Options exercised		(130,800)
Options forfeited		(175,000)

Balance at the end of the period	983,200	983,200
Exercise price – plan approved on 5/30/2011	6.10	6.10
Exercise price – plan approved on 5/25/2012	6.35	6.35
Expiry date – plan approved on 5/30/2011	05/30/2018	05/30/2018
Expiry date – plan approved on 5/25/2012	05/25/2019	05/25/2019

(c)	Capital reserves

As of March 31, 2014, the capital reserve balance of R$12,539 (R$12,425 as of December 31, 2013) is comprised of a goodwill reserve recognized on the issuance of shares, in the amount of R$10,865 (R$10,865 as of December 31, 2013), as well as of a special reserve recognized to meet commitments from the new stock option plan, as mentioned in Note 20 (b), whose balance amounts to R$1,674 as of March 31, 2014 (R$1,560 as of December 31, 2013).

(d)	Treasury shares

On September 26, 2011, the Company launched the third Share Buyback Program in connection with the Company’s shares, which expired on September 25, 2012.

In this period, the Company bought back 149,100 shares, at the amount of R$813. Through March 31, 2014, the Company sold 130,800 shares due to the exercise of options under the Stock Option plan.

(e)	Profit reserves

	March 31, 2014	December 31, 2013
Legal reserve	11,086	11,086
Reserve for future investments	86,597	86,597

Total	97,683	97,683

The legal reserve is recorded at 5% of net profit, before any allocation, up to 20% of capital.

The reserve for future investments was proposed by Management and approved at the Shareholders’ Meeting to finance the Company’s investment project, which involves setting up new machinery.

(f)	Dividends

Shareholders are entitled to a mandatory minimum dividend of 25% of net profit, considering mainly the adjustments to the amounts allocated to the legal reserve in the year.

With respect to the dividend policy, the Company will keep the policy set forth in the bylaws.

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(g)	Basic and diluted earnings per share

Basic and diluted earnings per share were calculated based on the profit attributable to the Company’s owners and noncontrolling interest in the period, as detailed in the table below. There were no changes in the number of shares issued, and the calculation of the number of dilutive shares made by the Company did not show any significant results that might cause earnings per share to be changed. Accordingly, diluted earnings per share did not present any difference that could be material for reporting purposes, that is, diluted earnings per share were virtually equal to basic earnings per share:

	March 31, 2014	March 31, 2013
Net profit for the period	(1,650)	5,050
Number of ordinary shares (thousands)	80,022	80,022

Earnings per share – basic and dilutive	(0.02)	0.06

(h)	Valuation adjustments to equity

	March 31, 2014	March 31, 2013
Deemed cost of property, plant and equipment (a)	145,637	155,881
Cumulative translation adjustments (b)	(1,402)	(479)

Total	144,235	155,402

Changes in the period refer to:

(a)	Deemed cost of property, plant and equipment: Realization of net income tax depreciation, in the amount of R$2,561, in the period ended March 31, 2014;

(b)	Accumulated translation adjustments: Exchange rate changes on the investment made in subsidiary Providência USA Inc., in the amount of R$257.

21	REVENUE

The reconciliation between gross revenue and net revenue is as follows:

	March 31, 2014	March 31, 2013
Gross revenue	243,266	185,387
Sales returns	(7,212)	(6,284)
Taxes on sales	(24,305)	(18,494)

Net revenue	211,749	160,609

22	EXPENSES BY NATURE AND COST OF REVENUES

The Company’s income statement is presented based on a classification of the expenses according to their function. Information on the nature of these expenses recognized in the income statement is shown below:

	March 31, 2014	March 31, 2013
Cost of revenues	(160,554)	(114,921)
Selling expenses
Logistics	(11,889)	(10,363)
Commissions	(715)	(564)
Other	(339)	(580)

Total selling expenses	(12,943)	(11,507)

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	March 31, 2014	March 31, 2013
Administrative expenses
Personnel	(7,934)	(7,103)
Management	(1,387)	(1,469)
Employee benefit expense	(3,141)	(2,879)
Utilities	(493)	(773)
Services rendered	(3,434)	(1,767)
Travel	(538)	(672)
Taxes and fees	(317)	(273)
Depreciation and amortization expenses	(3,340)	(1,483)
Other	(1,904)	(1,638)

Total administrative expenses	(22,488)	(18,057)

Other income (expenses)	(15)	22
Other	(114)	(186)

Total other income (expenses)	(129)	(164)

Total	(196,114)	(144,649)

23	FINANCE INCOME AND EXPENSES

(a)	Finance income

	March 31, 2014	March 31, 2013
Interest	110	434
Income or expenses from derivative transactions	1,601	(328)
Interest from short-term investments	946	1,393
Other	995	(67)

	3,652	1,432

Changes in finance income in the period ended March 31, 2014, compared to the same period in 2013, are due mainly to the reduction in the earnings on short-term investments due to the decrease in the amounts invested and decrease in income from derivative transactions.

Income from derivatives refer to gains on swap transactions, forward exchange contracts and US dollar option contracts.

(b)	Financial expenses

	March 31, 2014	March 31, 2013
Interest	(6,749)	(6,580)
Exchange losses	(2,730)	(900)
Expenses from derivative transactions	(5,101)	(1,421)
Other	(1,021)	(613)

	(15,601)	(9,514)

The changes in financial expenses for the period ended March 31, 2014, compared to the same period in 2013, refer mainly to addition of interest due to the increase in interest rates in the period, reversal of interest on recoverable taxes and to the effect of rate changes in foreign currency-denominated liabilities.

Expenses on derivatives refer to losses on swap transactions, forward exchange contracts and US dollar option contracts.

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24	INCOME TAX AND SOCIAL CONTRIBUTION EXPENSES

(a)	Reconciliation of the effective rate of taxes

	March 31, 2014	March 31, 2013
Income before income tax and social contribution	3,686	7,878
Statutory tax rate (income tax and social contribution)	34%	34%

Income tax and social contribution expenses at statutory rates	(1,253)	(2,679)
Tax effects from (additions) deductions:
Tax loss carryforwards for which no tax credit has been recognized	(4,078)
Permanent items, net	(5)	(149)

Amounts charged to profit or loss	(5,336)	(2,828)

Current	(1,530)
Deferred	(3,806)	(2,828)

Amounts charged to profit or loss	(5,336)	(2,828)

(b)	Changes in deferred income tax and social contribution, net, as of March 31, 2014

	December 31, 2013	Changes	March 31, 2014
Tax loss carryforwards	233,715		233,715
Tax losses – USA	6,948	368	7,316
1) Tax effects on deferred income tax and social contribution assets	82,173	142	82,315

Temporary difference subject to statutory rate of 34%:
Temporary additions	17,243	634	17,877
Depreciation	(110,031)	(6,557)	(116,588)
Other	14,936	10,062	24,998
Temporary difference subject to statutory rate of 9%:
Provisions	1,423		1,423

2) Tax effects on deferred income tax and social contribution assets	(26,216)	1,403	(24,813)

Deferred IRPJ - goodwill	41,728	(3,477)	38,251
Deferred CSLL - goodwill	15,022	(1,252)	13,770
Deferred IRPJ - deemed cost	(55,462)	962	(54,500)
Deferred CSLL - deemed cost	(19,966)	345	(19,621)

3) Effect on deemed cost and goodwill on deferred income tax and social contribution	(18,678)	(3,422)	(22,100)

Total tax effects on deferred income tax and social contribution assets (1+2+3)	37,279	(1,877)	35,402

Current income tax and social contribution		(1,530)
Temporary and permanent differences – subsidiaries (liabilities)		(1,929)
Total income tax and social contribution recorded in profit or loss		(5,336)

The Company is waiting for the Provisional Act 627/13 to be converted into law in order to decide about the anticipated or not adoption.

25	PRIVATE PENSION PLAN

In December 2009, the Company contracted with Banco Itaú a defined contribution private pension plan called ProvidênciaPrev, whose contributions are made monthly and voluntarily by the participants and also by the Company, in accordance with two groups of salary ranges, based on the maximum contribution required by the Government Social Security System.

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The Company, as the sponsor, does not assume any financial obligation for the cost of past services.

The first group includes all employees whose base salary exceeds the ceiling for the social security contribution. The Company’s contributions are equal to 100% of the employees’ basic contributions.

The second group is comprised of the other employees and the Company’s contributions, corresponding to three times the salary of an employee, will be made on the date of eligibility to the benefit, which is related to employee contract termination on entity’s decision.

The amount of the contribution made by the Company for the three-month period ended March 31, 2014 was R$207 (R$144 in the same period of 2013), recorded in profit or loss under “Personnel expenses”.

26	INSURANCE

The Company takes insurance for assets at amounts considered sufficient by management to cover probable losses, taking into account the nature of their activities. The insurance policies are quoted with several insurance companies, are effective and the premiums were duly paid. The Company manage risks with the objective of minimizing probable risks and claims.

As of March 31, 2014 and December 31, 2013, the Company had the following insurance policies:

	Insured amounts
	March 31, 2014	December 31, 2013
Line
Property
Named perils and operational risks and loss of profits	881,226	929,136
Comprehensive civil liability
Commercial establishments	103,767	105,264
Civil liability
D&O	35,841	35,227
International transportation
Import and export	13,156	13,275

Total	1,033,990	1,082,902

The insurance coverage can be summarized as follows:

•

Property (plants) – guarantees indemnity for electrical damages, fire, loss of profits, machinery shutdown, robbery/theft of assets, twist, hurricane, cyclones, tornadoes, collision of land vehicles and aircraft crashes. Includes insurance of forklift trucks and vehicles that guarantees indemnity for losses on, and property damages to, the assets;

•	comprehensive civil liability insurance for manufactured products and internal operations, as well as employer risks and contingent risks of motor vehicles;

•	civil liability insurance for Directors and/or Officers (D&O);

•	transport insurance – insures any and all assets and/or goods/raw materials inherent in the line of activity and transported under the companies’ responsibility; and,

•

warranty insurance – insures, if necessary, obligations undertaken by the Company to various public or private agencies, related to prepayments, performance of contractors, suppliers or service providers, bids, proper operation and payment retention.

The increases in the insured amounts refer basically to the inclusion of a new machinery in Statesville, United States, plant and also arises out of the work performed by Management to increase the insured amounts without increasing the cost of insurance.

Cia Providência Indústria e Comércio

27	MANAGEMENT COMPENSATION

The Extraordinary and General Shareholders Meeting of April 01, 2014 approved the new management compensation proposal for the current year, in the annual amount of up to R$ 7,050, which will be allocated to management members as set forth in article 10, paragraph 1, of the Company’s bylaws.

In the three-month period ended March 31, 2014 and 2013, key management personnel’s compensation was as follows:

	March 31, 2014	March 31, 2013
Compensation	1,273	1,284
Share-based compensation	114	185

	1,387	1,469

28	NON-CASH TRANSACTIONS

Through March 31, 2014, there are no non-cash transactions that were not reflected in the consolidated statement of cash flows (borrowing of R$ 7,707 as of March 31, 2013 used to purchase property, plant and equipments items).

29	COMMITMENTS

The Company has a property lease agreement, classified as operational leasing, maturing on May 31, 2015, which entails a monthly commitment of R$100.

30	PURCHASE AND SALE AGREEMENT WITH PGI POLÍMEROS DO BRASIL S.A. AND POLYMER GROUP, INC.

On January 27, 2014, PGI Polímeros do Brasil S.A. and Polymer Group, Inc., and some specific Selling Shareholders which hold 57,013,069 common shares issued by the Company, corresponding to approximately 71.25% of the total shares issued, less treasury shares, and, therefore, the Company’s shareholding control, have committed to a share purchase and sale agreement. The purchase price of all Shares Sold is R$555,877,422.75 (five hundred and fifty five million, eight hundred and seventy seven thousand, and seventy five cents).

PGI Brasil is a holding Company, subsidiary of PGI, a North American Company, engaged in the manufacture and sale of nonwoven.

The closing of the transaction will occur after the verification and satisfaction of customary closing conditions that are usual in similar transactions, including the prior approval by the antitrust authorities in Brazil and the United States. After the closing of the transaction, the new controlling shareholder will perform a public offering of shares, as requested by the Company’s bylaws and by regulation applicable to the Company.

31	EVENT AFTER THE REPORTING PERIOD

On April 30, 2014 the documentation for the merger of the subisidiary Isofilme Indústria e Comércio de Plásticos Ltda. was approved in Extraordinary Shareholders Metting. Due to this fact, on April 30, 2014 the total net equity of Isofilme Indústria e Comércio de Plásticos Ltda. was merged into Companhia Providência Indústria e Comércio. The merger has the objective of integrate the businesses, higher synergy and the rationalization of the activities with a reduction of administrative and operational costs as a consequence.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

(a) The following entities are incorporated under the laws of Delaware: Polymer Group, Inc., Chicopee, Inc., PGI Polymer, Inc., PGI Europe Inc., Fiberweb Holdings, Inc., Fiberweb USA Holdings, Inc., Fiberweb Industrial Textiles Corporation and Fiberweb Washougal, Inc. (collectively, the “Delaware Corporations”).

Delaware General Corporation Law

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Organizational Documents of Delaware Registrants

The articles of incorporation and/or bylaws of each of the Delaware Corporations provide that, to the fullest extent permitted by the DGCL, the corporation shall indemnify any current or former Director or officer of the corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the corporation against all expenses, liabilities and losses reasonably incurred or suffered by him or her in connection with any action, suit or proceeding brought by or in the right of the corporation or otherwise, to which he or she was or is a party or is threatened to be made a party by reason of his or her current or former position with the corporation or by reason of the fact that he or she is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(b) Dominion Textile (USA), L.L.C., Fabrene, L.L.C. and Old Hickory Steamworks, LLC are limited liability companies organized under the laws of Delaware.

Delaware Limited Liability Company Act

Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

In accordance with these provisions, the Limited Liability Company Agreements of Dominion Textile (USA), L.L.C. and Fabrene, L.L.C. state that to the fullest extent permitted by applicable law, the company shall indemnify a member, manager, an officer, a person to whom the managers delegate management responsibilities, any affiliate, officer, director or shareholder of a member, or manager, or any employee or agent of the company or of the indemnified party from any loss, damage or claim incurred by the indemnified party by reason of any act performed or omitted to be performed by the indemnified party in good faith in connection with the business of the company including expenses (including legal fees) incurred by such indemnified person in defending any claim, demand, action, suit or proceeding ; provided however, that an indemnified party shall not be indemnified for any loss, damage or claim incurred by such party by reason of gross negligence or willful misconduct with such acts or omissions.

(b) Fiberweb, Inc. (“Fiberweb”) is incorporated under the laws of South Carolina.

Section 33-2-102 of the South Carolina Business Corporation Act of 1988, as amended, (the “BCA”) permits a South Carolina corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of its directors and officers to the corporation and its shareholders for monetary damages for breach of fiduciary duty as a director, except: (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (3) as imposed for any unlawful distributions as set forth in Section 33-8-330 of the BCA or (4) for any transaction from which the director derived an improper personal benefit. Fiberweb’s articles of incorporation contain such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by South Carolina law.

Section 33-8-510 of the BCA permits a South Carolina corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against liability incurred in the proceeding if he or she: (1) conducted himself or herself in good faith, (2) reasonably believed that his or her conduct was in the corporation’s best interest or, if he or she was not acting in his or her official capacity, that such conduct was not opposed to the corporation’s best interest and (3) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The BCA provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation. The BCA also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received. A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 33-8-520 of the BCA provides that unless limited by the articles of incorporation of a South Carolina corporation, a director or officer who is wholly successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. Section 33-8-520 also provides that a South Carolina corporation may advance reasonable expenses to a director or an officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met, so long as a determination is made by the corporation that indemnification is proper under Section 33-8-520.

Fiberweb’s bylaws provide for the indemnification of any current and former directors to the fullest extent authorized by law. Fiberweb ‘s bylaws further provide that Fiberweb may, to the extent authorized from time to time by Fiberweb ‘s board of directors, grant rights of indemnification and to the advancement of expenses to any officer, employee or agent of Fiberweb consistent with the other provisions of Fiberweb ‘s bylaws concerning the indemnification of Fiberweb directors. Fiberweb ‘s bylaws provide that Fiberweb may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Fiberweb or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Fiberweb would have the power to indemnify such person against such expense, liability or loss under applicable law.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of January 27, 2014, among Polymer Group, Inc., PGI Polímeros do Brasil S.A., Companhia Providência Indústria e Comércio, and the shareholders named therein (incorporated by reference to Exhibit 2.1 to the Polymer Group, Inc.’s Quarterly Report on Form 10-Q filed on May 7, 2014)

3.1	Restated Certificate of Incorporation of Polymer Group, Inc. (incorporated by reference to Exhibit 3.1 to Polymer Group, Inc.’s Registration Statement on Form S-4 (Registration No. 333-177497) filed on October 25, 2011 (the “2011 Registration Statement”))

3.2	Amended and Restated Bylaws of Polymer Group, Inc.

3.3	Restated Certificate of Incorporation of Chicopee, Inc. (incorporated by reference to Exhibit 3.3 to the 2011 Registration Statement)

3.4	Bylaws of Chicopee, Inc. (incorporated by reference to Exhibit 3.4 to the 2011 Registration Statement)

3.5	Certificate of Conversion of Dominion Textile (USA), L.L.C. (incorporated by reference to Exhibit 3.5 to the 2011 Registration Statement)

3.6	Limited Liability Company Agreement of Dominion Textile (USA), L.L.C. (incorporated by reference to Exhibit 3.6 to the 2011 Registration Statement)

3.7	Certificate of Conversion of Fabrene, L.L.C. (incorporated by reference to Exhibit 3.7 to the 2011 Registration Statement)

3.8	Limited Liability Company Agreement of Fabrene, L.L.C. (incorporated by reference to Exhibit 3.8 to the 2011 Registration Statement)

3.9	Certificate of Incorporation of PGI Europe, Inc. (incorporated by reference to Exhibit 3.9 to the 2011 Registration Statement)

3.10	Amended and Restated Bylaws of PGI Europe, Inc. (incorporated by reference to Exhibit 3.10 to the 2011 Registration Statement)

3.11	Restated Certificate of Incorporation of PGI Polymer, Inc. (incorporated by reference to Exhibit 3.11 to the 2011 Registration Statement)

3.12	Bylaws of PGI Polymer, Inc.

3.13	Certificate of Formation of Old Hickory Steamworks, LLC

3.14	Limited Liability Company Agreement of Old Hickory Steamworks, LLC

3.15	Certificate of Incorporation of Fiberweb Holdings, Inc.

3.16	Bylaws of Fiberweb Holdings, Inc.

3.17	Certificate of Incorporation of Fiberweb USA Holdings, Inc.

3.18	Bylaws of Fiberweb USA Holdings, Inc.

3.19	Certificate of Incorporation of Fiberweb Industrial Textiles Corporation

3.20	Bylaws of Fiberweb Industrial Textiles Corporation

3.21	Certificate of Incorporation of Fiberweb, Inc.

3.22	Bylaws of Fiberweb, Inc.

3.23	Certificate of Incorporation of Fiberweb Washougal, Inc.

Exhibit No.	Description

3.24	Bylaws of Fiberweb Washougal, Inc.

4.1	Indenture, dated as of January 28, 2011, among Polymer Group, Inc., the guarantors named therein and Wilmington Trust Company as trustee (incorporated by reference to Exhibit 4.1 to the 2011 Registration Statement)

4.2	Supplemental Indenture, dated as of December 20, 2013, among the subsidiaries of Polymer Group, Inc. party thereto and Wilmington Trust Company, as trustee, to the Indenture, dated as of January 28, 2011, among Polymer Group, Inc., the guarantors party thereto and Wilmington Trust Company, as trustee (incorporated by reference to Exhibit 10.1 to Polymer Group, Inc.’s Current Report on Form 8-K filed on December 20, 2013)

4.3	Form of Senior Secured Note (attached as an exhibit to Exhibit 4.1)

4.4	Indenture, dated as of June 11, 2014, among Polymer Group, Inc., the guarantors named therein and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Polymer Group, Inc.’s Current Report on Form 8-K filed June 11, 2014)

4.5	Form of Senior Unsecured Note (attached as an exhibit to Exhibit 4.4)

4.6	Registration Rights Agreement, dated as of June 11, 2014, among Polymer Group, Inc., the guarantors named therein and Citigroup Global Markets Inc., Barclays Capital Inc., RBC Capital Markets, LLC and HSBC Securities (USA) Inc. (incorporated by reference to Exhibit 4.2 to Polymer Group, Inc.’s Current Report on Form 8-K filed June 11, 2014)

5.1	Opinion of Simpson Thacher & Bartlett LLP

5.2	Opinion of Nexsen Pruet, LLC

10.1	Credit Agreement, dated as of January 28, 2011, among Scorpio Acquisition Corporation, Polymer Group, Inc., as lead borrower, the lenders from time to time party thereto, Citibank, N.A., as administrative agent and collateral agent, Morgan Stanley Senior Funding, Inc. as syndication agent, Barclays Bank PLC and RBC Capital Markets as co-documentation agents, and Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc., Barclays Capital and RBC Capital Markets, as joint lead arrangers and joint book runners (incorporated by reference to Exhibit 10.1 to the 2011 Registration Statement)

10.2	Amended and Restated Credit Agreement dated October 5, 2012 among Scorpio Acquisition Corporation, Polymer Group, Inc. as lead borrower, the lenders from time to time party thereto, Citibank, N.A., as administrative agent and collateral agent, Morgan Stanley Senior Funding, Inc. as syndication agent, Barclays Bank PLC and RBC Capital Markets as co-documentation agents, and Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc., Barclays Capital, and RBC Capital Markets, as joint lead arrangers and joint book runners (incorporated by reference to Exhibit 10.2 to Polymer Group, Inc.’s Annual Report on Form 10-K filed on March 28, 2013)

10.3	Security Agreement, dated as of January 28, 2011, among Polymer Group, Inc., Scorpio Acquisition Corporation, certain other subsidiaries of Scorpio Acquisition Corporation named therein and Wilmington Trust Company as collateral agent (incorporated by reference to Exhibit 10.2 to the 2011 Registration Statement)

10.4	Security Agreement, dated as of January 28, 2011, among Scorpio Merger Sub Corporation, Scorpio Acquisition Corporation, certain other subsidiaries of Scorpio Acquisition Corporation named therein and Citibank, N.A., as collateral agent (incorporated by reference to Exhibit 10.3 to the 2011 Registration Statement)

10.5	Lien Subordination and Intercreditor Agreement, dated as of January 28, 2011, among Citibank, N.A., Wilmington Trust Company as noteholder collateral agent, Scorpio Acquisition Corporation, Polymer Group, Inc. and the subsidiaries of Polymer Group, Inc. named therein (incorporated by reference to Exhibit 10.4 to the 2011 Registration Statement)

Exhibit No.	Description

10.6	Intercreditor Agreement and Collateral Agency Agreement, dated as of January 28, 2011, among Scorpio Acquisition Corporation, Polymer Group, Inc., the subsidiaries of Polymer Group, Inc. named therein, Citibank, N.A., as Tranche 2 representative and Wilmington Trust Company as collateral agent and trustee (incorporated by reference to Exhibit 10.5 to the 2011 Registration Statement)

10.7	Guaranty Agreement, dated as of January 28, 2011, among Scorpio Acquisition Corporation, certain other subsidiaries of Scorpio Acquisition Corporation named therein and Citibank, N.A., as administrative agent and collateral agent (incorporated by reference to Exhibit 10.6 to the 2011 Registration Statement)

10.8	Senior Secured Credit Agreement, dated as of December 19, 2013, among Polymer Group, Inc., Scorpio Acquisition Corporation, the lenders from time to time party thereto, Citicorp North America, Inc. as administrative agent, Barclays Bank PLC as syndication agent, RBC Capital Markets and HSBC Bank USA, N.A. as co-documentation agents, Citigroup Global Markets Inc. and Barclays Bank PLC as joint lead arrangers and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and HSBC Securities (USA) Inc. as joint bookrunners (incorporated by reference to Exhibit 10.1 to Polymer Group, Inc.’s Current Report on Form 8-K filed on December 20, 2013)

10.9	Guaranty, dated as of December 19, 2013 among Scorpio Acquisition Corporation, the subsidiaries of Scorpio Acquisition Corporation party thereto and Citicorp North America, Inc., as administrative agent (incorporated by reference to Exhibit 10.1 to Polymer Group, Inc.’s Current Report on Form 8-K filed on December 20, 2013)

10.10	Joinder Agreement, dated as of December 20, 2013, among the subsidiaries of Polymer Group, Inc. party thereto and Citibank, N.A., as administrative agent and collateral agent, to the Amended and Restated Credit Agreement, dated as of October 5, 2012, among Scorpio Acquisition Corporation, Polymer Group, Inc., the other borrowers party thereto, the institutions from time to time party thereto as lenders, Citibank, N.A., as administrative agent and collateral agent, and the other parties named therein (incorporated by reference to Exhibit 10.1 to Polymer Group, Inc.’s Current Report on Form 8-K filed on December 20, 2013)

10.11	Supplement No. 1, dated as of December 20, 2013, among the subsidiaries of Polymer Group, Inc. party thereto and Citibank, N.A. as administrative agent and collateral agent, to the Guaranty, dated as of January 28, 2011 among Scorpio Acquisition Corporation, certain subsidiaries of Scorpio Acquisition Corporation party thereto and Citibank, N.A., as administrative agent and collateral agent (incorporated by reference to Exhibit 10.1 to Polymer Group, Inc.’s Current Report on Form 8-K filed on December 20, 2013)

10.12	Supplement No. 1, dated as of December 20, 2013, among the subsidiaries of Polymer Group, Inc. party thereto and Citicorp North America, Inc. as administrative agent, to the Guaranty, dated as of December 19, 2013, among Scorpio Acquisition Corporation, the subsidiaries of Scorpio Acquisition Corporation party thereto and Citicorp North America, Inc., as administrative agent (incorporated by reference to Exhibit 10.1 Polymer Group Inc.’s Current Report on Form 8-K filed on December 20, 2013)

10.13	Incremental Amendment No. 1, dated as of June 10, 2014, to Senior Secured Credit Agreement, dated as of December 19, 2013, among Polymer Group, Inc., Scorpio Acquisition Corporation, the lenders from time to time party thereto, Citicorp North America, Inc. as administrative agent, Barclays Bank PLC as syndication agent, RBC Capital Markets and HSBC Bank USA, N.A. as co-documentation agents, Citigroup Global Markets Inc. and Barclays Bank PLC as joint lead arrangers and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and HSBC Securities (USA) Inc. as joint bookrunners (incorporated by reference to Exhibit 10.1 to Polymer Group, Inc.’s Current Report on Form 8-K filed June 11, 2014)

Exhibit No.	Description

10.14	Incremental Amendment No. 2 and Limited Waiver, dated as of April 17, 2015, to the Senior Secured Credit Agreement dated as of December 19, 2013, among Polymer Group, Inc., Scorpio Acquisition Corporation, Citicorp North America, Inc., as administrative agent, the other agents listed therein and each lender from time to time party thereto (incorporated by reference to Exhibit 10.1 to Polymer Group, Inc.’s Current Report on Form 8-K filed on April 17, 2015)

10.15	Amendment No. 2 and Limited Waiver, dated as of April 17, 2015, to the Amended and Restated Credit Agreement dated as of October 5, 2012, among Polymer Group, Inc., Scorpio Acquisition Corporation, Citibank, N.A., as administrative agent and collateral agent, the other agents listed therein and each lender from time to time party thereto (incorporated by reference to Exhibit 10.1 to Polymer Group, Inc.’s Current Report on Form 8-K filed on April 17, 2015)

10.16	Equipment Lease Agreement, dated as of June 24, 2010, between Gossamer Holdings, LLC, as Lessor, and Chicopee, Inc., as Lessee (incorporated by reference to Exhibit 10.1 to Polymer Group, Inc.’s Quarterly Report on Form 10-Q filed on August 17, 2010)

10.17	Amendment and Waiver to Equipment Lease Agreement, dated as of January 19, 2011, between Chicopee, Inc., as Lessee and Gossamer Holdings, LLC, as Lessor (incorporated by reference to Exhibit 10.16 to the 2011 Registration Statement)

10.18	Second Amendment to Equipment Lease Agreement, dated as of October 7, 2011, between Chicopee, Inc., as Lessee and Gossamer Holdings, LLC, as Lessor (incorporated by reference to Exhibit 10.17 to the 2011 Registration Statement)

10.19	Third Amendment to Equipment Lease Agreement, dated as of February 28, 2012, between Chicopee, Inc., as Lessee and Gossamer Holdings, LLC, as Lessor (incorporated by reference to Exhibit 10.1 to Polymer Group, Inc.’s Quarterly Report on Form 10-Q filed on May 15, 2012)

10.20	Fourth Amendment to Equipment Lease Agreement, dated as of March 22, 2013, between Chicopee, Inc., as Lessee and Gossamer Holdings, LLC, as Lessor (incorporated by reference to Exhibit 10.1 to Polymer Group, Inc.’s Quarterly Report on Form 10-Q filed May 9, 2013)

10.21	Transaction and Advisory Fee Agreement, dated as of January 28, 2011, between Scorpio Merger Sub-Corporation (merged with and into Polymer Group, Inc.) and Blackstone Management Partners V L.L.C (incorporated by reference to Exhibit 10.18 to Polymer Group, Inc.’s Amendment No. 1 to the 2011 Registration Statement filed on December 5, 2011)

10.22†	Executive Employment Agreement, dated June 12, 2013, between Joel Hackney and Polymer Group, Inc. (incorporated by reference to Exhibit 10.1 to Polymer Group, Inc.’s Quarterly Report on Form 10-Q filed August 7, 2013)

10.23†	Assignment and Assumption Agreement, dated as of January 28, 2011, between Scorpio Acquisition Corporation and Polymer Group, Inc. with respect to the Hagen Employment Agreement (incorporated by reference to
Exhibit 10.8 to Polymer Group, Inc.’s S-4 Registration Statement)

10.24†	Executive Employment Agreement, dated June 12, 2013, between Joel Hackney and Polymer Group, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed August 7, 2013)

10.25†	Executive Employment Agreement, dated January 28, 2011, between Michael Hale and Polymer Group, Inc. (incorporated by reference to Exhibit 10.9 to Polymer Group, Inc.’s S-4 Registration Statement)

10.26†	Amendment No. 1, dated June 14, 2012, to Executive Employment Agreement, dated January 28, 2011, between Michael Hale and Polymer Group, Inc. (incorporated by reference to Exhibit 10.2 to Polymer Group, Inc.’s Quarterly Report on Form 10-Q filed on August 13, 2012)

Exhibit No.	Description

10.27†	Executive Employment Agreement, dated January 28, 2011, between Dennis Norman and Polymer Group, Inc. (incorporated by reference to Exhibit 10.10 to Polymer Group, Inc.’s S-4 Registration Statement)

10.28†	Severance Protection Agreement, dated as of October 18, 2012, between Michael D. Modak and Polymer Group, Inc. (incorporated by reference to Exhibit 10.30 to PGI Specialty Materials, Inc’s Form S-1 (Registration No. 333-201995) filed on February 9, 2015 (the “S-1 Registration Statement”))

10.29†	Letter Agreement, dated as of February 5, 2014, between Michael D. Modak and PGI Specialty Materials, Inc. (incorporated by reference to Exhibit 10.31 to the S-1 Registration Statement)

10.30†	Separation Agreement and General Release, dated February 10, 2014, between Michael D. Modak and Polymer Group, Inc. (incorporated by reference to Exhibit 10.32 to the S-1 Registration Statement)

10.31†	2011 Scorpio Holdings Corporation Stock Incentive Plan (incorporated by reference to Exhibit 10.11 to Polymer Group, Inc.’s S-4 Registration Statement)

10.32†	Form of Management Equity Subscription Agreement under the 2011 Scorpio Holdings Corporation Stock Incentive Plan (incorporated by reference to Exhibit 10.12 to Polymer Group, Inc.’s S-4 Registration Statement)

10.33†	Form of Nonqualified Stock Option Agreement under the 2011 Scorpio Holdings Corporation Stock Incentive Plan (incorporated by reference to Exhibit 10.13 to Polymer Group, Inc.’s S-4 Registration Statement)

10.34†	Form of Restricted Stock Unit Agreement under the 2011 Scorpio Holdings Corporation Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to Polymer Group, Inc.’s Quarterly Report on Form 10-Q filed August 7, 2013)

10.35†	Amended and Restated Polymer Group, Inc. Short-Term Incentive Compensation Plan (incorporated by reference to Exhibit 99.1 to Polymer Group, Inc.’s Current Report on Form 8-K filed on May 15, 2012)

10.36†	2014 Integration Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to Polymer Group, Inc.’s Quarterly Report on Form 10-Q filed on May 7, 2014)

10.37†	Letter Agreement, dated as of January 8, 2015, between Daniel L. Rikard and Polymer Group, Inc. (incorporated by reference to Exhibit 10.40 to the S-1 Registration Statement)

12.1	Computation of Ratio of Earnings to Fixed Charges

21.1	Subsidiaries of Polymer Group, Inc.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Deloitte Touche Tohmatsu Auditores Independentes

23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 hereto)

23.4	Consent of Nexsen Pruet, LLC (included in Exhibit 5.2 hereto)

24.1	Powers of Attorney (contained on signature pages to the Registration Statement)

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust Company as trustee under the Indenture, dated June 11, 2014, among Polymer Group, Inc., the guarantors named therein and Wilmington Trust Company as trustee

99.1	Form of Letter of Transmittal

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

Exhibit No.	Description

99.3	Form of Letter to Clients

99.4	Form of Notice of Guaranteed Delivery

101.1	The following materials are formatted in XBRL (eXtensible Business Reporting Language): (i) Polymer Group, Inc.’s Consolidated Balance Sheets, (ii) Polymer Group, Inc.’s Consolidated Statements of Operations, (iii) Polymer Group, Inc.’s Consolidated Statements of Comprehensive Income (Loss), (iv) Polymer Group, Inc.’s Consolidated Statements of Changes in Equity, (v) Polymer Group, Inc.’s Consolidated Statements of Cash Flows, and (vi) Polymer Group, Inc.’s Notes to Consolidated Financial Statements. (A)

†	Identifies exhibits that consist of a management contract or compensatory plan or arrangement.

(A)	Pursuant to Rule 406T of Regulation S-T, the Interactive Data files on Exhibit 101.1 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 133, as amended, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections

(b) Financial Statement Schedules. Schedule II—Valuation and Qualifying Accounts (“Schedule II”).

POLYMER GROUP, INC.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

	Balance at Beginning of Period		Additions					Balance at End of Period
In thousands			Charged to Expenses	Charged to Other		Deductions
Fiscal Year ended December 31, 2014
Allowance for Doubtful Accounts	808		3,208	(387)	(f)	759	(e)	2,870
Valuation allowance for deferred tax assets	193,442		70,831	(16,049)		20,749		227,475
Plant realignment	8,460		8,634	(119)		8,343		8,460

Fiscal Year ended December 28, 2013
Allowance for Doubtful Accounts	$1,179		483	(98)	(f)	756	(e)	$808
Valuation allowance for deferred tax assets	203,837		17,224	37,011		64,630		193,442
Plant realignment	1,100	(g)	15,074	34		9,930	(d)	6,278

Fiscal Year ended December 29, 2012
Allowance for Doubtful Accounts	$1,059		5	221	(f)	106	(e)	$1,179
Valuation allowance for deferred tax assets	178,161		41,307	4,737	(b)	20,368	(c)	203,837
Plant realignment	1,100		15,074	34		9,930	(d)	6,278

(a)	Beginning balance reflects opening balance sheet purchase accounting adjustments.
(b)	Foreign currency translation adjustments and/or valuation allowance related to temporary differences not impacting the Consolidated Statement of Operations.
(c)	Net adjustments due to realizations of deferred tax assets and valuation allowance related to temporary differences.
(d)	Cash payments.
(e)	Primarily recoveries.
(f)	Foreign currency translation and revaluation adjustments.
(g)	Includes $2.0 million of charges associated with the Fiberweb Acquisition.

Item 22. Undertakings.

(a) Each of the undersigned registrants hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities, each of the undersigned registrants undertakes that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, each of the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrants in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

POLYMER GROUP, INC.

By:	/s/ Dennis E. Norman
Dennis E. Norman Executive Vice President & Chief Financial Officer
Date:	May 12, 2015

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Dennis E. Norman, James L. Anderson and April Miller Boise, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Joel Hackney Jr. J. Joel Hackney Jr.	President and Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2015

/s/ Dennis E. Norman Dennis E. Norman	Executive Vice President & Chief Financial Officer and Treasurer (Principal Financial Officer)	May 12, 2015

/s/ James L. Anderson James L. Anderson	Vice President & Chief Accounting Officer (Principal Accounting Officer)	May 12, 2015

/s/ James S. Alder James S. Alder	Director	May 12, 2015

/s/ Peter N. Foss Peter N. Foss	Director	May 12, 2015

Signature	Title	Date

/s/ Jason Giordano Jason Giordano	Director	May 12, 2015

/s/ Veronica M. Hagen Veronica M. Hagen	Director	May 12, 2015

/s/ Christine St. Clare Christine St. Clare	Director	May 12, 2015

/s/ Mike S. Zafirovski Mike S. Zafirovski	Director	May 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on May 12, 2015.

CHICOPEE, INC.

By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Dennis E. Norman, James L. Anderson and April Miller Boise, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Joel Hackney Jr. J. Joel Hackney Jr.	President and Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2015

/s/ Dennis E. Norman Dennis E. Norman	Chief Financial Officer and Director (Principal Financial Officer)	May 12, 2015

/s/ James L. Anderson James L. Anderson	Chief Accounting Officer (Principal Accounting Officer)	May 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on May 12, 2015.

DOMINION TEXTILE (USA), L.L.C.

By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Dennis E. Norman, James L. Anderson and April Miller Boise, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis E. Norman Dennis E. Norman	Chief Financial Officer and Manager (Principal Financial Officer)	May 12, 2015

/s/ J. Joel Hackney Jr. J. Joel Hackney Jr.	President, Chief Executive Officer and Manager (Principal Executive Officer)	May 12, 2015

/s/ James L. Anderson James L. Anderson	Chief Accounting Officer (Principal Accounting Officer)	May 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on May 12, 2015.

FABRENE, L.L.C.

By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Dennis E. Norman, James L. Anderson and April Miller Boise, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis E. Norman Dennis E. Norman	Chief Financial Officer and Manager (Principal Financial Officer)	May 12, 2015

/s/ J. Joel Hackney Jr. J. Joel Hackney Jr.	President, Chief Executive Officer and Manager (Principal Executive Officer)	May 12, 2015

/s/ James L. Anderson James L. Anderson	Chief Accounting Officer (Principal Accounting Officer)	May 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on May 12, 2015.

PGI EUROPE, INC.

By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Dennis E. Norman, James L. Anderson and April Miller Boise, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis E. Norman Dennis E. Norman	Chief Financial Officer and Director (Principal Financial Officer)	May 12, 2015

/s/ J. Joel Hackney Jr. J. Joel Hackney Jr.	President & Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2015

/s/ James L. Anderson James L. Anderson	Chief Accounting Officer (Principal Accounting Officer)	May 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on May 12, 2015.

PGI POLYMER, INC.

By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Dennis E. Norman, James L. Anderson and April Miller Boise, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Joel Hackney Jr. J. Joel Hackney Jr.	President & Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2015

/s/ Dennis E. Norman Dennis E. Norman	Chief Financial Officer and Director (Principal Financial Officer)	May 12, 2015

/s/ James L. Anderson James L. Anderson	Chief Accounting Officer (Principal Accounting Officer)	May 12, 2015

/s/ Darryl Smith Darryl Smith	Assistant Secretary and Director	May 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on May 12, 2015.

FIBERWEB HOLDINGS, INC.

By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Dennis E. Norman, James L. Anderson and April Miller Boise, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis E. Norman Dennis E. Norman	Chief Financial Officer and Director (Principal Financial Officer)	May 12, 2015

/s/ J. Joel Hackney Jr. J. Joel Hackney Jr.	President & Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2015

/s/ James L. Anderson James L. Anderson	Chief Accounting Officer (Principal Accounting Officer)	May 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on May 12, 2015.

FIBERWEB USA HOLDINGS, INC.

By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Dennis E. Norman, James L. Anderson and April Miller Boise, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis E. Norman Dennis E. Norman	Chief Financial Officer and Director (Principal Financial Officer)	May 12, 2015

/s/ J. Joel Hackney Jr. J. Joel Hackney Jr.	President & Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2015

/s/ James L. Anderson James L. Anderson	Chief Accounting Officer (Principal Accounting Officer)	May 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on May 12, 2015.

FIBERWEB INDUSTRIAL TEXTILES CORPORATION

By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Dennis E. Norman, James L. Anderson and April Miller Boise, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis E. Norman Dennis E. Norman	Chief Financial Officer and Director (Principal Financial Officer)	May 12, 2015

/s/ J. Joel Hackney Jr. J. Joel Hackney Jr.	President & Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2015

/s/ James L. Anderson James L. Anderson	Chief Accounting Officer (Principal Accounting Officer)	May 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on May 12, 2015.

FIBERWEB, INC.

By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Dennis E. Norman, James L. Anderson and April Miller Boise, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis E. Norman Dennis E. Norman	Chief Financial Officer and Director (Principal Financial Officer)	May 12, 2015

/s/ J. Joel Hackney Jr. J. Joel Hackney Jr.	President & Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2015

/s/ James L. Anderson James L. Anderson	Chief Accounting Officer (Principal Accounting Officer)	May 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on May 12, 2015.

OLD HICKORY STEAMWORKS, LLC

By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Dennis E. Norman, James L. Anderson and April Miller Boise, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis E. Norman Dennis E. Norman	Chief Financial Officer and Manager (Principal Financial Officer)	May 12, 2015

/s/ J. Joel Hackney Jr. J. Joel Hackney Jr.	President & Chief Executive Officer and Manager (Principal Executive Officer)	May 12, 2015

/s/ James L. Anderson James L. Anderson	Chief Accounting Officer (Principal Accounting Officer)	May 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on May 12, 2015.

FIBERWEB WASHOUGAL, INC.

By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Dennis E. Norman, James L. Anderson and April Miller Boise, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis E. Norman Dennis E. Norman	Chief Financial Officer and Director (Principal Financial Officer)	May 12, 2015

/s/ J. Joel Hackney Jr. J. Joel Hackney Jr.	President & Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2015

/s/ James L. Anderson James L. Anderson	Chief Accounting Officer (Principal Accounting Officer)	May 12, 2015